   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 16, 1999

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                            WIT CAPITAL GROUP, INC.

             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                        6211                    13-3900397
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial           Identification Number)
incorporation or organization)  Classification Code Number)

                                  826 BROADWAY
                            NEW YORK, NEW YORK 10003
                                 (212) 253-4400

              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)

                                ROBERT H. LESSIN
                                RONALD READMOND
                          CO-CHIEF EXECUTIVE OFFICERS
                            WIT CAPITAL GROUP, INC.
                                  826 BROADWAY
                            NEW YORK, NEW YORK 10003
                                 (212) 253-4400

           ((Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                           --------------------------

                                   COPIES TO:

               RICHARD T. PRINS, ESQ.                                      LLOYD H. FELLER, ESQ.
      SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                           ROBERT C. MENDELSON, ESQ.
                  919 THIRD AVENUE                                           CO-GENERAL COUNSEL
              NEW YORK, NEW YORK 10022                                    WIT CAPITAL GROUP, INC.
                   (212) 735-3000                                               826 BROADWAY
                                                                          NEW YORK, NEW YORK 10003
                                                                               (212) 253-4400

                           --------------------------

APPROXIMATE DATE OF UOMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this registration statement, which relates to the issuance of common stock, par value $.01 per share, of Wit Capital Group, Inc. in the merger of W/S Merger Corp., a wholly owned subsidiary of Wit Capital, with and into SoundView Technology
Group, Inc., pursuant to the Agreement and Plan of Merger, dated as of October 31, 1999, among Wit Capital, W/S Merger Corp. and SoundView.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                    PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                  AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
        SECURITIES TO BE REGISTERED              BE REGISTERED          PER SHARE         OFFERING PRICE      REGISTRATION FEE
Common Stock, par value $.01 per share, to
  be issued in the Merger...................     13,131,234(1)            N.A.            $223,624,915(2)          $59,100

(1) Based upon the maximum number of shares of the Registrant's common stock expected to be issued in connection with the merger, calculated as the product of (a) 2,515,562, the aggregate number of shares of SoundView Technology Group, Inc. ("SoundView") common stock outstanding on November 30,1999 and (b) an exchange ratio of 5.220 shares of the Registrant's common stock for each share of SoundView common stock.

(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended, and calculated pursuant to Rule 457(f) under the Securities Act. Pursuant to Rule 457(f)(2) under the Securities Act, the proposed maximum aggregate offering price of the Registrant's common stock was calculated as:
    (a) $17.03, the book value per share of SoundView common stock on November 30, 1999, multiplied by (b) the maximum number of shares of Registrant's common stock expected to be issued in connection with the merger.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this document is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until that registration statement is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The Securities and Exchange Commission and the state securities regulators have not approved or disapproved the shares of Wit Capital common stock to be issued in the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

                 [LOGO OF WIT CAPITAL GROUP, INC. APPEARS HERE]

[Date]

Dear Stockholder:

    We are holding a special meeting of stockholders of Wit Capital Group, Inc. on [Date] at which you will be asked to consider and vote upon our proposed acquisition of SoundView Technology Group, Inc. We are enclosing a proxy statement/prospectus to provide you with information you should know about this transaction.

    SoundView is a Connecticut-based investment banking firm focused exclusively on technology. Wit Capital will acquire the outstanding shares of SoundView in exchange for approximately $[320] million, consisting of newly-issued Wit Capital common stock, options replacing SoundView options and up to $30 million in cash. The exchange ratio in the merger is subject to adjustment for changes in the market price of Wit Capital's stock from $17.56 up to $18.56 or down to $15.56 and is not adjustable for changes beyond these levels. Accordingly, the final value of the transaction could be either greater or less than $[320] million. A limited cash election feature allows each stockholder to receive a cash payment in lieu of common stock subject to an overall limitation, including any stockholders exercising dissenter's rights, of $30 million. The board of directors of each company and the stockholders of SoundView have approved the transaction, which is expected to close in January or February 2000. Completion is contingent on Wit Capital stockholder approval, regulatory approval and other customary closing conditions. If the volume weighted average price of Wit Capital's stock over a five day period falls below $10, the transaction may be cancelled by SoundView. Conversely, if the volume weighted average price of Wit Capital's stock over a five day period rises above $25, the transaction may be cancelled by Wit Capital.

    Instead of receiving Wit Capital common stock and/or cash upon completion of the merger, holders of SoundView common stock have the right to dissent from the merger and have the fair value of their SoundView common stock appraised by a court and paid to them in cash. These appraisal rights are granted to the holders of SoundView common stock by Delaware law.

    The board of directors of Wit Capital has unanimously approved the terms of the merger agreement and the merger and unanimously reaffirms its recommendation that you vote FOR approval of the merger agreement. Please consider matters under the "Risk Factors" caption beginning on page [ ] of the proxy statement /prospectus.

    Enclosed you will find a proxy card for the Wit Capital special meeting. Please complete, sign and date the enclosed proxy card and return it in the accompanying prepaid envelope to ensure that your shares will be represented at the special meeting.

    If you would like an additional copy of the proxy statement/prospectus, you may contact our investor relations department at 1-800-966-0676. A copy of this document is also available on Wit Capital's Web site at:
http://www.[            ].com.

    Thank you for your continued support.

RONALD READMOND
President and Co-Chief Executive Officer

The information in this document is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. We may not sell these securities until that registration statement is effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The Securities and Exchange Commission and the state securities regulators have not approved or disapproved the shares of Wit Capital common stock to be issued in the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

                 SUBJECT TO COMPLETION, DATED DECEMBER   , 1999

[Logo of Wit Capital Group, Inc. appears here]

                   Notice of Special Meeting of Stockholders
                            to Be Held       , 1999

    We will hold a special meeting of stockholders of Wit Capital Group, Inc. at
10:30 a.m., New York City time, on January   , 2000, at [  ] for the following
purposes:

    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of October 31, 1999, among Wit Capital Group, Inc., W/S Merger Corp. and SoundView Technology Group, Inc., and on any other matters which may properly come before the meeting or which are incident to the conduct of the meeting. In the merger, SoundView will merge with W/S Merger Corp. and become a wholly owned subsidiary of Wit Capital and all outstanding shares and options to purchase shares of SoundView common stock will be converted into the right to receive a number of shares of Wit Capital common stock based on an exchange ratio that will be calculated shortly before the merger. A vote in favor of approval of the Agreement and Plan of Merger will result in Wit Capital's adoption of SoundView's stock option plan, although no additional options to purchase shares will be granted under that plan.

    2.  To amend the Wit Capital Group, Inc. 1999 Stock Incentive Plan to
       (a) increase the shares reserved for issuance upon exercise of options granted under the Stock Incentive Plan from 17,500,000 to 27,350,000 and
       (b) to limit the maximum number of options and other awards which may be granted to an employee in any fiscal year to ensure compliance with
       Section 162(m) under the Internal Revenue Code.

    Stockholders of record at the close of business on             , 1999 are
entitled to vote their shares at the special meeting and any adjournments or postponements of it. Each share of Wit Capital common stock will entitle the record holder to one vote on each matter put to a vote at the special meeting.

    For more information about the merger, please review the proxy statement/prospectus and the merger agreement attached as Appendix A. A copy of this document is also available on Wit Capital's Web site which can be found at:
HTTP://[            ].COM.

    Your vote is very important. Please either vote electronically or complete, sign and date the enclosed proxy card and return it promptly in the enclosed return envelope, whether or not you plan to attend the meeting. The accompanying envelope requires no postage if mailed in the United States. If you do not specify your vote on your submission, your shares will be voted FOR the adoption of the merger agreement. If you fail to submit a proxy or fail to vote electronically or if you do so but check the "abstain" box, your inaction will not count as a vote for or against the adoption of the merger agreement. You may revoke your proxy or electronic vote and vote in person if you decide to attend the special meeting and hold your shares in your own name.

By order of the Board of Directors,

ROBERT C. MENDELSON
Secretary

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................       v

SUMMARY OF PROXY STATEMENT/PROSPECTUS.......................       1
  Wit Capital Group, Inc. ..................................       1
  SoundView Technology Group, Inc. .........................       1
  The Special Meeting of Wit Capital Stockholders...........       2
  The Merger................................................       3
  Opinion of Wit Capital's Financial Advisor................       4
  Accounting Treatment......................................       4
  Applicable Waiting Periods and Regulatory Approvals.......       4
  Trading of Wit Capital Common Stock to be Issued in the
    Merger..................................................       4
  Restrictions on Sale of Shares By Affiliates of Wit
    Capital and SoundView...................................       5
  Operations Following the Merger...........................       5
  Dividend Policy...........................................       5
  Interests of Named Experts and Counsel in the Merger......       5
  Material Federal Income Tax Considerations................       5
  The Merger Agreement and Related Agreements...............       6
  Voting Agreement..........................................       9
  Employment Agreements.....................................      10
  Non-disclosure and Assignment of Inventions Agreement.....      10
  Put Termination Agreements................................      10
  The Amendments to Wit Capital's Stock Incentive Plan......      10
  Trademarks................................................      10

MARKET PRICE INFORMATION....................................      11
  Wit Capital Market Price Data.............................      11
  SoundView Market Price Data...............................      11
  Recent Closing Prices.....................................      11

RISK FACTORS................................................      12
  Risks Related to the Merger...............................      12
  Risks Related to Wit Capital, SoundView or the Combined
    Company.................................................      14
  Risks Related to Online Commerce and the Internet.........      22

FORWARD-LOOKING STATEMENTS..................................      23

THE SPECIAL MEETING OF WIT CAPITAL STOCKHOLDERS.............      24

THE MERGER..................................................      27
  Background of the Merger..................................      27
  Reasons for the Merger....................................      28
  Recommendation of Wit Capital's Board of Directors........      32
  Opinion of Wit Capital's Financial Advisor................      32
  Accounting Treatment......................................      37
  Applicable Waiting Periods and Regulatory Approvals.......      37
  Trading of Wit Capital Common Stock to be Issued in the
    Merger..................................................      37
  Restrictions on Sale of Shares By Affiliates of Wit
    Capital and SoundView...................................      37
  Operations Following the Merger...........................      38
  Dividend Policy...........................................      38
  Interests of Named Experts and Counsel in the Merger......      38

                                                                PAGE
                                                              --------
APPRAISAL RIGHTS............................................      39

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS..................      39

THE MERGER AGREEMENT AND RELATED AGREEMENTS.................      41
  Merger Agreement..........................................      41
  Voting Agreement..........................................      47
  Employment Agreements.....................................      48
  Non-disclosure and Assignment of Inventions Agreement.....      49
  Put Termination Agreements................................      49

SUMMARY HISTORICAL FINANCIAL DATA OF WIT CAPITAL............      50

SUMMARY HISTORICAL FINANCIAL DATA OF SOUNDVIEW..............      51

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA.........      52

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF WIT CAPITAL..................      55
  Overview..................................................      55
  Revenues..................................................      55
  Expenses..................................................      56
  Liquidity and Capital Resources...........................      58
  Update on Digital Trading Facility........................      59
  Year 2000.................................................      59

PROPOSAL TO AMEND WIT CAPITAL'S 1999 STOCK INCENTIVE PLAN...      62

WIT CAPITAL'S BUSINESS......................................      64
  Investment Banking........................................      64
  Public Underwriting.......................................      65
  Strategic Advisory Services...............................      66
  Private Equity............................................      66
  Investment Research.......................................      66
  Investment by Goldman Sachs...............................      67
  Brokerage.................................................      67
  Venture Capital Fund Group................................      68
  Digital Trading Facility..................................      69
  International Opportunities...............................      70
  Information Technology....................................      71
  Marketing.................................................      71
  Competition...............................................      71
  Regulation................................................      72
  Employees.................................................      73
  Properties................................................      74
  Legal Matters.............................................      74

MANAGEMENT OF WIT CAPITAL...................................      75
  Executive Officers and Key Employees......................      75
  Directors.................................................      77
  Committees of the Board...................................      78
  Special Advisory Board....................................      79
  Compensation of Directors and Special Advisory Board
    Members.................................................      79
  Compensation Committee Interlocks and Insider
    Participation...........................................      79

                                                                PAGE
                                                              --------
  Executive Compensation....................................      80
  Stock Options.............................................      81
  Employment Agreements.....................................      82
  Management Benefit Plans..................................      85
    Stock Incentive Plan....................................      85
    Annual Bonus Plans......................................      86
    Long-Term Incentive Plan................................      86
    Deferred Compensation Plan..............................      87
    401(k) Plan.............................................      87

CERTAIN TRANSACTIONS........................................      88
  Loans to Officers.........................................      88
  Stock Issuances to Executive Officers, Directors and Our
    Largest Stockholders....................................      88
  Agreement with Stockholders...............................      89
  Venture Capital Fund Management...........................      90
  Spring Street.............................................      90

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF
  WIT CAPITAL...............................................      91

DESCRIPTION OF WIT CAPITAL STOCK............................      93
  Transfer Agent and Registrar..............................      93
  General...................................................      93
  Common Stock..............................................      93
  Class B Common Stock......................................      93
  Preferred Stock...........................................      93
  Registration Rights.......................................      94
  Stockholder Rights Plan...................................      94

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF SOUNDVIEW....................      98
  Overview..................................................      98
  Revenues..................................................      98
  Expenses..................................................      99
  Liquidity and Capital Resources...........................     101
  Risk Management...........................................     101
  Year 2000.................................................     103

SOUNDVIEW'S BUSINESS........................................     104
  Research..................................................     104
  Investment Banking........................................     105
  Brokerage.................................................     105
  International.............................................     106
  Competition...............................................     106
  Regulation................................................     106
  Employees.................................................     107
  Properties................................................     107
  Legal Matters.............................................     107

MANAGEMENT OF SOUNDVIEW.....................................     109
  Executive Officers and Key Employees......................     109
  Directors.................................................     110
  Executive Compensation....................................     110

                                                                PAGE
                                                              --------
  Stock Options.............................................     111
  Management Benefit Plans..................................     112
    401(k) and Profit Sharing Plan..........................     112
    Stock Option Plan.......................................     112
    Operating Bonus Plan....................................     112
    Tax and Financial Planning Program......................     113
    Stock Issuances to Executive Officers, Directors and Our
     Largest Stockholders...................................     113

CERTAIN TRANSACTIONS........................................     113
  Loans to Officers.........................................     113

STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS OF
  SOUNDVIEW.................................................     114

DESCRIPTION OF SOUNDVIEW STOCK..............................     115
  General...................................................     115
  Common Stock..............................................     115

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
  INFORMATION...............................................     116

COMPARISON OF RIGHTS OF WIT CAPITAL STOCKHOLDERS AND
  SOUNDVIEW STOCKHOLDERS....................................     121
  Capitalization............................................     121
  Voting Rights.............................................     121
  Number, Election, Vacancy and Removal of Directors........     121
  Amendments to Certificates of Incorporation...............     122
  Amendments to By-laws.....................................     122
  Stockholder Action........................................     123
  Notice of Stockholder Actions.............................     123
  Special Stockholder Meetings..............................     123
  Limitation On Directors' Liabilities......................     124
  Dividends.................................................     125
  Conversion................................................     125
  Delaware Anti-Takeover Law................................     125

LEGAL OPINIONS..............................................     126

EXPERTS.....................................................     126

WHERE YOU CAN FIND MORE INFORMATION.........................     126

WIT CAPITAL GROUP, INC.
  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................     127

SOUNDVIEW TECHNOLOGY GROUP, INC.
  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS................     128

PART II--INFORMATION NOT REQUIRED IN THE PROXY
  STATEMENT/PROSPECTUS......................................    II-1

SIGNATURES..................................................    II-5

POWER OF ATTORNEY...........................................    II-5

EXHIBIT INDEX...............................................    II-7

APPENDIX I--MERGER AGREEMENT

APPENDIX II--WIT CAPITAL GROUP, INC. 1999 STOCK INCENTIVE
  PLAN

APPENDIX III--OPINION OF GOLDMAN, SACHS & CO.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will SoundView stockholders receive in the merger?

A: SoundView stockholders will receive between 4.367 and 5.220 shares of Wit
    Capital common stock for each share of SoundView common stock they own. The exact number of Wit Capital shares to be received depends on the price of Wit Capital stock during a defined measurement period prior to the effective date of the merger. Electing stockholders will receive up to $81.2387 in cash for every SoundView share instead of receiving a portion of the Wit Capital shares.

Q: When do you expect to complete the merger?

A: We are working to complete the merger in the first quarter of 2000. Because the merger is subject to various conditions, however, we cannot predict the exact timing.

Q: Should Wit Capital stockholders send in their stock certificates?

A: No. Wit Capital stockholders will continue to own their shares of Wit Capital common stock after the merger and should continue to hold their stock certificates.

Q: How do I vote?

A: Mail your signed proxy card in the enclosed return envelope or grant your proxy by telephone or the Internet as soon as possible so that your shares may be represented at the special meeting of stockholders. You may also attend the meeting in person instead of submitting a proxy if you hold your shares directly in your name. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: Can I change my vote after mailing my proxy?

A: Yes. You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to the corporate secretary of Wit Capital before the stockholder meeting, or by attending the stockholder meeting and voting in person if you hold your shares in your own name.

Q: Are there risks I should consider in deciding whether to vote for the merger?

A: Yes. We have set out under the heading "Risk Factors" beginning on page [ ] of this proxy statement/ prospectus a number of risk factors that you should consider.

Q: Who can I call with questions?

A: If you have any questions about the merger or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

    Wit Capital Stockholder Contact:
    Georgeson Shareholder Communications Inc.
    17 State Street, 10th Floor
    New York, NY 10004
    Telephone: 1-800-223-2064 (investor toll-free number)
             1-212-440-9800 (banks and brokers call collect)

                     SUMMARY OF PROXY STATEMENT/PROSPECTUS

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ THE ENTIRE PROXY STATEMENT/ PROSPECTUS, INCLUDING THE APPENDICES, AND OTHER DOCUMENTS WE REFER YOU TO FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER. WHEN WE REFER TO "WIT CAPITAL" OR "WE", "US" OR "OUR" IN THIS PROXY STATEMENT/PROSPECTUS, WE MEAN WIT CAPITAL GROUP, INC. AND ITS SUBSIDIARIES.

WIT CAPITAL GROUP, INC.

    Wit Capital is an Internet investment banking and brokerage firm that uses electronic mail and the Internet to offer and sell shares in public offerings to individuals. Wit Capital produces and electronically disseminates without charge through the Internet proprietary, institutional-quality research. It also advises corporate clients in connection with significant transactions like mergers and acquisitions and assists them with the development of Internet strategies and businesses and in raising funds from private sources. In addition, it has established a private equity fund and intends to establish additional private equity funds for venture capital investing in Internet companies by high net worth individuals. Wit Capital's investment banking activities focus on companies that principally use the Internet to conduct their businesses and, more generally, on issuers seeking to market their stock offerings to online individual investors. It also focuses on other rapidly growing sectors of the economy that are related to or dependent on Internet technology. In 1998, Wit Capital's investment banking revenue and brokerage revenue represented 74% and 14% of its total revenues, respectively. For the nine months ended September 30, 1999, its investment banking revenue and its brokerage revenue represented 72% and 15% of its total revenues, respectively. As Wit Capital's business develops and its client and customer bases grow, these percentages may change, and, accordingly, they may not be indicative of its future results.

    Wit Capital is a Delaware corporation. Its executive offices are located at 826 Broadway, Seventh Floor, New York, New York 10003. Its telephone number is
(212) 253-4400. Its Web site is http://www.witcapital.com. Other than the electronic version of this proxy statement/prospectus that is available on the
Wit Capital Web site (HTTP://WWW.[         ].COM) none of the information on Wit
Capital's Web site is part of this prospectus. Wit Capital's regulated activities are carried out through its wholly owned subsidiary, Wit Capital Corporation, which is a broker-dealer licensed with the Securities and Exchange Commission and a member of the National Association of Securities Dealers.

SOUNDVIEW TECHNOLOGY GROUP, INC.

    SoundView is a Connecticut-based broker-dealer and investment banking firm focused exclusively on technology. This singular focus has allowed SoundView to provide in-depth investment research which enables SoundView to provide investment banking and institutional brokerage services. SoundView's investment banking business is comprised primarily of the underwriting of public offerings of equity securities and providing financial advisory services in connection with transactions such as mergers and acquisitions, divestitures and valuations. SoundView's brokerage operations provide a variety of sales and trading services to institutional investors. It leverages its technology expertise through a sales force which has a comprehensive understanding of the complex and diverse technologies involved in technology-focused investing. In 1998, SoundView's institutional brokerage and investment banking revenues made up 77% and 12% of total revenue, respectively. In the nine months ended September 30, 1999, institutional brokerage and investment banking revenues made up 59% and 31% of total revenue respectively. These percentages may not be indicative of future results.

    SoundView is a Delaware corporation. Its executive offices are located at 22 Gatehouse Road, Stamford, Connecticut 06902. Its telephone number is
(203) 462-7200. Its Web site is HTTP://WWW.SOUNDVIEW.COM.

THE SPECIAL MEETING OF WIT CAPITAL STOCKHOLDERS (SEE PAGE   )

    DATE, TIME AND PLACE (SEE PAGE   )

    The special meeting will be held on January [ ], 2000 at [time], New York City time, at [place], New York, New York.

    MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING (SEE PAGE   )

    At the special meeting and any adjournment or postponement of the special meeting, Wit Capital stockholders will be asked:

    - to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of October 31, 1999, among Wit Capital, W/S Merger Corp. and SoundView;

    - to authorize an amendment to the Wit Capital Stock Incentive Plan to increase the number of shares of Wit Capital common stock reserved for issuance under the Stock Incentive Plan by an additional 9,850,000 shares;

    - to authorize an amendment to the Stock Incentive Plan to limit the maximum number of options and other awards that may be granted to an employee in any fiscal year to ensure compliance with Section 162(m) under the Internal Revenue Code; and

    - to transact such other business as may properly come before the special meeting.

    RECORD DATE (SEE PAGE   )

    Wit Capital's board has fixed the close of business on [date that is between 20-60 days before the date of the special meeting] as the record date for determination of Wit Capital stockholders entitled to notice of and to vote at the special meeting.

    VOTING AND REVOCATION OF PROXIES (SEE PAGE   )

    Wit Capital stockholders should complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Wit Capital. If voting by telephone or the Internet, please follow the instructions set forth on the enclosed proxy card. Brokers holding shares in "street name" may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide a stockholder with directions on how to instruct the broker to vote the shares. All properly executed proxies that Wit Capital receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve (1) the merger agreement and (2) both amendments to the Stock Incentive Plan. Wit Capital's board does not currently intend to bring any other business before the special meeting and no matters may be brought before the special meeting by any person other than the board. If other business properly comes before the special meeting, the proxies will vote in accordance with their own judgment.

    A stockholder may revoke its proxy at any time prior to use by delivering to the corporate secretary of Wit Capital a signed notice of revocation or a later-dated, signed proxy, or by attending the special meeting and voting in person. Attendance at the special meeting does not in itself constitute the revocation of a proxy.

    VOTES REQUIRED (SEE PAGE   )

    Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Wit Capital common stock entitled to vote and present or represented by proxy at the special meeting of Wit Capital stockholders. Approval of the amendments to the Stock Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Wit Capital common stock entitled to vote and present or represented by proxy at the special meeting. Neither the approval of the merger agreement nor approval of the amendments to the Stock Incentive Plan is conditional on approval of the other proposal. The approval of one amendment to the Stock Incentive Plan is not conditional upon approval of the other amendment. A vote in favor of approval of the merger agreement will result in Wit Capital's adoption of SoundView's stock option plan, although no additional options to purchase shares will be granted under that plan.

    QUORUM, ABSTENTIONS AND BROKER NON-VOTES (SEE PAGE   )

    A quorum is present at the special meeting if the holders of a majority of the shares of Wit Capital common stock issued and outstanding and entitled to vote at the special meeting on the record date are represented at the special meeting either in person or by proxy. Abstentions and broker "non-votes" each will be included in the calculation of the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Wit Capital stockholders are urged to return the enclosed proxy card marked to indicate their vote, or if voting by telephone or the Internet, to follow the instructions set forth on the enclosed proxy card. Abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the votes on the approval of the merger agreement and the amendments to the Stock Incentive Plan.

    SOLICITATION OF PROXIES AND EXPENSES (SEE PAGE   )

    Wit Capital has retained the services of Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies from its stockholders. In addition to solicitation by mail, the directors, officers and employees of Wit Capital may solicit proxies from its stockholders by telephone, facsimile, other electronic means or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

    BOARD RECOMMENDATIONS (SEE PAGE   )

    The Wit Capital board of directors has determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Wit Capital and its stockholders. Accordingly, the board has unanimously approved the merger agreement and the issuance of shares of Wit Capital common stock in connection with the merger and unanimously recommends that stockholders vote FOR approval of the merger agreement. The board has also unanimously approved the amendments to the Stock Incentive Plan and unanimously recommends that stockholders vote FOR approval of each of the proposed amendments to the Stock Incentive Plan. A vote in favor of approval of the merger agreement will result in Wit Capital's adoption of SoundView's stock option plan, although no additional options to purchase shares will be granted under that plan.

THE MERGER (SEE PAGE   )

    GENERAL

    Under the terms of the merger agreement, Wit Capital will acquire by merger 100 percent of the outstanding shares of SoundView in exchange for approximately $[320] million, consisting of newly-issued common stock, options replacing SoundView options and up to $30 million in cash. The exchange ratio in the merger is subject to adjustment for changes in the market price of Wit Capital's stock from $17.56 up to $18.56 or down to $15.56 and is not adjustable for changes beyond these levels. Accordingly, the final value of the transaction could be either greater or less than $[320]million.

    The boards of directors and managements of Wit Capital and SoundView have each determined that, compared to continuing their operations on a stand-alone basis, the merged company would have better potential to improve long-term operating and financial results and would have an enhanced competitive position. The combined company will be able to offer its investment banking services to a broader variety of issuers and it should be able to receive increased share allotments in underwritten offerings in which it participates. The combined company will provide brokerage services through the Internet to its individual investor customers and through more traditional channels to its institutional investor customers. The combined company expects to greatly benefit from its combined focus on Internet and technology research. Both companies believe that the breadth and depth of their expertise and experience will enable us to achieve our goal of becoming the leading online investment banking firm.

OPINION OF WIT CAPITAL'S FINANCIAL ADVISOR (SEE PAGE   )

    In deciding to approve the merger, Wit Capital's board of directors and management considered, among various other factors described under the section entitled "Reasons for the Merger," an opinion from Wit Capital's financial advisor.

    Goldman, Sachs & Co. has delivered its written opinion, dated October 31, 1999, to the board of directors of Wit Capital that, as of that date, the stock consideration and the cash consideration, in the aggregate, to be exchanged pursuant to the merger agreement was fair from a financial point of view to Wit Capital. The opinion of Goldman Sachs does not constitute a recommendation as to how any holder of Wit Capital common stock should vote with respect to the merger.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX III. HOLDERS OF WIT CAPITAL COMMON STOCK ARE ENCOURAGED TO, AND SHOULD, READ THE OPINION IN ITS ENTIRETY.

ACCOUNTING TREATMENT (SEE PAGE   )

    The merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. This means that, for accounting and financial reporting purposes, the assets and liabilities of SoundView will be recorded at their fair value, and any excess of Wit Capital's purchase price over the fair value of SoundView's tangible net assets will be recorded as intangible assets, including goodwill.

APPLICABLE WAITING PERIODS AND REGULATORY APPROVALS (SEE PAGE   )

    The merger is subject to U.S. antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission, which terminated the statutory antitrust review period on November 24, 1999. The rules of the National Association of Securities Dealers, Inc., or the NASD, to which SoundView and Wit Capital's primary subsidiary are each subject, require advance notice of the merger to the NASD. Although prior approval by the NASD is not mandatory, it is customary not to complete a merger subject to these rules until the NASD has indicated its approval. SoundView and Wit Capital have provided the required notice. Neither Wit Capital nor SoundView is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable merger procedures of the Delaware General Corporation Law.

TRADING OF WIT CAPITAL COMMON STOCK TO BE ISSUED IN THE MERGER (SEE PAGE   )

    The inclusion in Nasdaq trading of the shares of Wit Capital common stock to be issued in the merger is a condition to the completion of the merger.

RESTRICTIONS ON SALE OF SHARES BY AFFILIATES OF WIT CAPITAL AND SOUNDVIEW (SEE
  PAGE   )

    The shares of Wit Capital common stock to be issued in the merger will be registered under the Securities Act and will be freely transferable, except for shares of Wit Capital common stock issued to any person who is deemed to be an affiliate of either Wit Capital or SoundView at the time of the special meeting of Wit Capital or at the time the stockholders of SoundView approved the merger. Affiliates may not sell their shares of Wit Capital common stock acquired in connection with the merger except pursuant to a registration statement or exemption from registration under the Securities Act.

OPERATIONS FOLLOWING THE MERGER (SEE PAGE   )

    Following the merger, SoundView will operate as a wholly owned subsidiary of Wit Capital. Upon completion of the merger, it is anticipated that the members of SoundView's board will be Ronald Readmond, Russell Crabs and Mark Loehr. Wit Capital and SoundView have agreed that Russell Crabs will become a member of Wit Capital's board of directors. The stockholders of SoundView will become stockholders of Wit Capital, and their rights as stockholders will be governed by Wit Capital's amended and restated certificate of incorporation, Wit Capital's by-laws and the laws of the State of Delaware.

DIVIDEND POLICY (SEE PAGE   )

    Neither Wit Capital nor SoundView has ever paid dividends to its stockholders and Wit Capital does not expect to pay dividends for the foreseeable future.

INTERESTS OF NAMED EXPERTS AND COUNSEL IN THE MERGER (SEE PAGE   )

    Goldman Sachs has acted as Wit Capital's financial advisor in connection with the merger. It has rendered a written opinion that as of October 31, 1999, based upon and subject to the various considerations set forth in the opinion, the exchange ratio was fair to Wit Capital from a financial point of view. The Goldman Sachs Group, Inc., an affiliate of Goldman Sachs, owns 16% of Wit Capital's common equity and warrants to purchase additional shares. In addition, the Goldman Sachs affiliate has a right of first refusal should Wit Capital sell 5% or more of its fully-diluted common equity to a specified competitor of the Goldman Sachs affiliate. The Goldman Sachs affiliate also has registration rights with respect to the Wit Capital shares it owns.

    Skadden, Arps, Slate, Meagher & Flom LLP, legal counsel to Wit Capital in connection with the merger, is rendering an opinion as to the validity of the shares of common stock Wit Capital is issuing in the merger. Joseph H. Flom is a member of Wit Capital's special advisory board and is also a partner of Skadden, Arps, Slate, Meagher & Flom LLP. In return for his service on Wit Capital's special advisory board, Wit Capital has granted Mr. Flom options to purchase Wit Capital's common stock.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS (SEE PAGE   )

    The merger is expected to qualify as a tax-free reorganization within the meaning of the Internal Revenue Code. If the merger qualifies as a tax-free reorganization, a holder of SoundView common stock will not recognize any gain or loss solely upon the holder's receipt of Wit Capital common stock in exchange for the holder's SoundView common stock in the merger, except to the extent the holder of SoundView common stock receives cash in lieu of a fractional share of Wit Capital common stock. It is a condition to completion of the merger that Wit Capital and SoundView will receive a legal opinion to this effect.

THE MERGER AGREEMENT AND RELATED AGREEMENTS (SEE PAGE   )

    EXCHANGE RATIO (SEE PAGE   )

    The merger agreement provides that each stockholder of SoundView will receive for each share a number of shares of Wit Capital's stock based upon a floating exchange ratio subject to a collar. The floating exchange ratio is intended to provide stockholders of SoundView with shares of Wit Capital's stock valued at $81.2387, based on the average trading price during the measurement period, so long as the average trading price of Wit Capital's stock remains at or between $15.5625 and $18.5625. If the Wit Capital stock price is above $18.5625 during the measurement period, the exchange ratio will be fixed at
4.376 and the value of the Wit Capital shares receivable for each SoundView share will exceed $81.2387. If the Wit Capital stock price during the measurement period is below $15.5625, on the other hand, the exchange ratio will be fixed at 5.220 and the value of the Wit Capital shares receivable for each SoundView share will be less than $81.2387.

    CASH ELECTION (SEE PAGE   )

    A limited cash election feature allows each stockholder of SoundView to receive a cash payment in lieu of Wit Capital's stock, subject to an overall limitation, including any stockholders exercising dissenter rights, of $30 million.

    CASH IN LIEU OF FRACTIONAL SHARES (SEE PAGE   )

    No fractional shares of Wit Capital common stock will be issued in the merger. In lieu of any fractional shares, each stockholder of SoundView who would otherwise be entitled to a fraction of a share of Wit Capital's stock pursuant to the merger will be paid an amount in cash (without interest) determined by multiplying the average trading price of Wit Capital's stock during the measurement period (but not more than $18.5625 or less than $15.5625) by the fraction of a share of Wit Capital's stock to which such stockholder would otherwise be entitled.

    SOUNDVIEW STOCK OPTIONS (SEE PAGE   )

    The terms and provisions of SoundView's Stock Option Plan will generally continue in full force and effect and will govern each option outstanding under SoundView's Stock Option Plan immediately prior to the time the merger is effective. At the time the merger is effective, each option then outstanding will be automatically converted into an option to purchase shares of Wit Capital's stock at the exchange ratio. The exercise price per share will be appropriately adjusted. In addition, the vesting schedule for SoundView options outstanding and not yet vested at the time the merger is effective will, except to the extent forfeited under SoundView's Stock Option Plan, vest quarterly over a three year period following the effective time of the merger. However, all of such options held by an employee will vest immediately upon the occurrence of:

        (1) the termination of the employee's employment by Wit Capital or its subsidiaries without cause;

        (2) the acquisition or creation by Wit Capital of an additional business which replaces SoundView's institutional brokerage business as Wit Capital's primary institutional brokerage business;

        (3) the acquisition or creation by Wit Capital of an additional business which replaces SoundView's investment banking technology group or research technology group as Wit Capital's primary investment banking technology group or research technology group; or

        (4) the completion by Wit Capital of a merger or consolidation or the completion of a tender offer or exchange offer for, or purchase of, shares of Wit Capital stock resulting in:

           (A) the stockholders of Wit Capital prior to such transaction holding less than 50% of the voting power of all classes of either Wit Capital stock or the stock of the other company, as the case may be, or

           (B) the members of Wit Capital's board of directors prior to such transaction representing less than 50% of the board of directors of either Wit Capital or the other company, as the case may be.

    RETENTION POOL (SEE PAGE   )

    At the effective time of the merger, Wit Capital will issue to designated SoundView employees an aggregate number of shares of Wit Capital common stock equal to the product of (a) the quotient resulting from dividing $25 million by $81.2387 times (b) the exchange ratio. Half of the retention shares allocated to an employee will vest when that employee has been continuously employed by Wit Capital and its subsidiaries for the first thirty months after the merger. The remaining half of the retention shares allocated to an employee will vest when that employee has been continuously employed by Wit Capital and its subsidiaries for the first forty-two months after the merger. The only exceptions to the continuous employment requirement will be termination by Wit Capital without cause and, for five of SoundView's senior executives, death or disability. Retention shares that do not vest due to termination of employment will be forfeited.

    THE EXCHANGE AGENT (SEE PAGE   )

    American Stock Transfer & Trust Company will act as the exchange agent in connection with the merger.

    EXCHANGE OF SOUNDVIEW STOCK CERTIFICATES FOR WIT CAPITAL STOCK CERTIFICATES
(SEE PAGE   )

    Upon surrender of the SoundView stock certificates, the exchange agent will issue to each holder 3 certificates with the following characteristics:

        (1) the first certificate will represent 34.84% of the shares of Wit Capital common stock receivable in the conversion, which shares will have no transfer restriction except as provided under the Securities Act;

        (2) the second certificate will represent 32.58% of the shares of Wit Capital common stock receivable in the conversion, which shares will have a one-year transfer restriction from the effective time of the merger; and

        (3) the third certificate will represent 32.58% of the shares of Wit Capital common stock receivable in the conversion, which shares will have a two-year transfer restriction from the effective time of the merger.

    REPRESENTATIONS AND WARRANTIES (SEE PAGE   )

    Wit Capital and SoundView each made a number of representations and warranties in the merger agreement about their authority to enter into the merger agreement and to consummate the other transactions contemplated by the merger agreement and about aspects of their business, financial condition, structure and other facts pertinent to the merger.

    WIT CAPITAL'S AND SOUNDVIEW'S CONDUCT OF THEIR RESPECTIVE BUSINESSES BEFORE
     COMPLETION OF THE MERGER
     (SEE PAGE   )

    SoundView and Wit Capital have agreed that, until the completion of the merger or unless the other party consents in writing, SoundView and Wit Capital and their respective subsidiaries will conduct their businesses in the ordinary course of business and consistent with past practices and will use commercially reasonable efforts:

    - to preserve their business organizations intact;

    - to keep available the services of their current officers and employees;

    - to preserve their relationships with persons or entities with which they have business relations; and

    - to complete the merger and related transactions.

    Wit Capital has also agreed:

    - to use its reasonable best efforts to properly call and hold a special meeting of Wit Capital stockholders to approve the merger and to solicit from its stockholders proxies in favor of approval of the merger agreement; and

    - to prepare and file with the SEC, as promptly as practicable, a registration statement on Form S-4 with respect to shares of Wit Capital common stock to be issued in the merger.

    NO SOLICITATION OF COMPETING TRANSACTION (SEE PAGE   )

    Until the merger is completed or the merger agreement is terminated, SoundView has agreed not to directly or indirectly solicit, encourage, participate, or initiate discussions or negotiations with or disclose any information to any persons concerning any "acquisition proposal". SoundView must immediately notify Wit Capital of the existence and details of any acquisition proposal. SoundView's board may not withdraw or modify, or propose to withdraw or modify, its approval of the merger or the merger agreement in a manner adverse to Wit Capital, or approve or recommend, propose to approve or recommend, or enter into any agreement with respect to any acquisition proposal.

    CONDITIONS TO COMPLETION OF THE MERGER (SEE PAGE   )

    Wit Capital's and SoundView's respective obligations to complete the merger and the related transactions are subject to approval of the merger agreement by Wit Capital's stockholders, as well as the prior satisfaction or waiver (if permitted by applicable law) of conditions pertaining to the following matters:

    - each party's representations and warranties and performance of all obligations under the merger agreement;

    - obtaining stockholder approvals;

    - no order, writ, injunction or decree prohibiting or preventing completion of the merger;

    - effectiveness of the registration statement relating to the issuance of shares of Wit Capital common stock in connection with the merger;

    - all necessary governmental filings, consents and any antitrust law waiting period;

    - opinions as to corporate matters of each of the parties;

    - opinions as to tax matters; and

    - employment agreements.

    Wit Capital's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of additional conditions pertaining to the following matters:

    - each affiliate of SoundView's compliance with Rule 145 under the Securities Act;

    - third party consents, authorizations and approvals; and

    - the sum of SoundView shares to which dissenters' rights have been properly asserted under Delaware law and SoundView shares subject to options as to which the holders have not surrendered certain selling rights not exceeding 10% of the sum of issued and outstanding shares immediately prior to the effective time of the merger.

    TERMINATION OF THE MERGER AGREEMENT (SEE PAGE   )

    The merger agreement may be terminated under certain circumstances at any time by either party before the completion of the merger:

    - by both parties' mutual written consent;

    - by either party if it has become reasonably certain that any of the conditions to completion of the merger would not be satisfied on or prior to May 31, 2000 and will not be waived;

    - by the non-breaching party if there has been a breach of any of the representations and warranties in the merger agreement by one of the parties which would entitle the other party to choose not to complete the merger if the breach could not be cured before May 31, 2000;

    - by the non-breaching party if there has been a material breach of any of the covenants or agreements in the merger agreement by one of the parties if the breach has not been cured within 20 business days after receipt of notice by the breaching party; or

    - by either party if the completion of the merger has not occurred by May 31, 2000.

    If the volume weighted average price of Wit Capital's common stock over a five day period falls below $10, the merger agreement may be terminated by SoundView. Conversely, if the volume weighted average price of Wit Capital's common stock over a five day period rises above $25, the merger agreement may be terminated by Wit Capital.

    If one of the parties is in material breach of its obligations or representations and warranties, that party does not have the right to terminate the merger agreement. The merger agreement will become null and void upon termination.

    EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT (SEE PAGE   )

    Wit Capital and SoundView may amend the merger agreement without any requirement that the stockholders of either party approve the amendment, unless the amendment has the effect of materially decreasing the consideration into which SoundView common stock will be converted. Both SoundView and Wit Capital may waive in writing the performance by the other party of representations, warranties, covenants or other understandings under the merger agreement and the satisfaction of any conditions to its obligations to close the transactions.

RELATED AGREEMENTS

    VOTING AGREEMENT (SEE PAGE   )

    Concurrent with the execution of the merger agreement, stockholders of SoundView representing over a majority of the voting power of SoundView's stock entered into a voting agreement with Wit Capital. Under the terms of the voting agreement, each of those stockholders of SoundView agreed, at any meeting of SoundView stockholders, to vote all of their shares of SoundView's stock in favor of the merger with Wit Capital and against any other proposal or offer to buy all or a substantial part of the business or properties of SoundView. They also agreed to vote against any action, proposal or agreement that would delay, impede, frustrate, prevent or nullify the merger agreement or the satisfaction of the conditions precedent to the merger agreement. Under the terms of the voting agreement, those SoundView stockholders also granted to Wit Capital an irrevocable proxy enabling the named proxies or their substitutes, at any meeting of SoundView stockholders, to vote their shares of SoundView's stock in the discretion of the proxies on all matters relating to the voting agreement.

    EMPLOYMENT AGREEMENTS (SEE PAGE   )

    Not later than the effective time of the merger, Wit Capital will enter into employment agreements with some of SoundView's employees. Employment agreements will have periods ranging from 30 to 42 months after the effective time of the merger unless Wit Capital terminates the agreement or the employee resigns earlier. If the employee's employment is terminated before the end of the employment period by Wit Capital without "cause" or by the employee for "good reason," Wit Capital will pay the employee a specified severance payment. If the employment is terminated for cause prior to the end of the employment period, or if the employee dies or becomes totally disabled, then Wit Capital will pay the employee all unpaid base salary and guaranteed bonus earned through the date of termination of employment.

    NON-DISCLOSURE AND ASSIGNMENT OF INVENTIONS AGREEMENT (SEE PAGE   )

    Each employee who enters into an employment agreement with Wit Capital must also enter into a non-disclosure and assignment of inventions agreement relating to (1) restrictions on disclosures of confidential information belonging to Wit Capital and (2) any inventions, software programs, data or other developments created or discovered during the employment term.

    PUT TERMINATION AGREEMENTS (SEE PAGE   )

    Each employee who enters into an employment agreement with Wit Capital must also enter into a put termination agreement with SoundView. These arrangements provide for amendment of (1) the vesting schedule of unvested options, (2) the terms of acceleration of unvested options and (3) the legends on stock certificates issued to each employee upon exercise of their options and stock appreciation rights. These agreements also terminate a prior stock purchase and transfer restriction agreement between each employee and SoundView that would otherwise permit the employee to put and SoundView to call the employee's stock at specified prices if the employee's employment is terminated. These agreements are effective at the closing of the merger.

THE AMENDMENTS TO WIT CAPITAL'S STOCK INCENTIVE PLAN (SEE PAGE   )

    Wit Capital's stockholders are being asked to approve two amendments to Wit Capital's 1999 Stock Incentive Plan. The first amendment to the Stock Incentive Plan would increase the number of shares of Wit Capital common stock reserved for issuance under the plan by an additional 9,850,000 shares. The share increase will ensure that a sufficient reserve of common stock remains available under the Stock Incentive Plan. The second amendment to the Stock Incentive Plan would limit the maximum number of options and other awards which may be granted to an employee of Wit Capital in any fiscal year to 1 million shares of Wit Capital common stock. The purpose of the amendment is to ensure that any options and other awards granted under the Stock Incentive Plan after its amendment increasing the number of shares available for issuance under the plan will qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code.

TRADEMARKS

    This proxy statement/prospectus contains registered service marks, trademarks and trade names of Wit Capital, including the Wit Capital name. This proxy statement/prospectus contains registered service marks, trademarks and trade names of SoundView, including the SoundView name.

                            MARKET PRICE INFORMATION

WIT CAPITAL MARKET PRICE DATA

    Wit Capital's common stock has traded on the Nasdaq National Market under the symbol "WITC" since June 4, 1999. The following table sets forth the range of high and low sales prices reported on the Nasdaq National Market for Wit Capital common stock for the periods indicated.

FISCAL YEAR 1999:                                               HIGH       LOW
-----------------                                             --------   --------
Second quarter (beginning June 4, 1999).....................   $38.00     $ 9.00
Third quarter...............................................    37.50      15.50
Fourth quarter (through November 29, 1999)..................    24.75      15.50

SOUNDVIEW MARKET PRICE DATA

    SoundView's common stock is not traded in any securities market.

RECENT CLOSING PRICES

    On October 29, 1999, the last trading day before announcement of the proposed merger, the closing price per share of Wit Capital common stock on the Nasdaq National Market was $17.56. On October 25, 1999, five business days before announcement of the proposed merger, the closing price per share of Wit
Capital common stock on the Nasdaq National Market was $16.31. On [      ],
2000, the latest practicable trading day before the printing of this proxy statement/prospectus, the closing price per share of Wit Capital common stock on the Nasdaq National Market was $[ ].

    Because the market price of Wit Capital common stock is subject to fluctuation, the market value of the shares of Wit Capital common stock that holders of SoundView common stock will receive in the merger may increase or decrease prior to and following the merger. We urge stockholders to obtain current market quotations for Wit Capital common stock. No assurance can be given as to the future prices or markets for Wit Capital common stock.

                                  RISK FACTORS

    In addition to the other information included in this proxy statement/prospectus, you should carefully consider the following risk factors in determining how to vote. These matters should be considered in conjunction with the other information included in this proxy statement/prospectus.

RISKS RELATED TO THE MERGER

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE THE BUSINESS OF SOUNDVIEW AND ACHIEVE THE BENEFITS EXPECTED TO RESULT FROM THE MERGER.

    The merger will present challenges to management, including the integration of our operations, technologies and personnel with those of SoundView, and special risks, including possible unanticipated liabilities, unanticipated costs and diversion of management attention. We cannot assure you that we will successfully integrate or profitably manage SoundView's business.

    The successful execution of these post-merger matters will involve considerable risk and may not be successful. Wit Capital is an online investment banking and brokerage firm that sells shares in public offerings to individual investors through the Internet. SoundView is a major bracket investment banking firm, with a focus on technology sectors, that offers investment banking services primarily to institutional investors through traditional channels of business. Furthermore, SoundView's principal offices are located in Stamford, Connecticut, while Wit Capital's principal offices are located in New York, New York. There are currently no plans to relocate either of these principal offices. In order for the merger to be successful, we must successfully integrate SoundView's operations and personnel with Wit Capital's operations and personnel. The failure of Wit Capital to complete the integration successfully could result in the loss of key personnel and customers.

    In general, we cannot offer any assurances that we can successfully integrate or realize the anticipated benefits of the merger. Our failure to do so could have a material adverse effect on the combined company's business, financial condition and operating results or could result in loss of key personnel. In addition, the attention and effort devoted to the integration of the two companies will significantly divert management's attention from other important issues, and could seriously harm the combined company.

IF WE FAIL TO SUCCESSFULLY CROSS-MARKET OUR SERVICES, WE WILL NOT INCREASE OR MAINTAIN OUR CUSTOMER BASE OR OUR REVENUES.

    We initially intend to offer our respective investment banking, research and other financial services to each other's customers. We cannot assure you that either our customers or those of SoundView will have any interest in the other company's services. The failure of these cross-marketing efforts would diminish the benefits to be realized by this merger.

THE MERGER COULD ADVERSELY AFFECT COMBINED FINANCIAL RESULTS.

    If the benefits of the merger do not exceed the costs associated with the merger, including any dilution to Wit Capital's stockholders resulting from the issuance of shares in connection with the merger, Wit Capital's financial results, including earnings per share, could be adversely affected. Specifically, Wit Capital expects to incur direct transaction costs of approximately $7 million in connection with the merger.

THE MARKET PRICE OF WIT CAPITAL COMMON STOCK MAY DECLINE AS A RESULT OF THE MERGER.

    The market price of Wit Capital common stock may decline as a result of the merger if:

    - the integration of Wit Capital and SoundView is unsuccessful;

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    - Wit Capital does not achieve the perceived benefits of the merger as rapidly or to the extent anticipated by financial or industry analysts; or

    - the effect of the merger on Wit Capital's financial results is not consistent with the expectations of financial or industry analysts.

THE LOSS OF OUR PROFESSIONALS COULD ADVERSELY AFFECT OUR BUSINESSES AND RESULTS OF OPERATIONS.

    Wit Capital's and SoundView's businesses are relationship intensive, and our success depends on identifying, hiring, training and retaining talented professionals. If a significant number of our current employees or any of our senior managers or key business managers leave, we may be unable to maintain anticipated levels of business. Moreover, current and prospective Wit Capital and SoundView employees may experience uncertainty about their future roles with the combined company until Wit Capital's strategies with regard to SoundView are announced or executed. Any uncertainty may adversely affect Wit Capital's and SoundView's ability to attract and retain key management, sales, marketing and technical personnel. We have entered into employment agreements with some of our senior managers, but these key personnel may still leave us. Even if we retain our current employees, our management must continually recruit talented professionals in order for our business to grow. We compete intensely with our competitors for qualified personnel. If we cannot attract, motivate and retain qualified professionals, our business and results of operations could suffer material harm.

UNCERTAINTIES ASSOCIATED WITH THE MERGER MAY CAUSE SOUNDVIEW TO LOSE CUSTOMERS.

    SoundView customers may, in response to the announcement of the merger, delay or defer decisions concerning SoundView. Any delay or deferral in those decisions by SoundView customers could have a material adverse effect on SoundView's business and on the business of the combined company. For example, SoundView and the combined company could experience a decrease in expected revenue as a consequence of the uncertainties associated with the merger.

FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY AFFECT OUR STOCK PRICE AND FUTURE BUSINESS AND OPERATIONS.

    If the merger is not completed for any reason, we may be subject to a number of material risks, including the following:

    - the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that the merger will be completed, and

    - even if the merger is not completed, we must pay all legal and accounting costs related to the merger and a fee for Goldman Sachs's financial advisory services.

    Further, if the merger is terminated and our board of directors determines to seek another merger or business combination, there can be no assurance that we will be able to find a suitable partner for an equivalent or more attractive price than the price to be paid in the merger. If our failure to complete the merger causes any or all of these or other potential consequence to occur, the result would adversely affect our business.

THE FAIRNESS OPINION OBTAINED BY US WILL NOT REFLECT CHANGES IN THE RELATIVE VALUES OF THE COMPANIES SINCE THE MERGER AGREEMENT WAS SIGNED.

    We do not intend to obtain an updated fairness opinion of Goldman Sachs. Changes in the operations and prospects of us or SoundView, general market and economic conditions and other factors which are beyond the control of us or SoundView, on which the opinion of Goldman Sachs is based, may have altered the relative values of the companies. Therefore, the opinion of Goldman Sachs does not address the fairness of the merger consideration at the time the merger will be completed.

                                       13
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RISKS RELATED TO WIT CAPITAL, SOUNDVIEW OR THE COMBINED COMPANY

INABILITY TO EXPAND OUR INTERNET BUSINESS COULD ADVERSELY AFFECT OUR BUSINESS.

    Our prospects are subject to the risks, expenses and uncertainties encountered by companies in the rapidly evolving markets for Internet products and services. These risks include the failure to continue to develop our name recognition and reputation, the rejection of our services by Internet users or vendors, our inability to maintain and increase the usage of our online services, increased competition from other investment banking firms and our inability to attract, retain and motivate highly qualified employees. We may not be successful in addressing these risks, and our business and financial condition could suffer.

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION AND EXPECT TO INCUR LOSSES AT LEAST THROUGH DECEMBER 31, 2000.

    As of September 30, 1999, Wit Capital had cumulative losses of
$26.3 million. Wit Capital has not achieved profitability on a quarterly or annual basis to date. Although our revenue has grown in recent periods, there can be no assurance that our revenues will continue at their current level or increase in the future. We anticipate that we will continue to incur net losses at least through December 31, 2000. We expect to continue to increase our operating expenses significantly, expand our investment banking staff and our sales and marketing operations and continue to develop and extend our online services. If such expenses precede or are not followed by increased revenues, our business, results of operations and financial condition could be materially and adversely affected.

    Our limited operating history and the uncertain nature of the markets we address make it difficult or impossible to predict future results of operations. Therefore, our recent revenue growth should not be an indicator of the rate of revenue growth, if any, we can expect in the future.

WE MUST RECEIVE INCREASED SHARE ALLOTMENTS IN UNDERWRITTEN OFFERINGS OR OUR INVESTMENT BANKING BUSINESS MAY BE SERIOUSLY AFFECTED BY LIMITED REVENUES FROM PUBLIC UNDERWRITING ACTIVITIES.

    During 1999, Wit Capital has begun to receive larger management fees and allocations of the shares in the offerings in which we are participating and have experienced a general increase in the number of offerings in which we participate. An inability to continue to secure equivalent or increased portions of underwriting and management fees and selling concessions may force us to rethink our strategy of seeking to be a co-manager only and require us to seek to be a lead underwriter, which may be more difficult to achieve and would result in our having significant additional responsibilities. These responsibilities include forming and managing underwriting syndicates, leading underwriters' due diligence examination of the issuers, taking the lead underwriter's role in the preparation of prospectuses and other offering materials and developing and coordinating the marketing efforts for the securities. While we have been assembling an experienced group of investment bankers and syndicate managers and the addition of SoundView will accelerate our efforts in this segment of our business, the ability to coordinate these efforts and effectively sell an issuer's securities will be critical to our ability to develop and maintain a reputation as a leading investment banking firm.

WE MUST RECEIVE INCREASED SHARE ALLOTMENTS IN UNDERWRITTEN OFFERINGS AND IMPROVE OUR COMMUNICATIONS CAPACITY AND INFRASTRUCTURE OR OUR INVESTMENT BANKING BUSINESS MAY BE SERIOUSLY AFFECTED BY CUSTOMER DISSATISFACTION.

    We generally do not receive in any offering an allotment of shares for sale that will satisfy our customers' demand. We experience customer dissatisfaction due to our inability to sell to our customers the number of shares they want to purchase. We have also experienced customer dissatisfaction due to our communications system's occasional inability to manage the level of our customer inquiries and to intermittent failures which have temporarily disrupted our Web-site brokerage services.

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
WE MAY INCUR LOSSES AND LIABILITIES IN THE COURSE OF BUSINESS WHICH COULD PROVE COSTLY TO DEFEND OR RESOLVE.

    Participation in underwritings involves significant economic risks. An underwriter may incur losses if it is unable to resell the securities it is committed to purchase or if it is forced to liquidate its commitment at less than the price at which it purchased the securities from the issuer. In addition, the trend toward larger commitments on the part of managing underwriters means that, from time to time, an underwriter may retain significant position concentrations in individual securities.

    Underwriters also face significant legal risks, and the volume and amount of damages claimed in lawsuits against financial intermediaries are increasing. These risks include potential liability under federal and state securities and other laws for allegedly false or misleading statements made in connection with securities offerings and other transactions. We also face the possibility that customers or counterparties will claim that we improperly failed to apprize them of applicable risks or that they were not authorized or permitted under applicable corporate or regulatory requirements to enter into transactions with us and that their obligations to us are not enforceable.

    These risks often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. We may incur significant legal expenses in defending against litigation. We expect to be active in the underwriting of initial public offerings and follow-on offerings of the securities of emerging and mid-size growth companies, which often involve a high degree of risk and volatility. Substantial legal liability or a regulatory action against us could have a material adverse financial effect on us.

OUR RELATIONSHIP WITH GOLDMAN SACHS MAY MAKE IT MORE DIFFICULT FOR US TO DEVELOP OR MAINTAIN STRATEGIC RELATIONSHIPS WITH OTHER INVESTMENT BANKING FIRMS.

    Since our inception, we have consistently tried to develop constructive working relationships with a number of traditional investment banking firms. In certain cases, these relationships have enabled us to obtain assignments in public offerings that we might not otherwise have obtained. The Goldman Sachs investment may make it more difficult for us to develop or maintain relationships with firms that compete with Goldman Sachs and, as a result, may make it more difficult for us to obtain assignments in public offerings lead managed by competitors of Goldman Sachs. In addition, under the terms of our agreement with Goldman Sachs, if we intend to offer equity securities representing more than 5% of our shares on a fully diluted basis to any of a number of designated competitors of Goldman Sachs, Goldman Sachs will have a first right to purchase all the offered shares on the same terms as offered to the competitor.

OUR AGREEMENT WITH GOLDMAN SACHS IS NOT EXCLUSIVE AND DOES NOT PROHIBIT GOLDMAN SACHS FROM COMPETING DIRECTLY OR INDIRECTLY WITH US.

    Although Goldman Sachs has invested in us, it is not prohibited from assisting any other broker-dealer involved in online investment banking. Goldman Sachs is not precluded from competing directly against us. Moreover, Goldman Sachs will have an observer attend meetings of our board of directors and will have access to our confidential information. Finally, Goldman Sachs is not required to reserve for us any particular number of shares--or even to include us--in any public offerings that they lead manage. We cannot predict how our relationship with Goldman Sachs will develop or whether we will receive significant benefits from our association with them.

THE FAILURE OF OUR BROKERAGE CUSTOMERS TO MEET THEIR MARGIN REQUIREMENTS MAY CAUSE US TO INCUR SIGNIFICANT LIABILITIES.

    Our brokerage business, by its nature, is subject to risks related to defaults by our customers in paying for securities they have agreed to purchase and deliver securities they have agreed to sell. U.S. Clearing, a division of Fleet Securities, Inc., provides clearing services to our brokerage business, including the confirmation, receipt, execution, settlement and delivery functions involved in securities transactions, as well as the safekeeping of customers' securities and assets and certain customer record keeping, data processing and reporting functions. U.S. Clearing makes margin loans to our customers to purchase securities with funds they borrow from U.S. Clearing. We must indemnify U.S. Clearing for, among other things, any loss or expense incurred due to defaults by our customers in failing to repay margin loans or to maintain adequate collateral for those loans. We are subject to risks inherent in extending credit, especially during periods of rapidly declining markets and we are particularly at risk because many of our customers purchase Internet stocks, the trading prices of which are highly volatile, leading potentially to higher risk of customer defaults.

WE HAVE REACHED A DETERMINATION THAT WE WILL NOT OPERATE OUR PLANNED DIGITAL TRADING FACILITY IN THE AFTER-HOURS MARKET, AND ALTHOUGH WE ARE ACTIVELY EXPLORING A NUMBER OF ALTERNATIVES FOR USING OR SELLING THE ASSETS WE HAVE DEVELOPED, WE CAN PROVIDE NO ASSURANCE THAT WE WILL NOT HAVE TO WRITE-OFF SOME OR ALL OF THE PREVIOUSLY CAPITALIZED COSTS ASSOCIATED WITH THE DEVELOPMENT OF THE DIGITAL TRADING FACILITY.

    We have completed our evaluation of whether to continue to spend and prepare for the roll out of our digital trading facility. We have decided that in light of the rapidly changing environment for after-hours trading and alternative trading systems and our need to complete the merger with SoundView, we should stay focused on our core businesses. Accordingly, we are not going to operate our digital trading facility. We continue to explore how best to maximize the value of our investment in developing the digital trading facility assets, including a sale of the trading system that we have developed, a joint venture with a third party operator, redeployment of the assets for use in other areas of our businesses or licensing of our digital trading technology to third parties. In light of our determination not to proceed, and the status of our discussions with third parties, we are unable to project whether we will need to write-down previously capitalized costs. As of November 30, 1999, we estimate our total committed costs related to the digital trading facility to be approximately $8 million.

WE MAY NOT BE ABLE TO REALIZE OUR GOAL OF DEVELOPING ADDITIONAL VENTURE CAPITAL FUNDS SIMILAR TO THE FUND WE HAVE RAISED, OR WE MAY NOT BE ABLE TO DEVELOP ADDITIONAL TYPES OF FUNDS.

    We have recently developed an Internet-related private equity fund primarily for venture capital investing by high net worth individuals. We intend to offer additional venture capital funds focused on similar investment strategies and additional types of funds including a larger fund targeting both individual and institutional investors. We cannot assure you that we will be able to develop similar, Internet-related private equity funds or additional types of funds. We cannot assure you as to how much money we can raise to develop additional funds, nor can we assure you that institutional investors in the future will be interested in investing money in our funds. Finally, venture capital investing in Internet-related companies has become extremely popular and widespread. We cannot assure you that this trend will continue, or that the substantial risks facing venture capital investing in Internet-related companies will be accompanied by significant returns on investment. All of these factors may adversely impact our venture capital fund business and our business results as a whole. See "Wit Capital's Business--Venture Capital Fund Group."

OUR INTERNATIONAL INVESTMENTS MAY NOT PROVE TO BE SUCCESSFUL.

    We would like to emerge as a global brand known internationally for online capital raising and Internet investment banking. We have recently entered into ventures to create online investment banking and brokerage enterprises in Europe and Japan. In order to succeed, these ventures will have to overcome hurdles presented by regulatory regimes unlike those in the United States, the dominance of large securities firms and lack of acceptance of online capital raising and e-commerce in general. We can make no assurance that these international ventures and any other we may enter into will be successful or that

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
they will assist in establishing the Wit Capital brand as a global brand. See "Wit Capital's Business--International Opportunities."

WE MAY NOT BE ABLE TO KEEP UP IN A COST-EFFECTIVE WAY WITH RAPID TECHNOLOGICAL CHANGE.

    The online financial services industry is characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements and evolving industry standards. Our future success will depend, in part, on our ability to develop technologies and enhance our existing services and products. We must also develop new services and products that address the increasingly sophisticated and varied needs of our customers and prospective customers. We must respond to technological advances and evolving industry standards and practices on a timely and cost-effective basis. The development and enhancement of services and products entails significant technical and financial risks. We may not (1) effectively use new technologies, (2) adapt services and products to evolving industry standards or
(3) develop, introduce and market service and product enhancements or new services and products. In addition, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, and our new service and product enhancements may not achieve market acceptance. If we encounter these problems, our business, financial condition and operating results will be materially adversely affected.

PERIODS OF DECLINING SECURITIES PRICES, INACTIVITY OR UNCERTAINTY IN THE PUBLIC OR PRIVATE EQUITY MARKETS MAY ADVERSELY AFFECT OUR REVENUES.

    Our revenues are likely to be lower during periods of declining securities prices or securities market inactivity in the sectors on which we focus. Wit Capital's business and SoundView's business are particularly dependent on the public and private equity markets for companies in the Internet and technology industries. The public markets have historically experienced significant volatility not only in the number and size of share offerings, but also in the secondary market trading volume and prices of newly issued securities. For example, the markets for offerings by companies in the Internet industry and some technology sectors have recently experienced significant activity and volatility. This recent activity may not sustain its current levels. Activity in the private equity markets frequently reflects the trends in the public markets. As a result, our revenues from private capital raising activity may also be adversely affected during periods of declining prices or inactivity in the public markets. In addition, we may lose customers who have incurred losses by investing in highly volatile securities of Internet-related companies and some technology companies.

    The growth in our revenues will depend largely on a significant increase in the number and size of underwritten transactions by companies in our targeted industries and by the related increase in secondary market trading for these companies. Underwriting activity in these industries can decline for a number of reasons. Such activity may also decrease during periods of market uncertainty occasioned by concerns over inflation, rising interest rates and related issues. Disappointments in quarterly performance relative to analysts' expectations or changes in long-term prospects for an industry can also adversely affect capital raising activities to a significant degree.

WE MAY NOT BE ABLE TO DEVELOP AND MAINTAIN MARKETING RELATIONSHIPS WITH OTHER INTERNET COMPANIES, WHICH MAY ADVERSELY AFFECT OUR BUSINESS GROWTH.

    Our strategy for expanding brand recognition and exposure depends to some extent on our relationship with other Internet companies. We plan to enter into marketing agreements with these companies that will permit us to [advertise] our products and services on their Web pages. We plan to reach a larger and broader potential customer base by disseminating our own investment research. If we cannot secure or maintain these marketing agreements on favorable terms, our prospects could be harmed. Additionally, other online brokers which advertise on popular Web sites may object to and attempt to undermine our marketing agreements or relationships. If successful, the efforts of competing brokers could materially and adversely affect our growth.

SOUNDVIEW MAY NOT BE ABLE TO DEVELOP AND MAINTAIN RELATIONSHIPS WITH OTHER TECHNOLOGY COMPANIES, WHICH MAY ADVERSELY AFFECT SOUNDVIEW'S BUSINESS GROWTH.

    One of SoundView's strategies for expanding brand recognition and exposure depends to some extent on its relationship with technology companies. SoundView obtains investment banking mandates, in part, due to its expertise in the technology industry and the word-of-mouth exposure that this expertise brings. If SoundView cannot increase its exposure to other technology companies, its prospects could be harmed. Additionally, other investment banking firms which focus on the technology industry may attempt to undermine these relationships. If successful, the efforts of competing investment banking firms could materially and adversely affect SoundView's growth.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, WHICH MAY CAUSE US TO INCUR SIGNIFICANT COSTS.

    Our business is dependent on proprietary technology and other intellectual property rights. We rely primarily on copyright, trade secret and trademark law to protect our technology. We currently have no patents. These concepts and technologies may not be patentable. In addition, effective trademark protection may not be available for our trademarks. Notwithstanding the precautions we have taken, a third party may copy or otherwise obtain and use our software or other proprietary information without authorization or may develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of other countries may afford us little or no effective protection of our intellectual property. The steps we have taken may not prevent misappropriation of our technology or the agreements entered into for that purpose may not be enforceable. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversions of resources, either of which could have a material adverse effect on our business, financial condition and operating results.

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
OUR SUCCESS IS DEPENDENT ON OUR KEY PERSONNEL WHOM WE MAY NOT BE ABLE TO RETAIN, AND WE MAY NOT BE ABLE TO HIRE ENOUGH ADDITIONAL QUALIFIED PERSONNEL TO MEET OUR GROWING NEEDS.

    Our business requires the employment of highly skilled personnel. The recruitment and retention of experienced investment banking professionals and proficient technologists are particularly important to our performance and success. We do not have "key person" life insurance policies on any of our officers or associates. The loss of the services of any of our key personnel or the inability to recruit and retain experienced investment banking professionals and proficient technologists in the future could have a material adverse effect on our business, financial condition and operating results. Our chairman and co-chief executive officer was hospitalized for approximately eight weeks with a stroke in 1994. We expect further growth in the number of our personnel, particularly if markets remain favorable to investment banking transactions. Competition for such personnel is intense. Our continued ability to compete effectively in our business depends on our ability to attract and retain the quality personnel our operations and development require. See "Risk Factors--Risks Related to the Merger--The loss of our professionals could adversely affect our business and results of operations."

WE MAY HAVE DIFFICULTY EFFECTIVELY MANAGING OUR GROWTH.

    We expect our business to develop rapidly. Our current senior management has limited experience managing a rapidly growing enterprise and may not be able to effectively manage our growth.

THE INTENSIFYING COMPETITION WE FACE FROM BOTH ESTABLISHED AND RECENTLY FORMED ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

    We encounter intense competition in all aspects of our business, and we expect this competition to increase. Our principal competitors in connection with our investment banking activities are traditional investment banking firms, some of which offer their underwritten securities through the Internet. We also face competition from recently formed online investment banking initiatives, such as E*Offering, or W. R. Hambrecht & Co. In addition, a group comprised of Charles Schwab, Ameritrade and TD Waterhouse, along with three venture capital firms, has announced its intention to form an online investment banking firm. In the context of online distributions of public offerings, we are facing growing competition from brokerage firms such as Charles Schwab, Fidelity Brokerage Services and E*Trade, among others, which offer equity securities through the Internet. In our online brokerage business, we encounter direct competition from discount brokerage firms and online brokerage firms, and from full-service brokerage firms. Most of these investment banking and brokerage firms have been established for longer and are far better capitalized and staffed than we are, and have much larger, established customer bases than we do. See "Wit Capital's Business--Competition" and "SoundView's Business--Competition."

OPERATIONAL RISKS MAY DISRUPT OUR BUSINESS OR LIMIT OUR GROWTH.

    Our business is highly dependent on information processing and telecommunications systems. We face operational risks arising from mistakes made in the confirmation or settlement of transactions or from transactions not being properly booked, evaluated or accounted for. Our business is highly dependent on our ability, and the ability of our clearing firm, to process, on a daily basis, a large and growing number of transactions across numerous and diverse markets. Consequently, our clearing firm and we rely heavily on our respective financial, accounting, telecommunications and other data processing systems. If any of these systems do not operate properly or are unavailable due to problems with our physical infrastructure, we could suffer financial loss, a disruption of our business, liability to clients, regulatory intervention or reputational damage. In addition, the rapidly increasing level of telephone and e-mail customer inquiries has at times strained the capacity of our telecommunications system and our customer service staff. On occasion we have also experienced temporary disruptions in our Web site service. As a result, our customers have sometimes been unable to contact us in a timely manner. The inability of our systems to accommodate an increasing volume of transactions and customer inquiries could also constrain our ability

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
to expand our businesses. We are currently upgrading and expanding the capabilities of our data and telecommunications systems and other operating technology. We expect that in the future we will need to continue to upgrade and expand our systems infrastructure. We intend to expand our telecommunications system capacity in order to better ensure customer satisfaction.

IF WE FAIL TO COMPLY WITH APPLICABLE LAWS AND REGULATIONS, WE MAY FACE PENALTIES OR OTHER SANCTIONS THAT MAY BE DETRIMENTAL TO OUR BUSINESS.

    When enacted, the Securities Act of 1933, which governs the offer and sale of securities, and the Securities Exchange Act of 1934, which governs, among other things, the operation of the securities markets and broker-dealers, did not contemplate the conduct of a securities business through the Internet. Uncertainty regarding the application of these laws and other regulations to our business may adversely affect the viability and profitability of our business. If we fail to comply with an applicable law or regulation, government regulators and self regulatory organizations may institute administrative or judicial proceedings against us that could result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders, the loss of our status as a broker-dealer, the suspension or disqualification of our officers or employees or other adverse consequences. The imposition of any material penalties or orders on us could have a material adverse effect on our business, operating results and financial condition.

AFTER THE MERGER, WE WILL ENGAGE IN MARKET-MAKING ACTIVITIES WHICH WILL SUBJECT US TO INCREASED RISKS WHICH COULD BE HARMFUL TO OUR BUSINESS.

    SoundView currently makes markets in a substantial number of technology stocks. After the merger, we will likely increase our combined market-making activities. Market-making requires commitment of capital and may result in more volatile earnings or losses. If we begin to make markets in more volatile Internet-related securities, we may not be able to manage the risks involved with market-making volatility. Increased volatility in market-marking will cause an increase in expenses to ensure proper functioning of this type of market-making, including the addition of more market-makers. In addition, pending regulations will require securities to trade in decimals instead of fractions. Once these regulations are implemented, they may result in a further decrease in spreads between bid and ask prices, which could make the execution of trades and market making less profitable. If there is any further decline in the spreads that market makers receive in trading equity securities, our business, financial condition and operating results may be materially adversely affected.

OUR REVENUES MAY DECLINE DUE TO CHANGES IN MARKET STRUCTURE WHICH MAY SIGNIFICANTLY ALTER OUR PRESENT ACTIVITIES AS A BROKER FOR LISTED SECURITIES.

    The securities industry is experiencing a period of intense changes. In this transforming environment, the role brokers will play in transactions for listed securities is unpredictable. Important factors include the elimination of a rule that currently prohibits dealers from making markets in some listed securities in their own trading rooms, the growth of electronic communications networks which conduct trading of some securities away from the major exchanges and the potential for a move toward a central limit order book to consolidate and provide protection for orders in Nasdaq and listed securities. These factors may also lead to a growth in the trading between institutional investors in transactions in which brokers no longer participate. If these developments lead to a general decrease in the need for brokers in securities trading, our brokerage business will be adversely affected.

                                       20
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WE MAY NOT BE ABLE TO SECURE FINANCING IF WE NEED IT IN THE FUTURE.

    We may require financing in the future to support more rapid expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements. We can give no assurance that additional financing will be available when needed on favorable terms, if at all.

EMPLOYEE MISCONDUCT COULD HARM US AND IS DIFFICULT TO DETECT AND DETER.

    There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur. Misconduct by employees could include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized or unsuccessful activities. In either case, this type of conduct could result in unknown and undamaged risks or losses. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious reputational harm. It is not always possible to deter employee misconduct, and the precautions we take to prevent and detect this activity may not be effective in all cases.

DESPITE OUR EFFORTS, OUR SYSTEMS AS WELL AS THOSE OF OTHERS MAY PROVE NOT TO BE YEAR 2000 COMPLIANT, WHICH COULD SIGNIFICANTLY DISRUPT OUR BUSINESS.

    We may realize exposure and risk if the systems on which we are dependent to conduct our operations are not Year 2000 compliant. Because we are largely dependent on our ability to conduct our operations through the Internet, any significant disruption of this computer infrastructure caused by the Year 2000 problem could significantly interfere with our business operations. Our potential areas of exposure include products purchased from third parties, computers, software, telephone systems and other equipment used internally. If our present efforts to address Year 2000 compliance issues are not successful, or if vendors with whom we conduct business do not successfully address such issues, our business, operating results and financial position could be materially and adversely affected.

WE DO NOT ANTICIPATE PAYING DIVIDENDS.

    We do not anticipate paying cash dividends on our common stock in the foreseeable future.

ANTI-TAKEOVER PROVISIONS AND OUR RIGHT TO ISSUE PREFERRED STOCK COULD MAKE A THIRD-PARTY ACQUISITION OF US DIFFICULT.

    Certain provisions of the Delaware General Corporation Law may delay, discourage or prevent a change in control. These provisions may discourage bids for our common stock at a premium over the market price and may adversely affect the market price and the voting and other rights of the holders of our common stock. In addition, our governing documents provide for a staggered board and authorize the issuance of up to 30 million shares of preferred stock. Such preferred stock, which will be issuable without stockholder approval, could grant its holders rights and powers that would tend to discourage changes in control.

THE FUTURE SALE OF SHARES OF OUR COMMON STOCK MAY NEGATIVELY AFFECT OUR STOCK PRICE.

    If our stockholders sell substantial amounts of our common stock, including shares issuable upon the exercise of outstanding options and warrants in the public market, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. Persons who may be deemed to be affiliates of either Wit Capital or SoundView (assuming completion of the merger) include individuals or entities that control, are controlled by or are under common control of either Wit Capital or SoundView and may include some of

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the officers, directors or principal stockholders of Wit Capital or SoundView.
Affiliates may not sell their shares of Wit Capital common stock acquired in connection with the merger except pursuant to:

    - an effective registration statement under the Securities Act covering the resale of those shares; or

    - an applicable exemption under the Securities Act.

    In connection with the merger, each stockholder of SoundView that could be deemed an affiliate of Wit Capital must execute and deliver to Wit Capital a letter stating that it will comply with the requirements of Rule 145 under the Securities Act if and when that person sells shares of Wit Capital common stock. Wit Capital's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of Wit Capital common stock to be received by affiliates in the merger.

RISKS RELATED TO ONLINE COMMERCE AND THE INTERNET

OUR LONG-TERM SUCCESS DEPENDS ON THE DEVELOPMENT OF THE INTERNET AS A COMMERCIAL MARKETPLACE, WHICH IS UNCERTAIN.

    The markets for investment banking and brokerage services through the Internet are at an early stage of development and are rapidly evolving. Because the markets for our online services are new and evolving, it is difficult to predict the future growth (if any) and the future size of these markets. We cannot assure you that the markets for our online services will continue to develop or become sustainable. A substantial number of our clients have been Internet related companies. Sales of many of our services and products will depend upon the acceptance of the Internet as a widely used medium for commerce and communication. A number of factors could prevent such acceptance, including the following:

    - Electronic commerce is at an early stage and buyers may be unwilling to shift their purchasing from traditional vendors to online vendors;

    - The necessary network infrastructure for substantial growth in usage of the Internet may not be adequately developed;

    - Increased government regulation or taxation may adversely affect the viability of electronic commerce;

    - Insufficient availability of telecommunication services or changes in telecommunication services could result in slower response times or increased costs; and

    - Adverse publicity and consumer concern about the security of electronic commerce transactions could discourage its acceptance and growth.

    Conducting investment banking operations through the Internet involves a new approach to the securities business. We may have to undertake intensive marketing and sales efforts to educate prospective clients on the uses and benefits of our services and products in order to generate demand. For example, corporate issuers may be reluctant to accept our online underwriting capabilities.

QUESTIONS RELATED TO THE SECURITY OF OUR SYSTEMS AND OUR ABILITY TO TRANSMIT CONFIDENTIAL INFORMATION OVER THE INTERNET MAY ADVERSELY IMPACT OUR BUSINESS.

    The need to securely transmit confidential information over the Internet has been a significant barrier to electronic commerce and communications. We are potentially vulnerable to attempts by unauthorized computer users to penetrate our network security. If successful, those individuals could misappropriate proprietary information or cause interruptions in our online services. We may be required to expend significant capital and resources to protect against the threat of such security breaches or to alleviate problems. In addition to security breaches, inadvertent transmission of computer viruses could expose us to the risk of disruption of our business, loss and possible liability. Continued concerns over the security of

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
Internet transactions and the privacy of its users may also inhibit the growth of the Internet generally as a means of conducting commercial transactions.

FAILURE OF OUR ENCRYPTION TECHNOLOGY COULD COMPROMISE THE CONFIDENTIALITY OF OUR CUSTOMER TRANSACTIONS AND ADVERSELY AFFECT OUR BUSINESS.

    We rely upon encryption and authentication technology, including public key cryptography technology licensed from third parties, to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. Advances in computer capabilities, new discoveries in the field of cryptography or other developments could result in a compromise or breach of the procedures we use to protect customer transaction data. If any such compromise of our security occurs, our business, financial condition and operating results could be materially adversely affected.

                           FORWARD-LOOKING STATEMENTS

    We have included in this proxy statement/prospectus statements which may constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not historical facts but instead represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of our, or our management's, control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements. Important factors that could cause actual results to differ from those in our specific forward-looking statements include:

    - a decline in general economic conditions or the United States securities markets;

    - the inability to secure share allotments in underwritten offerings in which we participate sufficiently to satisfy our customers' demand and generate revenue;

    - the inability to ensure sufficient revenue to cover our costs and create profits;

    - increased risks due to market-making and institutional sales and trading activities after the merger;

    - the factors discussed on page [ ] under the heading "Update on Digital Trading Facility";

    - problems brought about by the Year 2000 issue; and

    - increasing competitive pressures.

    For additional information regarding these and other important factors that could cause actual results to differ from those in our forward-looking statements, your should read the section in this proxy statement/prospectus entitled "Risk Factors."

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
                THE SPECIAL MEETING OF WIT CAPITAL STOCKHOLDERS

GENERAL

    We are furnishing this proxy statement/prospectus to holders of Wit Capital common stock in connection with the solicitation of proxies by the Wit Capital board of directors for use at the special meeting of stockholders of Wit Capital to be held on January [ ], 2000, and any adjournment or postponement thereof.

    This proxy statement/prospectus is first being furnished to Wit Capital stockholders on or about January [ ], 2000.

DATE, TIME AND PLACE

    The special meeting will be held on January [ ], 2000 at [time], New York City time, at [place], New York, New York.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting and any adjournment or postponement of the special meeting, Wit Capital stockholders will be asked:

    - to consider and vote upon the adoption of the Agreement and Plan of Merger, dated as of October 31, 1999, among Wit Capital, W/S Merger Corp. and SoundView;

    - to authorize an amendment to the Wit Capital Stock Incentive Plan to increase the number of shares of Wit Capital common stock reserved for issuance under the Stock Incentive Plan by an additional 9,850,000 shares;

    - to authorize an amendment to the Stock Incentive Plan to limit the maximum number of options and other awards that may be granted to an employee in any fiscal year to ensure compliance with Section 162(m) under the Internal Revenue Code; and

    - to transact such other business as may properly come before the special meeting.

RECORD DATE

    Wit Capital's board has fixed the close of business on [date that is between 20-60 days before the date of the special meeting] as the record date for determination of Wit Capital stockholders entitled to notice of and to vote at the special meeting.

VOTING AND REVOCATION OF PROXIES

    We request that Wit Capital stockholders complete, date and sign the accompanying proxy and promptly return it in the accompanying envelope or otherwise mail it to Wit Capital. If voting by telephone or the Internet, please follow the instructions set forth on the enclosed proxy card. Brokers holding shares in "street name" may vote the shares only if the stockholder provides instructions on how to vote. Brokers will provide a stockholder with directions on how to instruct the broker to vote the shares. All properly executed proxies that Wit Capital receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve (1) the merger agreement and (2) the amendments to the Stock Incentive Plan. Wit Capital's board does not currently intend to bring any other business before the special meeting and no matters may be brought before the special meeting by any person other than the board. If other business properly comes before the special meeting, the proxies will vote in accordance with their own judgment. We recommend that stockholders vote by proxy even if they are planning to attend the special meeting. Stockholders may change their proxy votes at the special meeting.

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
    A stockholder may revoke its proxy at any time prior to use

    - by delivering to the corporate secretary of Wit Capital a signed notice of revocation or a later-dated, signed proxy; or

    - by attending the special meeting and voting in person.

    Attendance at the special meeting does not in itself constitute the revocation of a proxy.

VOTES REQUIRED

    As of the close of business on [record date], there were [ ] shares of Wit Capital common stock outstanding and entitled to vote at the special meeting. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Wit Capital common stock entitled to vote and present or represented by proxy at the special meeting of Wit Capital stockholders. Approval of the amendments to the Stock Incentive Plan requires the affirmative vote of the holders of a majority of the shares of Wit Capital common stock entitled to vote and present or represented by proxy at the special meeting. Stockholders have one vote per share of Wit Capital common stock owned on the record date. Neither the approval of the merger agreement nor approval of the amendment to the Stock Incentive Plan is conditional on approval of the other proposal. Shares of Wit Capital Class B common stock are not entitled to vote at the special meeting.

    As of [record date], directors and executive officers of Wit Capital and their affiliates beneficially owned an aggregate of [ ] shares of Wit Capital common stock (exclusive of any shares issuable upon the exercise of options not exercisable within 60 days of the record date) or approximately [ ]% of the shares of Wit Capital common stock outstanding on such date. The directors and executive officers of Wit Capital have indicated their intention to vote their shares of Wit Capital common stock in favor of approval of the merger agreement. As of [record date], no directors and executive officers of SoundView owned shares of Wit Capital common stock.

QUORUM, ABSTENTIONS AND BROKER NON-VOTES

    A quorum of stockholders is necessary to hold a valid meeting. A quorum is present at the special meeting if the holders of a majority of the shares of Wit Capital common stock issued and outstanding and entitled to vote at the special meeting on the record date are represented at the special meeting either in person or by proxy. Abstentions and broker "non-votes" each will be included in the calculation of the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. A broker non-vote occurs when a broker is not permitted to vote on a proposed action because the beneficial owner of the shares held by the broker has not given the broker specific instructions on how to vote those shares. Accordingly, Wit Capital stockholders are urged to return the enclosed proxy card marked to indicate their vote, or if voting by telephone or the Internet, to follow the instructions set forth on the enclosed proxy card. Abstentions and broker non-votes will not be included in vote totals and will have no effect on the outcome of the votes on the approval of the merger agreement and the amendment to the Stock Incentive Plan.

SOLICITATION OF PROXIES AND EXPENSES

    Wit Capital has retained the services of Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies from its stockholders. The fees to be paid to that firm for these services are not expected to exceed $6,500 plus reasonable out-of-pocket expenses. Wit Capital will also pay for all printing and filing costs and expenses incurred in connection with the registration statement and this proxy statement/prospectus.

    In addition to solicitation by mail, the directors, officers and employees of Wit Capital may solicit proxies from its stockholders by telephone, facsimile, other electronic means or in person. Brokerage

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
houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

BOARD RECOMMENDATIONS

    The Wit Capital board of directors has determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Wit Capital and its stockholders. Accordingly, the board has unanimously approved the merger agreement and the issuance of shares of Wit Capital common stock in connection with the merger and unanimously recommends that stockholders vote FOR approval of the merger agreement. The board has also unanimously approved the amendments to the Stock Incentive Plan and unanimously recommends that stockholders vote FOR approval of each of the proposed amendments to the Stock Incentive Plan. A vote in favor of approval of the merger agreement will result in Wit Capital's adoption of SoundView's stock option plan, although no additional options to purchase shares will be granted under that plan.

    The matters to be considered at the special meeting are of great importance to Wit Capital stockholders. Accordingly, Wit Capital stockholders are urged to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope or vote appropriately by telephone or the Internet.

    Wit Capital stockholders should not send any stock certificates with their proxy cards.

                                   THE MERGER

    This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger and the related agreements, this summary may not contain all of the information that is important to Wit Capital stockholders. Stockholders should read the entire merger agreement and the other documents we refer to carefully and in their entirety for a more complete understanding of the merger.

    The following discussion of the background of the merger and the parties' reasons for the merger and the potential benefits that could result from the merger contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements. The actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors."

BACKGROUND OF THE MERGER

    During July and early August 1999, senior executives of Wit Capital and SoundView held several exploratory discussions regarding potential strategic relationships between the two companies, beginning on July 12 with a meeting of senior executives of Wit Capital and SoundView. Later in August and on several occasions in September, Wit Capital and its financial advisor, Goldman Sachs, had further discussions with senior management of SoundView focusing on the possibility of a business combination. Late in September, general terms were discussed and each company conducted preliminary business due diligence regarding the other's business. In addition, Wit Capital briefed the members of its board of directors who encouraged management to pursue discussions regarding a possible business combination.

    On October 5, 1999, representatives of Wit Capital delivered to representatives of SoundView a draft term sheet outlining principal terms for a proposed merger and the two companies and their advisors revised these terms over the next several days.

    On October 14, 1999, Wit Capital's board of directors held a meeting at which members of Wit Capital's senior management as well as representatives of the Goldman Sachs team participated. At the meeting, Wit Capital management reviewed the status of negotiations and presented its views. Goldman Sachs responded to questions raised by members of Wit Capital's board of directors regarding the proposed transaction. Following these presentations, the board engaged in full discussion of the terms of the proposed transaction and its advisability. No action was taken by the board at this meeting, other than directing management to continue negotiating a transaction and to report back to the board at a special meeting to be called at the discretion of management.

    On October 16, 1999, SoundView's senior executives met to review events surrounding the potential merger with Wit Capital. Russell Crabs and Curt Snyder, the senior executives who had primarily been involved in discussions with Wit Capital, explained the nature and extent of the discussions they had been conducting with Wit Capital's management team. Mr. Crabs outlined the contemplated structure of the potential merger, explaining that it would likely be a tax-free, stock-for-stock merger with a limited cash election feature. The SoundView executives then discussed the potential merger's strategic and business benefits for SoundView and its stockholders. These discussions included possible terms of the proposed merger, as well as matters related to operations and plans on a post-merger basis. At the conclusion of the meeting, each SoundView executive in attendance expressed the view that it was in the best long-term interest of SoundView and its stockholders for management to continue pursuit of a potential merger with Wit Capital. On the same day, SoundView agreed to terminate any discussions with third parties regarding a sale of its business.

    On October 19, 1999, Wit Capital's board held a special telephonic meeting for purposes of discussing the proposed merger. Senior members of Wit Capital management summarized the proposed terms and updated the board on the status of negotiations and open issues. Goldman Sachs presented its analysis of

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
the proposed merger and orally informed the board of its opinion, which would subsequently be confirmed in writing, that the proposed exchange ratio was fair from a financial point of view to Wit Capital. Following these presentations, the board engaged in discussion of the terms of the proposed transaction and its advisability. At the conclusion of the meeting, Wit Capital's board of directors voted unanimously to approve the merger and the terms of the merger agreement, and authorized management to proceed with final negotiations within specified parameters and with execution of definitive merger documents.

    From October 18 to October 29, 1999, Wit Capital and SoundView, together with their respective legal, financial and accounting advisors, negotiated the terms of the definitive merger agreement and other documentation in connection with the merger. On October 31, 1999, Wit Capital and SoundView executed and delivered the merger agreement and the related agreements. Wit Capital and SoundView announced the merger on the morning of November 1, 1999.

REASONS FOR THE MERGER

    JOINT REASONS FOR THE MERGER. The boards of directors and managements of Wit Capital and SoundView have each determined that, compared to continuing their operations on a stand-alone basis, the merged company would have better potential to improve long-term operating and financial results and would have an enhanced competitive position. Wit Capital is a leading Internet investment banking and brokerage firm that uses electronic mail and the Internet to offer and sell shares in public offerings to individual investors. Wit Capital has the competitive strengths of publicity and exposure from being the first Internet investment banking firm. It has relationships with numerous corporate issuers, venture capitalists and others in the financial services sector and has developed an expertise in working with Internet and other companies to develop Internet strategies and businesses. SoundView is an established investment banking firm that focuses exclusively on the technology sector. It focuses on advising and providing research on companies in the software, components, communications and systems sectors, making markets in and distributing shares in underwritten public offerings to institutional investors. The combined company will be able to offer its investment banking services to a broader variety of issuers and it should be able to receive increased share allotments in underwritten offerings in which it participates. Finally, the combined company will provide brokerage services through the Internet to its individual investor customers and through more traditional channels to its institutional investor customers. The combined company expects to greatly benefit from its combined focus on Internet and technology research. Both companies believe that the breadth and depth of their expertise and experience will enable us to achieve our goal of becoming the leading online investment banking firm.

    Wit Capital's board of directors and SoundView's management have identified a number of additional potential benefits of the merger that they believe will contribute to the success of the merged companies. These potential benefits include the following:

    - the combined company should be able to provide Internet and technology issuers significantly increased capabilities in capital raising, share distribution, research, strategic advisory, trading and online investor access. The addition of SoundView's expertise in technology to Wit Capital's Internet strengths provides the combined company with more comprehensive coverage of Internet and technology sectors, making a more compelling case for issuers to utilize Wit Capital;

    - the combined company should be able to leverage its market position, brand recognition and investment banking and distribution capabilities to command an increasing proportion of fees and share allocations in public offerings in which it participates;

    - the combination should provide individual investors larger allocations in an increased number of offerings across a broader range of Internet and technology sectors;

    - the combined company will be able to provide both its online brokerage customers as well as its institutional customers greater quantity and breadth in research coverage, since Wit Capital's

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
      research product focused on Internet-related companies will be coupled with SoundView's research product focused on technology companies. Prior to the announcement of the merger, Wit Capital published research on 45 companies, while SoundView published research on 195 companies and the combined company should publish research on over 230 companies;

    - the combined company will have one of the largest investment banking and research groups focusing exclusively on Internet and technology companies: the combination will significantly expand the combined company's number of investment banking and research professionals to over 100;

    - the combined company will benefit from enhanced strategic advisory and market making capabilities; and

    - the combined experience, financial resources, size and breadth of services offered by Wit Capital and SoundView are expected to allow the combined company to respond more quickly and effectively to increased competition and market demands in an industry experiencing rapid innovation and change.

    Wit Capital and SoundView have each identified separate, additional reasons for the combination, which are discussed below. However, Wit Capital's board of directors and SoundView's management each recognize that the potential benefits of the merger may not be realized. See "Risk Factors."

    WIT CAPITAL'S REASONS FOR THE MERGER. In reaching its decision to approve the merger agreement and to recommend approval of the merger agreement by Wit Capital stockholders, the Wit Capital board of directors consulted with its management team and financial advisors and independently considered the basic terms of the proposed merger agreement and the transactions contemplated by the merger agreement.

    The factors enumerated above and in the following paragraphs summarize the factors the board of directors of Wit Capital has considered in reaching its decision regarding the merger agreement and in preparing this proxy statement/prospectus. Among these factors, the Wit Capital board of directors in particular has considered the following:

    - presentations from, and discussions with, senior management and representatives of Goldman Sachs regarding business and financial due diligence;

    - current industry, economic and market conditions, including increased competition;

    - the importance of increasing the number of public offerings in which Wit Capital participates as a managing underwriter, and the importance of receiving larger share allocations in the public offerings in which Wit Capital participates;

    - the competitive importance of market position, size and adequacy of financial resources;

    - the relative advantages and disadvantages of a number of other strategic alternatives, taking into account the risks and uncertainties associated with such alternatives;

    - the potential benefits of the merger to Wit Capital customers and stockholders;

    - the basic terms of the merger agreement;

    - the opinion of Goldman Sachs that as of October 31, 1999, based upon and subject to the various considerations set forth in the opinion, the exchange ratio was fair to Wit Capital from a financial point of view;

    - SoundView's highly complementary business profile, and the resulting combination of Wit Capital's strengths in the Internet sector and online distribution with SoundView's strengths in core technology sectors and institutional sales and trading;

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
    - the complementary characteristics of the respective business and management philosophies and corporate cultures of SoundView and Wit Capital;

    - the benefits which should be realized by corporate issuers by Wit Capital's increased distribution capabilities and broader expertise in technology sectors; and

    - the benefits to Wit Capital stockholders of holding shares in a larger and financially stronger enterprise.

    The Wit Capital board believes the combination will bring Wit Capital closer to its goal of becoming the leading online investment banking firm.

    In assessing the transaction, the Wit Capital board has also considered several sources of information, including the following:

    - historical information concerning the businesses, financial performance, condition, operations and results of operations, technology, management style, competitive position, trends and prospects of Wit Capital and SoundView;

    - information and advice by members of Wit Capital's board and management and Wit Capital's financial advisors concerning the business, technology, services, operations, properties, assets, financial condition, operating results and prospects of Wit Capital, trends in Wit Capital's business and financial results and capabilities of Wit Capital's management team; and

    - the presentation of Goldman Sachs to the Wit Capital board of directors at its meeting held on October 19, 1999, and other financial analyses performed by Goldman Sachs.

    The Wit Capital board has also identified and considered a number of uncertainties and risks concerning the merger, including the following:

    - the risk that the potential benefits sought in the merger might not be fully realized, if at all;

    - the risk that the combined company might experience slower growth relative to the prior growth rate of the individual companies; and

    - the other risks associated with the businesses of Wit Capital, SoundView and the combined companies and the merger described in this proxy statement/prospectus under "Risk Factors."

    The Wit Capital board believes that certain of these risks are unlikely to have a material impact on the combined company, and that, overall, the risks associated with the merger are outweighed by the potential benefits of the merger.

    As a result of the foregoing considerations, Wit Capital's board believes that the potential advantages of the merger outweigh the benefits of remaining a stand-alone company. The Wit Capital board believes that the combined company would have a far greater opportunity than Wit Capital alone to compete in its industry.

    In view of the variety of factors considered in connection with its evaluation of the merger, the Wit Capital board has not found it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and has not done so. In addition, many of the factors contain elements which may affect the fairness of the merger in both a positive and negative way. Except as described above, the Wit Capital board, as a whole, has not attempted to analyze each individual factor separately to determine how it affected the fairness of the merger. Consequently, individual members of the Wit Capital board may have given different weights to different factors and may have viewed factors as affecting the determination of fairness differently.

    SOUNDVIEW'S REASONS FOR THE MERGER. In arriving at its decision to approve the merger agreement, SoundView's board considered a number of factors, including those set forth under "Joint Reasons for the

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
Merger." The joint reasons enumerated above and in the following paragraphs, these matters summarize the factors SoundView's board and management have considered in reaching their decisions regarding the merger agreement. In particular, SoundView's management has considered the following:

    - the strategic benefits expected from the merger and the anticipated effect of the merger on long-term stockholder value, in light of the following:

       - the business, financial condition, results of operations and prospects of SoundView and Wit Capital;

       -  the current economic and industry environment;

       -  the risks and uncertainties of proceeding as a stand-alone company;

       - the relative advantages and disadvantages of a number of other strategic alternatives, taking into account the risks and uncertainties associated with such alternatives;

       - the importance to SoundView's business success of attaining greater expertise and research coverage of Internet companies, accessing online distribution capabilities to reach individual investors and expanding its international customer base;

       - the immediate access to Wit Capital's corporate and venture capital relationships and individual investor customer base;

       - the complementary characteristics of the respective business and management philosophies and corporate cultures of SoundView and Wit Capital;

       - the potential benefits of the merger to SoundView customers and stockholders;

       - the fairness to SoundView of the terms and conditions of the merger agreement which was the product of extensive arm's-length negotiations; and

       - the fact that the merger is expected to qualify as a tax free reorganization.

    In assessing the transaction, SoundView's management has also considered several sources of information, including the following:

    - historical information concerning the businesses, financial performance, condition, operations and results of operation, technology and management style, competitive position, trends and prospects of Wit Capital and SoundView;

    - SEC filings by Wit Capital;

    - current and historical market prices, volatility and trading data for Wit Capital;

    - information and advice by members of SoundView's management concerning the business, technology, services, operations, properties, assets, financial condition, operating results and prospects of Wit Capital, trends in Wit Capital's business and financial results and capabilities of Wit Capital's management team; and

    - reports from Freeman & Co. on SoundView's comparable valuation and the suitability of potential acquirors, including Wit Capital.

    SoundView's management has also identified and considered a number of uncertainties and risks concerning the merger, including the following:

    - the risk that the potential benefits sought in the merger might not be fully realized, if at all;

    - the risk of loss of current brand awareness before the combined company's new brand gains market acceptance;

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
    - the risk that the combined company might experience slower growth relative to the prior growth rate of the individual companies; and

    - the other risks associated with the businesses of Wit Capital, SoundView and the combined companies and the merger described in this proxy statement/prospectus under "Risk Factors."

    SoundView's management believes that certain of these risks are unlikely to occur or unlikely to have a material impact on the combined company, and that, overall, the risks associated with the merger are outweighed by the potential benefits of the merger.

    As a result of the foregoing considerations, SoundView's management believes that the potential advantages of the merger outweigh the benefits of remaining a stand-alone company. SoundView's management believes that the combined company would have a far more enhanced competitive position than SoundView alone.

    In view of the variety of factors considered in connection with its evaluation of the merger, SoundView's management has not found it practicable to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and has not done so.

    In addition, many of the factors contain elements which may affect the fairness of the merger in both a positive and negative way. SoundView's management and board, as a whole, have not attempted to analyze each individual factor separately to determine how it affected the fairness of the merger. Consequently, individual members of SoundView's management and board may have given different weight to different factors and may have viewed the factors as affecting the determination of fairness differently.

RECOMMENDATION OF WIT CAPITAL'S BOARD OF DIRECTORS

    Wit Capital's board of directors has determined that the merger agreement and the merger are advisable and fair to, and in the best interests of, Wit Capital and its stockholders. Accordingly, the board has voted unanimously to approve the merger agreement and the issuance of shares of Wit Capital common stock in connection with the merger, and unanimously recommends that stockholders vote for approval of the merger agreement at the special meeting of stockholders. A vote in favor of approval of the merger agreement will result in Wit Capital's adoption of SoundView's stock option plan, although no additional options to purchase shares will be granted under that plan.

OPINION OF WIT CAPITAL'S FINANCIAL ADVISOR

    Goldman Sachs has delivered its written opinion, dated October 31, 1999, to the board of directors of Wit Capital that, as of that date, the stock consideration and the cash consideration, in the aggregate, to be exchanged pursuant to the merger agreement was fair from a financial point of view to Wit Capital.

    THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, DATED OCTOBER 31, 1999, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED AS
APPENDIX III AND IS INCORPORATED BY REFERENCE IN THIS PROXY
STATEMENT/PROSPECTUS. YOU SHOULD READ THIS OPINION IN ITS ENTIRETY.

    In connection with its opinion, Goldman Sachs reviewed, among other things,

    - the merger agreement;

    - the registration statement on Form S-1 relating to the initial public offering of Wit Capital common stock, including the prospectus therein dated June 4, 1999;

    - the first quarterly report on Form 10-Q of Wit Capital for the period ended June 30, 1999;

    - audited historical financial statements of SoundView for the five years ended December 31, 1998;

    - interim reports and quarterly financial statements to stockholders of SoundView;

    - internal financial analyses and forecasts for SoundView prepared by the management of SoundView;

    - various financial analyses and forecasts for SoundView and Wit Capital prepared by the management of Wit Capital; and

    - certain cost savings and operating synergies projected by the management of Wit Capital to result from the merger.

    Goldman Sachs also held discussions with members of the senior management of SoundView and Wit Capital regarding the strategic rationale for, and the potential benefits of, the merger and the past and current business operation, financial condition and future prospects of their respective companies. In addition, Goldman Sachs:

    - compared financial and other information for SoundView and the financial and stock market information for Wit Capital with similar information for other companies the securities of which are publicly traded;

    - reviewed the financial terms of recent business combinations in the brokerage and Internet industries specifically and in other industries generally; and

    - performed other studies and analyses Goldman Sachs considered appropriate.

    Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed the accuracy and completeness for purposes of rendering its opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of SoundView or Wit Capital or any of their subsidiaries and was not furnished with any evaluation or appraisal. The advisory services and opinion of Goldman Sachs were provided for the information and assistance of the board of directors of Wit Capital in connection with its consideration of the merger, and the opinion does not constitute a recommendation as to how any holder of Wit Capital common stock should vote with respect to the merger.

    Wit Capital and SoundView did not impose any material limitations on Goldman Sachs in performing its financial analyses and investigations.

    The following is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion to Wit Capital's board of directors on October 31, 1999. In providing its opinion, Goldman Sachs did not assign any relative importance to any particular financial analysis.

    THE FOLLOWING SUMMARIES OF FINANCIAL ANALYSES MAY INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. YOU SHOULD READ THESE TABLES TOGETHER WITH THE TEXT OF EACH SUMMARY.

    CONTRIBUTION ANALYSIS. Goldman Sachs reviewed selected historical and estimated future operating and financial information for Wit Capital, SoundView and the combined company resulting from the merger based on Bear Stearns research for Wit Capital and financial forecasts of SoundView's management. Goldman Sachs also analyzed the relative income statement contribution of Wit Capital and SoundView to the combined company, before taking into account any of the possible benefits that may be realized following the merger, based upon
(1) actual results for the year 1998 and the last twelve months at September 30, 1999; (2) estimated results for the years 1999 through 2001; and
(3) financial data and forecasts and assumptions provided to Goldman Sachs by the respective managements of Wit Capital and SoundView. The results of these analyses are summarized as follows:

                                                  WIT CAPITAL                      SOUNDVIEW
                                                CONTRIBUTION TO                 CONTRIBUTION TO
                                                COMBINED COMPANY                COMBINED COMPANY
                                                ----------------                ----------------
                                                                    REPORTED
                                                                   -----------
REVENUES
1998..........................................          2%                             98%
Last Twelve Months (9/30/1999)................         18%                             82%
1999 estimated................................         19%                             81%
2000 estimated................................         29%                             71%
2001 estimated................................         38%                             62%
                                                                   ADJUSTED(A)
1999 estimated................................         22%                             78%
2000 estimated................................         30%                             70%
2001 estimated................................         39%                             61%
                                                                    REPORTED
NET INCOME
1999 estimated................................        N.M.                            N.M.
2000 estimated................................          2%                             98%
2001 estimated................................         11%                             89%
                                                                   ADJUSTED(A)
1999 estimated................................        N.M.                            N.M.
2000 estimated................................          2%                             98%
2001 estimated................................         12%                             88%
STOCKHOLDERS' EQUITY..........................         79%                             21%

------------------------

(a) Normalized to exclude one-time extraordinary items and non-operating revenues.

    PRO FORMA MERGER ANALYSIS. Goldman Sachs prepared pro forma analyses of the financial impact of the merger to Wit Capital stockholders by using Bear Stearns estimates for Wit Capital and management estimates for SoundView.

    Goldman Sachs compared the 1999 earnings per share and 2000 and 2001 estimated earnings per share of Wit Capital common stock on a stand-alone basis to the 1999 earnings per share and 1999, 2000 and 2001 estimated earnings per share of the common stock of the combined company on a pro forma basis. In performing this analysis, Goldman Sachs calculated the results by both excluding and including Wit Capital and SoundView managements' estimates of the potential benefits to be realized following the merger. Based upon those analyses, and assuming an aggregate consideration of $319.4 million and a retention pool of $25 million, and excluding the estimates of the potential benefits of the merger, the merger would be highly accretive to stockholders of Wit Capital on a revenue and earnings per share basis in 1999, 2000 and 2001. Based upon the analysis including the estimates of the potential benefits of the merger, the merger would be highly accretive on a revenue and earnings per share basis in 1999, 2000 and 2001.

    TRANSACTION DYNAMICS ANALYSIS. Goldman Sachs performed a comparative analysis of the implied multiples of Wit Capital's estimated current market value to estimated revenues in 2000 and 2001 for Wit Capital (1) as a stand-alone company; (2) as part of the combined company ignoring the estimated potential benefits of the combination; and (3) as part of the combined company reflecting the estimated potential benefits of the combination. Goldman Sachs conducted this analysis first using Bear Stearns estimates of earnings for Wit Capital and second using Wit Capital management's estimates of earnings for Wit Capital.

    Under the first scenario, using Bear Stearns estimates of earnings for Wit Capital, the implied multiples of Wit Capital's estimated current market value to estimated revenues in 2000 and 2001 (1) as a stand-alone company, were 24.4x and 13.4x, respectively; (2) as part of the combined company, ignoring the estimated potential benefits of the combination, were 8.9x and 6.3x, respectively; and (3) as part of the combined company, reflecting the estimated potential benefits of the combination, were 7.8x and 5.3x, respectively.

    Under the second scenario, using Wit Capital management's estimates of earnings for Wit Capital, the implied multiples of Wit Capital's estimated current market value to estimated revenues in 2000 and 2001 (1) as a stand-alone company, were 22.8x and 12.7x, respectively; (2) as part of the combined company, ignoring the estimated potential benefits of the combination, were 8.8x and 6.2x, respectively; and (3) as part of the combined company, reflecting the estimated potential benefits of the combination, were 7.7x and 5.2x, respectively.

    SELECTED TRANSACTION ANALYSIS. Goldman Sachs compared information for selected mergers and acquisitions transactions in the financial institutions industry for the years 1998 and 1999, and specifically, the acquisitions by:

    - Chase Manhattan of Hambrecht & Quist; and

    - Wells Fargo of Ragen Mackenzie Group.

    Goldman Sachs compared:

    - the net income multiples for the last twelve months at September 30, 1999 and for the years ending 1999 through 2000; and

    - the multiples of book values.

    The results of these analyses are summarized as follows (multiples include consideration provided as part of employee retention pools):

                                                                                 1999 M&A   1998 M&A
                                                            H&Q(A)      RMG       DEALS      DEALS
                                                           --------   --------   --------   --------
LTM Net Income Multiples.................................    19.1x      18.8x     18.8x      17.7x
1999 Net Income Multiples................................    13.5x      15.5x     14.7x(b)   15.6x(b)
2000 Net Income Multiples................................    16.5x      13.2x     16.2x(c)   17.2x(c)
Book Value (September 30, 1999)..........................     3.6x       2.1x      2.8x       3.7x

------------------------

(a) Wall Street research report; calendarized estimates dated July 21, 1999.

(b) Current year multiple.

(c) Forward year multiple, assumes 2000E Net Income growth of 10%.

    The transaction value of $344 million, including the retention pool, was within the ranges of multiples for LTM Net Income, 1999 Net Income and 2000 Net Income. For example, SoundView's LTM Net Income of $19.2 million resulted in a multiple of 17.9x for the transaction. The $344 million in aggregate consideration, including the retention pool, represents a 9.4x multiple of SoundView's September 30, 1999 book value, higher than the multiples for the precedent transactions.

    In performing these analyses, Goldman Sachs did not assign relative importance or weights to the various sets of ratios and multiples.

    The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all the analyses it performed. No company or transaction used in the above analyses as a comparison is directly comparable to Wit Capital or SoundView or the proposed merger.

    The analyses were prepared for purposes of providing an opinion to the Wit Capital board of directors as to the fairness from a financial point of view to Wit Capital of the stock consideration and cash consideration, in the aggregate. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by the analyses. Because the analyses underlying the Goldman Sachs opinion are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Wit Capital, SoundView, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

    As described above, Goldman Sachs' opinion to Wit Capital's board of directors was one of many factors taken into consideration by Wit Capital's board of directors in making its determination to approve the merger. The foregoing is a summary of the material financial analyses used by Goldman Sachs in connection with providing its opinion but it does not purport to be a complete description of the analyses performed by Goldman Sachs.

    Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs has acted as Wit Capital's financial advisor in connection with, and has participated in the negotiations leading to, the merger agreement.

    An affiliate of Goldman Sachs, The Goldman Sachs Group, Inc., owns shares representing approximately 16.0% of the outstanding capital stock of Wit Capital, and warrants to purchase approximately 5,637,296 shares of Wit Capital Class B common stock. The warrants may be exercised beginning in October 2000. In connection with its investment in Wit Capital, The Goldman Sachs Group, Inc. and Wit Capital are parties to an agreement that, among other things, gives The Goldman Sachs Group, Inc. a right of first refusal to purchase additional shares of common equity before Wit Capital sells 5% or more of those shares to designated competitors of Goldman Sachs. In addition, The Goldman Sachs
Group, Inc. maintains registration rights and has agreed for a limited period of time not to acquire more than 25% of Wit Capital's fully diluted common equity. Goldman Sachs may provide investment banking services to Wit Capital in the future.

    Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Wit Capital or SoundView for its own account and for the accounts of customers.

    Under a letter agreement dated August 4, 1999, Wit Capital engaged Goldman Sachs to act as its financial advisor in connection with the possible acquisition by Wit Capital or any of its affiliates of all or a portion of the stock or assets of SoundView. According to the terms of this letter agreement, Wit Capital has agreed to pay Goldman Sachs a transaction fee based on the outcome of the merger as follows:

    - if at least 50% of the outstanding stock of SoundView, or at least 50% of the assets (based on the book value thereof) of SoundView, is acquired in one or more transactions, Goldman Sachs will receive a transaction fee of $3 million; or

    - if less than 50% of the outstanding common stock or assets (based on the book value thereof) of SoundView is acquired, Goldman Sachs will be paid a mutually acceptable transaction fee of not less than $1.5 million.

    Wit Capital also has agreed to reimburse Goldman Sachs for their reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against various liabilities, including liabilities arising under the federal securities laws.

ACCOUNTING TREATMENT

    The merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. This means that, for accounting and financial reporting purposes, the assets and liabilities of SoundView will be recorded at their fair value, and any excess of Wit Capital's purchase price over the fair value of SoundView's tangible net assets will be recorded as intangible assets, including goodwill.

APPLICABLE WAITING PERIODS AND REGULATORY APPROVALS

    The merger is subject to U.S. antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission, which terminated the statutory antitrust review period on November 24, 1999. Although the termination of their antitrust review does not preclude the Department of Justice and the Federal Trade Commission, or any state or private person, from challenging the merger at a later time we do not expect any challenge for antitrust reasons.

    The rules of the National Association of Securities Dealers, Inc., or the NASD, to which SoundView and Wit Capital's primary subsidiary are each subject, require advance notice of the merger to the NASD. Although prior approval by the NASD is not mandatory, it is customary not to complete a merger subject to these rules until the NASD has indicated its approval. SoundView and Wit Capital have provided the required notice.

    Neither Wit Capital nor SoundView is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable merger procedures of the Delaware General Corporation Law.

TRADING OF WIT CAPITAL COMMON STOCK TO BE ISSUED IN THE MERGER

    The inclusion in Nasdaq trading of the shares of Wit Capital common stock to be issued in the merger is a condition to the completion of the merger.

RESTRICTIONS ON SALE OF SHARES BY AFFILIATES OF WIT CAPITAL AND SOUNDVIEW

    This proxy statement/prospectus does not cover any resales of Wit Capital common stock to be received by SoundView stockholders upon completion of the merger and no person is authorized to make any use of this proxy statement/prospectus in connection with any such resale.

    The shares of Wit Capital common stock to be issued in the merger will be registered under the Securities Act and will be freely transferable, except for shares of Wit Capital common stock issued to any person who is deemed to be an affiliate of either Wit Capital or SoundView at the time of the special meeting of Wit Capital or at the time the stockholders of SoundView approved the merger. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by or are under common control of either Wit Capital or SoundView and may include some of the officers, directors, or principal stockholders of Wit Capital or SoundView. Affiliates may not sell their shares of Wit Capital common stock acquired in connection with the merger except pursuant to the volume and manner of sale limitations contained in Rule 144 under the Securities Act or pursuant to an effective registration statement.

    The merger agreement requires each affiliate of SoundView who will become an affiliate of Wit Capital after the completion of the merger to execute and deliver to Wit Capital a letter stating that the affiliate will comply with Rule 145 under the Exchange Act with respect to the sale of Wit Capital common stock received in the merger.

OPERATIONS FOLLOWING THE MERGER

    Following the merger, SoundView will operate as a wholly owned subsidiary of Wit Capital. Upon completion of the merger, it is anticipated that the members of SoundView's board will be Ronald Readmond, Russell Crabs and Mark Loehr. Wit Capital and SoundView have agreed that Russell Crabs will become a member of Wit Capital's board of directors. The stockholders of SoundView will become stockholders of Wit Capital, and their rights as stockholders will be governed by Wit Capital's amended and restated certificate of incorporation, Wit Capital's by-laws and the laws of the State of Delaware. SoundView's stock option plan will be adopted by Wit Capital although no additional options to purchase shares will be granted under the SoundView stock option plan. For a description of the differences between the rights of Wit Capital and SoundView stockholders, see "Comparison of Rights of Wit Capital Stockholders and SoundView Stockholders."

DIVIDEND POLICY

    Neither Wit Capital nor SoundView has ever paid dividends to its stockholders and Wit Capital does not expect to pay dividends for the foreseeable future.

INTERESTS OF NAMED EXPERTS AND COUNSEL IN THE MERGER

    Goldman Sachs has acted as Wit Capital's financial advisor in connection with the merger. In its role as such, it has rendered an opinion that as of October 31, 1999, based upon and subject to the various considerations set forth in the opinion, the exchange ratio was fair to Wit Capital from a financial point of view. Goldman Sachs also owns an equity interest in Wit Capital. On April 9, 1999, Wit Capital issued 11,666,667 shares of Series E preferred stock (subsequently converted into an equal number of shares of Wit Capital's Class B common stock) for a purchase price of $25 million. Goldman Sachs also received 5,637,295 warrants to purchase Series E preferred stock. The warrants are exercisable for an equivalent number of shares of Class B common stock and may be exercised beginning in October 2000 at a per share exercise price equal to $5.57. In addition, Goldman Sachs has the right to receive up to an additional 153,247 warrants to purchase Class B common stock depending upon the resolution of the dispute referred to in "Wit Capital's Business--Legal Matters."

    The validity of the shares of common stock Wit Capital is issuing in the merger is being passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, the same firm which has acted as Wit Capital's legal counsel in connection with the merger. Joseph H. Flom is a member of Wit Capital's special advisory board and is also a partner of Skadden, Arps, Slate, Meagher & Flom LLP. In return for his service on Wit Capital's special advisory board, Wit Capital has granted
Mr. Flom options to purchase common stock. See "Management of Wit Capital--Compensation of Directors and Special Advisory Board Members."

                                APPRAISAL RIGHTS

    SoundView is a Delaware corporation. Under Section 262 of the Delaware General Corporation Law, SoundView stockholders have appraisal rights (sometimes referred to as "dissenters' rights") in connection with the merger. Any stockholder who is eligible to exercise appraisal rights and properly does so will be paid in cash the "fair value" (exclusive of any element of value arising from the accomplishment or expectation of the merger) for his or her shares of SoundView common stock as determined by the Court of Chancery of the State of Delaware. Each SoundView stockholder [has been] notified that he or she is entitled to statutory appraisal rights. The period during which SoundView stockholders could inform SoundView of their intention to exercise their appraisal rights terminated on December [ ], 1999. Holders of [ ] shares of SoundView stock have demanded appraisal of their shares.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

    We have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, our counsel in connection with the merger, that, subject to the assumptions, exceptions, limitations and qualifications set forth in their opinion, the material United States federal income tax considerations relevant to the exchange of shares of SoundView common stock for Wit Capital common stock in the merger that are generally applicable to holders of SoundView common stock are as follows:

    - The merger will constitute a reorganization within the meaning of the Internal Revenue Code.

    - A holder of SoundView common stock will not recognize any gain or loss solely upon such holder's receipt of Wit Capital common stock in exchange for such holder's SoundView common stock in the merger, except to the extent the holder of SoundView common stock receives cash in lieu of a fractional share of Wit Capital common stock.

    - The aggregate tax basis of the Wit Capital common stock that a holder of SoundView common stock receives in the merger will be the same as the aggregate tax basis of the SoundView common stock surrendered by such holder in exchange for Wit Capital common stock (reduced by any tax basis attributable to any fractional share the holder is deemed to have disposed
      of).

    - The holding period of the Wit Capital common stock that each holder receives in the merger will include the period for which the SoundView common stock surrendered in exchange for Wit Capital common stock was considered to be held, if the surrendered SoundView common stock is held as a capital asset at the time of the merger.

    - Cash payments that a holder of SoundView common stock receives in lieu of a fractional share will be treated as if the fractional share of Wit Capital common stock had been issued in the merger and then redeemed by Wit Capital. A holder of SoundView common stock receiving cash will recognize gain or loss upon payment measured by any difference between the amount of cash received and the holder's basis in the fractional share.

    The opinion of Skadden, Arps, Slate, Meagher & Flom LLP and this discussion are based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences to SoundView stockholders as described above.

    SoundView stockholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular SoundView stockholders in light of their individual circumstances, such as stockholders who:

    - are dealers in securities;

    - are subject to the alternative minimum tax provisions of the Internal Revenue Code;

    - are foreign persons;

    - do not hold their SoundView common stock as capital assets; or

    - acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

    In addition, the following discussion does not address:

    - the tax consequences of the merger under foreign, state or local tax laws, or

    - the tax consequences of the assumption by Wit Capital of SoundView stock options or the tax consequences of the receipt of rights to acquire Wit Capital common stock. ACCORDINGLY, SOUNDVIEW STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

    Neither Wit Capital nor SoundView is requesting a ruling from the Internal Revenue Service as to the tax consequences of the merger. The completion of the merger is conditioned on Wit Capital's receiving an opinion from Skadden, Arps, Slate, Meagher & Flom LLP and SoundView's receiving an opinion from Morrison & Foerster LLP in each case dated on the date of the closing to the effect that the merger will constitute a reorganization within the meaning of the Internal Revenue Code and the tax consequences to the SoundView stockholders are as described above. SoundView stockholders should be aware that the tax opinions do not bind the IRS. The IRS may therefore successfully assert a contrary opinion. The tax opinions will be subject to assumptions and qualifications, including, but not limited to, the truth and accuracy of representations made by Wit Capital and SoundView.

    A successful IRS challenge to the reorganization status of the merger would result in a SoundView stockholder recognizing taxable gain or loss with respect to each share of SoundView common stock surrendered equal to the difference between (A) each stockholder's basis in the shares and (B) the fair market value, as of the effective time, of the Wit Capital common stock received in exchange. In this event, a stockholder's aggregate basis in the Wit Capital common stock received would equal its fair market value as of the closing date of the merger, and the stockholder's holding period for Wit Capital common stock would begin the day after the merger.

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX I TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. WE URGE YOU TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE MERGER. IN THE EVENT OF ANY DISCREPANCY BETWEEN THE TERMS OF THE MERGER AGREEMENT OR OTHER AGREEMENTS AND THE FOLLOWING SUMMARY, THE MERGER AGREEMENT WILL CONTROL.

MERGER AGREEMENT

    W/S Merger Corp., a Delaware corporation and a wholly owned subsidiary of Wit Capital, will merge with and into SoundView following the approval of the merger agreement by Wit Capital stockholders, including the satisfaction or waiver of other conditions to the merger.

    SoundView will be the surviving corporation and become a wholly owned subsidiary of Wit Capital following the merger.

    EFFECTIVE TIME

    At the closing of the merger, the parties will cause the merger to become effective by filing a certificate of merger with the Secretary of State of the State of Delaware. Wit Capital and SoundView are working toward completing the merger as soon as possible and hope to complete the merger by early 2000. Because the merger is subject to a number of conditions, however, we cannot predict the exact timing.

    DIRECTORS AND OFFICERS OF SOUNDVIEW AFTER THE MERGER

    Unless otherwise agreed by Wit Capital and SoundView prior to the effective time, (1) Russell Crabs will become a member of the board of directors of Wit Capital and (2) Ronald Readmond, Mark Loehr and Russell Crabs will be the directors of SoundView from and after the effective time of the merger until their successors have been duly elected or appointed and qualified. The officers of SoundView at the effective time will continue to be SoundView's officers after the effective time of the merger until their successors have been duly elected or appointed and qualified.

    CONVERSION OF SOUNDVIEW SHARES IN THE MERGER

    EXCHANGE RATIO. The merger agreement provides that each stockholder of SoundView will receive for each share a number of shares of Wit Capital's stock based upon a floating exchange ratio subject to a collar. The floating exchange ratio is intended to provide stockholders of SoundView with shares of Wit Capital's stock valued at $81.2387, based on the average trading price during the measurement period, so long as the average trading price of Wit Capital's stock remains at or between $15.5625 and $18.5625. If the Wit Capital stock price is above $18.5625 during the measurement period, the exchange ratio will be fixed at 4.376 and the value of the Wit Capital shares receivable for each SoundView share will exceed $81.2387. If the Wit Capital stock price during the measurement period is below $15.5625, on the other hand, the exchange ratio will be fixed at 5.220 and the value of the Wit Capital shares receivable for each SoundView share will be less than $81.2387.

    CASH ELECTION. A limited cash election feature allows each stockholder of SoundView to receive a cash payment in lieu of Wit Capital's stock, subject to an overall limitation, including any stockholders exercising dissenter's rights, of $30 million.

    TERMINATION. If the volume weighted average price of Wit Capital's stock over a five day period falls below $10, the merger may be cancelled by SoundView. Conversely, if the volume weighted average price of Wit Capital's stock over a five day period rises above $25, the merger may be cancelled by Wit Capital.

    DISSENTING SHARES. Stockholders of SoundView who properly assert appraisal rights with respect to their shares of SoundView common stock under Section 262 of the Delaware General Corporation law will not be entitled to have their shares of SoundView common stock converted and will not be entitled to receive cash for their shares.

    WIT CAPITAL SHARES. Shares of SoundView common stock owned by Wit Capital or any of its subsidiaries immediately prior to the effective time will be cancelled without any further payment.

    SOUNDVIEW STOCK OPTIONS

    At the effective time, each outstanding option to purchase shares of SoundView common stock granted under SoundView's 1995 Stock Option Plan will be converted into an option to purchase Wit Capital common stock. Each converted SoundView stock option will continue to have the same terms, and be subject to the same conditions, that were applicable to the option immediately prior to the effective time. At the effective time of the merger, SoundView's 1995 Stock Option Plan will be adopted by Wit Capital, although no additional options to purchase shares will be granted under that plan.

    Each SoundView stock option, when converted, will be able to purchase the number of shares of SoundView common stock it could have purchased prior to the merger multiplied by the exchange ratio according to which shares of SoundView common stock are being converted into shares of Wit Capital common stock. The exercise price for each converted stock option will also be appropriately adjusted. The new exercise price will equal the per share exercise price of each SoundView stock option immediately prior to the merger divided by the exchange ratio and then rounded up to the nearest whole number.

    In addition, the vesting schedule for SoundView options outstanding and not yet vested at the effective time of the merger will, except to the extent forfeited under SoundView's stock option plan, vest quarterly over a three year period following the effective time of the merger, at the rate per quarter as nearly as practical equal to one-twelfth of the unvested SoundView stock options of the SoundView employee.

    All of such options held by an employee will vest immediately upon the occurrence of:

        (1) the termination of the employee's employment by Wit Capital or its subsidiaries without cause;

        (2) the acquisition or creation by Wit Capital of an additional business which replaces SoundView's institutional brokerage business as Wit Capital's primary institutional brokerage business;

        (3) the acquisition or creation by Wit Capital of an additional business which replaces SoundView's investment banking technology group or research technology group as Wit Capital's primary investment banking technology group or research technology group; or

        (4) the completion by Wit Capital of a merger or consolidation or the completion of a tender offer or exchange offer for, or purchase of, shares of Wit Capital Stock resulting in:

           (a) the stockholders of Wit Capital prior to such transaction representing less than 50% of the voting power of all classes of either Wit Capital stock or the stock of the other company, as the case may be, or

           (b) the members of Wit Capital's board of directors prior to such transaction representing less than 50% of the board of directors of either Wit Capital or the other company, as the case may be.

    With respect to any option to purchase Wit Capital common stock that is vested at the effective time of the merger,

        (1) upon exercise after the effective time but prior to the first anniversary of the effective time, Wit Capital will issue to the person exercising that option 3 certificates, each representing approximately one-third of the shares of Wit Capital common stock issuable upon such exercise, with the following characteristics:

           (a) the first certificate will not have any transfer restriction except as provided under the Securities Act;

           (b) the second certificate will have a one-year transfer restriction from the effective time of the merger; and

           (c) the third certificate will have a two-year transfer restriction from the effective time of the merger; or

        (2) upon exercise on or after the first anniversary of the effective time but prior to the second anniversary, Wit Capital will issue to the person exercising the option 2 certificates with the following characteristics:

           (a) the first certificate will represent approximately two-thirds of the shares of Wit Capital common stock issuable upon such exercise, with such shares to have no transfer restriction except as provided under the Securities Act; and

           (b) the second certificate will represent approximately one-third of the shares of Wit Capital common stock issuable upon such exercise, with such shares to have a transfer restriction until the second anniversary of the effective time.

    THE EXCHANGE AGENT

    Promptly after the effective time, Wit Capital is required to deposit with American Stock Transfer & Trust Company, the exchange agent, certificates representing the shares of Wit Capital common stock to be exchanged for shares of SoundView common stock and cash to pay for any dividends or distributions that holders of SoundView common stock may be entitled to receive under the merger agreement.

    EXCHANGE OF SOUNDVIEW STOCK CERTIFICATES FOR WIT CAPITAL STOCK CERTIFICATES

    Promptly after the effective time, the exchange agent will mail to SoundView stockholders a letter of transmittal and instructions for surrendering their SoundView stock certificates in exchange for Wit Capital stock certificates.

    SoundView stockholders should not submit their stock certificates for exchange until they have received the letter of transmittal and instructions referred to above.

    Upon surrender of the SoundView stock certificates, the exchange agent will issue to each holder 3 certificates with the following characteristics:

        (1) the first certificate will represent 34.84% of the shares of Wit Capital common stock receivable in the conversion, which shares will have no transfer restriction except as provided under the Securities Act;

        (2) the second certificate will represent 32.58% of the shares of Wit Capital common stock receivable in the conversion, which shares will have a one-year transfer restriction; and

        (3) the third certificate will represent 32.58% of the shares of Wit Capital common stock receivable in the conversion, which shares will have a two-year transfer restriction.

    FRACTIONAL SHARES

    No fractional shares of Wit Capital common stock will be issued in connection with the merger. Instead, SoundView stockholders will receive an amount of cash, in lieu of a fraction of a share of Wit Capital common stock, equal to the product of (1) the fraction and (2) the average trading price of Wit Capital's common stock during the measurement period (but not more than $18.5625 nor less than $15.5625).

    RETENTION POOL

    At the effective time of the merger, Wit Capital will issue to designated SoundView employees an aggregate number of shares of Wit Capital common stock equal to the product of (a) the quotient resulting from dividing $25 million by $81.2387 and (b) the exchange ratio. Half of the retention shares allocated to an employee will vest when that employee has been continuously employed by Wit Capital and its subsidiaries for the first thirty months after the merger, and the remaining half of the retention shares allocated to an employee will vest when that employee has been continuously employed by Wit Capital and it subsidiaries for the first forty-two months after the merger. The only exceptions to the continuous employment requirement will be termination by Wit Capital without cause and, for SoundView's top five executives, will accelerate upon their death or disability. Retention shares that do not vest due to termination of employment will be forfeited.

    REPRESENTATIONS AND WARRANTIES

    Wit Capital and SoundView each made a number of representations and warranties in the merger agreement about their authority to enter into the merger agreement and to consummate the other transactions contemplated by the merger agreement and about aspects of their business, financial condition, structure and other facts pertinent to the merger including representations about the following topics:

    - corporate matters, such as organization and qualification, capitalization, authority and necessary approvals;

    - compliance with permits and applicable laws, rules and regulations of governmental entities;

    - financial statements;

    - books and records;

    - recent changes in business, finances, properties, assets, compensation payments, dividend payments or accounting practices; and

    - business matters, such as employee benefit plans, labor matters, material contracts, taxes, insurance, litigation and intellectual property.

    SOUNDVIEW'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

    SoundView has agreed that, until the completion of the merger or unless Wit Capital consents in writing, SoundView and its subsidiaries will conduct their businesses in the ordinary course of business and consistent with past practices and will use commercially reasonable efforts:

    - to preserve SoundView's business organization intact;

    - to keep available the services of its current officers and employees; and

    - to preserve its relationships with persons or entities with which it has business relations.

    SoundView has also agreed that, until the completion of the merger or unless Wit Capital consents in writing, SoundView and its subsidiaries will conduct their business in compliance with specific restrictions designed to ensure that SoundView's business and its practices do not change significantly from the time the merger was negotiated.

    WIT CAPITAL'S CONDUCT OF BUSINESS BEFORE COMPLETION OF THE MERGER

    Wit Capital has agreed that, until the completion of the merger or unless SoundView consents in writing, Wit Capital and its subsidiaries will conduct their businesses in the ordinary course of business and consistent with past practices and will use commercially reasonable efforts:

    - to preserve Wit Capital's business organization intact;

    - to keep available the services of its current officers and employees; and

    - to preserve its relationships with persons or entities with which it has business relations.

    Wit Capital has also agreed that, until the completion of the merger or unless SoundView consents in writing, Wit Capital and its subsidiaries will conduct their business in compliance with specific restrictions designed to ensure that it does not change its charter or significantly change certain aspects of its business from the time the merger was negotiated.

    Wit Capital has also agreed:

    - to use its reasonable best efforts to properly call and hold a special meeting of Wit Capital stockholders to approve the merger and to solicit from its stockholders proxies in favor of approval of the merger agreement; and

    - to prepare and file with the SEC, as promptly as practicable, a registration statement on Form S-4 with respect to shares of Wit Capital common stock to be issued in the merger.

    OTHER COVENANTS

    Each of SoundView and Wit Capital has also agreed to use all commercially reasonable efforts to complete the merger and related transactions.

    The understandings in the merger agreement relating to the conduct of SoundView's and Wit Capital's respective businesses are complicated and not easily summarized. We urge stockholders to carefully read the article in the merger agreement entitled "Covenants."

    NO SOLICITATION OF COMPETING TRANSACTION

    Until the merger is completed or the merger agreement is terminated, SoundView has agreed not to directly or indirectly solicit, encourage, participate, or initiate discussions or negotiations with or disclose any information to any persons concerning any "acquisition proposal". SoundView must immediately notify Wit Capital of the existence and details of any acquisition proposal.

    SoundView's board may not:

    - withdraw or modify, or propose to withdraw or modify, its approval of the merger or the merger agreement in a manner adverse to Wit Capital;

    - approve or recommend, or propose to approve or recommend, any acquisition proposal; or

    - enter into any agreement with respect to an acquisition proposal.

    CONDITIONS TO COMPLETION OF THE MERGER

    Wit Capital's and SoundView's respective obligations to complete the merger and the related transactions are subject to approval of the merger agreement by Wit Capital's stockholders, as well as the prior satisfaction or waiver (if permitted by applicable law) of the following conditions before completion of the merger:

    - each party's representations and warranties must be true and correct in all material respects when made and as of the completion of the merger, and all obligations under the merger agreement must have been performed;

    - appropriate stockholder approvals must have been obtained;

    - no order, writ, injunction or decree prohibits or prevents completion of the merger;

    - the registration statement relating to the issuance of shares of Wit Capital common stock in connection with the merger must be declared effective by the SEC;

    - all necessary governmental filings will have been made and consents obtained, and any waiting period under the antitrust laws that applies to the completion of the merger must have expired or been terminated; and

    - opinions as to corporate matters pertaining to each of the parties must have been rendered.

    Wit Capital's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

    - each affiliate of SoundView who will become an affiliate of Wit Capital upon completion of the merger will have delivered an executed letter to Wit Capital stating that the affiliate will comply with Rule 145 under the Securities Act;

    - all third party consents, authorizations and approvals will have been obtained, except for those that would not likely be materially adverse to the business, assets, liabilities, financial condition or results of operations of SoundView, taken as a whole;

    - an opinion of Skadden, Arps, Slate, Meagher & Flom LLP will have been rendered to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, that Wit Capital, SoundView and W/S Merger Corp. will be parties to the reorganization and that no gain or loss will be recognized by SoundView stockholders who convert their shares of SoundView common stock in the merger;

    - employment agreements between Wit Capital and specified SoundView employees must be in effect; and

    - the sum of SoundView shares to which dissenters' rights have been properly asserted under Delaware law and SoundView's shares subject to options as to which the holders have not surrendered certain selling rights will not exceed 10% of the sum of issued and outstanding shares immediately prior to the effective time.

    SoundView's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

    - an opinion of Morrison & Foerster LLP will have been rendered to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, that Wit Capital, SoundView and W/S Merger Corp. will be parties to the reorganization and that no gain or loss will be recognized by SoundView stockholders who convert their shares of SoundView common stock in the merger; and

    - employment agreements have been executed and delivered and Wit Capital must not have materially breached any of these employment agreements.

    TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated under certain circumstances at any time by either party before the completion of the merger, as summarized below:

    - the merger agreement may be terminated by our mutual written consent;

    - the merger agreement may also be terminated by either of us if it has become reasonably certain that any of the conditions to completion of the merger would not be satisfied on or prior to May 31, 2000 and will not be waived;

    - if there has been a breach of any of the representations and warranties in the merger agreement by one of the parties which would entitle the other party to choose not to complete the merger, and if the breach could not be cured before May 31, 2000, the non-breaching party may terminate the merger agreement;

    - if there has been a material breach of any of the covenants or agreements in the merger agreement by one of the parties, the other party may terminate the merger agreement if the breach has not been cured within 20 business days after receipt of notice by the breaching party; or

    - if the completion of the merger has not occurred by May 31, 2000.

    The merger agreement may be terminated by Wit Capital (1) if the volume weighted average trading price of Wit Capital common stock as reported for the primary trading session on Nasdaq on each of any 5 consecutive trading days beginning after December 15, 1999 and prior to the effective time is greater than $25, and (2) Wit Capital will have terminated the merger agreement within 10 days after the fifth consecutive trading day.

    The merger agreement may be terminated by SoundView if (1) the volume weighted average trading price of Wit Capital common stock as reported for the primary trading session on Nasdaq on each of any 5 consecutive trading days beginning after December 15, 1999 and prior to the effective time is less than $10, and (2) SoundView will have terminated the merger agreement within 10 days after the fifth consecutive trading day.

    If one of the parties is in material breach of its obligations or representations and warranties, that party does not have the right to terminate the merger agreement. The merger agreement will become null and void upon termination.

    EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    Wit Capital and SoundView may amend the merger agreement without any requirement that the stockholders of either party approve the amendment, unless the amendment has the effect of materially decreasing the consideration into which SoundView common stock will be converted. Both SoundView and Wit Capital may waive in writing the performance by the other party of representations, warranties, covenants or other understandings under the merger agreement and the satisfaction of any conditions to its obligations to close the transactions.

RELATED AGREEMENTS

    VOTING AGREEMENT

    Concurrent with the execution of the merger agreement, stockholders of SoundView representing over a majority of the voting power of SoundView's stock entered into a voting agreement with Wit Capital. Under the terms of the voting agreement, each of those stockholders of SoundView agreed, at any meeting of SoundView stockholders, to vote all of their shares of SoundView's stock in favor of the merger with Wit Capital and against any other proposal or offer to buy all or a substantial part of the business or properties of SoundView. They also agreed to vote against any action, proposal or agreement that would delay, impede, frustrate, prevent or nullify the merger agreement or the satisfaction of the conditions precedent to the merger agreement. Under the terms of the voting agreement, those SoundView stockholders also granted to Wit Capital an irrevocable proxy enabling the named proxies or their substitutes, at any meeting of SoundView stockholders, to vote their shares of SoundView's stock in the discretion of the proxies on all matters relating to the voting agreement.

    EMPLOYMENT AGREEMENTS

    Not later than the effective time of the merger, Wit Capital will enter into employment agreements with some of SoundView's employees. Under the terms of the proposed employment agreements, each employee agrees to remain with Wit Capital for a period ranging from 30 to 42 months after the effective time of the merger unless Wit Capital terminates the agreement or the employee resigns earlier.

    If the employee's employment is terminated before the end of the employment period by Wit Capital without "cause" or by the executive for "good reason," Wit Capital will pay the employee a severance payment equaling the sum of the aggregate amount of the employee's unpaid base salary then in effect through the end of the employment period and the unpaid guaranteed bonus. If the employment is terminated for cause prior to the end of the employment period, or if the employee dies or becomes totally disabled, then Wit Capital will pay the employee all unpaid base salary and guaranteed bonus earned through the date of termination of employment.

    "Cause" means the employee's (1) neglect, failure or refusal to timely perform the duties of his employment (other than by reason of a physical or mental illness or impairment), or his gross negligence in the performance of his duties, (2) material breach of any agreements, covenants and representations made in any employment agreement or other agreement with Wit Capital or any of its subsidiaries, (3) violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to Wit Capital or any of its subsidiaries or any material general policy or directive of Wit Capital or any of its subsidiaries applicable to the employee,
(4) conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony,
(5) giving or accepting undisclosed material commissions or other payments in cash or in kind in connection with the affairs of Wit Capital or any of its subsidiaries or their clients, (6) failure to obtain or maintain any registration, license or other authorization or approval that Wit Capital reasonably believes is required in order for the employee to perform his duties, or (7) habitual abuse of alcohol or drugs.

    "Good reason" means (1) any failure by Wit Capital to pay or provide the compensation and benefits under the agreement, (2) a change, without cause, in the employee's responsibilities which represents a materially adverse change from the employee's responsibilities as in effect at any time within the preceding 6 months or a material reduction, without cause, in the employee's corporate title in effect at any time within the preceding 6 months,
(3) requiring the employee to be based at any place outside a 50-mile radius from the employee's previous job location or residence, except for reasonably required travel on business, (4) Wit Capital acquires or creates an additional business as a result of which SoundView's institutional brokerage business, its investment banking technology group or its technology research group, as developed and expanded within Wit Capital, is no longer Wit Capital's primary institutional brokerage business or its primary investment banking technology group, as the case may be, or (5) Wit Capital changes its compensation methodology from the basic methodology utilized by SoundView before the merger such that it no longer uses a combination of cash, stock and options in a merit based compensation system rewarding individual performance within prevalent industry standards, as determined by senior management and the board of directors of Wit Capital.

    NON-DISCLOSURE AND ASSIGNMENT OF INVENTIONS AGREEMENT

    Each employee who enters into an employment agreement with Wit Capital must also enter into a non-disclosure and assignment of inventions agreement. Each employee who is a party to this agreement will agree not to reveal any confidential information belonging to Wit Capital, except as may be required in the course of performing his or her duties as Wit Capital's employee. Each employee who is a party to this agreement will also agree to assign to Wit Capital any rights which he or she may have with respect to inventions, software programs, data or other developments created or discovered during his or her employment term.

    PUT TERMINATION AGREEMENTS

    Each employee who enters into an employment agreement with Wit Capital must also enter into a put termination agreement with SoundView. These arrangements provide for amendment of (1) the vesting schedule of unvested options, (2) the terms of acceleration of unvested options and (3) the legends on stock certificates issued to each employee upon exercise of their options and stock appreciation rights. These agreements also terminate a prior stock purchase and transfer restriction agreement between each employee and SoundView that would otherwise permit the employee to put and SoundView to call the employee's stock at specified prices if the employee's employment is terminated. These agreements are effective at the closing of the merger.

                SUMMARY HISTORICAL FINANCIAL DATA OF WIT CAPITAL

    The following summary historical financial data of Wit Capital for the period from March 27, 1996 (inception) to December 31, 1996, and for the years ended December 31, 1997 and 1998 have been derived from Wit Capital's consolidated financial statements, which have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this proxy statement/prospectus. The summary historical financial data for the nine months ended September 30, 1998 and 1999 have been derived from Wit Capital's unaudited consolidated financial statements. In our opinion, such unaudited data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of results to be expected for any future period. All per share and weighted average share information has been adjusted to reflect the Wit Capital 7 for 10 reverse stock split effected June 2, 1999. The summary historical consolidated financial data should be read in conjunction with the consolidated financial statements and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Wit Capital," which are included elsewhere in this proxy statement/prospectus.

STATEMENT OF INCOME DATA
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                         PERIOD FROM
                                                                                                        MARCH 27, 1996
                                                         NINE MONTHS ENDED           YEAR ENDED         (INCEPTION) TO
                                                           SEPTEMBER 30,            DECEMBER 31,         DECEMBER 31,
                                                       ----------------------   ---------------------   --------------
                                                          1999        1998        1998        1997           1996
                                                       ----------   ---------   ---------   ---------   --------------
                                                            (UNAUDITED)
REVENUES:
Investment banking...................................  $   19,771   $   1,094   $   1,515   $      43     $      --
Brokerage............................................       4,146         149         295          10            --
Interest and other...................................       3,663          72         228         193            41
                                                       ----------   ---------   ---------   ---------     ---------
  Total revenues.....................................      27,580       1,315       2,038         246            41

EXPENSES:
Compensation and benefits............................      25,009       2,721       4,444       1,550           378
Professional services................................       3,417         535         878         330           283
Brokerage and clearance..............................       3,263          92         186           6             2
Data processing and communications...................       2,337         470         625         238            50
Other expenses.......................................       6,319       3,067       4,699       1,115         1,102
                                                       ----------   ---------   ---------   ---------     ---------
  Total expenses.....................................      40,345       6,885      10,832       3,239         1,815

Loss before equity in net loss of subsidiaries.......     (12,765)     (5,570)     (8,794)     (2,993)       (1,774)
Equity in net loss of subsidiaries...................         (24)         --          --          --            --
                                                       ----------   ---------   ---------   ---------     ---------
  Net Loss...........................................  $  (12,789)  $  (5,570)  $  (8,794)  $  (2,993)    $  (1,774)
                                                       ==========   =========   =========   =========     =========
NET LOSS PER SHARE:
Basic................................................  $    (0.40)  $   (0.78)  $   (1.23)  $   (0.41)    $   (0.33)
Diluted..............................................       (0.40)      (0.78)      (1.23)      (0.41)        (0.33)

WEIGHTED AVERAGE SHARES USED IN THE COMPUTATION OF
  NET LOSS PER SHARE:
Basic................................................  31,902,168   7,108,933   7,140,123   7,303,013     5,378,167
Diluted..............................................  31,902,168   7,108,933   7,140,123   7,303,013     5,378,167

                                                              SEPTEMBER 30,            DECEMBER 31,
                                                              -------------   ------------------------------
                                                                  1999          1998       1997       1996
                                                              -------------   --------   --------   --------
                                                               (UNAUDITED)
BALANCE SHEET DATA:
Cash and Cash Equivalents...................................    $  9,377      $18,110     $1,111     $  750
Total assets................................................     149,035       22,296      5,837      2,655
Stockholders' Equity........................................     139,063       20,608      4,859      1,480

                 SUMMARY HISTORICAL FINANCIAL DATA OF SOUNDVIEW

    The following summary historical financial data of SoundView for the years ended December 31, 1994 through 1998 have been derived from SoundView's consolidated financial statements, which have been audited by Ernst & Young LLP, independent public accountants, and for the years ended December 31, 1998 through 1996 are included elsewhere in this proxy/statement prospectus. The summary historical financial data for the nine months ended September 30, 1998 and 1999 have been derived from SoundView's unaudited consolidated financial statements. In SoundView's opinion, such unaudited data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information set forth therein. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of results to be expected for any future period. The summary historical consolidated financial data should be read in conjunction with the consolidated financial statements and related notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations of SoundView," which are included elsewhere in this proxy statement/prospectus.

STATEMENT OF INCOME DATA
  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     NINE MONTHS
                                                        ENDED
                                                    SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                                ---------------------   ---------------------------------------------------------
                                                  1999        1998        1998        1997        1996        1995        1994
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                     (UNAUDITED)
REVENUES:
Brokerage.....................................  $  61,891   $  45,822   $  64,562   $  48,773   $  38,979   $  32,056   $  25,646
Investment banking............................     32,053       8,332      10,259       9,944      11,683      11,809       1,951
Gains from firm investments...................      4,484       1,652       3,163         935       7,829       2,852         414
Asset management fees.........................      5,398       3,515       6,333         250      20,466       5,647          53
Interest......................................        758         517         815         478         385         124          74
Gain (loss) on joint venture..................        477        (440)       (832)         --          --          --          --
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Total revenues..............................    105,061      59,398      84,300      60,380      79,342      52,488      28,138

EXPENSES:
Compensation and benefits.....................     56,626      30,055      42,508      34,755      48,652      28,910      15,228
Brokerage and clearance.......................     10,393       6,964       9,434       8,037       7,035       5,952       3,874
Professional services.........................      3,791       3,495       4,239       3,345       2,850       1,969       1,903
Data processing and communications............      2,846       2,931       3,691       3,251       2,818       2,139         811
Other operating expenses......................      8,881       6,814       8,955       7,090       5,117       3,686       3,599
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Total expenses..............................     82,537      50,259      68,827      56,478      66,472      42,656      25,415
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before income taxes....................     22,524       9,139      15,473       3,902      12,870       9,832       2,723
Income tax expense............................      9,517       3,890       6,557       1,639       5,319       4,172       1,216
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Net income..................................     13,007       5,249       8,916       2,263       7,551       5,660       1,507
Minority interest.............................         --          --          --          --      (1,664)       (249)          9
                                                ---------   ---------   ---------   ---------   ---------   ---------   ---------
  Net income..................................  $  13,007   $   5,249   $   8,916   $   2,263   $   5,887   $   5,411   $   1,516
                                                =========   =========   =========   =========   =========   =========   =========
NET INCOME PER SHARE
  Basic.......................................  $   13.09   $    5.59   $    9.62   $    2.41   $    5.98   $    5.25   $    1.41
  Diluted.....................................       5.24        2.44        4.15        1.10        3.01        3.49        1.17
WEIGHTED AVERAGE SHARES USED IN THE
  COMPUTATION OF NET INCOME PER SHARE
  Basic.......................................    993,655     938,650     926,526     940,055     985,009   1,030,325   1,072,286
  Diluted.....................................  2,480,207   2,154,927   2,146,200   2,064,318   1,954,087   1,549,248   1,293,821

                                                                                                 DECEMBER 31,
                                                                             ----------------------------------------------------
                                                        SEPTEMBER 30, 1999     1998       1997       1996       1995       1994
                                                        ------------------   --------   --------   --------   --------   --------
                                                           (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.............................       $27,226         $10,236    $ 3,407    $ 3,736    $ 7,350    $   818
Total assets..........................................        93,998          48,568     35,844     52,440     27,668     10,932

Stockholders' equity..................................        38,247          23,713     17,216     15,102      9,413      4,308

              SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

    The pro forma combined statements of operations data presented below for the nine months ended September 30, 1999 and for the year ended December 31, 1998 assumes the merger occurred and was effective as of January 1, 1998. The pro forma combined balance sheet data presented below assumes the merger occurred as of the respective balance sheet date. You should not assume that Wit Capital and SoundView would have achieved the unaudited pro forma combined results if they had actually been combined during the periods shown.

    The unaudited pro forma combined results are based on estimates and assumptions, which are preliminary and have been made solely for purposes of developing such pro forma information. The unaudited pro forma combined results are not necessarily an indication of the results that would have been achieved had such transactions been completed as of the dates indicated or that may be achieved in the future.

    The unaudited pro forma combined results should be read in conjunction with the unaudited pro forma combined condensed financial information and the notes thereto and the historical consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus, and other financial information pertaining to Wit Capital and SoundView including "Management's Discussion and Analysis of Financial Condition and Results of Operations of Wit Capital," "Management's Discussion and Analysis of Financial Condition and Results of Operations of SoundView" and "Risk Factors."

COMBINED STATEMENT OF INCOME DATA
  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             NINE MONTHS ENDED       YEAR ENDED
                                                             SEPTEMBER 30, 1999   DECEMBER 31, 1998
                                                             ------------------   -----------------
REVENUES:
Brokerage..................................................       $   66,037         $   64,856
Investment banking.........................................           51,823             11,775
Gains from firm investments................................            4,972              3,209
Asset management fees......................................            5,398              6,333
Interest...................................................            3,934                997
Gain (loss) on joint venture...............................              476               (832)
                                                                  ----------         ----------
  Total revenues...........................................       $  132,640         $   86,338
EXPENSES:
Compensation and benefits..................................       $   87,263         $   54,456
Brokerage and clearance....................................           13,656              9,620
Professional services......................................            7,207              5,117
Data processing and communications.........................            5,183              4,316
Amortization of intangible assets..........................           14,252             19,003
Other operating expenses...................................           15,200             13,654
                                                                  ----------         ----------
  Total expenses...........................................          142,761            106,166
                                                                  ----------         ----------
Loss before income taxes...................................          (10,121)           (19,828)
Income tax benefit.........................................             (290)            (2,038)
                                                                  ----------         ----------
                                                                      (9,831)           (17,790)
Equity in net loss of subsidiaries.........................              (24)                --
                                                                  ----------         ----------
  Net Loss.................................................       $   (9,855)        $  (17,790)
                                                                  ==========         ==========
NET LOSS PER SHARE:
  Basic....................................................       $    (0.23)        $    (0.98)
  Diluted..................................................       $    (0.23)        $    (0.98)
WEIGHTED AVERAGE SHARES USED IN THE COMPUTATION OF NET LOSS
  PER SHARE:
  Basic....................................................       42,911,516         18,149,471
  Diluted..................................................       42,911,516         18,149,471

                                                              SEPTEMBER 30, 1999
                                                              ------------------
                                                                 (UNAUDITED)
COMBINED BALANCE SHEET DATA:
Cash and cash equivalents...................................      $   29,603
Total assets................................................         572,791
Stockholders' equity........................................         475,291

                           COMPARATIVE PER SHARE DATA

    The following tables reflect (a) the historical net loss and book value per share of Wit Capital common stock and the historical net income and book value per share of SoundView common stock in comparison with the unaudited pro forma net income and book value per share after giving effect to the proposed merger of Wit Capital with SoundView and (b) the equivalent historical net loss and book value per share attributable to 4.376 shares (assuming for purposes of these calculations that the market price per share of Wit Capital common stock is greater than $18.56, the maximum share price of the exchange ratio collar in the merger agreement) of Wit Capital common stock that will be received for each share of SoundView common stock in the merger. The information presented in the following tables should be read in conjunction with the unaudited pro forma condensed combined financial statements included in this proxy statement/prospectus and the historical consolidated financial statements and related notes of Wit Capital and SoundView which are included elsewhere in this proxy statement/prospectus.

                                                          PERIOD ENDED
                                                          SEPTEMBER 30,                    YEARS ENDED DECEMBER 31,
                                                       -------------------   ----------------------------------------------------
                                                         1999       1998       1998       1997     1996(5)      1995       1994
                                                       --------   --------   --------   --------   --------   --------   --------
WIT CAPITAL HISTORICAL PER SHARE DATA:
Basic and Diluted Net Loss Per Share(2)..............   $(0.40)    $(0.78)    $(1.23)    $(0.41)    $(0.33)    $  --      $  --
Historical Book Value Per Share(1)...................     1.92       0.58       0.68       0.40       0.26        --         --
Historical Book Value Per Share--Diluted(3)..........     2.28       0.74       0.87       0.68       0.51        --         --
SOUNDVIEW HISTORICAL PER SHARE DATA:
Basic Net Income Per Share(2)........................   $13.09     $ 5.59     $ 9.62     $ 2.41     $ 5.98     $5.25      $1.41
Diluted Net Income Per Share(2)......................     5.24       2.44       4.15       1.10       3.01      3.49       1.17
Historical Book Value Per Share(1)...................    39.34      23.37      27.39      18.66      16.06      9.85       4.38
Historical Book Value Per Share--Diluted(3)..........    14.39       9.93      11.00       8.38       7.49      5.45       3.49

                                                                 PERIOD ENDED         YEAR ENDED
                                                              SEPTEMBER 30, 1999   DECEMBER 31, 1998
                                                              ------------------   -----------------
WIT CAPITAL AND SOUNDVIEW PRO FORMA COMBINED PER SHARE DATA:
Basic and Diluted Net Loss Per Wit Capital Share............        $(0.23)             $(0.98)
Basic Net Income Per Equivalent SoundView Share(4)..........         (1.01)              (4.29)
Book Value Per Wit Capital Share............................          5.61                8.37
Book Value Per Equivalent SoundView Share(4)................         24.56               36.64
Book Value Per Wit Capital Share--Diluted(3)................          5.10                6.51
Book Value Per Equivalent SoundView Share --Diluted(3)......         22.32               28.48

------------------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding and considering the conversion of Wit Capital's Series A, B, C and D preferred stock into Wit Capital Class C common stock and Wit Capital Series E preferred stock into Wit Capital Class B common stock upon completion of Wit Capital's initial public offering in June 1999. All shares of Wit Capital Class C common stock were automatically converted into an equal number of shares of Wit Capital common stock on December 7, 1999. The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of Wit Capital common stock outstanding.

(2) Basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per share is computed using the weighted average number of common and common share equivalents outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon conversion of the convertible preferred stock and shares issuable upon the exercise of stock options and warrants. Because Wit Capital reported a net loss in each of the periods above, common stock equivalents are not included in the calculation of diluted net loss per share as they are anti-dilutive and would result in a reduction of net loss per share.

(3) The historical book value per share--diluted assumes the exercise of all outstanding options and warrants.

(4) The equivalent pro forma combined per share data for SoundView is calculated by multiplying the pro forma combined share amounts by the assumed exchange ratio of 4.376 shares of Wit Capital common stock for each share of SoundView common stock.

(5) Period from March 27, 1996 (inception) through December 31, 1996 for Wit Capital.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
               CONDITION AND RESULTS OF OPERATIONS OF WIT CAPITAL

OVERVIEW

    Wit Capital's wholly owned subsidiary, Wit Capital Corporation, was founded in 1996 as the first online investment banking firm. During 1998, Wit Capital Corporation was in an early stage of its operations and generated only minimal revenues from its investment banking and brokerage activities. Accordingly, we do not believe that the period to period comparisons of our operating results below are necessarily meaningful and should not be relied upon as indicators of future performance. All dollar figures located under the tables below for September 30 and December 31 for each respective year are expressed in thousands.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

    REVENUES

                                             SEPTEMBER 30,               DECEMBER 31,
                                          -------------------   -------------------------------
                                            1999       1998       1998       1997       1996
                                          --------   --------   --------   --------   ---------
Investment banking......................  $19,771     $1,094     $1,515      $43      $      --

    During 1998, the revenue we generated from underwriting activities was limited since the we received none or negligible portions of management fees paid to co-managing underwriters and underwriting sales credits reflected our limited allocations of the shares being underwritten. During 1999, we have begun to receive larger management fees and allocations of the shares in the offerings in which we are participating and have experienced a general increase in the number of offerings in which we participate. Our revenues related to financial advisory services have also increased as a result of an increase in strategic advisory relationships and frequency of transactions.

    We participated in a total of 38 securities offerings during 1998, 1 as co-manager and 37 as syndicate member. During 1998, total shares underwritten by us were 2.1 million. We retained 490,000 shares of these underwritten shares for sale to our customers in 1998.

    We participated in a total of 94 securities offerings during the first nine months of 1999, 45 as co-manager and 49 as syndicate member compared to the first nine months of 1998 during which we participated in 28 offerings as syndicate member. For the first nine months of 1999, total shares underwritten by us were 14.8 million, compared to 1.3 million shares underwritten during the first nine months of 1998. Of the shares underwritten above, during the first nine months of 1999 we retained 15.5 million shares (including designated shares) compared to 338,000 shares in the first nine months of 1998. These figures do not include 2.28 million shares of our own stock distributed to customers during our initial public offering in June 1999.

                                                 SEPTEMBER 30,               DECEMBER 31,
                                              -------------------   -------------------------------
                                                1999       1998       1998       1997       1996
                                              --------   --------   --------   --------   ---------
Brokerage...................................   $4,146      $149       $295       $10      $      --

    We charge our customers a brokerage commission of $14.95 for market orders and $19.95 for limit orders. The increase in this revenue resulted primarily from an increase in the number of customer accounts opened and an increase in the number of trades executed for our customers. The average daily number of trades per day for 1998 was 46 and total accounts at December 31, 1998 numbered 10,900. The average daily number of trades executed for the nine month period ended September 30, 1999 was 1,200, compared to 27 for the nine month period ended September 30, 1998. As of September 30, 1999 total accounts numbered 85,100 compared to 7,820 total accounts as of September 30, 1998. As of September 30, 1999, total active accounts numbered 52,885.

                                                        SEPTEMBER 30,               DECEMBER 31,
                                                     -------------------   ------------------------------
                                                       1999       1998       1998       1997       1996
                                                     --------   --------   --------   --------   --------
Interest...........................................   $3,176      $72        $183       $54        $31

    We earn interest income from the investment of cash balances raised through financing activities until the funds are used in our business. During 1998, our average monthly cash balance was $4.1 million. During the first nine months of 1999, our average monthly cash balance was $78.3 million as compared to a monthly average of $1.5 million for the first nine months of 1998.

                                                        SEPTEMBER 30,               DECEMBER 31,
                                                     -------------------   ------------------------------
                                                       1999       1998       1998       1997       1996
                                                     --------   --------   --------   --------   --------
Other..............................................   $  487      $--        $45        $139       $10

    We earned other revenue in 1996 related to a consulting assignment. In 1997, other revenue consisted of a one-time publishing royalty payment assigned to us by Mr. Andy Klein. In 1998 and for the nine month period ended September 30, 1999, other revenue primarily consisted of gains on the mark to market and sale of equity securities that we received as consideration for financial advisory services.

EXPENSES

                                                        SEPTEMBER 30,               DECEMBER 31,
                                                     -------------------   ------------------------------
                                                       1999       1998       1998       1997       1996
                                                     --------   --------   --------   --------   --------
Compensation and benefits..........................  $25,009     $2,721     $4,444     $1,550      $378

    Compensation and benefits expense consists of salaries, bonuses and other benefits paid or provided to our employees. We had 9, 25 and 66 employees as of December 31, 1996, 1997 and 1998 and 58 and 216 employees as of September 30, 1998 and 1999, respectively. Additionally, in February 1999, we entered into employment contracts with several professionals that entitled them to a total of $5.5 million in up-front payments. We recognized compensation expense of $2.6 million related to those portions of the amounts paid for which no future service by the employees was required. As we continue to hire more investment banking and research professionals and participate in more transactions, we expect our compensation expense to grow.

                                                        SEPTEMBER 30,               DECEMBER 31,
                                                     -------------------   ------------------------------
                                                       1999       1998       1998       1997       1996
                                                     --------   --------   --------   --------   --------
Professional services..............................   $3,417      $535       $878       $330       $283

    Professional services expense includes legal, consulting, accounting, and recruiting fees which have increased as we continue to develop and make improvements to our customer service and infrastructure, hire additional personnel, develop the digital trading facility, and increase our brokerage and investment banking operations.

                                                        SEPTEMBER 30,               DECEMBER 31,
                                                     -------------------   ------------------------------
                                                       1999       1998       1998       1997       1996
                                                     --------   --------   --------   --------   --------
Brokerage and clearance............................   $3,263      $92        $186        $6         $2

    Brokerage and clearing expense primarily consists of amounts paid to our clearing agent for processing and clearing customers' trades. The increase in brokerage and clearance expense reflects the increased volume and growth of our brokerage operations.

                                                        SEPTEMBER 30,               DECEMBER 31,
                                                     -------------------   ------------------------------
                                                       1999       1998       1998       1997       1996
                                                     --------   --------   --------   --------   --------
Data processing and communications.................   $2,337      $470       $625       $238       $50

    Data processing and communications expense includes costs related to market data services, transaction processing and telephone and other communication charges. These expenses have increased as a result of an increased number of active customer accounts and an increased volume of transactions processed. We expect these costs will continue to grow as transaction volume increases.

                                                        SEPTEMBER 30,               DECEMBER 31,
                                                     -------------------   ------------------------------
                                                       1999       1998       1998       1997       1996
                                                     --------   --------   --------   --------   --------
Technology development.............................   $1,707      $607      $1,156      $511       $532

    Our technology development expense includes costs related to the development, testing and support of our online brokerage systems and software. The increases in these expenses resulted from continued enhancements to our technology infrastructure and technological capabilities, the development of our new Web site as well as costs associated with the digital trading facility. We expect technology development expense to increase as operations continue to grow and as we continue to invest in our infrastructure.

                                                        SEPTEMBER 30,               DECEMBER 31,
                                                     -------------------   ------------------------------
                                                       1999       1998       1998       1997       1996
                                                     --------   --------   --------   --------   --------
Depreciation and amortization......................   $  864      $710       $897       $229        $9

    Depreciation and amortization consists primarily of depreciation and amortization of property, equipment and leasehold improvements and amortization of computer software. The increases in depreciation and amortization reflect the increased investments we have made in our technology, equipment and facilities. We expect these expenses to continue to grow as we continue to invest in technology and infrastructure.

                                                        SEPTEMBER 30,               DECEMBER 31,
                                                     -------------------   ------------------------------
                                                       1999       1998       1998       1997       1996
                                                     --------   --------   --------   --------   --------
Occupancy..........................................    $603       $176       $237       $201       $42

    Occupancy expense includes costs related to leasing office space in New York and San Francisco and the increase reflects our growth and need for expanded office facilities. We opened our San Francisco office in 1998, and leased additional space in New York in the third quarter of 1999. As we continue to grow and expand our business, we expect occupancy expense to increase.

                                                        SEPTEMBER 30,               DECEMBER 31,
                                                     -------------------   ------------------------------
                                                       1999       1998       1998       1997       1996
                                                     --------   --------   --------   --------   --------
Marketing and business development.................   $1,635      $845      $1,206      $641       $340

    During 1998 marketing expense related to developing our brand name recognition and promoting our business. During 1999, we focused on acquiring customers simply by offering access to initial public offerings. Marketing expense in 1999 primarily relates to the development of the digital trading facility, and we expect these expenses to increase as we continue to grow and expand our business.

                                             SEPTEMBER 30,               DECEMBER 31,
                                          -------------------   ------------------------------
                                            1999       1998       1998       1997       1996
                                          --------   --------   --------   --------   --------
Other...................................   $1,510      $729      $1,203     $(467)      $179

    Other expenses include travel and entertainment, office supplies, registrations and other administrative expenses that have all increased as we continue to expand our business and operations. In 1997, other expenses include a credit of $750,000 to reflect a repurchase of our common stock and a corresponding reduction of other expenses. Other expenses in 1998 includes write-downs of $782,000 related to media credits we had previously acquired but which we decided not to use in view of a revised marketing strategy in 1998. In 1999, other expenses includes an increase in travel and entertainment expenses related to expanding our business as well as $400,000 in primarily non-recurring costs associated with our brokerage operations and past vendor and other relationships.

    LIQUIDITY AND CAPITAL RESOURCES

    Historically, we have satisfied our cash requirements primarily through private placements of common stock and convertible preferred stock. During
June 1999, we completed an initial public offering in which we issued 8,740,000 shares of common stock at $9.00 per share. We received approximately
$72.8 million in cash proceeds, net of underwriting discounts and offering costs. We believe that our existing cash balances will be sufficient to meet anticipated cash requirements for at least the next twelve months. We may, nonetheless, seek additional financing to support our activities during the next twelve months or thereafter. There can be no assurance, however, that additional capital will be available on reasonable terms, if at all, when needed or desired.

    Net cash used in operating activities was $12.2 million for the nine months ended September 30, 1999, compared to $4.6 million during the same period in the preceding year. Cash used in operating activities for the nine months ended September 30, 1999 was primarily from a net loss of $12.8 million, an increase in operating assets of $8.7 million offset by a net increase in operating liabilities of $8.3 million. Cash used in operating activities for the nine months ended September 30, 1998 was primarily from a net loss of $5.6 million, a net increase in operating assets of $993,000, and an increase in operating liabilities of $458,000.

    Net cash used in operating activities was $6.9 million for 1998 and $3.9 million for 1997. Cash used in operating activities for 1998 resulted primarily from a net loss of $8.8 million and a net increase in operating liabilities of $711,000 and a net increase in operating assets of $1.2 million, offset by depreciation and amortization of $897,000 and non-cash expenses of $1.5 million. Cash used in operating activities in 1997 was primarily attributable to a net loss of $3.0 million, plus non-cash expense reimbursement of $750,000.

    Cash used in investing activities was $127.6 million for the nine months ended September 30, 1999, compared to $272,000 for the nine months ended September 30, 1998. Cash used in investing activities for the nine months ended September 30, 1999 was primarily for purchases of short-term investment securities of $121 million, fixed asset purchases of $3.7 million and purchases of computer software of $2.8 million. Cash used in investing activities for the nine months ended September 30, 1998 resulted from purchases of fixed assets of $208,000 and from purchases of computer software of $64,000.

    Net cash used in investing activities for 1998 of $458,000 was primarily attributable to purchases of fixed assets. Net cash used in investing activities of $828,000 for 1997 was attributable to $240,000 used for the purchase of fixed assets and $588,000 used in computer software development.

    Cash provided by financing activities was $131.1 million for the nine months ended September 30, 1999, compared to $9.2 million for the nine months ended September 30, 1998. Cash provided by financing activities resulted primarily from net proceeds of $72.8 million received from the initial public offering of our common stock and from $24.9 million in net proceeds received from the issuance of Series E preferred stock, now Class B common stock, and the grant of warrants to The Goldman Sachs Group, Inc. and from $31.5 million received from issuances of our Series D preferred stock, now common stock, to accredited investors. Cash provided by financing activities for the nine months ended September 30, 1998, was primarily from issuances of our Series A and Series B preferred stock, now common stock, to accredited investors.

    Net cash provided by financing activities was $24.3 million for 1998 and primarily consisted of proceeds from the issuance of our Series A, B, C and D preferred stock, now common stock. Net cash provided by financing activities was $5.1 million for 1997 and primarily consisted of proceeds from the issuance of our Series A preferred stock.

    On October 26, 1999, we and enba plc announced the intention to combine our efforts to establish a Pan-European investment banking firm to be known as Wit Capital Europe. Start of operations is anticipated to occur in early 2000. We and enba will jointly control Wit Capital Europe and will initially own
55 percent and 45 percent, respectively, of the equity of Wit Capital Europe. In proportion to these equity stakes, we and enba have contributed an aggregate of $10 million to the joint venture. We also entered into a subscription agreement to acquire 189,748 shares of enba in exchange for 1,878,596 shares of our common stock.

    In connection with the proposed merger with SoundView, we may spend up to $30 million in cash. A limited cash election feature in the merger agreement allows each SoundView stockholder to receive a cash payment in lieu of our common stock, subject to an overall limitation, including any stockholders exercising dissenter's rights, of $30 million. In addition, we expect direct transaction costs of $7 million in connection with the merger.

    We continued to make significant improvements to our customer care services during the third quarter of 1999 increasing the number of call center representatives, improving response time to customer inquiries, and upgrading its processing software and telecommunications equipment. We are currently upgrading and expanding the capabilities of our systems infrastructure which at times has been strained by rapid growth. We expect infrastructure expenditures to continue as we improve and enhance our online brokerage systems, expand our affinity programs, and continue development of our digital trading facility.

UPDATE ON DIGITAL TRADING FACILITY

    We have completed our evaluation of whether to continue to spend and prepare for the roll out of our digital trading facility. We have decided that in light of the rapidly changing environment for after-hours trading and alternative trading systems and our need to complete the merger with SoundView, we should stay focused on our core businesses. Accordingly, we are not going to operate our digital trading facility. We continue to explore how best to maximize the value of our investment in developing the digital trading facility assets, including a sale of the trading system that we have developed, a joint venture with a third party operator, redeployment of the assets for use in other areas of our businesses or licensing of our digital trading technology to third parties. In light of our determination not to proceed, and the status of our discussions with third parties, we are unable to project whether we will need to write-down previously capitalized costs. As of November 30, 1999, we estimate our total committed costs related to the digital trading facility to be approximately $8 million.

YEAR 2000

    The Year 2000 issue involves the potential for system processing and failures of date-related data resulting from computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather than the year 2000. This could result in system failure or

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
miscalculations causing disruptions of our operations, including among other things, a temporary inability to process transactions in connection with our investment banking and brokerage activities.

    Because we are dependent to a very substantial degree upon the proper functioning of computer systems, the failure of any computer system to be Year 2000 compliant could have a materially adverse affect on us. Failure of this kind could, for example, cause settlement of trades to fail, lead to incomplete or inaccurate accounting, recording or processing of trades in securities, result in generation of erroneous results or give rise to uncertainty about exposure to trading risks and our need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.

    We have formed a committee, the Y2K steering committee, to investigate and resolve Year 2000 compliance issues. This committee's mandate is to guide and coordinate the efforts of the various core business units which are working on Year 2000 compliance and to manage the assessment, planning, testing and implementation of Year 2000 compliant systems for the entire company. The Y2K steering committee created a process for developing an inventory of all information systems that we use. The inventory included all internal and external systems that were mission critical. To determine whether a mission critical system posed a potential problem, we:

    - interviewed vendors;

    - analyzed the system with testing software;

    - interviewed programmers and developers; and

    - reviewed program code.

    During the planning stage of the project, we received additional investments from stockholders which, among other things, permitted us to accelerate its replacement strategy. Information systems originally in need of remediation for Year 2000 compliance have been replaced as well as tested for Year 2000 compliance. These systems include:

    - telephone switch and all related instruments;

    - internal LAN and router environment;

    - internal hosted Web site; and

    - our servers.

    We have completed the internal information technology and non-information technology assessment, remediation and testing efforts and believe that our internal software and hardware systems should function properly with respect to dates in the year 2000 and thereafter. Costs to date related to Year 2000 assessment and remediation plans are approximately $175,000.

    In addition, we depend upon the proper functioning of third-party computer and non-information technology systems. These parties include depositories, clearing agencies, clearing houses, commercial banks and other vendors. We have contacted every material vendor with which we have important financial or operational relationships to determine the extent to which they are vulnerable to the Year 2000 issue. We assessed the responses to the Year 2000 questions asked to these vendors. Each vendor has participated in and passed the Year 2000 compliance tests formulated by the Securities Industry Association. These vendors have also provided us with written documentation that they are Year 2000 compliant and confirmed that they have passed the SIA sponsored industry test. Since we do not require unique services from any of these vendors, we believe the SIA testing indicates general Year 2000 compliance. In the event any of these vendors prove not to be Year 2000 compliant, we believe that we could find a replacement vendor which is Year 2000 compliant, although not without significant expense or delay. However, based

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
on management's current information, we expect to incur no significant costs in the future for Year 2000 problems.

    Our contingency planning efforts focus on creating operating plans in the case of internal system errors or failures or those of third party vendors which provide critical services. In general, the contingency plan provides for the employment of alternate service providers, communication means and manual processes. Management's worst case scenario in connection with Year 2000 issues is that there will be a failure on the part of one or more important vendors and that we will experience difficulties in finding replacement vendors. If these vendors are not Year 2000 compliant despite the results of their internal and external testing, we, as well as many of their other clients, will face system and processing failures until these issues can be resolved.

    Disruption or suspension of activity in the world's financial markets is also possible. In addition, uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999 and early 2000. This turn could result in a general reduction in trading and other market activities (and reduced revenues) as well as reduced funding availability in late 1999 and early 2000. We cannot predict the impact that such reduction would have on our business.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    The primary objectives of our investment activities are to preserve principal while maximizing yield without significantly increasing risk. We invest our excess cash in money market funds, short-term obligations issued by the U.S. Government and its agencies and in high-quality corporate issuers. Our investment portfolio is subject to market risk for changes in interest rates. We have established investment guidelines that specify credit quality requirements as well as diversification requirements by issuer and type of security. We do not hold derivative financial instruments in our investment portfolio.

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
                        PROPOSAL TO AMEND WIT CAPITAL'S
                           1999 STOCK INCENTIVE PLAN

    Wit Capital's stockholders are being asked to approve two amendments to Wit Capital's 1999 Stock Incentive Plan. The board of directors of Wit Capital adopted the amendments on December 13, 1999, subject to stockholder approval at the special meeting of stockholders.

INCREASE OF SHARES RESERVED FOR ISSUANCE

    The first amendment to the Stock Incentive Plan would increase the number of shares of our common stock reserved for issuance under such plan by an additional 9,850,000 shares. The share increase will ensure that a sufficient reserve of common stock remains available under the Stock Incentive Plan. Our board of directors believes that an increase in the number of shares of common stock reserved for issuance under the Stock Incentive Plan is appropriate. The purpose of the Stock Incentive Plan is to promote our long-term growth and profitability by providing incentive to our employees to improve stockholder value and contribute to our financial success. The ability to grant awards of stock options based on our employees' performance will enable us to retain and attract the best available people for positions of significant responsibility. Option grants made to newly hired or continuing employees will be based on both competitive market conditions and individual performance. For a description of the Stock Incentive Plan, see "Management of Wit Capital--Management Benefit Plans--Stock Incentive Plan."

    Subject to stockholder approval, there are presently [ ]shares of common stock reserved for issuance under the Stock Incentive Plan, representing [ ]% of all of our issued and outstanding common stock. This share reserve consists of (1) the [ ] shares of common stock initially reserved for issuance under the Stock Incentive Plan (including the shares of common stock subject to the outstanding options under the Stock Option Plan, the predecessor to the Stock Incentive Plan, which have been transferred to the Stock Incentive Plan) plus
(2) the [ ] share increase which is the subject of this proposal. If the stockholders vote to approve the merger agreement, SoundView's Stock Option Plan will be adopted by Wit Capital, although no additional options to purchase shares will be granted under SoundView's plan. There are currently outstanding options to purchase 1,577,962 shares of SoundView common stock under SoundView's stock option plan. If the merger agreement is approved by Wit Capital's stockholders, these options will be converted to options to purchase Wit Capital common stock at the exchange ratio. Thus, the SoundView options will become options to purchase between 4.376 and 5.220 shares of Wit Capital common stock.

APPROVAL OF INTERNAL REVENUE CODE SECTION 162(M) LIMITATIONS

    The second amendment to the Stock Incentive Plan would limit the maximum number of options and other awards which may be granted to an employee of ours in any fiscal year to 1 million shares of our common stock. The purpose of the amendment is to ensure that any options and other awards granted under the Stock Incentive Plan after its amendment increasing the number of shares available for issuance under the plan will qualify as "performance-based compensation" under
Section 162(m) of the Internal Revenue Code.

    Under Section 162(m), we may not deduct in any taxable year compensation in excess of $1 million paid to our co-chief executive officers and to our four other most highly compensated executive officers who are serving in such capacity as of the last day of such taxable year. An exception to this rule applies to compensation that is paid pursuant to a stock incentive plan or other management benefit plan approved by our stockholders that specifies, among other things, that the maximum number of shares with respect to options and other awards granted under such a plan with an exercise price equal to the fair market value of Wit Capital stock on the date of grant is deemed to be inherently performance-based, since such awards provide value to employees only if the stock price appreciates. While Section 162(m) under the Code generally became effective in 1994, a special rule allows options and other awards granted under the Stock

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
Incentive Plan to be treated as qualifying under Section 162(m) without having a per-person share limit until approval of the amendment to the Stock Incentive Plan to increase the number of shares reserved for issuance under the plan.

    If stockholders do not approve the Section 162(m) amendment, any compensation expense of Wit Capital associated with the options and other awards granted under the Stock Incentive Plan in excess of the shares currently available for issuance (together with all other non-performance-based compensation) in excess of $1 million for any of our co-chief executive officers or four other most highly compensated executive officers will not be deductible under the Code.

VOTE REQUIRED

    The affirmative vote of at least a majority of the shares of common stock present in person or by proxy at the special meeting and entitled to vote is required for approval of both amendments to the Stock Incentive Plan. Should the required stockholder approval not be obtained, then the 9,850,000 share increase to the share reserve under the Stock Incentive Plan will not be implemented, any stock options granted under the Stock Incentive Plan on the basis of that increase will immediately terminate without ever becoming exercisable for the shares of common stock subject to those options and no additional options or stock issuances will be made on the basis of such share increase. The Stock Incentive Plan will, however, continue in effect, and option grants and direct stock issuances may continue to be made under the Stock Incentive Plan until all the shares of common stock available for issuance under the Stock Incentive Plan have been issued pursuant to such option grants and direct stock issuances. The approval of the proposal to amend the Stock Incentive Plan is not conditional on the approval of the issuance of Wit Capital common stock in the merger. Moreover, the approval of one proposed amendment to the Stock Incentive Plan is not conditional on the approval of the other proposed amendment.

RECOMMENDATION OF WIT CAPITAL'S BOARD OF DIRECTORS

    The board of directors of Wit Capital deems this proposal to be in the best interests of Wit Capital and its stockholders and recommends a vote FOR approval of both proposed amendments to the Stock Incentive Plan. Unless authority to do so is withheld, the person(s) named in each proxy will vote the shares represented thereby FOR the approval of both amendments to the Wit Capital Group, Inc. 1999 Stock Incentive Plan.

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
                             WIT CAPITAL'S BUSINESS

    Our business comprises Internet investment banking and online brokerage. We established a private equity fund for venture capital investing in Internet companies by high net worth individuals. In 1998, our investment banking revenue and our brokerage revenue represented 74% and 14% of our total revenues, respectively. For the nine months ended September 30, 1999, our investment banking revenue and our brokerage revenue represented 72% and 15% of our total revenues, respectively. As our business develops and our client and customer bases grow, these percentages may change, and, accordingly, they may not be indicative of our future results.

INVESTMENT BANKING

    Our Internet investment banking services are divided into three revenue generating categories: public underwriting, financial advisory services and private equity. We also produce investment research which we believe will enable us to win investment banking mandates, increase our underwriting share allocations and provide beneficial information to our individual customers. In the future, we may engage in proprietary trading to support our investment banking activities.

    Our investment banking activities focus on the Internet sector and, more generally, on issuers seeking to market their stock offerings to online investors. We also focus on other rapidly growing sectors of the economy that are related to or dependent on Internet technology.

    We believe the Internet will open the equity markets to individual investors and thereby change the model of capital formation that exists today. In particular, we believe that the Internet presents the opportunity to align the interests of individual investors and corporate issuers by making public offering materials and investment research available to individuals on a timely basis and by providing individual investors the opportunity to purchase new issue shares at the offering price. Traditionally, major underwriters have presented public offerings primarily to select institutional purchasers who, as a result, have played a dominant role in pricing new issues. Individual investors, who account for approximately 43% of direct ownership of publicly traded equity securities, have been largely excluded from these offerings. We believe that a primary reason for this is the extensive human effort and cost required to market equity offerings with printed prospectuses and to monitor and confirm the interest of numerous individuals by person-to-person communication. By marketing public offerings to individual investors electronically, we believe underwriters and corporate issuers will be able to access efficiently the retail market and will have at hand instantaneous information as to the level of retail interest for their equity offerings. This information about individual investor interest in public offerings should lead to more accurate pricing.

    As the Internet rapidly becomes a critical medium for collecting and exchanging information and conducting commerce for nearly all businesses, we believe that corporate clients will gravitate towards those investment banking firms that leverage their knowledge and expertise about the Internet. The speed of this development is driven by the Internet's power to reduce costs related to the sale and delivery of traditionally provided goods and services and by its capacity to support new forms of business-to-business, business-to-consumer and consumer-to-consumer relationships. It is also driven by the increasing awareness of, and the relatively inexpensive access to, the Internet by individuals. According to Jupiter Communications, the percentage of households in the United States using the Internet grew from 9.7% in 1994 to 44% in 1999.

    We have built a team of 58 investment banking and research professionals with broad abilities to perform traditional investment banking functions such as deal selection and origination, due diligence, valuation, deal structuring and prospectus preparation. Our investment bankers, executive officers and investors have strong relationships with corporate issuers, venture capitalists and other influential persons and entities in the financial services sector. In addition, our senior investment banking and research professionals have a strong history of working with Internet companies and developing Internet strategies and businesses. Our chairman and co-chief executive officer, Robert H. Lessin, was previously a vice

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chairman at Salomon Smith Barney and was head of investment banking at Smith
Barney prior to its merger with Salomon Brothers. Prior to that, he was vice chairman of the investment banking operating committee at Morgan Stanley. Our director of research, Jonathan Cohen, was previously Merrill Lynch's senior Internet analyst and was named to Institutional Investor's "All American Research Team" for the Internet sector in 1996, 1997 and 1998. Other senior banking personnel also have significant business generating capabilities and investment banking experience in the Internet sector.

PUBLIC UNDERWRITING

    We have pioneered the business of online retail distribution of shares in public offerings. As a result, we have benefited from publicity and word of mouth exposure which we believe has established Wit Capital as a leading provider of online investment banking services. Since commencing operations in September 1997, we have participated in 166 public equity offerings, including 135 initial public offerings, lead managed by established investment banking firms, including BancBoston Robertson Stephens, Bear Stearns, DB Alex. Brown, Donaldson Lufkin & Jenrette, Goldman Sachs, Hambrecht & Quist, J.P. Morgan, Lehman Brothers, Merrill Lynch, Morgan Stanley, Salomon Smith Barney and Schroders.

    During the first nine months of 1999, we participated in a total of 94 public offerings, consisting of 45 public offerings as a co-manager and 49 public offerings as a syndicate member. Through September 30, 1999, we underwrote a total of 14.8 million shares and retained for sale to our customers a total of 15.5 million shares, including designated shares, in these public offerings during 1999. On average during this period, we underwrote 157,000 shares per offering in the public offerings in which we participated, representing an average of 1.8% of the total shares underwritten in each offering.

    In every transaction, we accept underwriting risks and liabilities in the same manner as do traditional investment banking firms, and we perform the requisite services, such as assisting in deal structure, due diligence and prospectus preparation. In contrast to the way securities are offered and sold by traditional underwriters, however, we offer and sell shares to individual investors on a modified first-come, first-served basis. By modified first-come, first-served, we mean that we treat all conditional offers to purchase shares in an initial public offering received before a specified time--typically
11:59 P.M. (ET) on the day we send e-mail notices of the offering--as if they had been submitted at the same time. Thereafter, conditional offers are accepted on a first-come, first-served basis, subject to some exceptions set forth in our rules. If we have more demand for shares from the customers that are treated as having submitted their offers at the same time than we have to distribute, we use a random number generator to select those customers to receive an allocation. While we reserve the right to set minimum and maximum limits for allocations, we try to allocate the shares we retain for distribution in 100 share increments in order to achieve a broad distribution. For certain issuers, we also facilitate special or affinity distributions to online investors having some existing relationship with the issuer, such as their customers, suppliers and employees.

    We have developed an automated Web-based system to handle securities offerings. This automated system includes basic brokerage functions through which investors can view offering documents and enter orders to purchase securities. The system assists our policy of discouraging "flipping" of securities. Flipping generally refers to buying shares in an initial public offering and selling them immediately for a profit. By tracking our customers' holding and sale of underwritten securities they purchase from us, our system assists our policy of discouraging our customers' selling of these securities before 60 days have elapsed. Customers who flip lose priority for a period of time to customers who have not flipped in our modified first-come, first-served selling process. The system also includes a fully automated electronic order book.

    We offer issuers contemplating public offerings several capabilities:

    - We provide broad dissemination of offerings to online individual investors, which should result in more demand for shares once they are publicly traded. For retail-oriented issuers, such broad dissemination should also result in increased customer awareness for the issuer's products or services.

    - We broaden the investor demand for the issuer's shares by providing a timely and cost-effective way to access groups having an affinity relationship with the issuer, such as customers, suppliers or employees.

    - We are able to deliver and analyze data about the retail demand for a proposed offering by collecting conditional offers from online individual investors in our central electronic order book. This should enable issuers to negotiate more appropriate prices for their shares as compared to prices negotiated primarily on the basis of data about institutional investor interest.

    - We offer broad online dissemination to individuals of investment research, which should result in more interest in and recognition of the issuer among individual investors in the secondary market.

    During 1998, the revenue we generated from underwriting activities was limited since the we received none or negligible portions of management fees paid to co-managing underwriters and underwriting sales credits reflected our limited allocations of the shares being underwritten. During 1999, we have begun to receive larger management fees and allocations of the shares in the offerings in which we are participating and have experienced a general increase in the number of offerings in which we participate. We have not received large enough share allocations to satisfy our customers' demand. We believe that our ability to create and broadly disseminate high quality investment research will be an important factor in obtaining more significant share allocations and earning full compensation as co-managers. After the merger, we will also have a substantial market-making business which we expect will contribute to our efforts to secure larger allocations in public offerings in what we participate.

    We currently focus on originating public offerings of common stock. In the future, we intend to explore opportunities to extend our investment banking services to include preferred stock, convertible securities and other debt and debt-related securities that we believe will appeal to individual investors.

STRATEGIC ADVISORY SERVICES

    In addition to our capital raising services, we also advise corporate clients in connection with developing Internet strategies and businesses and with mergers and acquisitions. These activities complement our public and private equity businesses and allow us to offer a mix of investment banking services to our clients during the course of their development. Senior members of our management have had advisory relationships with a number of corporations that are now clients or potential clients.

PRIVATE EQUITY

    We have a private equity group that assists private and public corporate issuers, as well as investment funds, in raising private capital. The private equity group is focused on raising equity capital from traditional institutional and venture capital sources and strategic investors. In the future, we plan to offer private equity to high net worth individual investors online.

INVESTMENT RESEARCH

    Our research department provides investment research on the Internet industry and Internet companies. To support our investment banking activities, we have extended our research coverage into other fast growing sectors of the economy that are related to or dependent on Internet technology, including media and entertainment, software, telecommunications, education, and healthcare and to issuers who are seeking access to the online investor base. Building our research capability will require a substantial investment in qualified personnel. However, we believe that investment research will enable us to win investment banking mandates, increase our underwriting share allocations and provide beneficial information to our individual investor customers.

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
    Jonathan Cohen, our director of research, is building a team of junior and mid-level research analysts to work with him. Our research platform has the advantage of using the interactive capabilities of the Internet while speaking to individual investors in a manner more comprehensible as compared to traditional investment research.

    In contrast to established research practices--where high quality research is closely held and shared only with a brokerage firm's favored clients--we disseminate our research for free on our Web site to our customers. We do not charge customers, brokerage firms or Web content or portal sites for our research. We believe that this strategy helps us to build brand recognition, without the cost of advertising or marketing.

INVESTMENT BY GOLDMAN SACHS

    Goldman Sachs and we have agreed to work together to solicit investment banking assignments when we both agree that such efforts will be mutually commercially beneficial. In addition, Goldman Sachs has agreed to support our participation in public offerings of equity securities when we both agree that such participation will be similarly beneficial. Goldman Sachs also has agreed, under certain circumstances, to support us as an investment banking firm to handle sales of underwritten shares to groups having a preexisting, or affinity, relationship with the issuer in connection with any public offering which they lead manage.

    We believe our relationship with Goldman Sachs will provide us important strategic advantages for our investment banking business, including valuable access to new prospective clients and to large and desirable public offerings and other transactions and assignments. We further believe our relationship will enhance our efforts to diversify and expand our investment banking capabilities beyond our initial Internet focus. Additionally, we expect our relationship to give us increased acceptance and stature in the investment banking community and with corporate clients. Our relationship with Goldman Sachs may, however, make it more difficult for us to develop or maintain relationships with other investment banking firms. See "Risk Factors."

    On April 9, 1999, we issued 11,666,667 shares of Series E preferred stock (subsequently converted into an equal number of shares of our Class B common stock) for a purchase price of $25 million. Goldman Sachs also received 5,637,295 warrants to purchase Series E preferred stock, now Class B common stock. The warrants are exercisable for an equivalent number of shares of Class B common stock and may be exercised beginning in October 2000 at a per share exercise price equal to $5.57. In addition, Goldman Sachs has the right to receive up to an additional 153,247 warrants to purchase Class B common stock depending upon the resolution of the dispute referred to in "Wit Capital's Business--Legal Matters."

BROKERAGE

    We offer to our direct customers brokerage services such as stock and option trading, access to more than 3,800 mutual funds, and record management as well as cash management services and market information. These services are provided through the Internet and touch-tone telephone access. Our ordinary commission rates are $14.95 for market orders and $19.95 for limit orders. As part of brokerage services, we provide news and other information services through arrangements with third-party vendors, including CBS Marketwatch, Free Edgar, IPO Central, Smartmoney.com, Stockpoint, Reuters and Red Herring.

    The following table shows the growth in (1) the number of customers who have opened accounts and have active accounts with us and (2) the daily average number of secondary market trades these customers have executed through us. Secondary market trades, which involve the buying and selling of publicly traded securities, do not include shares purchased in public offerings.

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

                                          APPROXIMATE
                                             NUMBER                                DAILY AVERAGE NUMBER
                                          OF CUSTOMER       APPROXIMATE NUMBER     OF SECONDARY MARKET
                                            ACCOUNTS        OF ACTIVE CUSTOMER        TRADES DURING
                                         AT PERIOD END    ACCOUNTS AT PERIOD END    THREE-MONTH PERIOD
                                         --------------   ----------------------   --------------------
March 31, 1998.........................       3,100                   (A)                     12
June 30, 1998..........................       5,300                   (A)                     25
September 30, 1998.....................       7,800                   (A)                     45
December 31, 1998......................      10,800                2,900                     106
March 31, 1999.........................      26,000                9,600                     405
June 30, 1999..........................      66,800               27,100                   1,377
September 30, 1999.....................      85,100               52,900                   1,833

------------------------

(A) Estimated to be less than 2,100 active customer accounts.

    CUSTOMER SERVICE. We are making a substantial commitment to provide a high quality of customer service through our call center. We continue to expand our telephone system capacity and additional aspects of our infrastructure. We will need to increase the number of customer care representatives in our call center as our customers' activity increases. We have expanded the hours of operation of our call center in order to better ensure the satisfaction of our customers. In addition, we have made a substantial investment to ensure that our operations are adequately structured and supervised to be in compliance with applicable regulations. The rapidly increasing level of telephone and e-mail inquiries at times has strained the capacity of our telecommunications system and our customer service staff. In addition, on occasion we have experienced temporary disruptions in our Web site service. As a result, our customers have sometimes been unable to contact us in a timely manner.

    CLEARING AND SETTLEMENT. U.S. Clearing, a division of Fleet Securities, clears our customer transactions on a fully-disclosed basis. U.S. Clearing is a registered broker-dealer that provides clearing services to other brokerage firms. Its services for our customers include the confirmation, receipt, execution, settlement and delivery functions involved in securities transactions, as well as safekeeping of customers' securities and assets and certain customer record keeping, data processing and reporting functions. We continue to increase our trade processing capabilities to better facilitate the clearing of trades we execute for our customers.

    Under our agreement with U.S. Clearing, we pay clearing and execution fees according to a schedule. In addition, the agreement requires U.S. Clearing to share with us execution revenues and interest revenue earned in connection with margin and stock borrowing balances kept by our customers and also provide us a fee on balances maintained by these customers with selected money market funds. We must indemnify U.S. Clearing for, among other things, any loss or expense due to the failure of customers to: (1) pay for securities purchased by them,
(2) promptly deliver securities sold by them, (3) deposit sufficient collateral to support their borrowing when requested by U.S. Clearing and (4) remit excessive disbursements of funds or any other valid charges imposed by U.S. Clearing.

VENTURE CAPITAL FUND GROUP

    The Venture Capital Fund Group emphasizes investments in Internet businesses and maintains a particular focus on e-commerce companies and providers of software and services that enable the digital economy. Our venture capital fund allows high net worth individual investors to pool their resources and gain access to a quality of deal flow traditionally available to proprietary funds backed by large institutions. We intend to raise capital for and manage a series of Internet-related private equity funds primarily for venture capital investing by high net worth individuals. We have recently hired the management team of Dawntreader LLC, the management company of an early-stage Internet fund established in 1998 by our co-chief executive officer, Robert H. Lessin, to lead our Venture Capital Fund Group.

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
    Our Venture Capital Fund Group currently manages Arista Capital Partners L.P., a $39.5 million Internet-related venture capital fund we closed in August 1999. We intend to offer additional venture capital funds focused on similar investment strategies and additional types of funds including a larger fund targeting both individual and institutional investors. We derive revenue from our Venture Capital Fund Group activity through management fees and sharing in profits realized by the funds.

    Our venture capital fund enables us to further take advantage of our expertise in the Internet and e-commerce. The development of this venture capital fund will create new investment opportunities for our high net worth individual investor clients and will create a wider range of capital raising opportunities for corporate issuers. The management of current and creation of additional venture capital funds should foster long term partnerships with our corporate clients while providing significant returns to the investors in our funds.

INTERNATIONAL OPPORTUNITIES

    Since the opportunity to reengineer the capital formation process is not limited to the U.S. marketplace, we want to leverage our technology and intellectual capital by creating international joint ventures. We would like to emerge as a global brand representing preeminence in Internet investment banking and brokerage activities. While we hope to develop a global network of Wit Capital branded companies linked by license and contractual agreements, our first two investments are in the developmental stage and we can provide no assurance that either will be successful in developing their businesses.

    WIT CAPITAL JAPAN. In July 1999, we entered into a joint venture agreement with Trans Cosmos, Inc. and an investment agreement with Mitsubishi Corporation to establish a Japanese Internet investment banking firm, known as Wit Capital Japan Inc. Wit Capital Japan was incorporated in August, 1999 and is based in Tokyo. Wit Capital Japan plans to commence operations by early 2000. Wit Capital Japan recently closed a second round of financing from private investors, bringing the aggregate amount of funds it has received since August, 1999 to over US$40 million. A group of Japanese financial institutions and venture capital investors joined Trans Cosmos and Mitsubishi Corporation in this latest round of financing. Wit Capital Japan has hired Katsuya Takanashi to serve as president and chief executive officer and to build a team of investment banking professionals, research analysts and technical experts. Mr. Takanashi has over 30 years of investment banking experience, with the most recent 15 years being spent at various executive and leadership positions within Nomura Securities. Mr. Takanashi served as executive vice president of Nomura Asset Management and has also been a member of the board of directors of Nomura Securities Co., Ltd. Our role in the venture is to provide know-how to the management of Wit Capital Japan. We own 30% of the outstanding equity in Wit Capital Japan, and we have an option terminating in May 2000 to purchase an additional 10%.

    Wit Capital Japan will extend to the Japanese markets our philosophy and practice of opening the equity markets to individual investors. Using the Internet, Wit Capital Japan will offer individual investors in Japan opportunities to invest in public offerings and venture capital funds of Japanese companies. In addition, Wit Capital Japan will provide access to proprietary, institutional-quality investment research at no charge. It also intends to provide financial advisory services to Japanese companies developing Internet businesses, including U.S. companies seeking to create joint ventures with companies in Japan. Wit Capital Japan will also offer online brokerage services to individual investors in Japan. In addition, five of its investors have agreed to participate in electronic underwriting syndicates in public offerings in which Wit Capital Japan participates as a lead manager or co-manager.

    Although the Japanese government has recently suggested that there will be support for efforts to develop new capital raising opportunities for Japanese growth companies, Wit Capital Japan will face challenges presented by traditional capital raising conventions and by the dominance of large Japanese securities firms. Wit Capital Japan hopes to benefit from our experience and relationships with the U.S. Internet community and our successful track record in gaining regulatory and industry acceptance of

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
online capital raising. Wit Capital Japan anticipates a significant increase in the Japanese e-commerce market as Japanese consumers and investors gain confidence in the Internet as a medium of commerce. See "Risk Factors--Our international investments may not prove to be successful."

    WIT CAPITAL EUROPE. In October 1999, we and enba plc, a European provider of Internet-only financial services, announced the intention to combine our efforts to establish a Pan-European investment banking firm, to be known as Wit Capital Europe. Wit Capital Europe plans to commence operations in early 2000, subject to obtaining the required regulatory approvals. We will initially own a 55% stake in Wit Capital Europe while enba will initially own a 45% stake. We and enba have contributed, in proportion to our equity interests, an aggregate of $10 million to the joint venture. We also entered into a subscription agreement to acquire 189,748 shares of enba in exchange for 1,878,596 shares of our common stock.

    Wit Capital Europe will use the Internet to offer individual investors in Europe the opportunities to invest in public offerings and venture capital funds of European companies. It also intends to provide financial advisory services to companies developing Internet businesses in Europe, including U.S. companies seeking to create joint ventures with companies in Europe. Wit Capital Europe will also provide online brokerage services to individual investors in Europe. In addition, Wit Capital Europe will provide access to proprietary, institutional-quality investment research at no charge. Wit Capital Europe intends to work closely with enba to offer an integrated consumer banking and brokerage service to individual investors throughout Europe, initially focusing on the United Kingdom, France and Germany. The joint venture will thus be able to take advantage of enba's developing technology platform designed to facilitate the provision of online consumer banking and brokerage on a Pan-European basis.

INFORMATION TECHNOLOGY

    Technology is fundamental to our business strategy. We are committed to the ongoing development, maintenance and use of technology throughout our organization and across all business lines. Where possible, our preference is to license or purchase software products and to build internally only what we cannot cost effectively acquire or license. As a result, our systems include a combination of licensed, purchased and internally developed products.

    In addition, we have completed a general redesign of our Web site to improve reliability, capacity and overall functionality, specifically with regard to the public offering process, access to research and online brokerage services. In connection with this redesign, we need to stabilize the performance of and continually monitor and enhance our technology in order to meet our customer expectations.

MARKETING

    We have experienced growth in our customer base with limited marketing expenditures. We acquire brokerage customers primarily by making available public securities offerings to individuals on a modified first-come, first-served basis. In addition, we acquire brokerage customers when we assist issuers in marketing their stock offerings to their affinity groups. These affinity marketing programs are particularly cost effective since they allow us to reach a broad base of prospective customers at little to no cost as our initial public offering alerts are distributed by electronic mail to lists provided for free by the issuer. To purchase shares in any offering through us, investors are required to open a brokerage account with us, which allows us to offer subsequent transactions or other services to the investor.

    We want to cost effectively build our brand equity by distributing public offerings and investment research through our Web site and through other distribution channels such as portals.

COMPETITION

    The financial services industry is highly competitive and we expect competition to intensify in the near future. We encounter direct competition primarily from established investment banks, as well as from

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traditional and online brokerage firms. We compete with some of these firms on a national basis and with others on a regional basis. Our competitors include large and well established Wall Street firms as well as relatively new securities firms, a growing number of which are rapidly developing firms that are using technology to win business away from the more traditional firms. General financial success within the securities industry and the increasing popularity of the Internet will together attract additional competitors for us, such as banks, software development companies, insurance companies and providers of online financial and information services.

    In recent years there has been a significant consolidation in the financial services industry. Commercial banks and other financial institutions have acquired or established broker-dealer affiliates and begun offering financial services to individuals traditionally offered by securities firms. These firms have the ability to offer a wide range of products, including lending, deposit taking, insurance, brokerage, investment management and investment banking services. This may enhance their competitive position by attracting and retaining customers through the convenience of one-stop shopping. They also have the ability to support investment banking and securities products with commercial banking, insurance and other financial service revenue in an effort to gain market share.

    Many of our competitors have significantly greater financial, technical, marketing and other resources than we do. Some of our competitors also offer a wider range of products and services than we do and have greater name recognition, more established reputations and more extensive client and customer bases. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements due to superior systems capabilities. They may also be better able to undertake more extensive promotional activities, offer more attractive terms to customers, clients and employees and adopt more aggressive pricing policies compared to our firm.

    INVESTMENT BANKING. Our principal competitors in connection with our investment banking business are traditional investment banking firms. These investment banks may also seek to offer individual investors participation in offerings through the Internet. We also face competition from online investment banking initiatives, such as E*Offering and W.R. Hambrecht & Co. Recently, Charles Schwab, Ameritrade, TD Waterhouse and three venture capital firms announced their joint plan to form a new online investment bank aimed at distributing shares in public offerings to individual investors. In the context of online distribution of public offerings, we are facing growing competition from brokerage firms such as Charles Schwab, Fidelity Brokerage Services and E*Trade, among others, which offer equity securities through the Internet. In addition, we expect that investment banking firms will create or acquire captive online brokerage distribution, such as Morgan Stanley has accomplished through its ownership of Discover Direct and Donaldson, Lufkin & Jenrette has accomplished through the development of DLJdirect.

    BROKERAGE. In our online brokerage business, we compete with discount brokerage firms, which generally execute transactions for customers without offering other services such as research, portfolio valuation and investment recommendations. We compete directly with over one hundred discount brokerage firms already operating on the Internet. Many of these firms execute transactions for their customers through the Internet. The number of online discount brokers will likely increase rapidly if the favorable treatment of these firms by the equity markets continues. The principal competitive factors in online discount brokerage include price, customer service, system reliability, quality of trade execution, delivery platform capabilities, ease of use, graphical user interface, range of products and services, innovation, branding and reputation. In our brokerage business we also encounter competition from established full-commission brokerage firms. Many of these brokerage firms have also begun conducting business online.

    PERSONNEL. Competition is also intense for the attraction and retention of qualified employees in the securities industry. Our ability to compete effectively in our businesses will depend on our ability to attract new employees and retain and motivate our existing employees.

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
REGULATION

    REGULATION OF THE SECURITIES INDUSTRY AND BROKER-DEALERS. Our business is subject to extensive regulation applicable to the securities industry in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. We are registered as a broker-dealer with the SEC and in all 50 states, the District of Columbia and Puerto Rico. We are also a member of the NASD, a self regulatory body to which all broker-dealers belong. Certain self-regulatory organizations, such as the NASD, adopt rules and examine broker-dealers and require strict compliance with their rules and regulations. The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The SEC and self-regulatory organization rules cover many aspects of a broker-dealer's business, including capital structure and withdrawals, sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, record-keeping, the financing of customers' purchases, broker- dealer and employee registration and the conduct of directors, officers and employees.

    EFFECT OF NET CAPITAL REQUIREMENTS. As a registered broker-dealer and member of the NASD, we are subject to the Uniform Net Capital Rule under the Exchange Act. The Uniform Net Capital Rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that at least a minimum part of its assets be kept in relatively liquid form. As of September 30, 1999, our broker-dealer subsidiary was required to maintain minimum net capital of $410,679 and had total net capital of approximately $36,997,059, or $36,586,380 in excess of the minimum amount required.

    The SEC and the NASD impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the Uniform Net Capital Rule and the NASD rules impose certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC and the NASD for certain withdrawals of capital. Because our principal asset will be the ownership of stock in our broker-dealer subsidiary, these rules governing net capital and restrictions on withdrawals of funds could operate to prevent us from meeting our financial obligations on a timely basis.

    APPLICATION OF SECURITIES ACT AND EXCHANGE ACT TO INTERNET BUSINESS. The Securities Act governs the offer and sale of securities. The Exchange Act governs, among other things, the operation of the securities markets and broker-dealers. When enacted, the Securities Act and the Exchange Act did not contemplate the conduct of a securities business through the Internet. Although the SEC, in releases and no-action letters, has provided guidance on various issues related to the offer and sale of securities and the conduct of a securities business through the Internet, the application of the laws to the conduct of a securities business through the Internet continues to evolve. Uncertainty regarding these issues may adversely affect the viability and profitability of our business.

    FOREIGN SECURITIES AUTHORITIES. We have entered into joint ventures to establish a broker-dealer business in foreign countries. Any such business would be subject to foreign law and the rules and regulations of foreign governmental and regulatory authorities. This may include laws, rules and regulations relating to any aspect of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure, record-keeping, the financing of customers' purchases, broker-dealer and employee registration requirements and the conduct of directors, officers and employees.

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
    CHANGES IN EXISTING LAWS AND RULES. Additional legislation or regulation, changes in existing laws and rules or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect our mode of operation and our profitability.

EMPLOYEES

    We believe that one of our strengths is the quality and dedication of our people and the shared sense of being part of a team. We strive to maintain a work environment that fosters professionalism, excellence, diversity and cooperation among our employees. We also believe that our employees should have an equity stake in the firm. As of November 30, 1999, we had 240 employees.
After the merger, our employees will number [      ] and as a group will own
roughly [  ]% of the equity of the company on a fully diluted basis.

PROPERTIES

    Our principal executive offices are located in New York City where we lease 20,000 square feet of loft space. The term of the lease expires in November 2006. We lease 6,500 square feet of additional office space in New York City. The term of that lease expires in September 2001. We also operate a 1,000-square foot office for our investment banking group in San Francisco. This lease expires in May 2000.

LEGAL MATTERS

    We are currently subject to claims and legal proceedings arising in the normal course of our business. We do not believe that the resolution of such legal proceedings should have a material adverse effect on us. Additionally, a person formerly associated with us has asserted a right to purchase 560,000 shares of common stock at $1.43 per share. We believe the assertion is without merit, and we intend to contest any lawsuit filed against us. These 560,000 shares of common stock were reported as forfeited stock options in 1998.

    On June 28, 1999, certain of our customers filed a purported class action lawsuit in the Superior Court of the State of Delaware in and for New Castle County styled ARTHUR E. BENNING, SR., ET AL. V. WIT CAPITAL GROUP, INC. AND WIT CAPITAL CORPORATION, C.A. No. 99C-06-170 HLA. The seven count complaint alleges us with (1) breach of contract for alleged failure to comply with the "anti-flipping policy" contained in the account agreement with our customers;
(2) breach of the implied covenant of good faith and fair dealing by allegedly violating the anti-flipping policy and alleged failure to "maintain adequate computer, communications, personnel, accounting, bookkeeping, and/or other support systems and facilities"; (3) fraud by reason of the fact that we allegedly violated our own anti-flipping policy and our alleged first-come/first-served policy in connection with IPOs; (4) negligent misrepresentation in our method of allocation of participation in IPOs;
(5) breach of fiduciary duty as a broker; (6) negligence in handling accounts; and (7) violation of Delaware's Consumer Fraud Act. We intend to defend the lawsuit vigorously. We do not believe that the lawsuit should have a material adverse effect on us.

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
                           MANAGEMENT OF WIT CAPITAL

    The following table lists our executive officers as of November 30, 1999. Our executive officers are Messrs. Lessin, Readmond, Klein, Siegel, Loehr, Feller, Mendelson, Silver, DeWolf, Cohen, Lieberman and Lang and Ms. Schimel.

NAME                                     AGE                           TITLE
----                                   --------                        -----
Robert H. Lessin.....................     44      Chairman and co-chief executive officer
Ronald Readmond......................     56      Vice chairman, co-chief executive officer and
                                                    president
Andrew D. Klein......................     39      Vice chairman, founder and chief strategist
Harry Silver.........................     44      Senior vice president and chief administrative
                                                  officer
M. Bernard Siegel....................     44      Senior vice president and chief financial
                                                  officer
Mark Loehr...........................     43      Director of investment banking
Elizabeth Schimel....................     40      Senior vice president and director of business
                                                    development
Everett F. Lang......................     57      Senior vice president and director of brokerage
George M. Lieberman..................     56      Senior vice president and chief information
                                                  officer
Daniel DeWolf........................     42      Senior vice president and director of venture
                                                  capital fund group
Lloyd H. Feller......................     57      Senior vice president and co-general counsel
Robert C. Mendelson..................     48      Senior vice president and co-general counsel
Jonathan Cohen.......................     34      Director of research

EXECUTIVE OFFICERS AND KEY EMPLOYEES

    ROBERT H. LESSIN, chairman and co-chief executive officer, joined us in April 1998. Before joining us, he was a vice chairman of Salomon Smith Barney until April 1998, having previously been a vice chairman of Smith Barney from 1993 until the merger with Salomon Brothers in November 1997. He served as head of investment banking at Smith Barney from June 1993 to January 1997. Prior to joining Salomon Smith Barney, Mr. Lessin spent 16 years with Morgan Stanley in the position of managing director and was responsible for the firm's financial entrepreneurs, media and retailing groups. Mr. Lessin was also vice chairman of Morgan Stanley's investment banking operating committee and chairman of their strategic planning committee. He is a director of Marketwatch.com, iParty, MaMaMedia and sixdegrees and a general partner of Dawntreader Fund I, a venture capital fund. He has an MBA from Harvard Business School.

    RONALD READMOND, vice chairman, co-chief executive officer and president, joined us in May 1998 and has served as a director since 1997. Before joining us, he had served as vice chairman of Charles Schwab where he was responsible for operations, capital markets and trading, international and mutual funds as well as strategic acquisitions and industry relations. Prior to that, Mr. Readmond was a managing director at Alex. Brown & Sons. Mr. Readmond has served as co-chairman of the U.S. Working Committee on Clearance and Settlement of the Group of 30, as a member of the New York Stock Exchange operations advisory committee and the nominating committee of the Options Clearing Corporation. Mr. Readmond is the former chairman of the board of the National Securities Clearing Corporation and for five years served as a director. In addition, he served for two years as a director of NASD Market Services, Inc. Mr. Readmond is currently a director of ProBusiness, chairman of International Equity Partners and a director of The American Council for Capital Formation.

    ANDREW D. KLEIN, vice chairman, founder and chief strategist, has been with us since our inception in April 1996. Previously, in January 1993 Mr. Klein founded microbrewery Spring Street Brewing Company, which two years later became the first company to complete a public offering over the Internet and, in March 1996, created the first ever Web-based trading mechanism allowing investors to buy and sell Spring

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
Street shares. Prior to starting Spring Street, Mr. Klein practiced corporate and securities law at Cravath, Swaine & Moore for six years. He has a law degree from Harvard Law School. In 1997 Mr. Klein was the subject of a civil order of the Commonwealth of Massachusetts alleging that he and Spring Street used its Web site to gather names of potential investors and then mailed an unregistered private placement memorandum to these persons in violation of Massachusetts securities laws. While neither admitting nor denying that the violations occurred, Mr. Klein agreed to offer a refund to six investors and paid a fine of $3,000.

    HARRY SILVER, senior vice president and chief administrative officer, joined us in August 1999. Mr. Silver previously served as the executive director of the law firm of Cravath, Swaine & Moore where he was responsible for leading the firm's administrative activities. Prior to that, Mr. Silver spent over ten years at Goldman, Sachs & Co., where he was head of worldwide technology and administrative support activities for the investment banking division and the principal investment area. Mr. Silver is a CPA and has an MBA from Columbia University.

    M. BERNARD SIEGEL, senior vice president and chief financial officer, joined us in October 1998. He has more than twenty years experience in the financial services industry. He served as chief financial officer and director of risk management of Waterhouse Investor Services from November 1993 to June 1998. Prior to that, he was chief financial officer and chief operating officer of Fleet Brokerage Securities. Mr. Siegel is a CPA who spent eight years with KPMG LLP, last serving as a senior audit manager in the financial services division.

    MARK LOEHR, director of investment banking, joined us in March 1999. He spent a total of eight years with Smith Barney, from 1978 to 1983 and from 1994 to 1997, and two years with Salomon Smith Barney, from 1997 to 1999. He spent eleven years with CS First Boston, from 1983 to 1994. While at Smith Barney and, later, Salomon Smith Barney, he served as head of global equity sales and head of equity capital markets. While at CS First Boston, Mr. Loehr served as co-head of U.S. equity capital markets.

    ELIZABETH SCHIMEL, senior vice president and director of business development, joined us in August 1999. Prior to joining us and for the past five years, Ms. Schimel worked for BMG Entertainment in several different positions. Most recently, she served as vice president and general manager at GetMusic.com, a joint venture between Bertlesmann A.G. and Universal Music Group, where she was responsible for creating and rolling-out the company's online presence. Prior to joining BMG, Ms. Schimel was director of electronic media development and director of marketing for the electronic publishing division of Bantam Doubleday Dell (now Random House), a division of Bertelsmann. Ms. Schimel also worked in international finance and mergers and acquisitions for PaineWebber Inc. and Banque Indosuez in New York and Hong Kong. Ms. Schimel has an MBA in strategic management and finance from the Wharton School of the University of Pennsylvania and an MA from the Lauder Institute of Management and International Studies.

    EVERETT F. LANG became president--digital trading facility in February 1999. Since then, he has assumed the responsibilities of directing and managing our online broker. Dr. Lang was previously chief executive of National Discount Brokers where he introduced the concept of "Flat Fee" trading to consumers. Prior to that, he was chairman and chief executive of BT Brokerage Corporation, a New York Stock Exchange member firm which he helped to organize. In 1995, Dr. Lang founded the Discount Brokerage Association which was assimilated into the Securities Industry Association along with twenty-three member firms. He currently serves as co-chairman of this entity. Dr. Lang has a doctoral degree in organizational psychology from the University of Virginia.

    GEORGE M. LIEBERMAN, senior vice president and chief information officer, joined us in February 1999. He has more than 30 years of information technology management and development experience across a broad spectrum of industries. He was first vice president and director of technology strategy and planning for Merrill Lynch & Co. from June 1991 to December 1998. He holds two computer-related patents and was formerly on the Merrill Lynch technology advisory board. Prior to joining Merrill Lynch, he was the chief information officer for Telerate Inc., the chief information officer for Chargit Inc. and responsible for the development of major systems projects at many financial industry companies including Citibank and ADP. He has advanced degrees in Industrial Engineering and Operations Research from the School of Engineering at New York University.

    DANIEL DEWOLF, senior vice president and director of the venture capital fund group, joined us in October 1999. Mr. DeWolf was previously a managing director of the Dawntreader Fund I, L.P. Mr. DeWolf is also currently of counsel to the law firm of Camhy Karlinsky & Stein LLP in New York, New York where he has practiced corporate and securities law since 1994 and where he was a partner from 1994 to 1998. Prior to 1994, Mr. DeWolf was general counsel of SMR
Energy, Inc., an independent oil and gas company. From 1982 to 1984 and 1986 to 1990, Mr. DeWolf was affiliated with the law firm of Shea & Gould in New York City. From 1984 to 1986, Mr. DeWolf was an associate at the law firm of Pettit and Martin in San Francisco, California. Mr. DeWolf has a law degree from the University of Pennsylvania School of Law.

    LLOYD H. FELLER, senior vice president and co-general counsel, joined us in April 1999. Previously, he was a partner at Morgan, Lewis & Bockius LLP. Before joining Morgan, Lewis & Bockius LLP in 1979, Mr. Feller served at the SEC as the Associate Director of the Division of Market Regulation, in charge of the Office of Market Structure and Trading Practices. Mr. Feller has a law degree from New York University.

    ROBERT C. MENDELSON, senior vice president and co-general counsel, joined us in April 1999. Previously, he was a partner at Morgan, Lewis & Bockius LLP.
Mr. Mendelson was a member of the Legal Advisory Board of the NASD and formerly chaired the Market Transaction Advisory Committee created by the SEC.
Mr. Mendelson has an MA from Brandeis University and a law degree from Boston College.

    JONATHAN COHEN joined us as director of research in 1999, and was previously head of Merrill Lynch's Internet equity research effort. Mr. Cohen was named to the 1996, 1997 and 1998 Institutional Investors "All American Research Team" for the Internet sector. He has been named as one of the 25 Best U.S. analysts by both Bloomberg and Financial World Magazine. Prior to joining Merrill Lynch in 1998, Mr. Cohen was a managing director and head of Internet and PC Software research at UBS Securities from 1997 to 1998. Prior to UBS, Mr. Cohen was a senior analyst and managing director at Smith Barney from 1993 to 1997, where his coverage focused on information technology companies. Mr. Cohen has an MBA from Columbia University.

DIRECTORS

    Our board of directors currently consists of nine directors.
Messrs. Lessin, Readmond and Klein are described above as executive officers. Our board of directors is divided into three classes of directors serving staggered three-year terms: Class A directors, Class B directors and Class C directors will serve until our annual meetings of stockholders held in 2000, 2001 and 2002, respectively. The following table lists our directors:

NAME                                                            AGE       CLASS
----                                                          --------   --------
John H. N. Fisher...........................................     40         B
Edward H. Fleischman........................................     67         C
Steven M. Gluckstern........................................     48         C
Joseph R. Hardiman..........................................     62         A
Andrew D. Klein.............................................     39         A
Robert H. Lessin............................................     44         C
Gilbert C. Maurer...........................................     71         B
Adam Mizel..................................................     29         A
Ronald Readmond.............................................     56         B

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
    JOHN H.N. FISHER is a managing director of Draper Fisher Jurvetson, a Redwood City, California venture capital firm providing start-up and early stage financing. On behalf of Draper Fisher Jurvetson, Mr. Fisher serves on the boards of Centraal, Convoy, Entegrity Solutions, Praxon, Selectica, Sonnet Financial, Transactor Networks and Webline Communications. Previously, Mr. Fisher was a venture capitalist at ABS Ventures. Prior to that, he was an investment banker at Alex. Brown & Sons and an account executive in the capital markets group at Bank of America. Mr. Fisher has an MBA from Harvard Business School.

    EDWARD H. FLEISCHMAN has served as senior counsel to the London based international law firm of Linklaters & Paines since 1994, where he specializes in securities and financing law and related areas. Mr. Fleischman served as a Commissioner of the Securities and Exchange Commission from 1986 to 1992. Previously, he practiced law for 27 years at Beekman & Bogue in New York.
Mr. Fleischman has a law degree from Columbia University.

    STEVEN M. GLUCKSTERN is a founding partner of Capital Z Partners, a manager of alternative investment pools, including Capital Z Financial Services Fund II, L.P., a $1.8 billion private equity fund. Mr. Gluckstern also currently serves as non-executive Chairman of both Zurich Re, the global reinsurance network of Zurich Financial Services, and of Zurich Centre Group/Centre Solutions. Previously, he served as chief executive officer of both Zurich Re and Centre Re from 1988 to 1998, and, prior to that, as general manager of reinsurance operations of the Berkshire Hathaway Insurance Group. Mr. Gluckstern also serves on the boards of Aames Financial Corporation, Zurich Payroll Solutions, United Payors and United Providers Inc., Zurich Holding Co. of America, Channel Point and Brodia.com. Mr. Gluckstern has an MBA from Stanford University.

    JOSEPH R. HARDIMAN was president and chief executive officer of the National Association of Securities Dealers, Inc. and its wholly owned subsidiary, the Nasdaq Stock Market, Inc., from September 1987 through January 1997. Previously, he was managing director, chief operating officer and a member of the board of directors of Alex. Brown & Sons. Mr. Hardiman serves on the boards of The Flag Investors Funds, The ISI Funds and The Nevis Fund.

    GILBERT C. MAURER had been employed since 1973 by The Hearst Corporation, one of the nation's largest private companies engaged in a broad range of publishing, broadcasting, cable networking and diversified communications activities. Most recently, he held the position of chief operating officer from 1990 until his retirement in 1998. Previously, Mr. Maurer served as president of Hearst's magazines division for 14 years. Prior to joining Hearst, Mr. Maurer worked for 19 years with Cowles Communications, Inc. Mr. Maurer is currently a director of The Hearst Corporation.

    ADAM MIZEL is also a founding partner of Capital Z Partners. Previously, he was a managing director of Zurich Centre Investments, Inc., where he oversaw U.S. private equity investing activities between April 1994 and July 1998. Currently, Mr. Mizel serves as a director of Aames Financial Corporation, Caliber Holdings, Inc., ZC Sterling Holdings and Channelpoint Inc.

COMMITTEES OF THE BOARD

    The board of directors has established an audit committee, the members of which are Edward H. Fleischman, Joseph R. Hardiman and Adam Mizel, all of whom are non-employee directors, and a compensation committee, the members of which are John H.N. Fisher, Steven M. Gluckstern, Gilbert C. Maurer and Ronald Readmond. The Stock Incentive Plan is administered by a subcommittee of the compensation committee consisting of John H.N. Fisher, Steven M. Gluckstern and Gilbert C. Maurer.

    The audit committee is responsible for recommending to the board of directors the engagement of our independent auditors and reviewing with our independent auditors the scope and results of the audits, our internal accounting controls, audit practices and the professional services furnished by our independent auditors.

    The compensation committee is responsible for reviewing and approving all compensation arrangements for our officers, and is also responsible for administering the Stock Incentive Plan.

SPECIAL ADVISORY BOARD

    To complement our board of directors, we are also developing a special advisory board consisting of accomplished professionals and entrepreneurs from the fields of technology, new media, finance and law. The first members of this advisory board are Joseph H. Flom and Edward J. Mathias. Members of our special advisory board attend, but do not vote at, meetings of our board of directors. They also provide our management with strategic advice and other assistance with the planning and development of our business.

    JOSEPH H. FLOM has been a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 1954. Mr. Flom is currently a director of The Warnaco Group, Inc. and the America-Israel Friendship League. Mr. Flom has been a director of Wm. Wrigley Jr. Company and Revlon Group Incorporated. He is a Trustee of the Petrie Stores Liquidating Trust and also a Trustee of Mount Sinai-NYU Medical Center and Health System. Mr. Flom received his law degree from Harvard Law School.

    EDWARD J. MATHIAS has been, for more than five years, a Managing Director of The Carlyle Group, a global investment firm that he helped to establish. Prior to joining the Carlyle Group, Mr. Mathias worked for T. Rowe Price from 1971 to 1993 during which time he served on its board of directors and was also a member of its management committee. Mr. Mathias is currently a director of Condor Technology Solutions, Inc., U.S. Office Products, Inc., U.S.A. Floral
Products, Inc. and Musicmaker.com. He has an MBA from Harvard Business School.

COMPENSATION OF DIRECTORS AND SPECIAL ADVISORY BOARD MEMBERS

    We do not currently pay directors cash compensation. However, we have granted certain non-employee directors as well as the members of the advisory board options to purchase common stock. The non-employee directors designated by our venture capital investors do not receive any compensation from us. In addition, Messrs. Flom and Mathias hold, respectively, 116,666 and 140,000 shares of our common stock.

    The following non-employee members of our board of directors and of our special advisory board have received the respective numbers of stock options indicated below.

                                                  NUMBER OF SECURITIES
                                                       UNDERLYING
NAME                                                OPTIONS GRANTED      EXERCISE PRICE   EXPIRATION DATE
----                                              --------------------   --------------   ---------------
Edward H. Fleischman............................         35,000               $1.43          11/11/08
                                                         17,500                2.14           3/17/09
Joseph R. Hardiman..............................         35,000                1.43          11/11/08
                                                         17,500                2.14           3/17/09
Gilbert C. Maurer...............................         35,000                1.43          11/11/08
                                                         17,500                2.14           3/17/09
Joseph Flom.....................................         35,000                1.43          11/11/08
Edward Mathias..................................         35,000                1.43          11/11/08

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers:

    (1) has served as a member of the compensation committee of another entity, one of whose executive officers has served on our compensation committee;

    (2) has served as a director of another entity, one of whose executive officers has served on our compensation committee; and

    (3) has served as a member of the compensation committee of another entity, one of whose executive officers has served as one of our directors.

EXECUTIVE COMPENSATION

    The following table sets forth the salaries, and to the extent determinable, the bonuses that we paid our co-chief executive officers and the other four most highly compensated executive officers during 1999. We have also indicated, where applicable, the compensation paid to these persons during 1998.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG TERM
                                                                                             COMPENSATION
                                                          ANNUAL COMPENSATION                ------------
                                              --------------------------------------------    SECURITIES
                                                                              OTHER ANNUAL    UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION          YEAR      SALARY           BONUS         COMPENSATION     OPTIONS      COMPENSATION
---------------------------        --------   --------     ----------------   ------------   ------------   ------------
Robert H. Lessin.................    1999     $187,501     $         [    ](1)         --             --             --
  Co-chief executive officer         1998      135,685                   --           --              --             --

Ronald Readmond..................    1999      229,167               [    ](1)         --             --     $  116,000(3)
  Co-chief executive officer and     1998      146,000                   --           --       1,750,000             --
  president

Jonathan Cohen...................    1999      205,609               [    ](2)         --        700,000      5,000,000(4)
  Director of research               1998           --                   --           --              --             --

Mark Loehr.......................    1999      158,602               [    ](2)         --             --             --
  Director of investment banking     1998           --                   --           --              --             --

Everett F. Lang..................    1999      158,333               [    ](1)         --        367,500             --
  Senior vice president and          1998           --                   --           --              --             --
  director of brokerage

Robert C. Mendelson..............    1999      150,923               [    ](1)         --        140,000             --
  Senior vice president and co-      1998           --                   --           --              --             --
  general counsel

------------------------

(1) Participates in the Annual Bonus Plan for Executives. Mr. Readmond is guaranteed to receive at least $250,000 under the Annual Bonus Plan for Executives.

(2) Participates in the Annual Bonus Plan for the Investment Banking Group and in the Annual Bonus Plan for Executives.

(3) Represents expense reimbursement in connection with commencement of his employment.

(4) Represents compensation in connection with commencement of his employment.

STOCK OPTIONS

    OPTION GRANTS. The following table sets forth information regarding stock options granted under our stock option plans for the fiscal year ended
December 31, 1999 to the co-chief executive officers and the other four most highly compensated executive officers. We have never granted stock appreciation rights.

                                                 OPTION GRANTS FOR THE YEAR ENDED DECEMBER 31, 1999
                       -------------------------------------------------------------------------------------------------------
                                                                  INDIVIDUAL GRANTS
                       -------------------------------------------------------------------------------------------------------
                                                                                                   POTENTIAL REALIZABLE VALUE
                                               PERCENTAGE OF TOTAL                                      AT ASSUMED ANNUAL
                                                OPTIONS GRANTED TO                                    RATES OF STOCK PRICE
                                                EMPLOYEES (NET OF                                       APPRECIATION FOR
                       NUMBER OF SECURITIES      FORFEITURES) FOR      EXERCISE OR                       OPTION TERMS(4)
                        UNDERLYING OPTIONS        THE YEAR ENDED        BASE PRICE    EXPIRATION   ---------------------------
                           GRANTED (1)        DECEMBER 31, 1999 (2)    ($/SHARE)(3)      DATE           5%            10%
                       --------------------   ----------------------   ------------   ----------   ------------   ------------
Robert H. Lessin.....             --                         --              --              --             --             --
Ronald Readmond......             --                         --              --              --             --             --
Jonathan Cohen.......        700,000                         --            2.14          2/4/09      2,440,084      3,885,426
Mark Loehr...........             --                         --              --              --             --             --
Everett F. Lang......        367,500                      [   ]            2.14         2/12/09      1,281,044      2,039,849
Robert C. Mendelson..        140,000                      [   ]            2.14         3/22/09        488,017        777,085

------------------------

(1) Such options were granted pursuant to and in accordance with our Stock Incentive Plan.

(2) Based on an aggregate of [      ] options granted (net of forfeitures) to
    employees in the year ended December 31, 1999, including options granted to the other four most highly compensated executive officers.

(3) The exercise price per share of each option was equal to the fair market value of the common stock on the date of the grant as determined by the board of directors. The board of directors determined fair market value of the common stock on the date of the grant based upon the most recent price paid by a third party for our preferred stock discounted to reflect the preferred stock having a liquidation preference, the right to board representation and a cumulative preferred dividend.

(4) Amounts represent hypothetical values that could be achieved for the respective options if exercised at the end of the option term. These values are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based on the market price of the underlying securities on the date of the grant. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

    OPTION VALUES. Messrs. Readmond, Lang and Lieberman accepted the opportunity from us to exercise on April 30, 1999 all their existing stock options, other than incentive stock options, whether or not vested, with funds we loaned to them. The shares they purchased by exercising those of their options which were not vested at the time can be repurchased by us at their respective option exercise prices, unless they remain in our employ through the respective periods when these options would originally have vested. They are personally liable for all interest due on their loans and are similarly liable for up to one-half of the principal amounts of their loans. Each loan is secured by the shares purchased with the proceeds of that loan. Each loan becomes due and payable on March 31, 2003 or earlier if the individual's employment is terminated or he no longer owns the shares. The respective total number of shares purchased by, and the amounts we loaned to, Messrs. Readmond, Lang and Lieberman are set forth in the table below. The following table also sets forth information concerning the value at December 31, 1999 of exercisable and unexercisable options held by the co-chief executive officers and the other four most highly compensated executive officers. The values of unexercised in-the-money options represent the positive

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
spread between the respective exercise prices of outstanding stock options and the price of the options at December 31, 1999.

          AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1999
                           AND YEAR END OPTION VALUES

                                         FROM JANUARY 1, 1999
                                         TO DECEMBER 31, 1999                         OPTION VALUES AT DECEMBER 31, 1999
                           ------------------------------------------------   ---------------------------------------------------
                                                                                 NUMBER OF SECURITIES
                            NUMBER OF                                                 UNDERLYING            VALUE OF UNEXERCISED
                             SHARES                                               UNEXERCISED OPTIONS        IN-THE-MONEYOPTIONS
                            ACQUIRED             VALUE              LOAN      ---------------------------   ---------------------
                           ON EXERCISE         RECEIVED            AMOUNT     EXERCISABLE   UNEXERCISABLE        EXERCISABLE
                           -----------   ---------------------   ----------   -----------   -------------   ---------------------
Robert H. Lessin.........          --                      --            --          --             --                        --
Ronald Readmond..........   1,561,000                      --    $2,787,500     140,000        140,000                     [   ]
Jonathan Cohen...........       [   ]                   [   ]         [   ]       [   ]          [   ]                     [   ]
Mark Loehr...............          --                      --            --          --             --                        --
Everett F. Lang..........     157,964                   [   ]       338,281      46,667        162,969                     [   ]
Robert C. Mendelson......       [   ]                   [   ]         [   ]       [   ]          [   ]                     [   ]


                           OPTION VALUES AT DECEMBER 31, 1999
                           ----------------------

                            VALUE OF UNEXERCISED
                            IN-THE-MONEYOPTIONS
                           ----------------------
                               UNEXERCISABLE
                           ----------------------
Robert H. Lessin.........                      --
Ronald Readmond..........  $                [   ]
Jonathan Cohen...........                   [   ]
Mark Loehr...............                      --
Everett F. Lang..........                   [   ]
Robert C. Mendelson......                   [   ]

EMPLOYMENT AGREEMENTS

    ROBERT H. LESSIN. Mr. Lessin has an employment agreement with us to serve as co-chief executive officer. The agreement is for a term of two years, beginning January 1, 1999, with an automatic one-year extension, unless either party elects not to extend the term of the agreement. During the term of this agreement, Mr. Lessin will receive a minimum annual base salary of $250,000, subject to increases based on annual reviews by the board. Mr. Lessin is entitled to participate in our Annual Bonus Plan for Executives and Long-Term Incentive Plan on the same terms as are applicable to senior executives generally. Mr. Lessin is entitled to participation in our 401(k) Plan, Stock Incentive Plan and such other employee benefits as provided to other senior executives.

    We have extended to Mr. Lessin an interest-bearing loan in the amount of $5,750,000 with which he has purchased 4,025,000 shares of common stock at $1.43 per share. He is personally liable for all interest due on his loan and is similarly liable for up to one-half of the principal amount of his loan. This loan is secured by the shares purchased with the proceeds of this loan. In the event Mr. Lessin ceases to be employed by us, we have the right to repurchase his unvested shares at the lower of their fair market value or $1.43 per share. These shares vest as follows: 1,341,667 shares on June 8, 1998 and the remainder quarterly beginning July 1, 1998, at the rate of 223,612 per quarter until April 1, 2001. Our right to repurchase the unvested shares terminates on April 1, 2001. In addition, Mr. Lessin's loan becomes due and payable in the event that his employment terminates or in the event that he no longer owns the shares. Mr. Lessin also has "piggyback" and demand registration rights relating to the shares.

    In addition to the other compensation due under his employment agreement, upon the twelve-month anniversary, the twenty-four month anniversary and the thirty-month anniversary of our initial public offering, Mr. Lessin will be entitled to cash payments of $2 million, $2 million and $1 million, respectively. Upon a sale of Wit Capital, Mr. Lessin will be entitled to a payment of up to $5 million less any payments he has received on any applicable anniversary of an initial public offering. He will not, however, be entitled to these payments if he violates his non-competition covenants and fails to cure the violation within thirty days or if he is no longer employed by us for a reason other than his termination for "cause," his disability or death or for "good reason."

    Mr. Lessin has agreed, during the term of his employment or until April 1, 2001 not to own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, or lender with, or be compensated by an entity that is an NASD registered broker-dealer, or that provides financial advisory services or engages in capital raising activities. Mr. Lessin has the right to engage in financial advisory or capital raising activities only through an entity in which he is an investor or director, so long as any fee payable in connection with such activities is pursuant to an arrangement for which registration as a broker-dealer is not required. He may participate in certain venture capital activities so long as they do not violate the other terms of his employment agreement. The restrictive covenants contained in his employment agreement will not apply if Mr. Lessin is terminated other than for "cause" or quits for "good reason."

    Mr. Lessin is also a party to a non-disclosure and assignment of inventions agreement. He has agreed not to reveal any confidential information belonging to us, except as may be required in the course of performing his duties as our employee. He has also agreed to assign to us any rights which he may have with respect to inventions, software programs, data or other developments created or discovered during his employment term.

    RONALD READMOND. Mr. Readmond has an employment agreement with us to serve as co-chief executive officer. The agreement is for a term of two years, beginning January 1, 1999, with an automatic one-year extension, unless the agreement has been previously terminated (which either party has the right to do upon 90 days' notice). Under the agreement, Mr. Readmond is entitled to a minimum annual base salary of $250,000, subject to increases based on annual reviews by the board, and an annual guaranteed bonus of $250,000. If
Mr. Readmond's employment is terminated by us without "cause" or by him for "good reason," he is entitled to a lump sum cash payment equal to the sum of the amount of his base salary through the end of the three-year period of his agreement, bonus amounts accrued through the date of termination and a portion of his annual guaranteed bonus prorated through the date of termination. He is also entitled to participate in our Annual Bonus Plan for Executives and Long-Term Incentive Plan on the same terms as are applicable to senior executives generally. Mr. Readmond is entitled to participation in our 401(k) Plan, Stock Incentive Plan and such other employee benefits as are provided to other senior executives.

    We have extended to Mr. Readmond an interest-bearing loan in the amount of $2,787,500 with which he has purchased 1,561,000 shares of common stock by exercising all vested and non-vested options, other than incentive stock options, previously held by him. The shares Mr. Readmond purchased by exercising those options which were not vested at the time can be repurchased by us at $1.43 per share, unless he remains employed by us through the period when these options would originally have vested. He is personally liable for all interest due on his loan and is similarly liable for up to one- half of the principal amount of his loan. This loan is secured by the shares purchased with the proceeds of this loan. Mr. Readmond's loan becomes due and payable March 31, 2003 or earlier in the event his employment terminates or in the event that he no longer owns the shares.

    Mr. Readmond is also a party to our Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement. Mr. Readmond has agreed not to reveal any confidential information belonging to us, except as may be required in the course of performing his duties as our employee. He has also agreed to assign to us any rights which he may have with respect to inventions, software programs, data or other developments created or discovered during his employment term.
Mr. Readmond agrees that while he is employed by us he will not compete with any business we conduct and, for one year after his termination, he will not solicit any of our employees, customers or suppliers.

    JONATHAN COHEN. Mr. Cohen has an employment agreement with us for a term of two years, beginning February 4, 1999. Under the agreement, Mr. Cohen is entitled to a minimum annual base salary of $250,000 and a signing bonus of $5,000,000 at the commencement of his employment. We have also granted
Mr. Cohen options to purchase 700,000 shares of our common stock at $1.43 per share under our Stock Incentive Plan. If during the two year period following commencement of his employment, and prior to a change in control of us, his employment is terminated by us for "cause", death or disability or "good reason", Mr. Cohen must pay us an amount equal to the product of $2.5 million and a number determined by the days remaining under his two-year employment period. If he violates any of the restrictive conditions described below, we will similarly be entitled to payment from him. He is entitled to participate in our Investment Banking Bonus Pool and Long-Term Incentive Plan on the same terms as are applicable to senior executives generally. Mr. Cohen is entitled to participation in our 401(k) Plan, Stock Incentive Plan and such other employee benefits as provided to other senior executives.

    Mr. Cohen has agreed, during the two-year period following commencement of his employment, not to own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, or lender with, or be compensated by, any entity that is an NASD registered broker-dealer, but he will be permitted to have up to a 4.9% interest in a publicly traded entity. During the two-year period following commencement of his employment, Mr. Cohen may not employ or otherwise engage, or offer to employ or otherwise engage, or solicit, entice or induce for himself or any other entity, the services or employment of any person who is, or who has been during the prior three months, an employee of ours, or an independent contractor, consultant or agent devoting most of its time to us. Mr. Cohen may not use or disclose, or authorize any use or disclosure, of any confidential information, other than information that is publicly know or know to him prior to his employment by us, information required to be disclosed in a legal proceeding or information the disclosure of which is necessary to protect his rights in any proceeding in which we are involved.

    Mr. Cohen is also a party to our Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement. He has agreed not to reveal any confidential information belonging to us, except as may be required in the course of performing his duties as our employee. He has also agreed to assign to us any rights which he may have with respect to inventions, software programs, data or other developments created or discovered during his employment term.
Mr. Cohen agrees that while he is employed by us and for one year after his termination, he will neither compete with any business we conduct nor solicit any of our employees, customers or suppliers.

    MARK LOEHR. Mr. Loehr has an employment agreement with us for a term of three years, beginning March 8, 1999, subject to the right of each party to terminate the agreement upon 90 days' notice. Under the agreement, Mr. Loehr is entitled to a minimum annual base salary of $250,000, subject to increases based on annual reviews by the board. If his employment is terminated by us without "cause," excluding a termination due to his death or disability, or by him for "good reason," we will continue to pay him his base salary through the end of the three-year period of his agreement and bonus amounts accrued through the date of termination. He is also entitled to participate in our Investment Banking Bonus Pool and Long-Term Incentive Plan on the same terms as are applicable to senior executives generally. Mr. Loehr is entitled to participation in our 401(k) Plan, Stock Incentive Plan and such other employee benefits as provided to other senior executives.

    We have extended to Mr. Loehr an interest-bearing loan in the amount of $1,875,000 with which he has purchased 875,000 shares of common stock at $2.14 per share. He is personally liable for all interest due on his loan and is similarly liable for one-half of the principal amounts of his loan. This loan is secured by the shares purchased with the proceeds of this loan. In the event
Mr. Loehr violates his non-competition restrictions or ceases to be employed by us (except for termination other than for "cause" or for "good reason"), we have the right to repurchase his unvested shares at the lower of their fair market value or $2.14 per share. If Mr. Loehr is terminated other than for "cause," for death or disability or for "good reason," we will not have the right to purchase these shares on these terms. These shares vest quarterly, beginning June 30, 1999, at the rate of 54,688 shares per quarter until March 31, 2003. Our right to repurchase the unvested shares terminates on March 31, 2003. In addition, Mr. Loehr's loan becomes due and payable in the event that his employment terminates or in the event that he no longer owns the shares. Mr. Loehr also has "piggyback" and demand registration rights relating to the shares.

    Mr. Loehr is also a party to our Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement. He has agreed not to reveal any confidential information belonging to us, except as may be required in the course of performing his duties as our employee. He has also agreed to assign to us any rights which he may have with respect to inventions, software programs, data or other developments created or discovered during his employment term. Mr. Loehr agrees that while he is employed by us and for one year after his termination, he will neither compete with any business we conduct nor solicit any of our employees, customers or suppliers.

    EVERETT F. LANG.  [TO COME]

    ROBERT C. MENDELSON. Mr. Mendelson has an employment agreement with us for a term of three years, beginning April 15, 1999, subject to the right of each party to terminate the agreement upon 90 days' notice. Under the agreement, Mr. Mendelson is entitled to a minimum annual base salary of $240,000, subject to increases based on annual reviews by the board, and an annual guaranteed bonus of $480,000 for the first year of employment and $720,000 for each of the second and third years of employment. If his employment is terminated by us without "cause," excluding a termination due to his death or disability, or by him for "good reason," we will pay him in one lump sum his base salary plus half the amount he would have received as his guaranteed bonus through the end of the three-year period of his agreement and bonus amounts accrued through the date of termination. He is also entitled to participate in our Annual Bonus Pool for Executives and Long-Term Incentive Plan on the same terms as are applicable to senior executives generally. Mr. Mendelson is entitled to participation in our 401(k) Plan, Stock Incentive Plan and such other employee benefits as provided to other senior executives.

    We have extended to Mr. Mendelson an interest-bearing loan in the amount of $975,000 with which he has purchased 455,000 shares of common stock at $2.14 per share. He is personally liable for all interest due on his loan and is similarly liable for one-half of the principal amounts of his loan. This loan is secured by the shares purchased with the proceeds of this loan. In the event
Mr. Mendelson violates his non-competition restrictions or ceases to be employed by us (except for termination other than for "cause" or for "good reason"), we have the right to repurchase his unvested shares at the lower of their fair market value or $2.14 per share. If Mr. Mendelson is terminated other than for "cause," for death or disability or for "good reason," we will not have the right to purchase these shares on these terms. These shares vest quarterly, beginning June 30, 1999, at the rate of 28,438 shares per quarter until March 31, 2003. Our right to repurchase the unvested shares terminates on March 31, 2003. In addition, Mr. Mendelson's loan becomes due and payable in the event that his employment terminates or in the event that he no longer owns the shares. Mr. Mendelson also has "piggyback" and demand registration rights relating to the shares.

    Mr. Mendelson is also a party to our Employee Non-Disclosure, Non-Competition and Assignment of Inventions Agreement. He has agreed not to reveal any confidential information belonging to us, except as may be required in the course of performing his duties as our employee. He has also agreed to assign to us any rights which he may have with respect to inventions, software programs, data or other developments created or discovered during his employment term. Mr. Mendelson agrees that while he is employed by us and for one year after his termination, he will neither compete with any business we conduct nor solicit any of our employees, customers or suppliers.

MANAGEMENT BENEFIT PLANS

    STOCK INCENTIVE PLAN

    We have a Stock Incentive Plan which permits us to grant stock and stock-based awards to our employees, officers, directors and consultants, including stock options, stock appreciation rights, restricted and unrestricted stock, phantom stock awards, performance awards, convertible debentures and other stock and cash awards. The purpose of the plan is to promote our long-term growth and profitability by providing our people with incentives to improve stockholder value and contribute to our growth and financial success. The awards also enable us to attract, retain and reward the best available people for positions of substantial responsibility.

    Up to 17,500,000 shares of common stock may currently be issued under the Stock Incentive Plan. If our stockholders approve the proposal to amend the Stock Incentive Plan to increase the number of shares of common stock that may be issued under the Stock Incentive Plan, up to 27,350,000 shares may be issuable, representing [ ]% of all issued and outstanding shares of our common stock. This limit includes shares issued with respect to awards granted before, and awards that will be granted after, the amendment to the plan. The limit is subject to adjustment to reflect any stock dividends, split-ups, recapitalizations, mergers, consolidations, business combinations, exchanges of shares and the like. If any award expires, becomes unexercisable, or is forfeited or surrendered, or if any shares of our stock are surrendered to us as payment or settlement in connection with any award, the shares subject to the award and the surrendered shares will become available for issuance under the plan. As of [ ], 1999, a total of [ ] current and former employees and
consultants hold options to purchase [            ] shares of our common stock,
of which the options are vested with respect to [  ] shares.

    A committee appointed by the board of directors or the board of directors itself will administer the plan. The administrator will have the authority to take all actions necessary to carry out the purpose of the plan, including the authority to select the participants, to determine the sizes and types of the awards to grant, to establish the terms and conditions of the awards and to modify outstanding awards.

    ANNUAL BONUS PLANS

    We adopted the Annual Bonus Plan for Executives. The plan will pay performance-based bonuses to executive officers and key executives as incentive for the participants to contribute to our growth and profitability. A committee appointed by the board will administer the plan. Each year, the committee will determine the amount of the bonus pool from which the bonuses will be paid. The bonus pool will be determined based on a formula, as adopted at the committee's discretion, which will taken into account one or more of the following measures of our financial performance: (a) revenue growth; (b) earnings per share;
(c) pre-tax or after-tax net income; (d) pre-tax operating income; (e) net revenues; (f) profits before taxes; (g) book value per share; (h) market price per share and (i) earnings available to common stockholders. The committee will determine the percentage of the bonus pool payable to each participant, subject to adjustment based on achievement of individual, group or corporate performance goals. We will pay the bonuses in cash, in stock or stock-based awards under the Stock Incentive Plan or in any combination of methods. Subject to the terms of the Deferred Compensation Plan, a participant may elect to defer payment of his bonus and receive the payment under the Deferred Compensation Plan.

    To foster the same motivation among our investment bankers and analysts (the "Investment Banking Group") to contribute to our profitability, we also adopted the Annual Bonus Plan for the Investment Banking Group. The bonuses under this plan will be paid periodically from a bonus pool which will consist of 32% of the revenue generated by the Investment Banking Group. A committee, as appointed by the board to administer the plan, will annually in advance select the participants and determine the formula for allocating the bonus pool among the participants. The bonus of a participant may be increased or decreased by up to 20% based on the participant's performance or other factors as determined by the committee. We will pay the bonuses in cash, in securities generated by the Investment Banking Group, in stock or stock-based awards under the Stock Incentive Plan or in any combination of those methods. Subject to the terms of the Deferred Compensation Plan, a participant may elect to defer payment of his bonus and receive the payment under the Deferred Compensation Plan. A portion of the Annual Bonus Plan for the Investment Banking Group pool may be allocated to the Annual Bonus Plan for Executives.

    LONG-TERM INCENTIVE PLAN

    To attract and retain employees who contribute to our continued growth, development and financial success, we adopted the Long-Term Incentive Plan (the "LTIP"). A committee appointed by the board will administer the LTIP and will select those executives and key employees who are eligible to participate in the LTIP. The LTIP provides for the payment of performance awards if certain objective performance goals are met over a three-year performance period. Performance goals and corresponding performance awards are set by the committee at the beginning of the three-year period and are based on one or more of the following measures of our financial performance: (1) net revenue or income; (2) stock price;
(3) return on equity; (4) earnings per share; (5) profits before taxes;
(6) operating income and (7) any other factors as determined by the administrator. The administrator reserves the right to adjust the amount of a performance award payable to any participant based on additional factors such as individual performance and contributions to our success. Performance awards are paid only to participants who are employed by us at the end of the three-year performance period. Performance awards will be paid in cash, stock or a combination thereof. Subject to the terms of the Deferred Compensation Plan, a participant may elect to defer payment of a performance award and receive the payment under the Deferred Compensation Plan. We have not yet implemented this plan.

    DEFERRED COMPENSATION PLAN

    We adopted the Deferred Compensation Plan for the employees participating in the three bonus plans (the Long-Term Incentive Plan, the Annual Bonus Plan for Executives and the Annual Bonus Plan for the Investment Banking Group). Participation in the Deferred Compensation Plan will be limited to those bonus plan participants who would represent a "select group of management and highly compensated employees" under applicable federal law governing employee benefit plans. The plan permits the participants to make annual elections to defer all or a portion of the bonuses they might earn under the bonus plans. The deferred amounts will be credited to the participants' accounts, which will be maintained for recordkeeping purposes and will not hold assets. The cash bonuses deferred under the plan will be credited with gains and losses as if actually invested in the investment alternatives selected by the participants from a menu available under the plan. The bonuses in shares of our common stock that are deferred under the plan will be credited with gains and losses based on the value of the stock and any stock dividends. If there will be cash dividends and distributions on the shares credited to the accounts, those amounts will be credited with earnings at a fixed annual percentage rate. The participants' interest in their accounts will be vested and non-forfeitable. Each account will be paid out at the time and in the manner and form as selected by the participant from a menu of alternatives available under the plan. We have not yet implemented this plan.

    401(K) PLAN

    We maintain a 401(k) retirement savings plan. All of our employees meeting certain minimum eligibility requirements are eligible to participate in the 401(k) plan. Under the 401(k) plan, an employee may contribute up to 15% of his or her pre-tax gross compensation. The contribution cannot exceed a statutorily prescribed annual limit. The 401(k) plan permits us, but does not require us, to make additional contributions to the 401(k) plan. All amounts contributed by the employee participants in conformance with plan requirements and earnings on such contributions are fully vested at all times. For the years ended December 31, 1997 and 1998 and for the period ended November 30, 1999, we did not contribute to the 401(k) Plan.

                              CERTAIN TRANSACTIONS

    Except as described below, none of our directors, officers or principal security holders has or has had a direct or indirect material interest in any transaction to which we are or have been a party. We believe that the terms of each of the transactions described below were no less favorable to us than could have been obtained from unaffiliated third parties. In addition, we will not enter into additional transactions or agreements with directors, officers, principal security holders or other affiliated parties unless the terms thereof are no less favorable to us than could be obtained from unaffiliated third parties. In any event, we will not enter into any transaction with directors, officers or principal security holders without the affirmative vote of a majority of disinterested directors.

LOANS TO OFFICERS

    Messrs. Lessin, Loehr and Mendelson were given loans by us to purchase shares of common stock pursuant to their respective employment agreements as described under "Management of Wit Capital--Employment Agreements." We also gave Mr. Feller a loan to purchase shares of common stock pursuant to his employment agreement for an amount and under terms identical to the loan given to Mr. Mendelson. In addition, Messrs. Readmond, Lang and Lieberman accepted the opportunity we offered them to exercise all their vested and non-vested stock options on April 30, 1999, other than incentive stock options, with funds we loaned to them. The shares they purchased by exercising those of their options which were not vested at the time can be repurchased by us at their respective option exercise prices, unless they remain in our employ through the respective periods when these options would originally have vested. The individuals are personally liable for all interest due on their loans and are similarly liable for one-half of the principal amounts of their loans. Each loan is secured by the shares purchased with the proceeds of that loan. Each loan becomes due and payable on March 31, 2003 or earlier if the individual's employment is terminated or he or she no longer owns the shares. The respective total number of shares purchased and the amounts loaned are set forth in the table below.

                                                                NUMBER OF SHARES
                                                              ACQUIRED ON EXERCISE   LOAN AMOUNT
                                                              --------------------   -----------
Ronald Readmond.............................................        1,561,000        $2,787,500
Everett F. Lang.............................................          157,864           338,281
George M. Lieberman.........................................           93,333           200,000

STOCK ISSUANCES TO EXECUTIVE OFFICERS, DIRECTORS AND OUR LARGEST STOCKHOLDERS

    The following table sets forth issuances of our common stock to our executive officers, directors and our largest stockholders. All purchases during April 1999 by officers were pursuant to the exercise of their outstanding options.

                                       PRICE       SHARE
STOCKHOLDER                          PER SHARE    AMOUNTS                ISSUANCE DATE
-----------------------------------  ---------   ----------   -----------------------------------
The Goldman Sachs Group, Inc.                                 April 8, 1999
  (1)..............................   $ 2.14     11,666,667
Capital Z Partners(2)..............     2.14     11,666,667   February 23, 1999
Draper Fisher Jurvetson(3).........     2.14        933,333   March 8, 1999
                                        2.14        233,333   December 8, 1998
                                        1.43      3,500,000   September 17, 1998
                                        1.43        483,021   November 15, 1999
Andrew D. Klein....................     0.01      5,600,000   April 4, 1996
Robert H. Lessin...................     2.14         91,000   December 8, 1998
                                        1.43         35,000   April 13, 1998
                                        1.43      4,025,000   August 3, 1998

                                       PRICE       SHARE
STOCKHOLDER                          PER SHARE    AMOUNTS                ISSUANCE DATE
-----------------------------------  ---------   ----------   -----------------------------------
Ronald Readmond....................     1.43         70,000   January 29, 1998
                                        1.43         21,000   April 30, 1997
                                        1.43      1,561,000   April 30, 1999
Edward H. Fleischman...............     2.14         23,333   December 8, 1998
Joseph R. Hardiman.................     1.43         35,000   December 9, 1997
Mark Loehr.........................     2.14        875,000   March 5, 1999
Lloyd H. Feller....................     2.14        455,000   March 22, 1999
Robert C. Mendelson................     2.14        455,000   March 22, 1999
M. Bernard Siegel..................     1.43         35,000   April 5, 1999
Everett F. Lang....................     2.14        157,864   April 30, 1999
George M. Lieberman................     2.14         93,333   April 30, 1999
                                        2.14         17,500   April 14, 1999
Harry Silver.......................   17.125         40,000   August 4, 1999
Elizabeth Schimel..................   18.125         40,000   August 9, 1999

------------------------

(1) The Goldman Sachs Group, Inc. owns 11,666,667 shares of Class B common stock. Goldman Sachs also owns warrants to purchase up to 5,637,295 shares of Class B common stock. In addition, Goldman Sachs has the right to receive warrants to purchase an additional 153,247 shares of Class B common stock in certain circumstances. All warrants issued to Goldman Sachs become exercisable in October 2000.

(2) Steven Gluckstern and Adam Mizel, two of our directors, are general partners of Capital Z Partners.

(3) John H.N. Fisher, one of our directors, is a managing director of Draper Fisher Jurvetson.

AGREEMENT WITH STOCKHOLDERS

    Capital Z Partners, Draper Fisher Jurvetson, Goldman Sachs and
Messrs. Readmond and Lessin, are entitled to certain rights and subject to certain obligations in connection with the ownership of these shares. The rights and obligations are as follows:

    - Capital Z Partners may not to attempt to acquire beneficial ownership of greater than 25% of our common equity (calculated as if all outstanding options and rights are exercised and the related shares are issued). This restriction will terminate in June 2002 or earlier if any other person acquires or intends to acquire at least 25% of our common equity (calculated in a similar manner).

    - Goldman Sachs and its affiliates may not acquire, with certain exceptions, beneficial ownership of more than 25% of our common equity (calculated as if all outstanding options and rights are exercised and the related shares are issued). This restriction will terminate in June 2002 or earlier if any other person acquires or intends to acquire at least 25% of our common equity (calculated in a similar manner).

    - If we intend to offer shares of our common equity, or other securities convertible into our common equity, representing more than 5% of our common equity (again calculated as if all outstanding options and rights are exercised and the related common shares are issued) to any of a number of designated competitors of Goldman Sachs, Goldman Sachs will have a first right to buy all of the offered shares on the same terms as those offered to the competitor. This right of first refusal will terminate in April 2009 or earlier if Goldman Sachs and its affiliates cease to own at least 10% of our common equity (calculated, again, in a similar manner).

    - In any given year, Messrs. Lessin and Readmond cannot transfer more than the sum of half of the total number of shares each is permitted to transfer under Rule 144 under the Securities Act, plus a

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
      percentage of any share amount transferred by Capital Z Partners in that year, plus any allowable transfer amount carried over from a previous year without the consent of Capital Z Partners.

VENTURE CAPITAL FUND MANAGEMENT

    In August 1999, we and Dawntreader LLC formed an alliance relating to the development and management of new venture capital funds through a new jointly owned entity, Wit/Dawntreader Advisors LLC. Wit Capital Private Equity Advisors LLC, one of our wholly owned subsidiaries, owns a 50% equity interest in that entity. Robert H. Lessin, our chairman and co-chief executive officer, holds an interest in profits of Wit Capital Private Equity Advisors LLC. In
October 1999, the partners of Dawntreader LLC became employees of Wit Capital.

SPRING STREET

    We are a party with Spring Street Brewing Company to a license and reciprocal marketing agreement dated April 4, 1996. Pursuant to this agreement, we issued to Spring Street 700,000 shares of common stock. At the time, Mr. Klein was a director of Spring Street. In 1998, Spring Street transferred all of its assets to Long Shore Brewing Company and its affiliate MMB Properties LLC as part of a merger.

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
                                 OF WIT CAPITAL

    The following table sets forth certain information regarding the beneficial ownership of our common equity as of December 15, 1999 by: (1) each person or entity that we know beneficially owns 5% or more of our common equity; (2) our co-chief executive officers and the other four most highly compensated executive officers as of December 15, 1999; (3) each of our directors; and (4) all our current directors and executive officers as a group.

                                                                                 PERCENTAGE OF COMMON
                                                           NUMBER OF SHARES      EQUITY BENEFICIALLY
NAME OF BENEFICIAL OWNER                                 BENEFICIALLY OWNED(1)          OWNED
------------------------                                 ---------------------   --------------------
Capital Z Financial Services Fund II, L.P..............       11,666,667                 16.0%
  One Chase Manhattan Plaza, 44(th) Floor
  New York, NY 10005

Jonathan Cohen(2)......................................          175,000                    *

Draper Fisher Jurvetson................................        4,068,606                  5.6
  400 Seaport Court
  Redwood City, CA 94063

John H.N. Fisher(3)....................................           62,236                    *
  400 Seaport Court Redwood City, CA 94063

Edward H. Fleischman(4)................................           35,365                    *

Steven Gluckstern(5)...................................               --                   --
  One Chase Manhattan Plaza, 44(th) Floor
  New York, NY 10005

The Goldman Sachs Group, Inc.(6).......................       11,666,667                 16.0
Joseph R. Hardiman(4)..................................           47,032                    *
Andrew D. Klein(7).....................................        4,357,325                  6.0
Everett F. Lang(8).....................................          204,532                    *
Robert H. Lessin(9)....................................        4,641,000                  6.4
Mark Loehr.............................................          875,000                  1.2
Gilbert C. Maurer(4)...................................           12,032                    *
Robert C. Mendelson(10)................................          481,250                    *

Adam Mizel(5)..........................................               --                   --
  One Chase Manhattan Plaza, 44(th) Floor
  New York, NY 10005

Ronald Readmond(11)....................................        1,792,000                  2.5
All executive officers and directors as a group (15           13,401,786                 18.3
  persons)(12).........................................

------------------------

*   Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as a beneficial owner of those securities. For purposes of this table, shares subject to options, warrants or rights
    currently exercisable or exercisable within 60 days of [      ], 1999 are
    considered as beneficially owned by the person holding such options, warrants or rights. Unless indicated otherwise, we believe that the persons named in this table have sole voting and investment power with respect to the shares shown.

(2) Includes 175,000 shares issuable upon exercise of options exercisable within 60 days. Also has an additional 525,000 options exercisable after 60 days.

(3) Mr. Fisher is a managing director of Draper Fisher Jurvetson and therefore may be deemed to beneficially own shares held by Draper Fisher Jurvetson.

(4) Includes 3,281 shares issuable upon exercise of options exercisable within 60 days. Also has an additional 40,648 options exercisable after 60 days.

(5) General partner of Capital Z Partners and therefore may be deemed to beneficially own shares held by Capital Z Financial Services Fund II, L.P.

(6) Excludes warrants to purchase 5,637,295 shares of Class B common stock, none of which is exercisable within 60 days. Also has the right to receive up to an additional 153,247 similar warrants in certain circumstances. Class B common stock is not entitled to vote for the election of directors, but will be automatically converted into shares of common stock if transferred to a non-affiliate of Goldman Sachs at any time.

(7) Does not include 21,013 shares owned by MMB Properties LLC of which Mr. Klein is a director.

(8) Includes 46,667 shares issuable upon exercise of options exercisable within 60 days. Also has an additional 162,969 options exercisable after 60 days.

(9) In addition to his purchases from us, Mr. Lessin purchased shares from two of our stockholders.

(10) Includes 8,750 shares issuable upon exercise of options exercisable within 60 days. Also has an additional 113,750 options exercisable after 60 days.

(11) Includes 17,500 shares issuable upon exercise of options exercisable within 60 days. Also has an additional 140,000 options exercisable after 60 days.

(12) If we include shares beneficially owned by Capital Z Financial Services Fund II, L.P. and Draper Fisher Jurvetson, each of which has designated one or more members of our board of directors, then the number of shares and percentages would be 29,199,195 and 40.1%.

                        DESCRIPTION OF WIT CAPITAL STOCK

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Co. is the transfer agent and registrar for our common stock.

GENERAL

    Our authorized capital stock consists of 500,000,000 shares of common stock, $.01 par value, 75,000,000 shares of Class B common stock, $.01 par value and 30,000,000 shares of preferred stock, $.001 par value. There are outstanding
[            ] shares of common stock and 11,666,667 shares of Class B common stock (assuming no exercise of outstanding stock options and warrants). There
are outstanding options and warrants to purchase an aggregate of [            ]
shares of common stock and Class B common stock.

    The following summary of the terms and provisions of our capital stock does not purport to be complete. Reference should be made to our amended and restated certificate of incorporation and our by-laws, and to applicable law, for the complete description of the terms and provisions of our capital stock.

COMMON STOCK

    The holders of common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. The holders of the common stock are entitled to such dividends as may be declared in the discretion of the board of directors out of funds legally available therefor, subject to the preferential dividend rights of any shares of preferred stock. See "Dividend Policy." Upon liquidation, holders of common stock are entitled to share ratably in the remaining assets upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock. The holders of common stock have no preemptive rights to purchase shares of our stock. Shares of common stock are not subject to any redemption provisions, and shares of common stock are not convertible into any other securities. All outstanding shares of common stock are fully paid and nonassessable. The shares of our common stock we are issuing in the merger will also be fully paid and nonassessable when we receive the appropriate number of shares of SoundView common stock in exchange for shares of our common stock.

CLASS B COMMON STOCK

    The holders of Class B common stock are generally not entitled to vote except as required by law. The holders of the Class B common stock are entitled to any dividends declared by our board of directors which are payable to holders of common stock on the same terms and in the same form as those dividends paid to holders of common stock. Upon liquidation, holders of Class B common stock are entitled to share ratably in the remaining assets after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock. The Class B common stock will be treated in an identical manner as the common stock with respect to any reclassification, recapitalization, stock split or similar transaction and in any merger, consolidation or share exchange. The holders of Class B common stock have no preemptive rights to purchase shares of our stock. If any person or entity other than Goldman Sachs or any of its affiliates becomes the beneficial owner of shares of Class B common stock, these shares will automatically convert into an equal number of shares of common stock. Shares of Class B common stock are not subject to any redemption provisions. All outstanding shares of Class B common stock are fully paid and non-assessable.

PREFERRED STOCK

    Our amended and restated certificate of incorporation provides for 30 million authorized shares of preferred stock, of which none is outstanding. The existence of authorized but unissued preferred stock may enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal is not in our best interests, the board of directors could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquiror or insurgent stockholder group. In this regard, the amended and restated certificate of incorporation grants the board of directors broad power to establish the rights and preferences of authorized and unissued preferred stock. The issuance of shares of preferred stock pursuant to the board of directors' authority described above could decrease the amount of earnings and assets available for distribution to holders of shares of common stock and adversely affect the rights and powers, including voting rights, of such holders and may have the effect of delaying, deterring or preventing a change in control of us. The board of directors currently does not intend to seek stockholder approval prior to any issuance of preferred stock, unless otherwise required by law.

REGISTRATION RIGHTS

    Goldman Sachs, Capital Z Partners, Draper Fisher Jurvetson and certain other stockholders, or their respective transferees, are entitled to certain registration rights with respect to the registrable securities. These rights are provided under the terms of the registrable securities and agreement between us and the holders of these registrable securities. This agreement provides demand registration rights under the Securities Act beginning in December 1999. These stockholders may require that we file up to an aggregate of six registration statements, subject to certain conditions. In addition, the holders are entitled to require us to include their registrable securities in future registration statements we file under the Securities Act, often referred to as "piggyback" registration rights. The holders are also entitled to require us to register their registrable securities on a registration statement on Form S-3 once we are eligible to use a Form S-3 in connection with such registrations. However, holders of these shares will be restricted from exercising such rights until December 1999 and within six months after the filing of any subsequent registration statement. Registration of shares of common stock pursuant to the exercise of demand registration rights, piggyback registration rights or S-3 registration rights would result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration subject to any lock-up agreements we have with these stockholders. We are required to bear substantially all registration and selling expenses in connection with the above-described registrations, except for underwriting discounts, income and transfer taxes (if any), selling expenses and the fees and expenses of more than one counsel representing the holders of the registrable securities. These registration rights are transferable in certain circumstances and may be amended or waived only with our written consent and the consent of a specified number of holders of the registrable securities.

STOCKHOLDER RIGHTS PLAN

    Each share of our common stock includes one voting class right ("Voting Class Right") and each share of Class B common stock includes one nonvoting class right ("Class B Common Right"). The Voting Class Rights and the Class B Common Rights are referred to collectively herein as the "Rights". Each Voting Class Right entitles its registered holder to purchase from us a unit consisting of one one-hundredth of a share (a "Fractional Share") of Class 1 Series A Junior Participating Preferred Stock, par value $.001 per share, and each Class B Common Right entitles the registered holder to purchase from us a unit consisting of a Fractional Share of Class 2 Series A Junior Participating Preferred Stock, par value $.001 per share (the Class 1 Series A Junior Participating Preferred Stock and the Class 2 Series A Junior Participating Preferred Stock collectively referred to as the "Preferred Shares"), at a purchase price of $40.00 per Fractional Share, subject to adjustment (the "Purchase Price").

    Initially, the Voting Class Rights will be attached to all certificates representing outstanding shares of common stock and the Class B Common Rights will be attached to all certificates representing outstanding shares of Class B common stock, and no separate certificates for the Rights ("Rights Certificates") will be distributed. The Voting Rights will separate from the common stock and the Class B Common Rights will separate from the Class B common stock and a "Distribution Date" will occur, with certain exceptions, upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (the date of the announcement being the "Stock Acquisition Date"), or (ii) ten business days following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person.

    However, as long as Capital Z Financial Services Fund II, L.P., together with all of its affiliates and associates, does not become the beneficial owner of 25% or more of all outstanding shares of common stock of all classes (assuming the exercise of all outstanding options, rights and warrants to acquire common stock), Capital Z, together with its affiliates and associates, shall not be or become an Acquiring Person. Furthermore, as long as The Goldman Sachs Group, Inc., together with all its affiliates and associates, does not become the beneficial owner of 25% or more of all such outstanding shares of common stock, Goldman Sachs, together with its affiliates and associates, shall not be or become an Acquiring Person. In certain circumstances, the Distribution Date may be delayed by the board of directors. Certain inadvertent acquisitions will not result in a person's becoming an Acquiring Person if the person promptly divests itself of sufficient common stock.

    Until the Distribution Date, (a) the Voting Class Rights will be evidenced by the common stock certificates and the Class B Common Rights will be evidenced by the Class B common stock certificates and both will be transferred with and only with such common stock certificates and such Class B common stock certificates, as the case may be, (b) common stock certificates and Class B common stock certificates will contain a notation incorporating the Rights Agreement by reference and (c) the surrender for transfer of any certificate for common stock will also constitute the transfer of the Rights associated with either the common stock or the Class B common stock represented by such certificate.

    The Rights are not exercisable until the Distribution Date and will expire at the close of business on September 30, 2009, unless earlier redeemed or exchanged by us as described below.

    As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of common stock and Class B common stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of common stock and Class B common stock issued prior to the Distribution Date will be issued with the appropriate Rights. Shares of common stock and Class B common stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with appropriate Rights. Except as otherwise determined by the board of directors, no other shares of common stock or Class B common stock issued after the Distribution Date will be issued with Rights.

    In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of common stock at a price and on terms that a majority of the independent directors of our board of directors determines to be fair to and otherwise in our best interests and the best interests of our stockholders (a "Permitted Offer")), each holder of a Voting Class Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of common stock and each holder of a Class B Common Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of Class B common stock (or, in certain circumstances, cash, property or other securities) having a Current Market Price (as defined in the Rights Agreement) equal to approximately two times the exercise price of the Right. Notwithstanding the foregoing, following the occurrence of any Triggering Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by or transferred to an Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the Rights Agreement. However, Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by us as set forth below.

    In the event (a "Flip-Over Event") that, at any time from and after the time an Acquiring Person becomes such, (i) our company is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of our assets or earning power is sold or transferred, each holder of a Right (except Rights that are voided as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the exercise price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

    The number of outstanding Rights associated with a share of common stock or Class B common stock, or the number of Fractional Shares of Preferred Shares issuable upon exercise of a Right and the Purchase Price, are subject to adjustment in the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock or Class B common stock occurring prior to the Distribution Date. The Purchase Price payable, and the number of Fractional Shares of Shares or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution in the event of certain transactions affecting the Preferred Shares.

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Preferred Shares that are not integral multiples of a Fractional Share are required to be issued and, in lieu thereof, an adjustment in cash may be made based on the market price of the Preferred Shares on the last trading date prior to the date of exercise or certificates of scrip or warrants may be issued entitling the holders thereof to receive a full share in return for such scrip or warrants aggregating a full share. Pursuant to the Rights Agreement, we reserve the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Shares will be issued.

    At any time until the date of the first public announcement of the occurrence of a Flip-In Event, we may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at our option, in cash, shares of common stock, in the case of holders of Voting Class Rights, or Class B common stock, in the case of holders of Class B Common Rights, or such other consideration as the board of directors may determine. Immediately upon the effectiveness of the action of the board of directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price. In the event that prior to the Distribution Date, the Class B common stock is converted, in whole or in part, into common stock, the Class B Common Rights attached to the shares of Class B common stock will be converted to Voting Class Rights pursuant to a conversion ratio equivalent to the conversion ratio used for converting the Class B common stock to common stock. In the event that on or after the Distribution Date, all outstanding shares of Class B common stock are converted into shares of common stock, all Class B Common Rights then outstanding will be converted to Voting Class Rights pursuant to a conversion ratio equivalent to the conversion ratio used for converting the Class B common stock to common stock.

    At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more of the shares of common stock then outstanding or the occurrence of a Flip-Over Event, we may exchange the Rights (other than Rights owned by an Acquiring Person or an Affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of common stock, in the case of holders of Voting Class Rights, or Class B common stock, in the case of holders of Class B Common Rights, and/or other equity securities deemed to have the same value as one share of common stock, per Voting Class Right, or one share of Class B common stock, per Class B Common Right, subject to adjustment.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights should not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for our common stock or Class B common stock (or other consideration) or for the common stock of the acquiring company as set forth above or are exchanged as provided in the preceding paragraph.

    Other than the redemption price, any of the provisions of the Rights Agreement may be amended by our board of directors as long as the Rights are redeemable. Thereafter, the provisions of the Rights Agreement other than the redemption price may be amended by the board of directors in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable.

                          MANAGEMENT'S DISCUSSION AND
                      ANALYSIS OF FINANCIAL CONDITION AND
                       RESULTS OF OPERATIONS OF SOUNDVIEW

OVERVIEW

    SoundView was originally incorporated in Connecticut in 1985 as Gartner Securities Corporation, which changed its name to SoundView Financial
Group, Inc. in 1988. In 1993, the company reincorporated in Delaware and in 1998 changed its name to SoundView Technology Group, Inc. All dollar figures located under the tables below for September 30 and December 31 for each respective year are expressed in thousands.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

    REVENUES

                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1999       1998       1998       1997       1996
                                 --------   --------   --------   --------   --------
Brokerage......................  $61,891    $45,822    $64,562    $48,773    $38,979

    Revenues derived from brokerage operations are related to SoundView's institutional equity business and consist of agency commissions for listed securities and principal transaction revenue from Nasdaq market-making activities. Revenue from these activities has increased each year as the result of the expansion of the sales and trading staff, increased exchange volumes, an increase in the number of companies under research coverage, and an increase in the number of stocks for which SoundView makes a market.

                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1999       1998       1998       1997       1996
                                 --------   --------   --------   --------   --------
Investment banking.............  $32,053    $ 8,332    $10,259    $ 9,944    $11,683

    Investment banking revenues are primarily derived from the public offering of equity securities and advisory services. SoundView also receives revenue from its participation in underwriting syndicates for deals which it is not a manager. For the nine months ended September 30, 1999 investment banking revenue increased 285% over the comparable period which is primarily attributable to the expansion of SoundView's investment banking and mergers and acquisitions capabilities and favorable issuing conditions for technology companies. The growth in revenues in 1998 from 1997 was negatively impacted by the volatility in the financial markets stemming from the global financial crisis. The decrease in revenue in 1997 was attributable to a reduction in equity issuance for semiconductor companies from 1996 levels.

                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1999       1998       1998       1997       1996
                                 --------   --------   --------   --------   --------
Asset management fees..........  $ 5,398    $ 3,515    $ 6,333    $   250    $20,466

    In 1996, SoundView, through its subsidiary, SoundView Asset Management was a general partner of Spinnaker Technology Fund, LP and had contracted to provide the Spinnaker Technology Fund with management services for which it received a 1% management fee and a 20% allocation of the profits. In 1997, SoundView Asset Management withdrew as general partner of the Spinnaker Technology Fund and sold substantially all its fixed assets to Bowman Capital Management, LLC. This contractually ended the reallocation of profits from limited partners and accounts for the decrease of $20.2 million between 1997 and 1996. In connection with this withdrawal, SoundView Asset Management converted its interest in the

Spinnaker Technology Fund to that of a special limited partner and under terms of the conversion agreement was entitled to receive a percentage of certain fees earned by Bowman Capital Management through December 31, 2002. The increase in these revenues in 1998 and through September 30, 1999 was attributable to an increase in these fees from improved investment returns from the Fund.

                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1999       1998       1998       1997       1996
                                 --------   --------   --------   --------   --------
Gains from firm investments....  $ 4,484    $ 1,652    $ 3,163    $   935    $ 7,829

    Investment income is derived from the investment of SoundView's cash in certain investment partnerships and private equity of technology companies. The increase of 171% for the nine months ended September 30, 1999, and the increase of 238% in 1998 from 1997 are attributable to increased investment returns from SoundView's investments in the Spinnaker Technology Fund and the WMS Cypress Fund, LP. The decrease of $6.9 million in 1997 from 1996 was primarily the result of lower returns for the cash invested in the Spinnaker Technology Fund.

                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1999       1998       1998       1997       1996
                                 --------   --------   --------   --------   --------
Interest.......................  $   758    $   517    $   815    $   478    $   385

    Interest revenue is derived from cash balances maintained with SoundView's clearing broker and from interest bearing accounts and cash equivalents at the bank. These amounts have increased with the growth in SoundView's brokerage revenues, which are collected at the clearing broker and withdrawn as needed for SoundView's operations or investment.

                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1999       1998       1998       1997       1996
                                 --------   --------   --------   --------   --------
Gain (loss) on joint venture...  $   477    $  (440)   $  (832)   $    --    $    --

    During 1998, SoundView entered into a joint venture to provide investment management services to institutions and individuals. SoundView's investment is accounted for under the equity method of accounting through its subsidiary, SoundView Capital Management and as such SoundView's allocated portion of the net loss on start-up amounted to $832,400 for that year. The increase in the nine months ended September 30, 1999, is the result of incentive fees which have been earned on increased profits of the funds under management which are to be re-allocated to the joint venture.

    EXPENSES

                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1999       1998       1998       1997       1996
                                 --------   --------   --------   --------   --------
Compensation and benefits......  $56,626    $30,055    $42,508    $34,755    $48,652

    Compensation consists of salaries, bonuses, commissions and benefits SoundView pays or gives to its employees. The increase in compensation since 1997 reflects the increase in the number of its employees and the increase in the revenue and operating profits of the firm. SoundView had 104, 129, 146, and 168 employees as of December 31, 1996, 1997, 1998, and September 30, 1999, respectively. The decrease in compensation in 1997 from 1996 was attributable to SoundView's withdrawal from the active management of the Spinnaker Technology Fund and the transfer of the employees associated with the management of the Spinnaker Technology Fund to Bowman Capital Management.

                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1999       1998       1998       1997       1996
                                 --------   --------   --------   --------   --------
Brokerage and
clearance......................  $10,393    $ 6,964    $ 9,434    $ 8,037    $ 7,035

    Brokerage and clearance expense primarily consists of fees paid to independent floor brokers on the New York Stock Exchange for the execution of SoundView customer agency business and of fees paid to SoundView's clearing broker. The increases in brokerage and clearing charges reflect the growth in the transactional volume of SoundView's brokerage operation.

                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1999       1998       1998       1997       1996
                                 --------   --------   --------   --------   --------
Occupancy......................  $ 1,563    $ 1,457    $ 2,015    $ 1,547    $ 1,242

    Occupancy expense includes costs related to SoundView's leasing of office space, furniture, and equipment in Stamford, San Francisco and New York. The increases in occupancy expense reflect its growth and need for expanded office facilities. In the nine months ended September 30, 1999, the increase in occupancy of 7.3% was attributable to the lease of office space in Manhattan and operating expense escalations, net of the sub-lease of a former office in Menlo Park, California. The increase of 30.3% in 1998 was the result of additional space leased in SoundView's San Francisco office and increased equipment and use tax costs. The increase of 24.5% in 1997 was attributable to the lease of office space in Menlo Park and additional space leased in Stamford.

                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1999       1998       1998       1997       1996
                                 --------   --------   --------   --------   --------
Professional services..........  $ 3,791    $ 3,496    $ 4,239    $ 3,345    $ 2,850

    SoundView's professional service expense encompasses legal, accounting, recruiting and fees paid to Gartner Group under the terms of a research sharing agreement. The increase in professional fees for the nine months ended
September 30, 1999 was attributable to recruiting fees for the expansion of SoundView's investment banking activities and an increase in accounting and tax preparation fees. The increase of 26.7% in 1998 and 17.4% in 1997 was attributable to an increase in fees paid to Gartner Group and increases in legal fees.

                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1999       1998       1998       1997       1996
                                 --------   --------   --------   --------   --------
Marketing and
business development...........  $ 4,683    $ 2,997    $ 3,774    $ 2,976    $ 2,194

    Marketing and business development expense consists primarily of travel, entertainment and costs associated with SoundView's various conferences, particularly the Technology Outlook Conference held annually in Boca Raton. The increases in these expenses are tied to the expansion of SoundView's brokerage and investment banking businesses.

                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1999       1998       1998       1997       1996
                                 --------   --------   --------   --------   --------
Data processing and
communications.................  $ 2,846    $ 2,931    $ 3,691    $ 3,251    $ 2,818

    Data processing and communications expense reflects the cost of market data services, telecommunications, and postage and mailing. The decrease in this expense in the nine months ended September 30, 1999 is attributable to costs savings in the long distance telecommunications including direct wires. Increases in 1998 and 1997 relate to increased market data and telecommunications costs primarily from the expansion of the sales and trading area.

                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1999       1998       1998       1997       1996
                                 --------   --------   --------   --------   --------
Depreciation and
amortization...................  $ 1,115    $   920    $ 1,287    $ 1,045    $   655

    Depreciation and amortization consists of the depreciation of property and equipment and amortization of leasehold improvements. Increases in each of the years correspond to increases in the purchase and deployment of computer hardware as well as increased amortization of the build-out of leased space in San Francisco and Stamford.

                                    SEPTEMBER 30,               DECEMBER 31,
                                 -------------------   ------------------------------
                                   1999       1998       1998       1997       1996
                                 --------   --------   --------   --------   --------
Other operating expenses.......  $ 1,519    $ 1,440    $ 1,880    $ 1,521    $ 1,025

    Other operating expenses include dues and subscriptions, research printing costs, office supplies and other administrative expenses. The increases of 23.6% in 1998 and 48.4% in 1997 were attributable to increased research printing and office supply costs. Although up by 5.5% in the nine months ended September 30, 1999, other expenses are expected to be flat for the full year due to lower research printing costs as compared to those in the fourth quarter of 1998.

    LIQUIDITY AND CAPITAL RESOURCES

    SoundView has historically satisfied its cash requirements through its operating income. As of September 30, 1999, SoundView had $27.2 million in cash and cash equivalents, and believes that this balance, together with cash from operations, will be sufficient to meet anticipated cash requirements.

    Net cash provided by operating activities was $21.8 million for the nine months ended September 30, 1999 and $4.0 million for the nine months ended September 30, 1998. Cash provided from operating activities was $14.0 for 1998. Cash used in operating activities was $19.1 million in 1997 as the result of an increase in the receivable from clearing broker and the payment of accrued bonuses for 1996. Cash provided by operations of $11.1 million in 1996 related to increases in accrued compensation.

    Net cash of $5.5 million used in investing activities for the nine months ended September 30, 1999 was for the purchase of computer equipment, leasehold improvements in new facilities in San Francisco and investment in investment partnerships. Net cash used in investing activities of $2.8 million for the nine months ended September 30, 1998 was attributable to computer purchases and losses from SoundView's asset management joint venture. Net cash provided by investing activities of $18.9 million in 1997 was primarily attributable to the partial distribution of SoundView's assets in the Spinnaker Technology Fund. Net cash used in investing activities in 1996 of $14.5 million was primarily related to investment in the Spinnaker Technology Fund.

    Net cash provided by financing activities was $680,400 for the nine months ended September 30, 1999 from net treasury stock issuances. Net cash used in financing activities of $2.3 million for the nine months ended September 30, 1998 and $2.4 million for 1998 was related to net repurchases of treasury stock.

RISK MANAGEMENT

    SoundView's primary risk exposures are market risk (particularly equity price), credit risk and legal risk. Market risk refers to the risk that a change in the level of equity prices, interest rates or other factors could result in trading losses or negatively impact the market for equity issuance. Credit and legal risk refers to the risk that a counterparty to a transaction might fail to perform under its contractual commitment resulting in SoundView's incurring losses. SoundView's risk management focuses on the trading of securities, extension of credit to counterparties and investment banking activities, as well as the monitoring of trading levels with institutional customers. SoundView monitors these risks daily through a number of control procedures designed to identify and evaluate the various risks to which they are exposed.

    MARKET RISK

    SoundView may act as a principal to facilitate customer-related transactions in financial instruments which expose the firm to market risks. SoundView makes markets in certain equity securities. As such, SoundView maintains securities inventories to facilitate customer transactions. SoundView's management believes its philosophy of monitoring market risk very closely and risk management result in carefully managed market exposure and reduced earnings volatility. Managing market risk exposures includes, limiting firm commitments by position level both long and short for all securities traded and limiting the type of trades that can occur in each inventory account.

    SoundView manages daily risk exposure in its inventory accounts by requiring various levels of management review of these accounts. The primary purpose of risk management is to participate in the establishment of position limits, as well as to monitor both the buy and sell activity in the firm's trading accounts. Trading activities of SoundView result in the creation of inventory positions. Position and exposure reports indicating both long and short position are prepared, distributed and reviewed each day. These reports enable SoundView to control inventory levels, monitor daily trading results by stock and trader, as well as review inventory aging, pricing and concentration.

    As of September 30, 1999, SoundView did not have material assets and liabilities which are subject to market risk and, therefore, market risk is not material.

    CREDIT RISK

    SoundView's exposure to credit risk arises from the possibility that a counterparty to a transaction might fail to perform under its contractual commitment, resulting in SoundView incurring losses. Credit risk related to various financing activities is reduced by the industry practice of obtaining and maintaining possession and control of collateral which is accomplished with established arrangements with the clearing broker. SoundView actively manages the credit exposure relating to its trading activities by monitoring the credit worthiness of counterparties requesting additional collateral when deemed necessary and limiting the amount and duration of exposure to individual counterparties.

    LEGAL RISK

    Legal risk includes the risk on non-compliance with applicable legal and regulatory requirements and the risk that a counterparty's performance obligations will be unenforceable. SoundView is generally subject to extensive regulation in the different jurisdictions in which it conducts business. SoundView has established legal standards and procedures that are designed to ensure compliance with all applicable statutory and regulatory requirements. SoundView, principally through its compliance and finance departments, has also established procedures that are designed to ensure that senior management's policies relating to conduct, ethics and business practices are followed. In connection with its business, SoundView has various procedures that address issues such as regulatory capital requirements, trading and sales practices, supervision, and record keeping. SoundView has also established certain procedures to mitigate the risk that a counterparty's performance obligations will be unenforceable, including consideration of counterparty legal authority and capacity, adequacy or legal documentation, the permissibility of a transaction under applicable law and whether applicable bankruptcy or insolvency laws limit or alter contractual remedies.

YEAR 2000

    The Year 2000 issue involves the potential for system and processing failures of date-related data resulting from computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that contain time-sensitive software may recognize a date using two digits of "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of our operations, including, among other things, a temporary inability to process transactions in connection with brokerage activities our investment banking.

    Because SoundView is dependent, to a very substantial degree, upon the proper functioning of computer systems, the failure of any computer system to be Year 2000 compliant could materially adversely affect it. Failure of this kind could, for example, cause settlement of trades to fail, lead to incomplete or inaccurate accounting, recording or processing of trades in securities, result in generation of erroneous results or give rise to uncertainty about its exposure to trading risks and its need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.

    SoundView has completed its internal information technology and non-information technology assessment, which included inventorying all hardware and mission critical systems applications (SoundView has no internally developed software applications). SoundView believes that its systems will function properly with respect to dates in the year 2000 and thereafter. SoundView's costs to date and anticipated expenditures related to its Year 2000 assessment and remediation plans have been negligible.

    In addition, SoundView depends upon the proper functioning of third-party and non-information technology systems. These parties include depositories, clearing agencies, clearing houses, commercial banks and other vendors. SoundView has contacted every material vendor with whom it has important financial or operational relationships to determine the extent to which they are vulnerable to the Year 2000 issue. Each vendor has participated in and passed the Year 2000 compliance tests formulated by the Securities Industry Association. These vendors have also provided SoundView written documentation that they are Year 2000 compliant and confirmed that they have passed SIA sponsored industry test. Since SoundView does not require unique services from any of these vendors, it believes the SIA testing indicates general Year 2000 compliance. In the event any of these vendors prove not to be Year 2000 compliant, SoundView believes that it could find a replacement vendor that is Year 2000 compliant, although not without significant expense or delay. However, based on management's current information, SoundView expects to incur no significant costs in the future for Year 2000 problems.

    SoundView's worst case scenario in connection with Year 2000 issues is that there will be a failure on the part of one or more of its important vendors and that it will experience difficulties in finding replacement vendors. If these vendors are not Year 2000 compliant, despite their internal and external testing, SoundView, as well as many of their other clients, will face system and processing failures until these issues can be resolved. Disruption or suspension of activity in the world's financial markets is also possible. In addition, uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999 and early 2000. This in turn could result in general reduction in trading and other market activities (and lost revenues). SoundView cannot predict the impact that such reduction would have on its business.

                              SOUNDVIEW'S BUSINESS

    SoundView Technology Group, Inc. is a Connecticut-based investment banking firm with an exclusive focus on the information technology sector. Its business comprises investment banking services, including the underwriting of public offerings and financial advisory. SoundView also provides research and conducts institutionally focused sales and trading in the information technology sector. Through two subsidiaries, SoundView Asset Management, Inc. and SoundView Capital Management, Inc., SoundView provides investment and administrative services related to asset management. SoundView is currently privately owned by its employees, and "SoundView" is a registered trademark of SoundView Technology Group, Inc.

RESEARCH

    SoundView believes that the singular focus on the information technology sector has been crucial to its success in meeting the needs of its clients for investment and strategic advice. SoundView's research universe is segmented in a manner which provides in-depth analysis of the specialty areas within each technology segment. In addition to gaining an in-depth understanding of the secular and cyclical trends within the particular industry sector, SoundView's research professionals maintain close relationships with key industry participants in each industry sector. These key participants include public and private technology companies, venture capital and institutional investors, technical experts and professional service providers. Through these relationships, SoundView gains the opportunity to participate actively in the capital raising and other corporate activity of these technology companies. SoundView maintains a strategic partnership with the Gartner Group that provides access to over 750 Gartner Group research analysts worldwide as well as unique insight into end-user demand through the numerous surveys which are conducted at conferences organized by the Gartner Group.

    As of November 30, 1999, SoundView provides research coverage for 205 companies. SoundView's research universe is comprised of the technology industry groups and segments set forth below.

      SOFTWARE              COMPONENTS            COMMUNICATIONS              SYSTEMS
---------------------  ---------------------   ---------------------   ---------------------
Internet               semiconductors          telecom/datacom/        design automation
infrastructure/        semiconductor capital   software                enterprise systems
service providers      equipment               photonics               PC/peripherals
e-commerce software/                           wireless services       channels/contract
service/security                               wireless equipment      manufacturing
enterprise software
enterprise
applications

    SoundView currently employs 30 research professionals. In order to achieve the depth of coverage required to maintain a leading technology research product, SoundView must often recruit specific industry and technical experience and train the analysts in financial analysis disciplines. This specialization enables SoundView's analysts to produce sophisticated research which is valued by its institutional clients and also allows them to publish industry and thematic pieces which sets them apart as experts in their respective fields.

    Analysts work closely with our investment banking professionals to identify those companies that will evolve as leaders in their industries. It is with these companies that we develop long-term relationships helping to manage their capital raising activities and offering strategic advice.

    Each year SoundView holds its annual Technology Outlook Conference which has become a leading venue for the top technology companies to present their investment stories to hundreds of technology focused institutional investors in their industries. In 1999, 99 public and private companies made presentations to 320 of the senior investment professionals at 253 institutions. In addition to its major conference, SoundView sponsors industry specific conferences in the photonics, semiconductor and software areas.

INVESTMENT BANKING

    SoundView's investment banking services consist primarily of the underwriting of public offerings of equity securities and financial advisory services related primarily to mergers and acquisitions. SoundView's investment banking activities focus on the technology sector. SoundView's core strength has been leveraging its technology expertise, its exclusive focus on and sponsorship of leading technology companies.

    SoundView organizes its investment banking professionals into specialized teams. SoundView currently employs 21 investment banking professionals, who focus their activities along the same lines as the research professionals in order to better develop expertise in the technology sectors SoundView professionals service. This comprehensive industry understanding enhances the ability of SoundView's investment banking professionals to offer the best advice to corporate issuers. SoundView is committed to providing each corporate client with experienced investment banking professionals, coupled with a team of research and market-making professionals.

    PUBLIC UNDERWRITING. SoundView is an underwriter of public offerings of equity securities for technology companies. SoundView concentrates its public underwriting efforts in technology industry sectors capitalizing on its relative competitive advantage arising from its investment banking relationships, research, trading and distribution capabilities in the technology industries. By serving its clients' capital raising needs beyond their initial public offerings of securities, SoundView is better able to maintain long-term relationships with clients. SoundView also seeks to increase its base of publicly held clients by serving as a lead manager or co-manager in follow-on offerings for technology companies that SoundView views as having attractive investment characteristics, whether or not SoundView participated as an underwriter in that company's initial public offering. As of November 30, 1999, SoundView acted as a co-managing underwriter in 20 initial public offerings. As of November 30, 1999, SoundView also participated in 3 follow-on offerings as lead managing underwriter and 15 follow-on offerings as co-managing underwriter.

    In addition to participating in public offerings of securities as a lead managing or co-managing underwriter, SoundView also participates in public offerings as a member of an underwriting syndicate managed by other investment banking firms. Invitation into an underwriting syndicate arises from an investment banking firm's expertise in a specific investment sector and also from building relationships with syndicate departments of other investment banking firms. In 1999, SoundView participated as a member of an underwriting syndicate in 96 public offerings.

    FINANCIAL ADVISORY SERVICES. In addition to its capital raising services, SoundView offers to corporate clients in the technology sector a broad range of advisory services. SoundView has advised technology companies in mergers and acquisitions, divestitures and valuation. In 1999, SoundView participated in an advisory capacity in 6 completed transactions. SoundView has been successful in leveraging its expertise in the technology sector to offer these financial advisory services to its clients. These advisory services are an important part of SoundView's strategy of developing long-term relationships with its corporate finance clients.

BROKERAGE

    Since its inception, SoundView has offered a variety of sales and trading services to institutional investors. It leverages its expertise in technology industries through a sales force with a comprehensive understanding of the complex and diverse technologies at the heart of technology-focused investing. As of November 30, 1999, SoundView employed 63 sales and trading professionals operating out of its offices in Stamford and San Francisco.

    SoundView also operates an extensive market-making operation. As of November 30, 1999, it was a market-maker in 181 companies, characterized primarily as technology companies. SoundView's market-makers are a trusted source of liquidity to some of the world's largest institutional traders.

INTERNATIONAL

    SoundView is currently developing its investment banking business assisting non-U.S. companies in raising capital in the United States. It also provides strategic advisory services to non-U.S. companies. While revenues from these activities have grown in recent years, these revenues comprise less than 10% of SoundView's underwriting revenues and less than 5% of the company's total revenues.

    SoundView provides brokerage services to international institutional investors interested in U.S. information technology companies. These investors are located primarily in Europe. While revenues from these activities have grown significantly in 1999, they represent less than 10% of brokerage revenues and less than 5% of the company's total revenues.

COMPETITION

    The financial services industry is highly competitive, and is expected to grow more competitive in the near future. SoundView faces direct competition primarily from other established investment banking firms, as well as from traditional and online brokerage firms. SoundView's competitors include large Wall Street firms as well as relatively new securities firms.

    Many of SoundView's competitors have significantly greater financial, technical, marketing and other resources than it does. Some of these competitors also offer a wider range of products and services than it does and have greater name recognition, more established reputations and more extensive client and customer bases. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements due to superior systems capabilities. They may also be better able to undertake more extensive promotional activities, offer more attractive terms to customers, clients and employees and adopt more aggressive pricing policies compared to SoundView.

    SoundView's principal competitors in connection with its investment banking and brokerage businesses are larger investment banking firms. It also faces competition from recently formed online investment banking initiatives that are also focused on technology industries.

    Competition is also intense for the attraction and retention of qualified employees in the securities industry. SoundView's ability to compete effectively in its businesses will depend on its ability to attract new employees and retain and motivate its existing employees.

REGULATION

    REGULATION OF THE SECURITIES INDUSTRY AND BROKER-DEALERS. SoundView's business is subject to extensive regulation applicable to the securities industry in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. SoundView is a registered as a broker-dealer with the SEC and in each state in which it does business. SoundView is also a member of the NASD, a self regulatory body to which all broker-dealers belong. Certain self-regulatory organizations, such as the NASD, adopt rules and examine broker-dealers and require strict compliance with their rules and regulations. The SEC, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The SEC and self-regulatory organization rules cover many aspects of a broker-dealer's business, including capital structure and withdrawals, sales methods, trade practices among broker-dealers, use and safekeeping of customers' funds and securities, record-keeping, the financing of customers' purchases, broker-dealer and employee registration and the conduct of directors, officers and employees.

    EFFECT OF NET CAPITAL REQUIREMENTS. As a registered broker-dealer and member of the NASD, SoundView is subject to the Uniform Net Capital Rule under the Exchange Act. The Uniform Net Capital Rule specifies the minimum level of net capital a broker-dealer must maintain and also requires that at least a minimum part of its assets be kept in relatively liquid form. As of September 30, 1999, SoundView was required to maintain minimum net capital of $412,500 and had total net capital of approximately $17,277,200, or $16,814,700 in excess of the minimum amount required.

    The SEC and the NASD impose rules that require notification when net capital falls below certain predefined criteria, dictate the ratio of debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the Uniform Net Capital Rule and the NASD rules impose certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC and the NASD for certain withdrawals of capital. These rules governing net capital and restrictions on withdrawals of funds could operate to prevent us from meeting our financial obligations on a timely basis.

    CHANGES IN EXISTING LAWS AND RULES. Additional legislation or regulation, changes in existing laws and rules or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect SoundView's mode of operation and its profitability.

EMPLOYEES

    As of November 30, 1999, SoundView had 169 employees.

PROPERTIES

    SoundView's principal executive offices are located in Stamford, Connecticut, where it leases 24,000 square feet of office space. The term of the lease expires in 2003. It also operates a 14,000 square foot office in San Francisco, California, which lease expires in 2009. SoundView also leases office suites in Menlo Park, California, and New York City.

LEGAL MATTERS

    SoundView is currently subject to claims and legal proceedings arising in the normal course of its business as an underwriter. SoundView does not believe that the resolution of such legal proceedings should have a material adverse effect on it.

    In September of 1996, Arnold Owen, a former officer, director and employee of SoundView and a former trustee of SoundView's 401K and Profit Sharing Plan, filed a complaint in the United States District Court for the Southern District of New York naming SoundView and the Profit Sharing Plan as defendants. The action, among other things, challenged the valuation methodology applied by the Profit Sharing Plan trustees to value SoundView stock held in the Profit Sharing Plan and the amount offered by the Profit Sharing Plan trustees to repurchase the SoundView stock held by the Profit Sharing Plan on Mr. Owen's behalf. On July 28, 1999, judgment was rendered by the District Court in favor of SoundView and the Profit Sharing Plan on all counts, dismissing on the merits all claims asserted by Mr. Owen and awarding SoundView in excess of $226,000 in attorney's fees, costs and disbursements from Mr. Owen. Subsequently, Mr. Owen filed an appeal, which is currently expected to be heard by the United States Court of Appeals for the Second Circuit during the first quarter of 2000. SoundView and the Profit Sharing Plan are unable to express an opinion as to the outcome of Mr. Owen's appeal but SoundView and the Plan currently have no reason to believe that the lower court's decision will be reversed.

    The United States Department of Labor has initiated an investigation with regard to the Profit Sharing Plan focusing on, among other things, stock valuation issues relating to SoundView stock held in the Profit Sharing Plan. The Department of Labor has outlined five reasons why it believes the Profit Sharing Plan and/or the Profit Sharing Plan trustees have violated ERISA. SoundView and the Profit Sharing Plan have issued a preliminary response to the Department of Labor and SoundView believes that the Department of Labor's position is faulty and erroneous in many respects. SoundView intends to vigorously contest any charges the Department of Labor may bring. However, SoundView and the Profit Sharing Plan trustees are unable at this time to express any opinion as to the likelihood of the Department of Labor becoming a party to the Owen appeal, filing a formal administrative or judicial complaint, or the outcome of any such action if initiated.

                            MANAGEMENT OF SOUNDVIEW

    The following table lists SoundView's executive officers as of November 30, 1999. SoundView's executive officers are Messrs. Crabs, Ambrose, Bristol, Bugniazet, Snyder, and Walbert.

NAME                                          AGE      TITLE
----                                          ---      -----
Russell D. Crabs..........................     42      President and chief executive officer
David J. Ambrose..........................     39      Head of sales trading
Brian T. Bristol..........................     48      Head of investment banking
Edward A. Bugniazet.......................     39      Head of trading
                                                       Chief operating officer, chief financial
Curtis L. Snyder..........................     38      officer
William W. Walbert........................     40      Head of sales

EXECUTIVE OFFICERS AND KEY EMPLOYEES

    RUSSELL D. CRABS, president and chief executive officer and director of research, joined SoundView in 1987. He serves on the firm's board of directors and operating committee. Mr. Crabs covers systems companies and design automation for SoundView. Prior to joining SoundView, Mr. Crabs worked with the Gartner Group in a number of research positions. Mr. Crabs has an MBA from the Wharton School of the University of Pennsylvania.

    DAVID J. AMBROSE, managing director and head of sales trading, joined SoundView in 1989. Prior to joining SoundView, Mr. Ambrose was a sales trader at Prescott, Ball & Turban and prior to that, Furman Selz, Mager, Dietz & Birney.

    BRIAN T. BRISTOL, managing director and head of corporate finance, joined SoundView in 1991. Prior to joining SoundView, Mr. Bristol was at Salomon Brothers where he was a director and co-head of the Technology and Aerospace/Defense Group in investment banking. Prior to that, Mr. Bristol was vice president of the Technology Group at First Boston's investment banking unit. Mr. Bristol has an MA and PhD from Princeton University and an MBA from Columbia University.

    EDWARD BUGNIAZET, managing director and head of trading, joined SoundView in 1989. Mr. Bugniazet was previously a sales trader for Labe Simpson & Company, and has experience on both the New York and American Stock Exchanges.

    JONATHAN MEYERS, managing director and member of the firm's board of directors, joined SoundView in 1994. Mr. Meyers oversees SoundView's semiconductor/electronics corporate finance effort. Prior to joining SoundView, Mr. Meyers was the director of Technology Banking at PaineWebber and then opened the West Coast office for Needham. He began his career in investment banking with Loeb Rhoades, where, after several mergers, he eventually became head of West Coast technology at Lehman Brothers. Mr. Meyers has an MBA from Harvard University.

    CURT SNYDER, chief operating officer and chief financial officer, joined SoundView in 1997. Mr. Snyder oversees the firm's accounting and finance, technology, compliance, administration and operations departments. Prior to joining SoundView, Mr. Snyder was at Warburg Dillon Read where he was managing director of equity management. He began his career as a CPA with Deloitte & Touche, providing specialized accounting and consulting services to clients in the securities industry. Mr. Snyder has an MS from New York University's Stern School of Business.

    WILLIAM WALBERT, managing director and head of sales, joined SoundView in 1987. Before joining SoundView, Mr. Walbert was a telecommunications analyst at the Gartner Group. Prior to that, he did competitive analysis for AT&T's semiconductor and network equipment divisions. Mr. Walbert has an MBA from Lehigh University.

DIRECTORS

    SoundView's board of directors consists of four directors: Messrs. Crabs, Ambrose, Meyers and Walbert all of whom are also executive officers or key employees.

EXECUTIVE COMPENSATION

    The following table sets forth the salaries, and to the extent determinable, the bonuses that SoundView pays its chief executive officer and the four most highly compensated executive officers during 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG TERM
                                                        ANNUAL COMPENSATION               COMPENSATION
                                               -------------------------------------      ------------
                                                                                           SECURITIES
                                                                        OTHER ANNUAL       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR      SALARY     BONUS        COMPENSATION        OPTIONS      COMPENSATION
---------------------------         --------   --------   --------      ------------      ------------   ------------
Russell D. Crabs..................    1999     $200,000      [ ](1)      $1,471,111(2)          --             --
  President and chief executive
  officer
David J. Ambrose..................    1999      200,000      [ ](1)         497,342(2)          --             --
  Head of sales and trading
Brian T. Bristol..................    1999      200,000      [ ](1)         938,437(2)          --             --
  Head of investment banking
Edward A. Bugniazet...............    1999      200,000      [ ](1)         415,097(2)          --             --
  Head of trading
William W. Walbert................    1999      200,000      [ ](1)       1,176,252(2)          --             --
  Head of sales

------------------------

(1) Amounts will be determined and paid in January 2000.

(2) Earnings as the result of the exercise of options in 1999.

STOCK OPTIONS

    OPTION GRANTS. The following table sets forth information regarding stock options granted under SoundView's stock option plans for the year ended December 31, 1999 to the chief executive officer and the other four most highly compensated executive officers.

                                                  OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1999
                          ----------------------------------------------------------------------------------------------
                                                                INDIVIDUAL GRANTS
                          ----------------------------------------------------------------------------------------------
                                                                                                   POTENTIAL REALIZABLE
                                                 PERCENTAGE OF TOTAL                                 VALUE AT ASSUMED
                                                 OPTIONS GRANTED TO                                       ANNUAL
                                                  EMPLOYEES (NET OF                                RATES OF STOCK PRICE
                                                    FORFEITURES)                                     APPRECIATION FOR
                          NUMBER OF SECURITIES       IN THE YEAR       EXERCISE OR                    OPTION TERMS(4)
                           UNDERLYING OPTIONS    ENDED DECEMBER 31,     BASE PRICE    EXPIRATION   ---------------------
                              GRANTED (1)              1999(2)         ($/SHARE)(3)      DATE         5%          10%
                          --------------------   -------------------   ------------   ----------   ---------   ---------
Russell D. Crabs........             --                      --              --              --          --          --
David J. Ambrose........             --                      --              --              --          --          --
Brian D. Bristol........             --                      --              --              --          --          --
Edward A. Bugniazet.....         15,000                       4%          11.00         1/29/09    $103,800    $262,967
William W. Walbert......             --                      --              --              --          --          --

------------------------

(1) Such options were granted pursuant to and in accordance with the 1995 Stock Option Plan.

(2) Based on an aggregate of 379,480 options granted (net of forfeitures) to employees for the year ended December 31, 1999, including options granted to the other four most highly compensated executive officers.

(3) The exercise price per share of each option was equal to the fair market value of the common stock on the date of the grant as determined by the board of directors.

(4) Amounts represent hypothetical values that could be achieved for the respective options if exercised at the end of the option term. These values are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date based on the market price of the underlying securities on the date of the grant. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.

    OPTION VALUES. The values of unexercised in-the-money options represent the positive spread between the respective exercise prices of outstanding stock options and the value of Wit Capital shares to be received in exchange for SoundView shares in the merger.

                      AGGREGATED OPTION EXERCISES IN YEAR
               ENDED DECEMBER 31, 1999 AND YEAR END OPTION VALUES

                                        FROM JANUARY 1, 1999 TO
                                           DECEMBER 31, 1999
                           -------------------------------------------------

                            NUMBER OF
                             SHARES
                            ACQUIRED          VALUE               LOAN
                           ON EXERCISE       RECEIVED            AMOUNT
                           -----------   ----------------   ----------------
Russell D. Crabs.........    228,590                    []                 []
David J. Ambrose.........     99,097                    []                 []
Brian D. Bristol.........    119,450                    []                 []
Edward A. Bugniazet......     65,628                    []                 []
William W. Walbert.......    158,330                    []                 []


                                        OPTION VALUES AT DECEMBER 31, 1999
                           ------------------------------------------------------------
                              NUMBER OF SECURITIES
                                   UNDERLYING                 VALUE OF UNEXERCISED
                               UNEXERCISED OPTIONS            IN-THE-MONEY OPTIONS
                           ---------------------------   ------------------------------
                           EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
                           -----------   -------------   -----------   ----------------
Russell D. Crabs.........         --        127,583             --                    []
David J. Ambrose.........         --         63,146             --                    []
Brian D. Bristol.........         --         48,646             --                    []
Edward A. Bugniazet......         --         57,194             --                    []
William W. Walbert.......         --         61,995             --                    []

MANAGEMENT BENEFIT PLANS

401(K) AND PROFIT SHARING PLAN

    The SoundView 401(k) and Profit Sharing Plan was established in 1991 to provide SoundView employees with deferred compensation as well as an opportunity to defer their own compensation to accumulate retirement savings. The plan allows for all employees who meet minimum eligibility requirements to participate in the plan. Under the 401(k) plan, an employee may contribute up to 15% of his or her pre-tax gross compensation. This contribution cannot exceed a statutorily prescribed annual limit. SoundView, in turn, makes matching contributions up to 2% of the first $40,000 of compensation or $800. These contributions vest immediately.

    In addition, SoundView, at its discretion, may make a profit sharing contribution to the plan. These contributions are allocated to eligible employees based on their base compensation. These contributions vest at 20% per year of employment and vest completely after five years of employment. In each of 1996, 1997 and 1998, SoundView contributed 10% of eligible base compensation, amounting to $522,424, $695,526, and $797,533, respectively.

STOCK OPTION PLAN

    SoundView has established a Stock Option Plan which permits the president, as authorized by the board of directors, to grant options, stock appreciation rights or a combination of options and stock appreciation rights to key employees. The options may be incentive stock options or nonqualified options. Stock options generally vest equally over a five year period and vested options are exercisable at any time during the ten years from the date of the option grant. The purpose of the plan is to promote long-term growth and profitability by providing key employees with incentives to remain with the company and to contribute to its growth and financial success. The Stock Option Plan has authorized the grant of options to purchase up to 5,000,000 shares of SoundView's common stock. All options granted have ten year terms and become fully exercisable at the end of five years of continued employment. As of November 30, 1999, a total of 127 current employees hold options to purchase 1,577,962 shares of common stock, of which options are vested with respect to 10,809 shares. Assuming completion of the merger with Wit Capital, the SoundView Stock Option Plan will be adopted by Wit Capital and no additional options to purchase shares will be granted under the SoundView Stock Option Plan.

OPERATING BONUS PLAN

    SoundView has historically paid performance-based bonuses to its employees as incentives to contribute to the firm's profitability. The overall size of the bonus pool and individual awards are determined by the president.

TAX AND FINANCIAL PLANNING PROGRAM

    SoundView has historically afforded its managing directors annual tax preparation and financial planning advisory services from the Ernst & Young Financial Planning Group. The cost of these services is paid for by SoundView including tax gross up payments to offset the resulting tax liabilities of this benefit.

STOCK ISSUANCES TO EXECUTIVE OFFICERS, DIRECTORS AND OUR LARGEST STOCKHOLDERS

    The following table sets forth issuances of SoundView's common stock to its executive officers, directors and largest stockholders during 1999.

                                                                PRICE      SHARE
STOCKHOLDER                                                   PER SHARE   AMOUNTS    ISSUANCE DATE
-----------                                                   ---------   --------   -------------
David J. Ambrose............................................   $11.00      10,000       2/8/99
Edward A. Bugniazet.........................................   $11.00      10,000       2/8/99
Russell D. Crabs............................................   $11.00      10,000       2/8/99
William A. Walbert..........................................   $11.00      10,000       2/8/99

                              CERTAIN TRANSACTIONS

    Except as described below, none of SoundView's directors, officers or principal security holders has or has had a direct or indirect material interest in any transaction to which SoundView is or has been a party. SoundView believes that the terms of each of the transactions described below were no less favorable to SoundView than could have been obtained from unaffiliated third parties. In addition, SoundView will not enter into additional transactions or agreements with directors, officers, principal security holders or other affiliated parties unless the terms thereof are no less favorable to SoundView than could be obtained from unaffiliated third parties. In any event, SoundView will not enter into any transaction with directors, officers or principal security holders without the affirmative vote of a majority of disinterested directors.

LOANS TO OFFICERS

    SoundView has extended loans to its employees to exercise vested options and to pay withholding taxes associated with these exercises. The loans are secured by the shares purchased with the proceeds of the loan. The principal and accumulated interest is due and payable on January 31, 1999. Any amounts due to employees under SoundView's Operating Bonus plan will be first applied to repay or reduce their respective loan amounts. All executive officers and director have accepted these loans. The respective total number of shares purchased and the amounts loaned are set forth in the table below:

                                                                NUMBER OF SHARES
OFFICER                                                       ACQUIRED ON EXERCISE   LOAN AMOUNT
-------                                                       --------------------   -----------
Russell Crabs...............................................         213,840         $1,483,304
David J. Ambrose............................................          89,097            621,502
Brian T. Bristol............................................         119,450            874,206
Edward A. Bugniazet.........................................          65,628            448,708
Jonathan Meyers.............................................         145,313          1,011,397
Curtis L. Snyder............................................          23,605            198,906
William W. Walbert..........................................         150,830          1,009,984

            STOCK OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS
                                  OF SOUNDVIEW

    The following table sets forth certain information regarding the beneficial ownership of SoundView's common stock as of November 30, 1999 by: (1) each person or entity that SoundView knows beneficially owns 5% or more of SoundView's common stock; (2) its president and chief executive officer and the other four most highly compensated executive officers as of November 30, 1999; and (3) all its current directors and executive officers as a group.

                                                          NUMBER OF SHARES
                                                         BENEFICIALLY OWNED      PERCENTAGE OF COMMON
NAME OF BENEFICIAL OWNER                                PRIOR TO OFFERING(1)   EQUITY BENEFICIALLY OWNED
------------------------                                --------------------   -------------------------
David J. Ambrose(2)...................................            177,546                 6.1%
Brian T. Bristol(3)...................................            243,075                 8.4
Edward A. Bugniazet(4)................................            137,993                 4.8
Russell D. Crabs (5)..................................            401,053                13.9
Jonathan Meyers(6)....................................            182,570                 6.3
Curtis L. Snyder (7)..................................             31,105                 1.1
William W. Walbert(8).................................            293,395                10.1
All executive officers and director as a group (7
  people).............................................          1,466,737                50.7

------------------------

(1) Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as a beneficial owner of those securities. For purposes of this table, shares subject to options, warrants or rights currently exercisable or exercisable within 60 days of October 15, 1999 are considered as beneficially owned by the person holding such options, warrants or rights. Unless indicated otherwise, SoundView believes that the persons named in this table have sole voting and investment power with respect to the shares shown.

(2) Includes 28,449 shares issuable upon exercise within 60 days. Also has an additional 34,697 options exercisable after 60 days.

(3) Includes 28,625 shares issuable upon exercise within 60 days. Also has an additional 20,049 options exercisable after 60 days.

(4) Includes 20,865 shares issuable upon exercise within 60 days. Also has an additional 36,329 options exercisable after 60 days.

(5) Includes 44,713 shares issuable upon exercise within 60 days. Also has an additional 82,800 options exercisable after 60 days.

(6) Includes 22,257 shares issuable upon exercise within 60 days. Also has an additional 28,713 options exercisable after 60 days.

(7) Has an additional 35,408 options exercisable after 60 days.

(8) Includes 34,065 shares issuable upon exercise within 60 days. Also has an additional 27,930 options exercisable after 60 days.

                         DESCRIPTION OF SOUNDVIEW STOCK

GENERAL

    SoundView's authorized capital stock consists of 6,000,000 shares of common stock, $.01 par value. There are outstanding 2,515,562 shares of common stock (assuming no exercise of outstanding stock options and warrants). There are also outstanding options to purchase an aggregate of 1,577,962 shares of common stock.

    The following summary of the terms and provisions of SoundView's common stock does not purport to be complete. Reference should be made to its certificate of incorporation and its by-laws, and to applicable law, for the complete description of the terms and provisions of SoundView's common stock.

COMMON STOCK

    The holders of common stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. The holders of the common stock are entitled to such dividends as may be declared in the discretion of the board of directors out of funds legally available therefor. Upon liquidation, holders of common stock are entitled to share ratably in the remaining assets upon liquidation. The holders of common stock have no preemptive rights to purchase shares of our stock. Shares of common stock are not subject to any redemption provisions, and shares of common stock are not convertible into any other securities.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

    The following unaudited pro forma condensed combined financial information presents (1) the financial position of Wit Capital as if the proposed merger of Wit Capital with SoundView and the exchange of SoundView common stock for Wit Capital common stock had been approved by Wit Capital's and SoundView's stockholders and was effective as of September 30, 1999 and (2) the results of operations for the nine months ended September 30, 1999 and the year ended December 31, 1998 as if the merger was approved and effective on January 1, 1998. The unaudited pro forma condensed financial information should be read in conjunction with the unaudited and audited historical financial statements of Wit Capital and SoundView included elsewhere in this proxy statement/prospectus..

    The pro forma consolidated financial information has been prepared by our management and is not necessarily indicative of the results that would have been achieved had the above-described transactions occurred on the dates indicated or that may be achieved in the future. The classification of certain expense and liability items of Wit Capital has been changed in the accompanying pro forma combined statements of financial condition and results of operations to reflect the classifications expected to be used by the combined companies.

    Wit Capital will account for the merger under the purchase method of accounting. Accordingly, Wit Capital will establish a new basis for SoundView's assets and liabilities based upon their fair values and the purchase price including the costs of the merger. The purchase accounting adjustments made in connection with the development of the pro forma combined financial statements are preliminary and have been made solely for purposes of developing such pro forma combined financial information. The pro forma adjustments do not reflect any revenue synergies, operating efficiencies or cost savings that may be achieved with respect to the combined company.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

         PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL CONDITION

                            AS OF SEPTEMBER 30, 1999

                                  (UNAUDITED)

                                                                    PRO FORMA         PRO FORMA
                                      WIT CAPITAL     SOUNDVIEW    ADJUSTMENTS         COMBINED
                                      ------------   -----------   ------------      ------------
ASSETS
Cash and cash equivalents...........  $  9,376,811   $27,225,800   $ (7,000,000)(A)  $ 29,602,611
Receivable from clearing broker.....     1,799,209    19,479,200                       21,278,409
Investment banking fees
  receivable........................     3,568,225    10,155,700                       13,723,925
Asset management fees receivable....            --     2,792,200                        2,792,200
Securities owned, at market value...   122,337,858     3,448,100                      125,785,958
Furniture, equipment, and leasehold
  improvements, net.................     3,871,007     4,247,600                        8,118,607
Computer software, net..............     4,077,798            --                        4,077,798
Investment in investment
  partnerships......................            --    18,870,200                       18,870,200
Intangible assets...................            --            --    325,793,300 (B)   325,793,300
Deferred taxes receivable...........            --     6,656,300     10,965,000 (C)    17,621,300
Other assets........................     4,003,830     1,122,900                        5,126,730
                                      ------------   -----------   ------------      ------------
  TOTAL ASSETS......................  $149,034,738   $93,998,000   $329,758,300      $572,791,038
                                      ============   ===========   ============      ============

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                            AS OF SEPTEMBER 30, 1999

                                  (UNAUDITED)

                                                                    PRO FORMA         PRO FORMA
                                      WIT CAPITAL     SOUNDVIEW    ADJUSTMENTS         COMBINED
                                      ------------   -----------   ------------      ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
Securities sold, but not yet
  purchased, at market value........  $         --   $ 7,599,700                     $  7,599,700
Accounts payable and accrued
  expenses..........................     3,208,833     5,413,800                        8,622,633
Payable to other brokers............            --     2,292,500                        2,292,500
Accrued compensation................     6,256,685    34,972,500                       41,229,185
Income taxes payable................            --     5,472,200                        5,472,200
Deferred taxes payable..............            --            --     31,777,000 (D)    31,777,000
Other liabilities...................       506,363            --                          506,363
                                      ------------   -----------   ------------      ------------
                                      $  9,971,881   $55,750,700   $ 31,777,000      $ 97,499,581

STOCKHOLDERS' EQUITY:
  Total stockholders' equity........   139,062,857    38,247,300    297,981,300 (E)  $475,291,457
                                      ------------   -----------   ------------      ------------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY............  $149,034,738   $93,998,000   $329,758,300      $572,791,038
                                      ============   ===========   ============      ============

         See notes to pro forma condensed combined financial statements

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

                                  (UNAUDITED)

                                                                  PRO FORMA           PRO FORMA
                                   WIT CAPITAL     SOUNDVIEW     ADJUSTMENTS           COMBINED
                                   ------------   -----------   --------------       ------------
REVENUES:
Brokerage........................  $  4,145,912   $61,891,000                        $ 66,036,912
Investment Banking...............    19,770,061    32,052,900                          51,822,961
Gains from firm investments......       487,461     4,484,200                           4,971,661
Asset management fees............            --     5,398,000                           5,398,000
Interest and dividends...........     3,175,973       758,100                           3,934,073
Gain (loss) on joint venture.....            --       476,600                             476,600
                                   ------------   -----------   --------------       ------------
                                     27,579,407   105,060,800                         132,640,207

EXPENSES:
Compensation and benefits........  $ 25,008,981   $56,625,900   $    5,627,708 (F)   $ 87,262,589
Brokerage and clearance..........     3,262,709    10,393,400                          13,656,109
Occupancy........................       603,109     1,563,500                           2,166,609
Technology development...........     1,706,840            --                           1,706,840
Professional services............     3,416,913     3,790,500                           7,207,413
Marketing and business
  development....................     1,634,613     4,682,800                           6,317,413
Data processing and
  communications.................     2,336,750     2,846,200                           5,182,950
Depreciation and amortization....       864,020     1,115,300                           1,979,320
Amortization of intangible
  assets.........................            --            --       14,252,249 (G)     14,252,249
Other operating expenses.........     1,510,628     1,519,300                           3,029,928
                                   ------------   -----------   --------------       ------------
                                     40,344,563    82,536,900       19,879,957        142,761,420
                                   ------------   -----------   --------------       ------------
Income(loss) before income
  taxes..........................   (12,765,156)   22,523,900      (19,879,957)       (10,121,213)
Income tax expense (benefit).....            --     9,516,900       (9,807,242)(H)       (290,342)
                                   ------------   -----------   --------------       ------------
                                    (12,765,156)   13,007,000      (10,072,715)        (9,830,871)
Equity in net loss of
  subsidiaries...................       (24,348)           --               --            (24,348)
                                   ------------   -----------   --------------       ------------
  Net income(loss)...............  $(12,789,504)  $13,007,000   $  (10,072,715)      $ (9,855,219)
                                   ============   ===========   ==============       ============
NET INCOME (LOSS) PER SHARE
  Basic..........................  $      (0.40)  $     13.09   $           --       $      (0.23)
  Diluted........................  $      (0.40)  $      5.24   $           --       $      (0.23)

WEIGHTED AVERAGE SHARES USED IN
  THE COMPUTATION OF NET INCOME
  (LOSS) PER SHARE
  Basic..........................    31,902,168       993,655               --         42,911,516 (I)
  Diluted........................    31,902,168     2,480,207               --         42,911,516 (I)

         See notes to pro forma condensed combined financial statements

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                  (UNAUDITED)

                                                                  PRO FORMA          PRO FORMA
                                     WIT CAPITAL    SOUNDVIEW    ADJUSTMENTS          COMBINED
                                     -----------   -----------   ------------       ------------
REVENUES:
Brokerage..........................  $   294,454   $64,562,100                      $ 64,856,554
Investment banking.................    1,515,105    10,259,400                        11,774,505
Gains from firm investments........       45,370     3,163,400                         3,208,770
Asset management fees..............           --     6,332,900                         6,332,900
Interest and dividends.............      182,880       814,400                           997,280
Gain (loss) on joint venture.......           --      (832,400)                         (832,400)
                                     -----------   -----------   ------------       ------------
                                       2,037,809    84,299,800                        86,337,609

EXPENSES:
Compensation and benefits..........  $ 4,444,271   $42,507,800   $  7,503,611       $ 54,455,682
Brokerage and clearance............      186,322     9,433,700                         9,620,022
Occupancy..........................      237,334     2,016,000                         2,253,334
Technology development.............    1,155,959            --                         1,155,959
Professional services..............      877,822     4,239,300                         5,117,122
Marketing and business
  development......................    1,205,965     3,773,600                         4,979,565
Data processing and
  communications...................      625,231     3,690,800                         4,316,031
Depreciation and amortization......      896,652     1,286,500                         2,183,152
Amortization of intangible
  assets...........................           --            --     19,002,998 (G)     19,002,998
Other operating expenses...........    1,202,143     1,879,600                         3,081,743
                                     -----------   -----------   ------------       ------------
                                      10,831,699    68,827,300     26,506,609        106,165,608
                                     -----------   -----------   ------------       ------------
Income (loss) before income
  taxes............................   (8,793,890)   15,472,500    (26,506,609)       (19,827,999)
Income tax expense (benefit).......           --     6,556,500     (8,594,883)(H)     (2,038,383)
                                     -----------   -----------   ------------       ------------
                                      (8,793,890)    8,916,000    (17,911,726)       (17,789,616)
Equity in net loss of
  subsidiaries.....................           --            --             --                 --
                                     -----------   -----------   ------------       ------------
Net income (loss)..................  $(8,793,890)  $ 8,916,000   $(17,911,726)      $(17,789,616)
                                     ===========   ===========   ============       ============
NET INCOME (LOSS) PER SHARE........
  Basic............................  $     (1.23)  $      9.62   $         --       $      (0.98)
  Diluted..........................  $     (1.23)  $      4.15   $         --       $      (0.98)
WEIGHTED AVERAGE SHARES USED IN THE
  COMPUTATION OF NET INCOME (LOSS)
  PER SHARE
  Basic............................    7,140,123       926,526             --       18,149,471(I)
  Diluted..........................    7,140,123     2,146,200             --       18,149,471(I)

         See notes to pro forma condensed combined financial statements

NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS:

(A) Represents estimated costs of approximately $7,000,000 that primarily represent investment banking and professional fees to be incurred in connection with the merger.

(B) The excess of purchase price is allocated to intangible assets with corresponding respective lives as follows:

INTANGIBLE ASSETS                                                AMOUNT        LIFE
-----------------                                                ------        ----
Institutional customer relationships........................  $ 66,000,000   16 years
Noncompete agreements.......................................     4,200,000   4 years
Investment advisory contract................................     3,700,000   3 years
Goodwill....................................................   251,893,300   20 years
                                                              ------------
                                                              $325,793,300
                                                              ============

    The allocation of the purchase price and the determination of the useful lives of the intangible assets was based on an independent appraisal as of a preliminary date.

(C) Adjustment to the valuation allowance for deferred tax assets related to Wit Capital's net operating loss carryforwards based upon the filing of consolidated tax returns for the combined company.

(D) Adjustment to record deferred tax liabilities at an assumed rate of 43% related to the excess of the purchase price allocated to intangibles, other than goodwill.

(E) For purposes of determining consideration paid the stock election was assumed. The measurement date for valuing the shares to be issued for accounting purposes will be the last date the number of shares to be issued becomes fixed without subsequent revision. For purposes of determining consideration paid for the pro forma financial statements, 11,009,348 shares of Wit Capital's common stock, and options to purchase 6,905,945 shares of common stock, pursuant to the formula for the exchange ratio, were assumed to be issued and granted at a market price of $18.98. The market price was calculated using an average of the closing bid and asked price of the stock for a period of 2 days before and after the measurement date of November 1, 1999, as November 1 was the last date the number of shares to be issued changed during November.

(F) The adjustment for compensation and benefits reflects the period expense related to the issuance of 1,346,802 shares of restricted common stock to designated SoundView employees for the retention bonus pool, pursuant to the formula for the exchange ratio, at an assumed price of $19.50, the closing market price of Wit Capital's stock on November 30, 1999. Half of the shares will vest 30 months after the merger and the remaining half will vest
    42 months after the merger. Compensation expense will be recorded ratably over the vesting period.

(G) Reflects the amortization of intangible assets and goodwill on a straight line basis over the estimated useful lives.

(H) Reflects the combined federal and state and local taxes for the combined company at an estimated tax rate of 43% and includes the deferred tax benefit related to the amortization of the deferred tax liabilities established in connection with the recording of intangible assets utilizing the respective estimated life of the intangible asset.

(I) Because the combined company reported a net loss in each of the periods above, the calculation of pro forma diluted earnings per share does not include the restricted common stock issued to designated SoundView employees related to the retention pool and options issued to SoundView employees to replace existing SoundView options or any Wit Capital common stock equivalents as they are anti-dilutive and would result in a reduction of net loss per share.

                COMPARISON OF RIGHTS OF WIT CAPITAL STOCKHOLDERS
                           AND SOUNDVIEW STOCKHOLDERS

    The rights of Wit Capital stockholders are currently governed by the Delaware General Corporation Law (the "DGCL"), Wit Capital's amended and restated certificate of incorporation and Wit Capital's by-laws. The rights of SoundView stockholders are currently governed by the DGCL, SoundView's certificate of incorporation and SoundView's by-laws. Upon completion of the merger, the rights of SoundView stockholders who become stockholders of Wit Capital in the merger will be governed by the DGCL, Wit Capital's amended and restated certificate of incorporation and Wit Capital's by-laws.

    The following description summarizes the material differences which may affect the rights of stockholders of Wit Capital and SoundView but does not purport to be a complete statement of all such differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, Wit Capital's amended and restated certificate of incorporation, Wit Capital's by-laws, SoundView's certificate of incorporation and SoundView's by-laws.

CAPITALIZATION

    SOUNDVIEW. The total authorized shares of capital stock of SoundView consist of 6,000,000 shares of common stock, $.01 par value per share. At the close of business on October 31, 1999, there were 2,515,562 shares of SoundView common stock issued and outstanding and 1,577,962 shares of SoundView common stock subject to options to purchase SoundView common stock and reserved for issuance upon exercise of such options. The SoundView board of directors does not have any rights to issue preferred stock without an amendment to SoundView's certificate of incorporation authorizing the board to do so.

    WIT CAPITAL. Wit Capital's authorized capital stock and Wit Capital's board of directors' right to issue preferred stock are described above under "Description of Wit Capital's Stock."

VOTING RIGHTS

    SOUNDVIEW. Each holder of SoundView common stock is entitled to one vote for each share held of record. Elections of directors are determined by a plurality of the votes cast by the stockholders entitled to vote at the election. Cumulative voting is not permitted.

    WIT CAPITAL. Each holder of Wit Capital common stock is entitled to one vote for each share held of record. Elections of directors are determined by a plurality of the votes cast by the stockholders entitled to vote at the election. Cumulative voting is not permitted.

NUMBER, ELECTION, VACANCY AND REMOVAL OF DIRECTORS

    SOUNDVIEW. SoundView's board of directors currently has 4 members. SoundView's by-laws provide that the number of directors will not be less than one with the number of directors to be determined from time to time by resolution of SoundView's board of directors or stockholders.

    SoundView's certificate of incorporation provides that a vacancy on the SoundView board of directors, including vacancies resulting from enlargements of the board of directors, may be filled only by a resolution of a majority of the directors then in office, even though less than a quorum. A director elected to fill a vacancy is elected to hold office until the next annual meeting of the stockholders, subject to the election and qualification of his or her successor and to his or her earlier death, registration or removal.

    SoundView's by-laws provide that directors may be removed with or without cause, by the affirmative vote of the holders of a majority of the shares of capital stock then entitled to vote in the election of directors.

    WIT CAPITAL. Wit Capital's by-laws provide that the Wit Capital board of directors will not be less than one director. The exact number of directors will be fixed from time to time, within the limits specified in the amended and restated certificate of incorporation or in the by-laws, by a by-law or amendment thereof duly adopted by the vote of a majority of the shares entitled to vote represented at a duly held meeting at which a quorum is present or by the board of directors. The number is currently fixed at 9 and will be increased to 10 in connection with the merger. Wit Capital's amended and restated certificate of incorporation provides that the board of directors is divided into three classes of directors, serving staggered three-year terms.

    Wit Capital's amended and restated certificate of incorporation provides that a vacancy on the Wit Capital board of directors or an increase in the number of directors may be filled by a resolution of a majority of the directors then in office, even though less than a quorum. A director elected to fill a vacancy or newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director's successor will have been duly elected and qualified.

AMENDMENTS TO CERTIFICATES OF INCORPORATION

    SOUNDVIEW. SoundView's certificate of incorporation requires the affirmative vote of the holders of shares representing at least a majority of the shares of capital stock issued and outstanding and entitled to vote.

    WIT CAPITAL. Wit Capital's amended and restated certificate of incorporation requires the affirmative vote of the holders of at least two-thirds of the voting power of all outstanding shares of capital stock entitled to vote generally for the election of directors to alter, amend, adopt any provision inconsistent with the current provisions, or repeal:

    - any provision relating to the number, classification, term of office, meetings, removal and election of Wit Capital's board of directors; and

    - any by-law.

    Other amendments to Wit Capital's amended and restated certificate of incorporation require the approval of a majority of the shares of capital stock issued and outstanding and entitled to vote.

AMENDMENTS TO BY-LAWS

    SOUNDVIEW. SoundView's by-laws provide that they may be altered, amended or repealed and new by-laws may be adopted as follows:

    - by the affirmative vote of the holders of a majority of the shares of SoundView common stock issued and outstanding; or

    - by the unanimous vote of the board of directors.

    WIT CAPITAL. Wit Capital's amended and restated certificate of incorporation and by-laws provide that Wit Capital's by-laws may be repealed, altered or amended and new by-laws may be adopted as follows:

    - at any annual or special meeting of stockholders, by the affirmative vote of at least two-thirds of the voting power of all outstanding shares of capital stock entitled to vote generally in the election of directors, provided that in the case of a special meeting, that notice of repeal, alteration, amendment or adoption was included in the notice of the meeting; or

    - by the affirmative vote of a majority of all the members of the board of directors or at any annual, regular or special meeting, provided that in the case of a special meeting, that notice of the repeal, alteration, amendment or adoption was included in the notice of the meeting.

STOCKHOLDER ACTION

    SOUNDVIEW. SoundView's by-laws provide that stockholders may take any action by written consent in lieu of a meeting.

    WIT CAPITAL. Wit Capital's amended and restated certificate of incorporation provides that stockholders may not take action by written consent in lieu of a meeting.

NOTICE OF STOCKHOLDER ACTIONS

    SOUNDVIEW. SoundView's certificate of incorporation and by-laws are silent with respect to the required notice for stockholder actions.

    WIT CAPITAL. Wit Capital's by-laws provide that a stockholder must give advance written notice of nominations for election of directors and to properly bring business before a meeting of stockholders.

    Nominations for election to the board of directors of Wit Capital at an annual meeting of stockholders, other than those made by or on behalf of the board of directors, must be made by notice in writing delivered or mailed to the secretary, and received not less than 90 days nor more than 120 days prior to the anniversary of last year's annual meeting (or in the case of the annual meeting of stockholders to be held in 2000, not fewer than 90 nor more than 120 days prior to May 1, 2000).

    In the event that the date of an annual meeting is more than 30 days before or more than 60 days after the date of the annual meeting in the preceding year, notice by a stockholder to be timely must be given not earlier than the close of business on the 120(th) day prior to the annual meeting and not later than the close of business on the later of the 90(th) day prior to the annual meeting or the 10(th) day following the day on which public announcement or disclosure of the date of the meeting is first made by Wit Capital. The public announcement of an adjournment of an annual meeting will not commence a new time period for the giving of notice by a stockholder.

    In the event that the number of directors to be elected to the board of directors at an annual meeting of stockholders is increased by virtue of an increase in the size of the board of directors and either all of the nominees for director at the annual meting of stockholders or the size of the increased board of directors is not publicly announced or disclosed by Wit Capital at least 100 days prior to the first anniversary of the annual meeting in the preceding year (or, in the case of the annual meeting of stockholders to be held in 2000, at least 100 days prior to May 1, 2000), a notice given by a stockholder will also be considered timely, but only with respect to nominees to stand for election at the annual meeting as the result of any new positions created by such increase, if it is delivered to the corporate secretary at Wit Capital's principal executive offices not later than the close of business on the 10(th) day following the first day on which all such nominees or the size of the increased board of directors is publicly announced or disclosed.

    For nominations by a stockholder to be properly brought before a special meeting of stockholders called for the purpose of electing directors, the stockholder must give timely notice in writing to the corporate secretary of Wit Capital. To be timely, a stockholder's notice must be given to the corporate secretary at Wit Capital's principal executive offices not later than the close of business on the 90(th) day nor earlier than the close of business on the 120(th) day prior to such special meeting, or the 10(th) day following the day on which the public announcement or disclosure is first made of the date of the special meeting. The public announcement or disclosure of an adjournment of a special meeting will not commence a new time period for the giving of notice by a stockholder.

SPECIAL STOCKHOLDER MEETINGS

    SOUNDVIEW. SoundView's by-laws provide that special meetings of SoundView's stockholders may be called only by the chairman of the board of directors or by the corporate secretary pursuant to written instructions of either the president or a majority of the board of directors. Business transacted at any special meeting of stockholders shall be limited to matters stated in the notice of meeting.

    WIT CAPITAL. Wit Capital's by-laws provide that special meetings of Wit Capital's stockholders may be called only by a chief executive officer or a majority of the board of directors.

    Only the persons who are nominated in accordance with the procedures set forth in the by-laws are eligible to serve as directors and only such business is conducted at a meeting of stockholders as has been brought before the meeting in accordance with the by-laws.

LIMITATION ON DIRECTORS' LIABILITIES

    Section 145 of the DGCL provides that a corporation's certificate of incorporation may include a provision permitting indemnification of its officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which such action or suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Individuals who successfully defend such an action are entitled to indemnification against expenses reasonably incurred in connection therewith.

    SOUNDVIEW. SoundView's certificate of incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

    SoundView's by-laws require it to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph.

    WIT CAPITAL. Wit Capital's amended and restated certificate of incorporation limits, to the maximum extent permitted by law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

    Wit Capital's by-laws require it to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph.

    Wit Capital plans to maintain standard policies of insurance under which coverage is provided (1) to directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to it with respect to payments which may be made by it to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

    In addition, Wit Capital has entered into indemnification agreements with its directors and executive officers. Under these agreements, Wit Capital agrees to indemnify each director and officer to the fullest extent permitted by law for any acts performed, or for failures to act, on its behalf or on behalf of another person or entity for which that director or officer is performing services at its request. Wit Capital will not indemnify a director or officer for any breach of loyalty to it or to its stockholders, or if the director or officer does not act in good faith or for acts involving intentional misconduct, or for acts or omissions falling under Section 174 of the DGCL, or for any transaction for which the director or officer derives an improper benefit. Wit Capital agrees to indemnify for expenses related to indemnifiable events, and to pay for these expenses in advance. Its obligation to indemnify and to provide advances for expenses are subject to the approval of a review process with a reviewer to be determined by the board of directors. The rights of directors and officers will not exclude any rights to indemnification otherwise available under law or under the amended and restated certificate of incorporation.

DIVIDENDS

    SOUNDVIEW. SoundView's certificate of incorporation is silent regarding dividends on SoundView's common stock. SoundView's by-laws provide that dividends may be declared and paid on SoundView common stock as determined by the board of directors and subject to applicable law and SoundView's certificate of incorporation.

    WIT CAPITAL. The provisions of Wit Capital's amended and restated certificate of incorporation regarding dividends are described under "Description of Wit Capital Stock."

CONVERSION

    SOUNDVIEW. Holders of SoundView common stock have no rights to convert their shares into any other securities.

    WIT CAPITAL. Holders of Wit Capital common stock have no rights to convert their shares into any other securities. Shares of Wit Capital Class B common stock will be automatically converted into an equal number of shares of Wit Capital common stock if any person or entity other than Goldman Sachs or any of its affiliates becomes the beneficial owner of such shares of Class B common stock.

DELAWARE ANTI-TAKEOVER LAW

    Both Wit Capital and SoundView are subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of a corporation's outstanding voting stock, or was the owner of 15% or more of a corporation's outstanding voting stock at any time within the prior three years, other than "interested stockholders" prior to the time Wit Capital's common stock was quoted on Nasdaq. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders. Because the respective boards of directors of Wit Capital and SoundView approved the merger prior to the execution of the merger agreement, the business combination that will result from the merger is not prohibited by
Section 203.

                                 LEGAL OPINIONS

    The validity of the shares of Wit Capital common stock offered by this proxy statement/prospectus and the federal income tax consequences in connection with the merger will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

    Wit Capital has included in this proxy statement/prospectus its audited financial statements as of December 31, 1998 and 1997 and for the years ended December 31, 1998 and 1997 and for the period from March 27, 1996 (inception) to December 31, 1997 along with the audit report of Arthur Andersen LLP on these financial statements. Arthur Andersen LLP issued the report as independent auditors and as experts in auditing and accounting.

    The financial statements of SoundView Technology Group, Inc. included in this proxy statement/ prospectus, which are referred to and made a part of this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in giving this report.

                      WHERE YOU CAN FIND MORE INFORMATION

    Wit Capital files periodic reports, proxy statements and other information with the Securities and Exchange Commission. It has filed with the Securities and Exchange Commission a registration statement on Form S-4 with respect to the common stock being issued in the merger. This proxy statement/ prospectus is a part of that registration statement and constitutes a proxy statement and prospectus of Wit Capital for use at its special meeting. This proxy statement/prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Wit Capital or the shares of common stock being issued in the merger, reference is made to the registration statement, including the exhibits and schedules thereto. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where such contract is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which such reference is hereby made. You may read and copy any document Wit Capital files at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the Securities and Exchange Commission's Regional Offices located at 500 West Madison Street, Suite 1400, Chicago, IL 60661, and 7 World Trade Center, 13th Floor, New York, NY 10048. Wit Capital's filings are also available to the public at the Web site maintained by the Securities and Exchange Commission at http://www.sec.gov. Wit Capital's filings may also be inspected at the National Association of Securities
Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

    In addition, an electronic version of this proxy statement/prospectus is
available on Wit Capital's Web site at http://www.witcapital.com/[      ]. Other
than the electronic version of this proxy statement/ prospectus that is available on the Web site, none of the information on Wit Capital's Web site is part of this proxy statement/prospectus.

                            WIT CAPITAL GROUP, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Statements of Financial Condition as of
  September 30, 1999 (unaudited) and December 31, 1998......     F-1

Consolidated Statements of Operations for the three and nine months ended September 30, 1999 (unaudited) and
  September 30, 1998 (unaudited)............................     F-2

Consolidated Statements of Cash Flows for the nine months
  ended September 30, 1999 (unaudited) and September 30,
  1998 (unaudited)..........................................     F-3

Notes to Consolidated Financial Statements..................     F-4

Report of Independent Public Accountants....................     F-8

Consolidated Statements of Financial Condition as of
  December 31, 1998 and 1997................................     F-9

Consolidated Statements of Operations for the years ended
  December 31, 1998 and 1997 and for the period from
  March 27, 1996 (inception) to December 31, 1996...........    F-10

Consolidated Statements of Changes in Stockholders' Equity
  for the years ended December 31, 1998 and 1997 and for
  the period from March 27, 1996 (inception) to
  December 31, 1996.........................................    F-11

Consolidated Statements of Cash Flows for the years ended
  December 31, 1998 and 1997 and for the period from
  March 27, 1996 (inception) to December 31, 1996...........    F-12

Notes to Consolidated Financial Statements..................    F-13

Schedule to Consolidated Financial Statements...............    F-21

Note to Schedule to Consolidated Financial Statements.......    F-25

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Auditors..............................    F-26

Consolidated Statements of Financial
  Condition--September 30, 1999 (unaudited),
  December 31, 1998 and 1997................................    F-27

Consolidated Statements of Income--For the nine months ended
  September 30, 1999 (unaudited) and 1998 (unaudited) and
  the years ended December 31, 1998, 1997 and 1996..........    F-28

Consolidated Statements of Changes in Stockholders'
  Equity--For the nine months ended September 30, 1999
  (unaudited) and the years ended December 31, 1998, 1997
  and 1996..................................................    F-29

Consolidated Statements of Cash Flows--For the nine months
  ended September 30, 1999 (unaudited) and 1998 (unaudited)
  and the years ended December 31, 1998, 1997 and 1996......    F-30

Notes to Consolidated Financial Statements..................    F-31

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  1999            1998
                                                              -------------   ------------
                                                               (UNAUDITED)
                                          ASSETS
CASH AND CASH EQUIVALENTS...................................  $  9,376,811    $ 18,110,146
RECEIVABLE FROM CLEARING BROKER.............................     1,799,209         119,312
SECURITIES OWNED, at market or fair value...................   122,337,858         758,293
INVESTMENT BANKING FEES RECEIVABLE..........................     3,568,225         512,952
FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net of
  accumulated depreciation and amortization of $723,363 and
  $243,527 at September 30, 1999 and December 31, 1998,
  respectively..............................................     3,871,007         615,181
COMPUTER SOFTWARE, net of accumulated amortization of
  $854,439 and $560,277 at September 30, 1999 and December
  31, 1998, respectively....................................     4,077,798       1,614,735
PREPAID EXPENSES............................................     1,078,027         144,430
OTHER ASSETS................................................     2,925,803         421,357
                                                              ------------    ------------
      Total assets..........................................  $149,034,738    $ 22,296,406
                                                              ============    ============

                           LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
  Accounts payable and accrued expenses.....................  $  3,208,833    $    399,827
  Accrued compensation......................................     6,256,685         632,636
  Other liabilities.........................................       506,363         655,689
                                                              ------------    ------------
      Total liabilities.....................................     9,971,881       1,688,152
                                                              ------------    ------------

STOCKHOLDERS' EQUITY:
  Series A Preferred Stock, $.01 par value, 9,000,000 shares authorized, 8,997,952 shares issued and outstanding at
    December 31, 1998.......................................            --          89,980
  Series B Preferred Stock, $.01 par value, 3,000,000 shares authorized, 2,304,982 shares issued and outstanding at
    December 31, 1998.......................................            --          23,050
  Series C Preferred Stock, $.01 par value, 7,445,000 shares authorized, 5,902,750 shares issued and outstanding at
    December 31, 1998.......................................            --          59,028
  Series D Preferred Stock, $.01 par value, 10,000,000
    shares authorized, 9,933,334 shares issued and
    outstanding at December 31, 1998........................            --          99,333
  Common Stock, $.01 par value, 60,000,000 shares
    authorized, 11,264,600 shares issued and outstanding at
    December 31, 1998.......................................            --         112,647
  Common Stock, $.01 par value, 500,000,000 shares
    authorized, 8,740,000 shares issued and outstanding at
    September 30, 1999......................................        87,400              --
  Common Stock, Class B, $.01 par value, 75,000,000 shares
    authorized, 11,666,667 shares issued and outstanding at
    September 30, 1999......................................       116,667              --
  Common Stock, Class C, $.01 par value, 159,000,000 shares
    authorized, 51,915,902 shares issued and outstanding at
    September 30, 1999......................................       519,159              --
  Additional paid-in capital................................   183,562,216      39,534,657
  Notes receivable from stockholders........................   (15,333,070)     (5,750,000)
  Deferred compensation.....................................    (3,539,570)             --
  Accumulated deficit.......................................   (26,349,945)    (13,560,441)
                                                              ------------    ------------
      Total stockholders' equity............................   139,062,857      20,608,254
                                                              ------------    ------------
      Total liabilities and stockholders' equity............  $149,034,738    $ 22,296,406
                                                              ============    ============

 The accompanying notes are an integral part of these consolidated statements.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                                               THREE MONTHS ENDED           NINE MONTHS ENDED
                                            -------------------------   --------------------------
                                             SEPTEMBER     SEPTEMBER     SEPTEMBER      SEPTEMBER
                                                30,           30,           30,            30,
                                               1999          1998           1999          1998
                                            -----------   -----------   ------------   -----------
REVENUES:
    Investment banking....................  $8,401,027    $  879,340    $ 19,770,061   $ 1,093,538
    Brokerage.............................   2,144,121        49,983       4,145,912       149,364
    Interest..............................   1,807,704        26,761       3,175,973        72,228
    Other.................................      43,130            --         487,461            --
                                            -----------   -----------   ------------   -----------
          Total revenues..................  12,395,982       956,084      27,579,407     1,315,130
                                            -----------   -----------   ------------   -----------
EXPENSES:
    Compensation and benefits.............   9,862,396     1,481,838      25,008,981     2,720,923
    Brokerage and clearance...............   1,698,484        36,921       3,262,709        92,240
    Professional services.................   1,650,102       270,180       3,416,913       534,822
    Data processing and communications....   1,153,096       199,009       2,336,750       469,784
    Technology development................     844,957       323,991       1,706,840       607,345
    Marketing and business development....     577,527       239,545       1,634,613       844,597
    Depreciation and amortization.........     364,967       282,305         864,020       709,794
    Occupancy.............................     299,606        87,797         603,109       176,479
    Other.................................   1,011,970       366,964       1,510,628       729,363
                                            -----------   -----------   ------------   -----------
          Total expenses..................  17,463,105     3,288,550      40,344,563     6,885,347
                                            -----------   -----------   ------------   -----------
          Net loss before equity in net
            loss of subsidiaries..........  (5,067,123)   (2,332,466)    (12,765,156)   (5,570,217)
          Equity in net loss of
            subsidiaries..................     (24,348)           --         (24,348)           --
                                            -----------   -----------   ------------   -----------
          Net loss........................  $(5,091,471)  $(2,332,466)  $(12,789,504)  $(5,570,217)
                                            ===========   ===========   ============   ===========
BASIC AND DILUTED NET LOSS PER SHARE:.....  $     (.08)   $     (.33)   $       (.40)  $      (.78)
WEIGHTED AVERAGE SHARES USED IN THE
  COMPUTATION OF BASIC AND DILUTED NET
  LOSS PER SHARE:.........................  63,345,889     7,159,595      31,902,168     7,108,933

 The accompanying notes are an integral part of these consolidated statements.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                  1999          1998
                                                              ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(12,789,504)  $(5,570,217)
  Adjustments to reconcile net loss to net cash used in
    operating activities--
      Noncash expenses......................................       106,772       838,833
      Depreciation and amortization.........................       864,020       709,794
  (Increase) decrease in operating assets--
    Receivable from clearing broker.........................    (1,679,897)     (266,004)
    Securities owned........................................      (537,155)     (211,996)
    Investment banking fees receivable......................    (3,055,273)     (420,918)
    Other assets............................................    (2,504,446)     (291,081)
    Prepaid expenses........................................      (933,597)      196,527
  Increase (decrease) in operating liabilities--
    Accounts payable and accrued expenses...................     2,809,006      (273,734)
    Accrued compensation....................................     5,624,049       167,545
    Other liabilities.......................................      (149,326)      564,615
                                                              ------------   -----------
      Net cash used in operating activities.................   (12,245,351)   (4,556,636)
                                                              ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments, net..................  (121,042,410)           --
  Computer software purchased...............................    (2,847,225)      (63,542)
  Payments for purchases of furniture, equipment and
    leasehold improvements..................................    (3,735,662)     (208,233)
                                                              ------------   -----------
      Cash used in investing activities.....................  (127,625,297)     (271,775)
                                                              ------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Notes receivable from stockholders........................      (615,833)           --
  Net proceeds from initial public offering of common
    stock...................................................    72,782,731            --
  Proceeds from issuance of common stock....................     2,535,673        10,300
  Net proceeds from issuance of preferred stock.............    56,434,742     9,145,165
                                                              ------------   -----------
      Net cash provided by financing activities.............   131,137,313     9,155,465
                                                              ------------   -----------
      Net increase (decrease) in cash and cash
        equivalents.........................................    (8,733,335)    4,327,054
CASH AND CASH EQUIVALENTS, beginning of period..............    18,110,146     1,110,787
                                                              ------------   -----------
CASH AND CASH EQUIVALENTS, end of period....................  $  9,376,811   $ 5,437,841
                                                              ============   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Cash paid during the period for--
      Interest..............................................  $      3,228   $     5,743
      Taxes.................................................        18,000        23,581
NON-CASH TRANSACTIONS:
  Issuance of common stock for web site development.........  $         --   $    99,650
  Issuance of common stock to stockholders for notes
    receivable..............................................     8,784,488     4,025,000
  Issuance of common stock for consulting services..........        40,613            --
  Issuance of restricted stock to employees.................       105,310            --

 The accompanying notes are an integral part of these consolidated statements.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

    Wit Capital Group, Inc. ("WCG" or the "Company") was incorporated on
March 27, 1996 and commenced operations in September 1997. The accompanying unaudited consolidated financial statements include the accounts of WCG and its wholly owned subsidiaries, Wit Capital Corporation ("WCC"), BidPlus Corporation ("BidPlus") and Wit Capital Private Equity Advisors LLC ("WCPEA"). All significant intercompany balances and transactions have been eliminated in consolidation. Certain balances have been reclassified to conform with current period presentation.

    In June 1999, the Company completed an initial public offering and issued 8,740,000 shares of its common stock at a price of $9.00 per share. The Company received approximately $72.8 million in proceeds, net of underwriting discounts and other offering costs. Simultaneously with the closing of the initial public offering, each outstanding share of series A, B, C and D preferred stock was converted into class C common stock. All outstanding shares of series E preferred stock were converted into an equivalent number of shares of class B common stock.

    In July 1999, the Company entered into a joint venture agreement with Trans Cosmos, Inc. and an investment agreement with Mitsubishi Corporation to establish a Japanese Internet investment banking firm now known as Wit Capital Japan Inc. ("Wit Capital Japan"). Wit Capital Japan was incorporated in
August 1999 and is based in Tokyo. Start of operations is anticipated to be early 2000. As anticipated, in October 1999, Wit Capital Japan signed a second round of financing which will reduce the Company's ownership in the joint venture from 60 percent to approximately 30 percent, although the Company has an option to purchase an additional 10 percent within six months of investors funding the second round of financing. The Company accounts for its investment in Wit Capital Japan under the equity method.

    In August 1999, the Company created an alliance with Dawntreader LLC ("Dawntreader"), the investment advisor to an early stage internet fund established in 1998 by the Company's Chairman and Co-Chief Executive Officer. WCPEA holds a 50 percent interest in a newly created, jointly controlled entity, Wit/Dawntreader Advisors LLC which serves as the investment advisor of Arista Capital Partners, LP, a newly formed private equity fund. In October 1999, the Company entered into agreements with the management team of Dawntreader for these individuals to become employees of the Company.

    These financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for the periods presented in conformity with generally accepted accounting principles. These financial statements should be read in conjunction with the Company's audited financial statements included in the Company's prospectus filed with the SEC on June 4, 1999. Results of the interim periods are not necessarily indicative of results to be obtained for a full fiscal year.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

2. NET LOSS PER SHARE

    The following table sets forth the calculation of shares used in the computation of basic and diluted net loss per share

                                                    THREE MONTHS ENDED       NINE MONTHS ENDED
                                                      SEPTEMBER 30,            SEPTEMBER 30,
                                                  ----------------------   ----------------------
                                                     1999        1998         1999        1998
                                                  ----------   ---------   ----------   ---------
Shares used in computations:
  Weighted average common shares used in
    computation of basic net loss per share.....  63,345,889   7,159,595   31,902,168   7,108,933
  Dilutive effect of common stock equivalents...          --          --           --          --
                                                  ----------   ---------   ----------   ---------
      Weighted average shares used in
        computation of diluted net loss per
        share...................................  63,345,889   7,159,595   31,902,168   7,108,933
                                                  ==========   =========   ==========   =========

    Because the Company reported a net loss in each of the periods above, the calculation of diluted earnings per share does not include convertible preferred stock, options, warrants and common stock collateralizing the notes receivable from stockholders, as they are anti-dilutive and would result in a reduction of net loss per share. If the Company had reported net income, there would have been an additional 21,911,174 and 7,718,642 shares for the quarters ended September 30, 1999 and 1998, respectively, and an additional 14,739,989 and 6,681,244 shares for the nine months ended September 30, 1999 and 1998, respectively included in the calculation of diluted earnings per share.

3. STOCK OPTION PLAN

    WCG has adopted a stock incentive plan (the "Plan") that permits the granting of stock options, restricted stock and other awards to employees, directors and certain consultants of WCG. The exercise price of any share covered by an option granted to a person owning more than 10% of the voting power of all classes of stock of WCG cannot be less than 110% of the fair market value on the day of the grant. The exercise price of any share covered by an option granted to any person cannot be less than 85% of the fair value on the day of the grant. Options expire five or ten years from the date of grant, with the majority of the options expiring in the year 2008.

    As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") WCG has accounted for options granted to employees using the intrinsic value method prescribed by Accounting Practice Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." WCG has granted options with exercise prices that are equal to or greater than management's estimate of the fair value of such common stock at the date of grant, and accordingly, the Company has recorded no related compensation expense. For restricted stock issued with future service requirements, compensation expense is recognized over the relevant vesting period.

    During the period from January 1, 1999 to September 30, 1999, the Company granted options to purchase 7,184,151 shares to new employees at exercise prices between $1.43 and $34.88 per share.

4. WARRANTS

    The Company has 6,527,226 outstanding warrants as of September 30, 1999 with a range of exercise prices between $1.43 and $5.57. These warrants are exercisable for 889,931 shares of Class C Common Stock (prior to December 7, 1999, and New Common Stock thereafter) and 5,637,295 shares of Class B Common Stock.

5. CONTINGENCIES

    The Company is currently subject to claims and legal proceedings arising in the normal course of its business. In the opinion of management, the resolution of such legal proceedings should not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

5. CONTINGENCIES (CONTINUED)

    A person formerly associated with the Company has asserted a right to purchase 560,000 shares of common stock at $1.43 per share. In the opinion of management, such assertion is without merit, and the Company intends to contest any lawsuit filed against it. These 560,000 shares of common stock have been reported as forfeited stock options in 1998.

6. CAPITAL REQUIREMENT

    WCC is subject to the SEC's Uniform Net Capital Rule 15c3-1. WCC's net capital, as defined, is required to be the greater of $100,000 or the minimum net capital required based on aggregate indebtedness. As of September 30, 1999 and December 31, 1998, WCC's ratio of aggregate indebtedness to net capital was
 .17 to 1 and .09 to 1 and its net capital was $36,997,059 and $8,446,190, which was $36,586,380 and $8,346,190 in excess of the minimum net capital requirements, respectively.

7. SUBSEQUENT EVENTS

    On October 26, 1999, the Company and enba plc ("enba") announced their intention to combine their efforts to establish a Pan-European investment banking firm, to be known as Wit Capital Europe. Start of operations is anticipated to occur in early 2000. The Company and enba will jointly control Wit Capital Europe and will initially own 55 percent and 45 percent, respectively of the equity of Wit Capital Europe. In proportion to their equity stakes, the Company and enba contributed an aggregate of $10 million to the joint venture. The Company also entered into a subscription agreement to acquire 189,748 shares of enba in exchange for 1,878,596 shares of the Company's common stock.

    On October 29, 1999 the Company entered into an agreement with SoundView Technology Group, Inc. ("SoundView") to acquire by merger 100 percent of the outstanding shares of SoundView, a Connecticut-based private broker-dealer and investment banking firm focused exclusively on technology. Under the terms of the agreement, WCG will acquire the outstanding shares of SoundView in exchange for approximately $320 million consisting of newly issued common stock, options replacing SoundView options and up to $30 million in cash. The exchange ratio in the merger is subject to adjustment for changes in the market price of the Company's stock from $17.56 up to $18.56 or down to $15.56 and is not adjustable for changes beyond these levels. Accordingly, the final value of the transaction could be either greater than or less than $320 million. A limited cash election feature allows each shareholder to receive a cash payment in lieu of common stock subject to an overall limitation, including any shareholders exercising dissenter's rights, of $30 million. The Board of Directors of each company and the shareholders of SoundView have approved the transaction, which is expected to close in January or February 2000. Completion is contingent on Wit Capital stockholder approval, regulatory approval and other customary closing conditions.

    We have completed our evaluation of whether to continue to spend and prepare for the roll out of our digital trading facility. We have decided that in light of the rapidly changing environment for after-hours trading and alternative trading systems and our need to complete the merger with SoundView, we should stay focused on our core businesses. Accordingly, we are not going to operate our digital trading facility. We continue to explore how best to maximize the value of our investment in developing the digital trading facility assets, including a sale of the trading system that we have developed, a joint venture with a third party operator, redeployment of the assets for use in other areas of our businesses or licensing of our digital trading technology to third parties. In light of our determination not to proceed, and the status of our discussions with third parties, we are unable to project whether we will need to write-down previously capitalized costs. As of November 30, 1999, we estimate our total committed costs related to the digital trading facility to be approximately $8 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Wit Capital Group, Inc.:

    We have audited the accompanying consolidated statements of financial condition of Wit Capital Group, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1998 and 1997 and for the period from March 27, 1996 (inception) to December 31, 1996. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wit Capital Group, Inc. and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998 and 1997 and for the period from March 27, 1996 (inception) to December 31, 1996, in conformity with generally accepted accounting principles.

    Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index on page 127 is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not a part of the basic financial statements. Such schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

New York, New York
February 16, 1999 (except for the
matters discussed in note 8, for which
the date is March 9, 1999, and note 12
for which the dates are April 23,
1999, May 26, 1999 and June 2, 1999,
respectively)

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                           DECEMBER 31, 1998 AND 1997

                                     ASSETS

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                  1998          1997
                                                              ------------   -----------
CASH AND CASH EQUIVALENTS...................................  $ 18,110,146   $ 1,110,787

RECEIVABLE FROM CLEARING BROKER.............................       119,312       136,364

SECURITIES OWNED, at market or fair value...................       758,293       540,504

PREPAID EXPENSES............................................       144,430     1,582,657

INVESTMENT BANKING FEES RECEIVABLE..........................       512,952            --

FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net of
  accumulated depreciation and amortization of $243,527 and
  $98,757 at December 31, 1998 and 1997, respectively.......       615,181       335,044

COMPUTER SOFTWARE, net of accumulated amortization of
  $560,277 and $127,050 at December 31, 1998 and 1997,
  respectively..............................................     1,614,735     2,026,420

OTHER ASSETS................................................       421,357       104,870
                                                              ------------   -----------

      Total assets..........................................  $ 22,296,406   $ 5,836,646
                                                              ============   ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
  Accounts payable and accrued expenses.....................  $    399,827   $   528,045
  Accrued compensation......................................       632,636       347,826
  Other liabilities.........................................       655,689       101,500
                                                              ------------   -----------
      Total liabilities.....................................     1,688,152       977,371
                                                              ------------   -----------
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
  Series A Preferred Stock, $.01 par value, 9,000,000 shares authorized; 8,997,952 and 7,720,002 shares issued and
    outstanding at December 31, 1998 and 1997,
    respectively............................................        89,980        77,200
  Series B Preferred Stock, $.01 par value, 3,000,000 shares authorized; 2,304,982 shares issued and outstanding at
    December 31, 1998.......................................        23,050            --
  Series C Preferred Stock, $.01 par value, 7,445,000 shares authorized; 5,902,750 shares issued and outstanding at
    December 31, 1998.......................................        59,028            --
  Series D Preferred Stock, $.01 par value, 10,000,000
    shares authorized; 9,933,334 shares issued and
    outstanding at December 31, 1998, respectively..........        99,333            --
  Common Stock, $.01 par value, 60,000,000 and 25,000,000
    shares authorized; 11,264,600 and 7,056,095 shares
    issued and outstanding at December 31, 1998 and 1997,
    respectively............................................       112,647        70,561
  Additional paid-in capital................................    39,534,657     9,786,065
  Notes receivable from stockholders........................    (5,750,000)           --
  Series A Preferred Stock subscriptions receivable.........            --      (308,000)
  Accumulated deficit.......................................   (13,560,441)   (4,766,551)
                                                              ------------   -----------
      Total stockholders' equity............................    20,608,254     4,859,275
                                                              ------------   -----------
      Total liabilities and stockholders' equity............  $ 22,296,406   $ 5,836,646
                                                              ============   ===========

 The accompanying notes are an integral part of these consolidated statements.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                     AND FOR THE PERIOD FROM MARCH 27, 1996
                        (INCEPTION) TO DECEMBER 31, 1996

                                                               PERIODS ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1998          1997          1996
                                                         -----------   -----------   -----------
REVENUES:
  Investment banking...................................  $ 1,515,105   $    42,567   $        --
  Brokerage............................................      294,454        10,403            --
  Interest.............................................      182,880        53,821        31,172
  Other................................................       45,370       138,750        10,000
                                                         -----------   -----------   -----------
      Total revenues...................................    2,037,809       245,541        41,172
                                                         -----------   -----------   -----------
EXPENSES:
  Compensation and benefits............................    4,444,271     1,549,958       378,337
  Professional services................................      877,822       329,334       282,806
  Technology development...............................    1,155,959       511,076       532,265
  Data processing and communications...................      625,231       237,608        49,599
  Brokerage and clearance..............................      186,322         5,563         1,750
  Depreciation and amortization........................      896,652       229,209         9,438
  Occupancy............................................      237,334       200,673        41,889
  Marketing and business development...................    1,205,965       641,334       339,741
  Other................................................    1,202,143      (466,633)      179,317
                                                         -----------   -----------   -----------
      Total expenses...................................   10,831,699     3,238,122     1,815,142
                                                         -----------   -----------   -----------
        Loss before income tax provision...............   (8,793,890)   (2,992,581)   (1,773,970)
INCOME TAX PROVISION...................................           --            --            --
                                                         -----------   -----------   -----------
      Net loss.........................................  $(8,793,890)  $(2,992,581)  $(1,773,970)
                                                         ===========   ===========   ===========
NET LOSS PER SHARE:
  Basic................................................  $     (1.23)  $      (.41)  $      (.33)
  Diluted..............................................        (1.23)         (.41)         (.33)
WEIGHTED AVERAGE SHARES USED IN THE COMPUTATION OF NET
  LOSS PER SHARE:
    Basic..............................................    7,140,123     7,303,013     5,378,167
    Diluted............................................    7,140,123     7,303,013     5,378,167

 The accompanying notes are an integral part of these consolidated statements.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

       FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND FOR THE PERIOD
              FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

                                                                                NOTES
                                                ADDITIONAL                    RECEIVABLE
                         PREFERRED    COMMON      PAID-IN     ACCUMULATED        FROM       SUBSCRIPTIONS
                           STOCK      STOCK       CAPITAL       DEFICIT      STOCKHOLDERS    RECEIVABLE        TOTAL
                         ---------   --------   -----------   ------------   ------------   -------------   -----------
STOCKHOLDERS' EQUITY,
  MARCH 27, 1996.......  $     --    $    --    $        --   $        --    $        --      $     --      $        --
    Issuance of common
      stock............        --     79,311      3,174,563            --             --            --        3,253,874
    Issuance of Series
      A Preferred
      Stock............     2,500         --        497,500            --             --            --          500,000
    Repurchase and
      retirement of
      common stock.....        --     (3,500)      (496,500)           --             --            --         (500,000)
    Net loss...........        --         --             --    (1,773,970)            --            --       (1,773,970)
                         --------    --------   -----------   ------------   -----------      --------      -----------
STOCKHOLDERS' EQUITY,
  DECEMBER 31, 1996....     2,500     75,811      3,175,563    (1,773,970)            --            --        1,479,904
    Issuance of Series
      A Preferred
      Stock............    69,700         --      6,860,252            --             --      (308,000)       6,621,952
    Conversion of
      common stock to
      Series A
      Preferred
      Stock............     5,000     (3,500)        (1,500)           --             --            --               --
    Repurchase and
      retirement of
      common stock.....        --     (1,750)      (248,250)           --             --            --         (250,000)
    Net loss...........        --         --             --    (2,992,581)            --            --       (2,992,581)
                         --------    --------   -----------   ------------   -----------      --------      -----------
STOCKHOLDERS' EQUITY,
  DECEMBER 31, 1997....    77,200     70,561      9,786,065    (4,766,551)            --      (308,000)       4,859,275
    Issuance of common
      stock............        --      1,836        262,115            --             --            --          263,951
    Issuance of common
      stock for note
      receivable.......        --     40,250      5,709,750            --     (5,750,000)           --               --
    Issuance of Series
      A Preferred
      Stock............    12,780         --      1,286,600            --             --       308,000        1,607,380
    Issuance of Series
      B Preferred
      Stock............    23,050         --      2,251,932            --             --            --        2,274,982
    Issuance of Series
      C Preferred
      Stock............    59,028         --      5,782,184            --             --            --        5,841,212
    Issuance of Series
      D Preferred
      Stock............    99,333         --     14,456,011            --             --            --       14,555,344
    Net loss...........        --         --             --    (8,793,890)            --            --       (8,793,890)
                         --------    --------   -----------   ------------   -----------      --------      -----------
STOCKHOLDERS' EQUITY,
  DECEMBER 31, 1998....  $271,391    $112,647   $39,534,657   $(13,560,441)  $(5,750,000)     $     --      $20,608,254
                         ========    ========   ===========   ============   ===========      ========      ===========

 The accompanying notes are an integral part of these consolidated statements.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND
      FOR THE PERIOD FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

                                                                           DECEMBER 31,
                                                              ---------------------------------------
                                                                 1998          1997          1996
                                                              -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(8,793,890)  $(2,992,581)  $(1,773,970)
  Adjustments to reconcile net loss to net cash used in
    operating activities-
    Non-cash expenses.......................................    1,522,901            --            --
    Non-cash expense reimbursement..........................           --      (750,000)           --
    Depreciation and amortization...........................      896,652       229,209         9,438
  (Increase) decrease in operating assets--
    Receivable from clearing broker.........................       17,052       (35,753)     (100,611)
    Securities owned........................................     (217,789)     (540,504)           --
    Prepaid expenses........................................     (188,343)     (132,659)           --
    Investment banking fees receivable......................     (512,952)           --            --
    Other assets............................................     (316,487)       45,848      (185,127)
  Increase (decrease) in operating liabilities--
    Accounts payable and accrued expenses...................     (128,218)     (134,381)      653,996
    Accrued compensation....................................      284,810       341,826         6,000
    Other liabilities.......................................      554,189        86,000        15,500
                                                              -----------   -----------   -----------
        Net cash used in operating activities...............   (6,882,075)   (3,882,995)   (1,374,774)
                                                              -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Computer software purchased...............................      (21,542)     (588,470)           --
  Payments for purchases of furniture, equipment and
    leasehold improvements..................................     (436,243)     (239,568)     (194,233)
                                                              -----------   -----------   -----------
        Cash used in investing activities...................     (457,785)     (828,038)     (194,233)
                                                              -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock....................       60,301            --     1,818,875
  Proceeds from issuance of preferred stock.................   24,278,918     5,071,952       500,000
                                                              -----------   -----------   -----------
        Net cash provided by financing activities...........   24,339,219     5,071,952     2,318,875
                                                              -----------   -----------   -----------
        Net increase in cash and cash equivalents...........   16,999,359       360,919       749,868
CASH AND CASH EQUIVALENTS, beginning of period..............    1,110,787       749,868            --
                                                              -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period....................  $18,110,146   $ 1,110,787   $   749,868
                                                              ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest................................................  $     7,211   $     4,362   $        --
    Taxes...................................................       43,181        19,337            --
NON-CASH TRANSACTIONS:
    Issuance of common and preferred stock for computer
      software..............................................  $        --   $   400,000   $ 1,125,000
    Issuance of common stock for web site development.......      203,650            --            --
    Issuance of common and preferred stock for advertising
      credits...............................................           --     1,150,000       300,000
    Series A Preferred Stock subscriptions receivable.......           --       308,000            --
    Issuance of common stock to stockholders for notes
      receivable............................................    5,750,000            --            --
    Repurchase of common stock..............................           --       250,000       500,000
    Conversion of common stock to preferred stock...........           --         5,000            --

 The accompanying notes are an integral part of these consolidated statements.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997
    AND FOR THE PERIOD FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

1. ORGANIZATION AND BUSINESS

    Wit Capital Group, Inc. ("WCG" or the "Company") was incorporated on March 27, 1996 and commenced operations in September 1997. The consolidated financial statements include the accounts of WCG and its wholly owned subsidiaries, Wit Capital Corporation ("WCC") and BidPlus Corporation ("BidPlus"). Through September 1997, WCG also held a 55% investment in Brat Incorporated ("Brat"), which was incorporated in December 1996.

    The Company was formed as an investment banking and brokerage firm arranging the offering and trading of securities through the Internet and the World Wide Web. The Company provides retail investors access to stock offerings and electronic brokerage facilities. The Company has developed an electronic broker-dealer operated trading system for WCC. (Note 4).

    During 1997 and 1996, the Company had yet to generate significant revenues from sales of its services.

    WCC has an agreement with U.S. Clearing (a division of Fleet
Securities, Inc.), pursuant to which U.S. Clearing clears securities transactions, carries customers' accounts on a fully disclosed basis, and performs record-keeping functions for WCC. Either party upon 90 days written notice can cancel the agreement. The agreement states that WCC will assume customer obligations should a customer of WCC default. U.S. Clearing controls credit risk of customers by requiring maintenance of margin collateral in compliance with various regulatory and internal guidelines.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BASIS OF PRESENTATION

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Management does not believe that actual results will differ materially from these estimates. Certain balances have been reclassified to conform with current period presentation.

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, WCC and BidPlus. Material intercompany balances and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include amounts that are readily convertible into cash and highly liquid investments with a maturity of three months or less when acquired.

    SECURITIES OWNED

    Securities transactions and the related expenses are recorded on a trade date basis and are valued at market or fair value.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997
    AND FOR THE PERIOD FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    COMPUTER SOFTWARE

    Costs capitalized related to the purchase of computer software are being amortized over a period of three years.

    FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

    Furniture, equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded on a straight-line basis over the estimated useful lives of the assets, ranging from two and three years for furniture and computer hardware, respectively, to ten years for leasehold improvements.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    Substantially all assets and liabilities carried at historical cost or contract value approximate fair value due to their relatively short-term nature.

    REVENUE RECOGNITION

    The Company derives revenues from commissions and other brokerage fees related to customer transactions which are recorded on a settlement date basis which is not materially different from trade date. The Company records investment banking fees as earned. Investment banking retainer fees are initially deferred and are recognized as income over the contracted period.

    REPORTABLE OPERATING SEGMENT

    The Company considers its present operations to be one reportable segment for purposes of presenting financial information and for evaluating its performance. The financial statement information presented in the accompanying financial statements is consistent with the preparation of financial information for the purpose of internal use.

3. SECURITIES OWNED

    As of December 31, 1998 and 1997, securities owned consist of restricted equity securities of $430,560 and $0; United States Treasury bills of $218,865 and $436,985; and certificates of deposit of $108,868 and $103,519, respectively.

4. RELATED PARTY TRANSACTIONS

    In 1996, WCG acquired from Global Trade, Inc. ("GTI") all outstanding shares of BidPlus, the sole asset of which was a proprietary electronic brokerage and trading system, in exchange for 525,000 shares of common stock. The software was recorded at $1,125,000 representing management's estimate of the fair value of the 525,000 shares of common stock at $2.14 per share. Effective December 31, 1996, the founder of GTI agreed to exchange 350,000 of the shares of the common stock of WCG for a 45% equity interest in Brat, a newly formed subsidiary of WCG. In consideration for the exchange, WCG agreed to contribute certain rights to Brat to use the proprietary electronic brokerage and trading system software, as well as

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997
    AND FOR THE PERIOD FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

4. RELATED PARTY TRANSACTIONS (CONTINUED)

providing technology, general and administrative support on behalf of Brat. In 1997, GTI's founder sought greater control over the development of Brat and in September 1997, exchanged the remaining 175,000 shares of WCG common stock and the rights to the use of the software for all of WCG's shares of Brat. The aforementioned exchange of the 525,000 shares of common stock of WCG has been accounted for as a stock repurchase at $1.43 per share, which represents the fair value of the common stock on the date of the exchange and corresponding $750,000 reduction of other expenses related to the cost of services provided to Brat.

5. INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets at tax rates expected to be in effect when these balances reverse. Future tax benefits attributable to temporary differences are recognized to the extent that realization of such benefits is more likely than not.

    WCG files consolidated Federal and combined New York State and New York City income tax returns with WCC and BidPlus. The income tax provisions included in the consolidated statements of operations are calculated based on state and local minimum and alternative methods.

    At December 31, 1998 and 1997, WCG had deferred tax assets of approximately $5,200,000 and $2,300,000 which were generated by net operating losses of approximately $13,000,000 and $5,300,000, respectively. The deferred tax assets are fully offset by valuation allowances.

6. STOCKHOLDERS' EQUITY

    COMMON STOCK

    In 1996, the Company issued 210,000 shares of common stock at $1.43 per share in exchange for $300,000 of media credits. These credits could be used to offset future expenditures including, among other things, communications, travel and advertising. The Company used $18,000 of these credits in 1997, and accordingly, prepaid expenses include $282,000 of these credits as of December 31, 1997. This remaining balance of $282,000 was expensed as unused by the Company in 1998.

    The Chairman and Co-Chief Executive Officer has been extended a partial recourse, interest bearing loan in the amount of $5,750,000 with which 4,025,000 shares of common stock at $1.43 per share were purchased. Interest on the loan is recourse, nonrefundable and payable annually on June 30. In the event this employee ceases to be employed by the Company, the Company has the right to repurchase two thirds of such shares at the lower of fair market value or $1.43 per share. Such repurchase rights terminate on April 1, 2001. In addition, the loan may be prepaid at any time by the employee and accelerates in the event of employment termination. The loan is collateralized by the Company's stock and will be reflected as a note receivable in stockholders' equity until repaid.

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997
    AND FOR THE PERIOD FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

6. STOCKHOLDERS' EQUITY (CONTINUED)

    PREFERRED STOCK

    As of December 31, 1998, the Company has authorized 30,000,000 shares of preferred stock of which 29,445,000 shares have been designated to four series as shown in the accompanying consolidated statements of financial condition. The preferred stock has voting and dividend rights equal to the rights of common stock and has liquidation preference. The holder of a share of the series of preferred stock is entitled to convert such share into 0.7 shares of common stock at any time. In addition, each share of preferred stock will automatically convert into 0.7 shares of common stock in the event WCG completes an initial public offering of shares of common stock in which the aggregate net proceeds are at least $5 million for each Series A and B; $25 million for each Series C and D and the per share price to the public is at least $4.29 per share for each Series A and B and $6.43 per share for each Series C and D.

    In 1997, WCG issued 500,000 shares of Series A Preferred Stock at $1.00 per share in exchange for $500,000 of media credits. Prepaid expenses include $500,000 of these credits as of December 31, 1997. The balance of $500,000 was expensed as unused by the Company in 1998.

    In 1997, WCG issued a total of 650,000 shares of Series A Preferred Stock at $1.00 per share to three separate investors in exchange for advertising in print and on-line media and access to and usage of on-line and print subscriber lists. Related total cash consideration for such services was $100,000. Prepaid expenses include $719,000 of these credits as of December 31, 1997. During 1997 and 1998, the Company used $31,000 and $719,000 of these advertising credits, respectively, which was recorded as marketing expense on the accompanying statement of operations.

    In 1996, WCG entered into a service bureau, software development and licensing agreement with Kingland Systems Corporation ("Kingland"). As part of this agreement, WCG and Kingland negotiated an optional purchase license price of $400,000 for the Kingland software. In April 1997, Kingland contributed the license to WCG in exchange for 400,000 shares of Series A Preferred Stock valued at $1.00 per share.

7. NET LOSS PER SHARE

    The following table sets forth the calculation of shares used in the computation of basic and diluted net loss per share:

                                                                 PERIODS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1997        1996
                                                              ---------   ---------   ---------
Shares used in computations:
  Weighted average common
    shares used in computation of
    basic net loss per share................................  7,140,123   7,303,013   5,378,167
  Dilutive effect of common stock
    equivalents.............................................         --          --          --
                                                              ---------   ---------   ---------
      Weighted average shares
        used in computation of
        diluted net loss per share..........................  7,140,123   7,303,013   5,378,167
                                                              =========   =========   =========

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997
    AND FOR THE PERIOD FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

7. NET LOSS PER SHARE (CONTINUED)

    Because the Company reported a net loss in each of the periods above, the calculation of diluted earnings per share does not include convertible preferred stock, options, warrants and common stock collateralizing the notes receivable from stockholders, as they are anti-dilutive and would result in a reduction of net loss per share. If the Company had reported net income, there would have been an additional 8,189,535, 2,706,114 and 231,538 shares as of December 31, 1998, 1997 and 1996, respectively, included in the calculation of diluted earnings per share.

8. EMPLOYEE BENEFIT PLANS AND OTHER COMPENSATION

    HEALTH CARE

    WCG provides certain health care benefits for its full-time employees by contract with a health care insurer.

    OTHER COMPENSATION

    Subsequent to year end, the Company entered into employment contracts with several employees which entitled the employees to a total of $5,450,000 in upfront payments. The Company recognized compensation expense of $2,550,000 related to amounts paid for which no future service by the employee is required. The Company recorded advances of $2,900,000 which are being expensed over the two-year employment contract periods for amounts for which the employee is required to provide service and is obligated to repay any unearned compensation in the event of termination or resignation prior to completing the contract term.

    STOCK OPTION PLAN

    WCG has adopted a stock option plan and restricted stock purchase plan (the "Plan"). Under the Plan, key employees, directors and certain consultants of WCG are eligible to receive grants of stock options intended to qualify as incentive stock options (within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended), or which are nonqualified stock options. An aggregate of 9,100,000 shares were reserved for issuance under the Plan as of December 31, 1998. The exercise price of any share covered by an option granted to a person owning more than 10% of the voting power of all classes of stock of WCG cannot be less than 110% of the fair market value on the day of the grant. The exercise price of any share covered by an option granted to any person cannot be less than 85% of the fair value on the day of the grant. Options expire five or ten years from the date of grant, with the majority of the options expiring in the year 2008.

    As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS No. 123") WCG has accounted for options granted to employees using the intrinsic value method prescribed by Accounting Practice Bulletin ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." WCG has granted options with exercise prices that are equal to or greater than management's estimate of the fair value of such common stock at the date of grant, and accordingly, the Company has recorded no related compensation expense. This estimate is based upon share issuances to independent third party investors. As required by SFAS No. 123, the Company has presented pro forma

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997
    AND FOR THE PERIOD FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

8. EMPLOYEE BENEFIT PLANS AND OTHER COMPENSATION (CONTINUED)

disclosures of net income and earnings per share as if the Company had adopted the method of accounting prescribed by SFAS No. 123.

    The following table summarizes the status of the Company's stock options as of December 31, 1998 and 1997 and for the period from March 27, 1996 to December 31, 1996 and the changes during these periods:

                                                                      DECEMBER 31,
                                                   1998                   1997                   1996
                                           --------------------   --------------------   --------------------
                                                       WEIGHTED               WEIGHTED               WEIGHTED
                                                       AVERAGE                AVERAGE                AVERAGE
                                                       EXERCISE               EXERCISE               EXERCISE
                                            SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                           ---------   --------   ---------   --------   ---------   --------
Outstanding, beginning
  of period..............................  3,267,772    $1.66     1,509,197    $1.64            --    $  --
    Granted..............................  5,834,500     1.49     1,904,700     1.59     1,509,197     1.64
    Exercised............................      5,950     1.71            --       --            --       --
    Forfeited............................    941,500     1.56       146,125     3.54            --       --
Outstanding, end of period...............  8,154,822     1.47     3,267,772     1.66     1,509,197     1.64
Options exercisable, end of period.......  3,437,535     1.43     1,801,865     1.64       369,436     1.84

    The range of exercisable prices for the options outstanding and the options exercisable is $.36-$3.57 and the weighted average is $1.47. The weighted average contractual lives for outstanding and exercisable options are 8.89 and
8.03 years as of December 31, 1998.

    The fair value of each option granted during 1998, 1997 and 1996 was estimated on the date of the grant using the minimum value method prescribed by SFAS No. 123, assuming a dividend yield of zero and a risk-free interest rate of 6%. If the Company had recorded compensation expense for its stock options granted for the periods ended December 31, 1998, 1997 and 1996, in accordance with SFAS No. 123, the Company's pro forma net loss and pro forma net loss per share would be as follows:

                                                                                  DECEMBER 31,
                                                ---------------------------------------------------------------------------------
                                                          1998                        1997                        1996
                                                -------------------------   -------------------------   -------------------------
                                                    AS                          AS                          AS
                                                 REPORTED      PRO FORMA     REPORTED      PRO FORMA     REPORTED      PRO FORMA
                                                -----------   -----------   -----------   -----------   -----------   -----------
Net loss......................................  $(8,793,890)  $(9,268,941)  $(2,992,581)  $(3,294,797)  $(1,773,970)  $(1,854,453)
Net loss per common share:
  Basic.......................................  $     (1.23)  $    (1.30)   $      (.41)  $     (.45)   $      (.33)  $      (.34)
  Diluted.....................................  $     (1.23)  $    (1.30)   $      (.41)  $     (.45)   $      (.33)  $      (.34)

9. WARRANTS OUTSTANDING

  The Company has 1,322,181 outstanding warrants as of December 31, 1998. Warrants were issued to be convertible to either common or preferred shares of WCG stock. The following table summarizes the

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997
    AND FOR THE PERIOD FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

9. WARRANTS OUTSTANDING (CONTINUED)

status of the Company's warrants as of December 31, 1998 and 1997 and for the period March 27, 1996 to December 31, 1996 and the changes during these periods:

                                                                        DECEMBER 31,
                                              ----------------------------------------------------------------
                                                      1998                  1997                  1996
                                              --------------------   -------------------   -------------------
                                                          WEIGHTED              WEIGHTED              WEIGHTED
                                                          AVERAGE               AVERAGE               AVERAGE
                                                          EXERCISE              EXERCISE              EXERCISE
                                               SHARES      PRICE      SHARES     PRICE      SHARES     PRICE
                                              ---------   --------   --------   --------   --------   --------
Outstanding, beginning
  of period.................................    221,900    $1.84     148,400     $2.06          --     $  --
Granted.....................................  1,100,281     1.43      73,500      1.43     148,400      2.06
Exercised...................................         --       --          --        --          --        --
Forfeited...................................         --       --          --        --          --        --
Outstanding, end
  of period.................................  1,322,181     1.50     221,900      1.84     148,400      2.06
Warrants exercisable, end of period.........  1,302,348     1.50     179,435      1.91     142,800      2.00

10. COMMITMENTS AND CONTINGENCIES

    WCG has a noncancelable operating lease covering office space that includes scheduled rent increases every two years commencing November 1998 and an initial free rent period. Additionally, the Company has a one-year noncancelable operating lease for office space located in California, which expires in May 1999. Rent expense for the years ended December 31, 1998 and 1997 and the period ended December 31, 1996 is $137,454, $122,500 and $41,889, respectively. Future lease commitments are as follows:

                                                              MINIMUM LEASE
                                                               OBLIGATION
                                                              -------------
Year ending December 31:
  1999......................................................    $237,491
  2000......................................................     255,938
  2001......................................................     297,250
  2002......................................................     266,438
  2003......................................................     268,640
  Thereafter................................................     819,829

    The Company is currently subject to claims and legal proceedings arising in the normal course of its business. In the opinion of management, based on discussions with legal counsel, the resolution of such legal proceedings will not have a material adverse effect on the financial position, results of operations or liquidity of the Company.

    Additionally, a person formerly associated with the Company has asserted a right to purchase 560,000 shares of common stock at $1.43 per share. In the opinion of management, such assertion is without merit,

                    WIT CAPITAL GROUP, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1998 AND 1997
    AND FOR THE PERIOD FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

10. COMMITMENTS AND CONTINGENCIES (CONTINUED)

and the Company intends to contest any lawsuit filed against it. These 560,000 shares of common stock have been reported as forfeited stock options in 1998.

11. CAPITAL REQUIREMENTS

    WCC is subject to the SEC's Uniform Net Capital Rule 15c3-1. WCC's net capital, as defined, shall be required to be the greater of $100,000 or the minimum net capital required based on aggregate indebtedness. As of December 31, 1998, WCC's ratio of aggregate indebtedness to net capital was .09 to 1 and its net capital was $8,446,190 which was $8,346,190 in excess of the minimum net capital requirement of $100,000.

12. SUBSEQUENT EVENTS

    In April 1999, the Company authorized an additional 64,000,000 shares of common stock, increasing the number of authorized common shares to 184,000,000 of which 159,000,000 represent shares of common stock and 25,000,000 represent shares of Class B Common Stock. Additionally, the Company authorized an additional 44,000,000 shares of preferred stock, increasing the number of authorized preferred shares to 104,000,000 of which 11,666,667 were designated to Series E Preferred Stock and 5,790,542 were reserved for issuance upon exercise of warrants to purchase Series E Preferred Stock.

    In April 1999, the Company issued 11,666,667 shares of Series E Preferred Stock to a third party for $25,000,000. This third party also received warrants to purchase 5,637,295 shares of Series E Preferred Stock.

    On May 26, 1999, all outstanding common stock was converted into a newly created Class C Common Stock.

    On June 2, 1999, a 7 for 10 reverse stock split of Class C Common Stock and Series E Preferred Stock was effected. Accordingly, all references in the financial statements to the number of Common Stock and Series E Preferred shares and rights and per share amounts have been retroactively restated to reflect this reverse split. The conversion rate of Series A, B, C and D into Class C Common Stock after giving effect to the reverse split is 1.43 to 1.

                            WIT CAPITAL GROUP, INC.
                             (PARENT COMPANY ONLY)

                  CONDENSED STATEMENTS OF FINANCIAL CONDITION

                           DECEMBER 31, 1998 AND 1997

                                                                  1998          1997
                                                              ------------   -----------
                                         ASSETS
CASH AND CASH EQUIVALENTS...................................  $  9,180,804   $   549,640
PREPAID EXPENSES............................................        95,671     1,582,657
FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, net of
  accumulated depreciation and amortization of $240,747 and
  $97,856 at December 31, 1998 and 1997, respectively.......       611,953       331,307
COMPUTER SOFTWARE, net of accumulated amortization of
  $254,973 and $64,768 at December 31, 1998 and 1997,
  respectively..............................................       286,687       354,976
INVESTMENT IN SUBSIDIARIES..................................    10,716,505     2,686,012
OTHER ASSETS................................................       110,760       116,985
                                                              ------------   -----------
        Total assets........................................  $ 21,002,380   $ 5,621,577
                                                              ============   ===========

                          LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
    Accounts payable and accrued expenses...................  $    295,590   $   336,859
    Accrued compensation....................................        38,333       347,826
    Other liabilities.......................................        60,203        77,617
                                                              ------------   -----------
        Total liabilities...................................       394,126       762,302
                                                              ------------   -----------
COMMITMENTS
STOCKHOLDERS' EQUITY:
    Series A Preferred Stock, $.01 par value, 9,000,000
      shares authorized; 8,997,952 and 7,720,002 shares
      issued and outstanding at December 31, 1998 and 1997,
      respectively..........................................        89,980        77,200
    Series B Preferred Stock, $.01 par value, 3,000,000
      shares authorized; 2,304,982 shares issued and
      outstanding at December 31, 1998......................        23,050            --
    Series C Preferred Stock, $.01 par value, 7,445,000
      shares authorized; 5,902,750 shares issued and
      outstanding at December 31, 1998......................        59,028            --
    Series D Preferred Stock, $.01 par value, 10,000,000
      shares authorized; 9,933,334 shares issued and
      outstanding at December 31, 1998......................        99,333            --
    Common Stock, $.01 par value, 60,000,000 and 25,000,000
      shares authorized; 11,264,600 and 7,056,095 shares
      issued and outstanding at December 31, 1998 and 1997,
      respectively..........................................       112,647        70,561
    Additional paid-in capital..............................    39,534,657     9,786,065
    Note receivable from stockholder........................    (5,750,000)           --
    Series A Preferred Stock subscriptions receivable.......            --      (308,000)
    Accumulated deficit.....................................   (13,560,441)   (4,766,551)
                                                              ------------   -----------
        Total stockholders' equity..........................    20,608,254     4,859,275
                                                              ------------   -----------
        Total liabilities and stockholders' equity..........  $ 21,002,380   $ 5,621,577
                                                              ============   ===========

                   See Note to Condensed Financial Statements

                            WIT CAPITAL GROUP, INC.
                             (PARENT COMPANY ONLY)

                      CONSDENSED STATEMENTS OF OPERATIONS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                     AND FOR THE PERIOD FROM MARCH 27, 1996
                        (INCEPTION) TO DECEMBER 31, 1996

                                                            1998          1997          1996
                                                         -----------   -----------   -----------
REVENUES:
  Consulting fees......................................  $        --   $    22,500   $        --
  Interest.............................................       77,117        21,372        20,568
  Other................................................           --       138,750        10,000
                                                         -----------   -----------   -----------
      Total revenues...................................       77,117       182,622        30,568
                                                         -----------   -----------   -----------

EXPENSES:
  Compensation and benefits............................    3,969,604     1,549,958       376,897
  Technology development...............................      922,036       385,095       534,311
  Marketing and business development...................    1,057,744       631,792       339,741
  Depreciation and amortization........................      659,259       153,184         9,438
  Data processing and communications...................      414,181       186,940        49,599
  Professional services................................      415,443        86,478       255,574
  Occupancy............................................      237,334       200,673        41,889
  Other................................................    1,078,301      (565,980)      170,389
                                                         -----------   -----------   -----------
      Total expenses...................................    8,753,902     2,628,140     1,777,838
                                                         -----------   -----------   -----------
      Loss before income tax provision and
        equity in net loss of subsidiaries.............   (8,676,785)   (2,445,518)   (1,747,270)
                                                         -----------   -----------   -----------

INCOME TAX PROVISION...................................           --            --            --
                                                         -----------   -----------   -----------
      Loss before equity in loss of subsidiaries.......   (8,676,785)   (2,445,518)   (1,747,270)
                                                         -----------   -----------   -----------
  Equity in net loss of subsidiaries...................     (117,105)     (547,063)      (26,700)
                                                         -----------   -----------   -----------
      Net loss.........................................  $(8,793,890)  $(2,992,581)  $(1,773,970)
                                                         ===========   ===========   ===========

                   See Note to Condensed Financial Statements

                            WIT CAPITAL GROUP, INC.
                             (PARENT COMPANY ONLY)

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

       FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND FOR THE PERIOD
              FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

                                                                                           NOTE
                                                           ADDITIONAL                   RECEIVABLE
                                    PREFERRED    COMMON      PAID-IN     ACCUMULATED       FROM       SUBSCRIPTIONS
                                      STOCK      STOCK       CAPITAL       DEFICIT      STOCKHOLDER    RECEIVABLE        TOTAL
                                    ---------   --------   -----------   ------------   -----------   -------------   -----------
STOCKHOLDERS' EQUITY,
  March 27, 1996..................  $     --    $    --    $        --   $        --    $       --      $      --     $        --

  Issuance of common stock........        --     79,311      3,174,563            --            --             --       3,253,874
  Issuance of Series A Preferred
    Stock.........................     2,500         --        497,500            --            --             --         500,000
  Repurchase and retirement of
    common stock..................        --     (3,500)      (496,500)           --            --             --        (500,000)
  Net loss........................        --         --             --    (1,773,970)           --             --      (1,773,970)
                                    --------    --------   -----------   ------------   -----------     ---------     -----------
STOCKHOLDERS' EQUITY, December 31,
  1996............................     2,500     75,811      3,175,563    (1,773,970)           --             --       1,479,904

  Issuance of Series A Preferred
    Stock.........................    69,700         --      6,860,252            --            --       (308,000)      6,621,952
  Conversion of common stock to
    Series A Preferred Stock......     5,000     (3,500)        (1,500)           --            --             --              --
  Repurchase and retirement of
    common stock..................        --     (1,750)      (248,250)           --            --             --        (250,000)
  Net loss........................        --         --             --    (2,992,581)           --             --      (2,992,581)
                                    --------    --------   -----------   ------------   -----------     ---------     -----------

STOCKHOLDERS' EQUITY, December 31,
  1997............................    77,200     70,561      9,786,065    (4,766,551)           --       (308,000)      4,859,275

  Issuance of common stock........        --      1,836        262,115            --            --             --         263,951
  Issuance of common stock for
    note receivable...............        --     40,250      5,709,750            --    (5,750,000)            --              --
  Issuance of Series A Preferred
    Stock.........................    12,780         --      1,286,600            --            --        308,000       1,607,380
  Issuance of Series B Preferred
    Stock.........................    23,050         --      2,251,932            --            --             --       2,274,982
  Issuance of Series C Preferred
    Stock.........................    59,028         --      5,782,184            --            --             --       5,841,212
  Issuance of Series D Preferred
    Stock.........................    99,333         --     14,456,011            --            --             --      14,555,344
  Net loss........................        --         --             --    (8,793,890)           --             --      (8,793,890)
                                    --------    --------   -----------   ------------   -----------     ---------     -----------
STOCKHOLDERS' EQUITY, December 31,
  1998............................  $271,391    $112,647   $39,534,657   $(13,560,441)  $(5,750,000)    $      --     $20,608,254
                                    ========    ========   ===========   ============   ===========     =========     ===========

                   See Note to Condensed Financial Statements

                            WIT CAPITAL GROUP, INC.
                             (PARENT COMPANY ONLY)

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
    AND FOR THE PERIOD FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

                                                            1998          1997          1996
                                                         -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.............................................  $(8,793,890)  $(2,992,581)  $(1,773,970)
  Adjustments to reconcile net loss to net cash used in
    operating activities--
      Equity in net losses of subsidiaries.............      117,105       547,063        26,700
      Noncash expenses.................................    1,522,901            --            --
      Noncash expense reimbursement....................           --      (750,000)           --
      Depreciation and amortization....................      659,259       153,184         9,438
  (Increase) decrease in operating assets--
    Prepaid expenses...................................     (139,584)     (132,659)           --
    Other assets.......................................     (101,275)       30,141      (137,126)
  Increase (decrease) in operating liabilities--
    Accounts payable and accrued expenses..............      (41,269)     (418,209)      755,068
    Accrued compensation...............................     (309,493)      341,826         6,000
    Other liabilities..................................      (17,414)       62,617        15,000
                                                         -----------   -----------   -----------
        Net cash used in operating activities..........   (7,103,660)   (3,158,618)   (1,098,890)
                                                         -----------   -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Investments in subsidiaries..........................   (8,147,598)   (1,434,775)     (700,000)
  Computer software purchased..........................      (21,917)      (19,742)           --
  Payments for purchases of furniture, equipment and
    leasehold improvements.............................     (434,880)     (234,929)     (194,233)
                                                         -----------   -----------   -----------
        Cash used in investing activities..............   (8,604,395)   (1,689,446)     (894,233)
                                                         -----------   -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock...............       60,301            --     1,818,875
  Proceeds from issuance of preferred stock............   24,278,918     5,071,952       500,000
                                                         -----------   -----------   -----------
        Net cash provided by financing activities......   24,339,219     5,071,952     2,318,875
                                                         -----------   -----------   -----------
        Net increase in cash and cash equivalents......    8,631,164       223,888       325,752
CASH AND CASH EQUIVALENTS, beginning of period.........      549,640       325,752            --
                                                         -----------   -----------   -----------
CASH AND CASH EQUIVALENTS, end of period...............  $ 9,180,804   $   549,640   $   325,752
                                                         ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest...........................................  $     7,211   $     4,362   $        --
    Taxes..............................................       43,181        19,337            --
NON-CASH TRANSACTIONS:
  Issuance of common stock for investments in
    subsidiaries.......................................  $        --   $        --   $ 1,125,000
  Issuance of common stock for computer software.......           --       400,000            --
  Issuance of common stock for web site development....      203,650            --            --
  Issuance of common and preferred stock for
    advertising credits................................           --     1,150,000       300,000
  Series A Preferred Stock subscriptions receivable....           --       308,000            --
  Issuance of common stock to stockholder for note
    receivable.........................................    5,750,000            --            --
  Repurchase of common stock...........................           --       250,000       500,000
  Conversion of common stock to preferred stock........           --         5,000            --

                   See Note to Condensed Financial Statements

                            WIT CAPITAL GROUP, INC.
                             (PARENT COMPANY ONLY)

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997
    AND FOR THE PERIOD FROM MARCH 27, 1996 (INCEPTION) TO DECEMBER 31, 1996

1. NOTE TO CONDENSED FINANCIAL INFORMATION

    The condensed financial information of Wit Capital Group, Inc. (parent company only) should be read in conjunction with the consolidated financial statements of Wit Capital Group, Inc. and Subsidiaries and the notes thereto contained elsewhere in this prospectus.

    Certain balances have been reclassified to conform with current period presentation.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors of

SoundView Technology Group, Inc.

    We have audited the accompanying consolidated statements of financial condition of SoundView Technology Group, Inc. (the "Company") as of
December 31, 1998 and 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SoundView Technology Group, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for the years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

New York, New York
January 21, 1999
Except for Note 20, which is dated October 31, 1999

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                        SEPTEMBER 30,         DECEMBER 31,
                                                        -------------   -------------------------
                                                            1999           1998          1997
                                                        -------------   -----------   -----------
                                                         (UNAUDITED)
                                             ASSETS
Cash and cash equivalents.............................   $27,225,800    $10,236,000   $ 3,406,600
Receivable from clearing broker.......................    19,479,200     15,499,200    16,504,700
Investment banking fees receivable....................    10,155,700      1,689,200     1,454,400
Asset management fees receivable......................     2,792,200      3,840,500     1,737,700
Securities owned, at market value.....................     3,448,100        962,400       970,900
Furniture, equipment, and leasehold improvements,
  net.................................................     4,247,600      2,579,900     2,949,400
Investment in investment partnerships.................    18,870,200     11,971,000     5,541,600
Income taxes receivable...............................            --             --       466,800
Deferred taxes receivable.............................     6,656,300      1,116,300     1,896,100
Other assets..........................................     1,122,900        673,700       916,200
                                                         -----------    -----------   -----------
    TOTAL ASSETS......................................   $93,998,000    $48,568,200   $35,844,400
                                                         ===========    ===========   ===========

                              LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Securities sold, but not yet purchased, at market
  value...............................................   $ 7,599,700    $   354,000   $ 1,107,700
Accounts payable and accrued expenses.................     5,413,800      2,731,700     2,205,800
Payable to other brokers..............................     2,292,500        421,100     1,044,000
Accrued compensation..................................    34,972,500     18,414,500    14,270,800
Income taxes payable..................................     5,472,200      2,933,100            --
                                                         -----------    -----------   -----------
                                                          55,750,700     24,854,400    18,628,300

STOCKHOLDERS' EQUITY:
Common stock, $0.01 par value; authorized--6,000,000
  shares; issued--1,683,620 shares....................        16,800         16,800        16,800
Additional paid-in capital............................     1,986,300      1,100,700     1,100,700
Retained earnings.....................................    39,669,600     26,727,600    18,436,100
Treasury stock, at cost, 710,180, 811,130 and 746,930
  shares at September 30, 1999 (unaudited), December
  31, 1998 and 1997, respectively.....................    (3,380,100)    (3,945,300)   (2,070,300)
Receivables from employees for shares issued..........       (45,300)      (186,000)     (267,200)
                                                         -----------    -----------   -----------
Total stockholders' equity............................    38,247,300     23,713,800    17,216,100
                                                         -----------    -----------   -----------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........   $93,998,000    $48,568,200   $35,844,400
                                                         ===========    ===========   ===========

                 See notes to consolidated financial statements

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED) AND 1998 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                  NINE MONTHS ENDED SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                  -------------------------------   ---------------------------------------
                                      1999               1998          1998          1997          1996
                                  -------------      ------------   -----------   -----------   -----------
                                   (UNAUDITED)       (UNAUDITED)
REVENUES:
Brokerage.......................  $ 61,891,000       $45,821,900    $64,562,100   $48,772,800   $38,979,100
Investment banking..............    32,052,900         8,331,800     10,259,400     9,944,500    11,682,500
Gains from firm investments.....     4,484,200         1,652,500      3,163,400       934,700     7,829,000
Asset management fees...........     5,398,000         3,514,600      6,332,900       250,500    20,466,500
Interest........................       758,100           516,800        814,400       477,900       385,300
Gain (loss) on joint venture....       476,600          (439,600)      (832,400)           --            --
                                  ------------       -----------    -----------   -----------   -----------
                                   105,060,800        59,398,000     84,299,800    60,380,400    79,342,400

EXPENSES:
Compensation and benefits.......    56,625,900        30,055,300     42,507,800    34,755,100    48,652,400
Brokerage and clearance.........    10,393,400         6,963,800      9,433,700     8,037,100     7,035,000
Occupancy.......................     1,563,500         1,456,900      2,016,000     1,547,000     1,242,300
Professional services...........     3,790,500         3,495,100      4,239,300     3,345,400     2,850,300
Marketing and business
  development...................     4,682,800         2,996,700      3,773,600     2,976,200     2,193,500
Data processing and
  communications................     2,846,200         2,930,900      3,690,800     3,250,900     2,818,100
Depreciation and amortization...     1,115,300           920,000      1,286,500     1,045,100       655,100
Other operating expenses........     1,519,300         1,440,500      1,879,600     1,521,100     1,025,400
                                  ------------       -----------    -----------   -----------   -----------
                                    82,536,900        50,259,200     68,827,300    56,477,900    66,472,100
                                  ------------       -----------    -----------   -----------   -----------
Income before income taxes......    22,523,900         9,138,800     15,472,500     3,902,500    12,870,300
Income tax expense..............     9,516,900         3,890,100      6,556,500     1,639,000     5,319,300
                                  ------------       -----------    -----------   -----------   -----------
                                    13,007,000         5,248,700      8,916,000     2,263,500     7,551,000
Minority interest...............            --                --             --            --    (1,664,000)
                                  ------------       -----------    -----------   -----------   -----------
      Net income................  $ 13,007,000       $ 5,248,700    $ 8,916,000   $ 2,263,500   $ 5,887,000
                                  ============       ===========    ===========   ===========   ===========

Net Income Per Share
    Basic.......................  $      13.09       $      5.59    $      9.62   $      2.41   $      5.98
    Diluted.....................  $       5.24       $      2.44    $      4.15   $      1.10   $      3.01
Weighted Average Shares Used in
  the Computation of Net Income
  Per Share
    Basic.......................       993,655           938,650        926,526       940,055       985,009
    Diluted.....................     2,480,207         2,154,927      2,146,200     2,064,318     1,954,087

                 See notes to consolidated financial statements

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED) AND
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                           COMMON STOCK                                      TREASURY STOCK
                       --------------------   ADDITIONAL                 ----------------------   RECEIVABLES       TOTAL
                                    DOLLAR     PAID-IN      RETAINED                  DOLLAR         FROM       STOCKHOLDERS'
                        SHARES      AMOUNT     CAPITAL      EARNINGS      SHARES      AMOUNT       EMPLOYEES       EQUITY
                       ---------   --------   ----------   -----------   --------   -----------   -----------   -------------
Balance at
  January 1,
  1996...............  1,683,620   $16,800    $1,100,700   $10,303,800    690,680   $(1,643,200)   $(364,700)    $ 9,413,400
Net income...........                                        5,887,000                                             5,887,000
Treasury stock
  purchased..........                                                      53,000      (343,300)      27,700        (315,600)
Treasury stock
  sold...............                            18,100                   (21,000)       99,100                      117,200
                       ---------   -------    ----------   -----------   --------   -----------    ---------     -----------
Balance at
  December 31,
  1996...............  1,683,620    16,800    1,118,800     16,190,800    722,680    (1,887,400)    (337,000)     15,102,000
Net income...........                                        2,263,500                                             2,263,500
Loan repayments......                                                                                 39,900          39,900
Treasury stock
  purchased..........                                                      30,250      (228,100)      29,900        (198,200)
Treasury stock
  sold...............                           (18,100)       (18,200)    (6,000)       45,200                        8,900
                       ---------   -------    ----------   -----------   --------   -----------    ---------     -----------
Balance at
  December 31,
  1997...............  1,683,620    16,800    1,100,700     18,436,100    746,930    (2,070,300)    (267,200)     17,216,100
Net income...........                                        8,916,000                                             8,916,000
Loan repayments......                                                                                 17,300          17,300
Treasury stock
  purchased..........                                                     453,500    (4,114,100)      63,900      (4,050,200)
Treasury stock
  sold...............                                         (624,500)  (389,300)    2,239,100                    1,614,600
                       ---------   -------    ----------   -----------   --------   -----------    ---------     -----------
Balance at
  December 31,
  1998...............  1,683,620    16,800    1,100,700     26,727,600    811,130    (3,945,300)    (186,000)     23,713,800
Net income...........                                       13,007,000                                            13,007,000
Loan repayments......                                                                                140,700         140,700
Treasury stock
  purchased..........                                                     121,380    (1,546,000)                  (1,546,000)
Treasury stock
  sold...............                           885,600        (65,000)  (222,330)    2,111,200                    2,931,800
                       ---------   -------    ----------   -----------   --------   -----------    ---------     -----------
Balance at
  September 30,
  1999
  (unaudited)........  1,683,620   $16,800    $1,986,300   $39,669,600    710,180   $(3,380,100)   $ (45,300)    $38,247,300
                       =========   =======    ==========   ===========   ========   ===========    =========     ===========

                 See notes to consolidated financial statements

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED) AND 1998 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                       SEPTEMBER 30,                       DECEMBER 31,
                                                 -------------------------   -----------------------------------------
                                                    1999          1998          1998           1997           1996
                                                 -----------   -----------   -----------   ------------   ------------
                                                 (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (before minority interest in
  1996)........................................  $13,007,000   $5,248,700    $ 8,916,000   $  2,263,500   $  7,551,000
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Depreciation and amortization................   1,115,300       920,000      1,286,500      1,045,100        655,100
  Appreciation in investment in investment
    partnerships...............................  (4,135,600)   (2,797,200)    (3,163,400)      (685,600)    (7,462,500)
  (Gain) loss on joint venture.................    (476,600)      439,600        832,400             --             --
  Effect of changes in operating assets and
    liabilities:
    Receivable from clearing broker............  (3,980,000)   (4,322,900)     1,005,500    (12,140,600)       639,800
    Investment banking fees receivable.........  (8,466,500)    1,181,000       (234,800)     3,423,400     (1,630,200)
    Asset management fees receivable...........   1,048,300       188,900     (2,102,800)       226,900     (1,740,900)
    Securities owned and securities sold, but
      not yet purchased........................   4,760,000      (204,000)      (736,600)       669,000        455,200
    Income taxes receivable....................                   466,800        466,800      5,292,900     (5,759,700)
    Deferred taxes receivable..................  (5,540,000)    1,281,200        779,800     (7,358,400)     5,393,300
    Other assets...............................     (28,400)      (42,600)         8,900       (276,400)       395,500
    Accounts payable and accrued expenses......   2,682,100     2,603,600        525,900       (350,300)     1,196,200
    Payable to other brokers...................   1,871,400      (274,400)      (622,900)       836,600         50,200
    Accrued compensation.......................  16,558,000    (1,729,700)     4,143,700    (12,054,500)    11,394,000
    Income taxes payable.......................   3,385,200     1,072,000      2,933,100             --             --
                                                 -----------   -----------   -----------   ------------   ------------
Total adjustments..............................   8,793,200    (1,217,700)     5,122,100    (21,371,900)     3,586,000
                                                 -----------   -----------   -----------   ------------   ------------
Net cash provided by (used in) operating
  activities...................................  21,800,200     4,031,000     14,038,100    (19,108,400)    11,137,000
                                                 -----------   -----------   -----------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of furniture, equipment, and
  leasehold improvements.......................  (2,783,000)     (554,200)      (917,000)    (1,923,200)    (1,831,200)
Repurchase of minority interest................          --            --             --     (1,904,100)            --
(Investment in) distribution from investment
  partnerships.................................  (2,763,600)   (1,818,900)    (3,266,000)    22,755,600    (12,296,300)
Liquidation (purchase) of other investments....          --       340,000        345,000             --       (425,000)
Distributions from (investment in) joint
  venture......................................      55,800      (750,700)      (952,400)            --             --
                                                 -----------   -----------   -----------   ------------   ------------
Net cash (used in) provided by investing
  activities...................................  (5,490,800)   (2,783,800)    (4,790,400)    18,928,300    (14,552,500)
                                                 -----------   -----------   -----------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Loans repaid by employees......................     140,700        81,200         81,200         69,800         27,700
Treasury stock sold............................   2,085,700     1,219,900      1,614,600          8,900        117,200
Treasury stock purchased.......................  (1,546,000)   (3,559,600)    (4,114,100)      (228,100)      (343,300)
                                                 -----------   -----------   -----------   ------------   ------------
Net cash provided by (used in) financing
  activities...................................     680,400    (2,258,500)    (2,418,300)      (149,400)      (198,400)
                                                 -----------   -----------   -----------   ------------   ------------
Net increase (decrease) in cash and cash
  equivalents..................................  16,989,800    (1,011,300)     6,829,400       (329,500)    (3,613,900)
Cash and cash equivalents at beginning of
  period.......................................  10,236,000     3,406,600      3,406,600      3,736,100      7,350,000
                                                 -----------   -----------   -----------   ------------   ------------
Cash and cash equivalents at end of period.....  $27,225,800   $2,395,300    $10,236,000   $  3,406,600   $  3,736,100
                                                 ===========   ===========   ===========   ============   ============
SUPPLEMENTAL INFORMATION
  Interest paid................................  $       --    $       --    $        --   $     23,200   $     11,400
  Taxes paid...................................  $10,083,900   $1,290,000    $ 2,325,000   $  3,717,000   $  5,519,000

                 See notes to consolidated financial statements

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
        (UNAUDITED WITH RESPECT TO DATA AS OF SEPTEMBER 30, 1999 AND FOR
               THE NINE MONTHS ENDED SEPTEMBER 30, 1999 AND 1998)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

    SoundView Technology Group, Inc. (the "Company") (formerly known as SoundView Financial Group, Inc.), a Delaware Corporation, is registered as a broker-dealer with the Securities and Exchange Commission ("SEC"), National Association of Securities Dealers, Inc., ("NASD") and with various states.

    The Company acts as an introducing broker for its customers and is engaged in the proprietary trading of securities as a market maker. The Company also participates in various underwriting and syndicate transactions in which they act as manager or otherwise underwrite a portion of an offering. All transactions are cleared through and carried by a New York Stock Exchange, Inc. member firm on a fully disclosed basis pursuant to a clearing agreement. Accordingly, open customer transactions are not reflected in the accompanying statements of financial condition. The Company is exposed to credit losses on these open transactions in the event of nonperformance by its customers pursuant to conditions of its clearing agreement with the clearing broker. This exposure is reduced by the clearing broker's policy of obtaining and maintaining collateral until open transactions are completed.

INTERIM CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL INFORMATION

    The audited annual consolidated financial statements and the unaudited interim consolidated financial information as of September 30, 1999 and 1998 and for the nine months ended September 30, 1999 and 1998 are presented in the accompanying financial statements. The unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation of the results of such periods have been included. Results of the interim periods are not necessarily indicative of results to be obtained for a full fiscal year.

SIGNIFICANT ACCOUNTING POLICIES

    CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries SoundView Asset Management, Inc. ("SAM") and SoundView Capital Management, Inc. ("SCM"). All significant inter-company balances and transactions have been eliminated in consolidation.

    USE OF ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management believes that the estimates utilized in preparing its consolidated financial statements are reasonable and prudent; however, actual results could differ from estimates.

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash and cash equivalents are comprised primarily of deposits with financial institutions. Such deposits are generally in excess of the amounts covered by FDIC insurance.

    FURNITURE, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

    Furniture, equipment, and leasehold improvements are stated at cost. Depreciation of furniture and equipment is provided using the straight-line method over the estimated useful lives of the related assets which range from three to five years. Leasehold improvements are amortized on a straight-line basis over the lesser of the life of the lease or the remaining useful life of the improvements which ranges from three to ten years.

    INVESTMENTS IN INVESTMENT PARTNERSHIPS AND JOINT VENTURES

    The equity method of accounting, which approximates fair value, is used for investments in limited partnerships and investments in joint ventures.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The estimated fair value of amounts reported in the consolidated financial statements have been determined by using available market information and appropriate valuation methodologies. The carrying value for all assets and liabilities which qualify as financial instruments approximates fair value.

    REVENUE RECOGNITION

    Proprietary securities transactions and related revenues and expenses are recorded on a trade date basis. The related net gain or loss is included in brokerage revenue in the consolidated statements of income.

    Corporate finance revenue is generated as a result of the Company managing and co-managing various underwritings and from advisory or other services provided to clients. The components of this type of revenue are management fee income, selling concessions and underwriting income. The Company also participates in an underwriting as a syndicate participant and receives selling concessions and underwriting income from these activities.

    Fees from corporate finance activities are recognized when the offering is complete and the income is reasonably determinable. Related costs and expenses are deferred and recognized as expense at the time the fees are recognized.

    EARNINGS PER SHARE

    The Company computes earnings per share in accordance with Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share".
SFAS 128 replaces primary and fully diluted earnings per share with basic and diluted earnings per share calculations. Basic earnings per share is computed by dividing net income by weighted average shares outstanding. Diluted earnings per share is

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

computed by dividing net income by weighted average shares outstanding including the dilutive effects of stock options.

    STOCK COMPENSATION

    In 1997, the Company adopted Statement of Financial Accounting Standards
No. 123 ("SFAS 123"), "Accounting for stock-based compensation." As permitted under this standard, the Company has elected to follow Accounting Principles Board No. 25 ("APB 25"), "Accounting for Stock Issued to Employees" in accounting for its stock options and other stock-based employee awards. The Company derives a tax deduction measured by the excess of the fair value of the option price at the date nonqualified options are exercised. The related tax benefit is credited to additional paid in capital. This amounted to approximately $846,000 for the nine months ended September 30, 1999 (unaudited). Pro forma information regarding net income and earnings per share, as calculated under the provision of SFAS 123, are disclosed in Note 11.

    INCOME TAXES

    The Company accounts for income taxes using liability method under the Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes."

    NEW ACCOUNTING PRONOUNCEMENTS

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended, which is required to be adopted in years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption SFAS 133 will have a significant effect on earnings or the financial position of the Company.

    RECLASSIFICATIONS

    Certain prior year balances have been reclassified to conform with the current year's presentation.

2. RECEIVABLE FROM CLEARING BROKER AND PAYABLE TO OTHER BROKERS

    Receivable from clearing broker includes cash balances, deposits and net amounts receivable or payable for securities transactions that have not yet settled. The clearing broker maintains custody of the Company's proprietary securities. Payable to other brokers represent payments due for execution services rendered.

3. SECURITIES OWNED AND SECURITIES SOLD, BUT NOT YET PURCHASED

    Securities owned and securities sold, but not yet purchased consist of trading securities in corporate stocks, and are stated at quoted market values, with resulting unrealized gains or losses included in the consolidated statements of income. Securities sold, but not yet purchased represent obligations of the Company to deliver securities at a future date. These transactions result in off-balance sheet risk in an amount by which future market values may exceed the amount reflected in the consolidated statements of financial condition. The Company may, at its discretion, purchase the securities at prevailing market prices at anytime.

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

4. FURNITURE, EQUIPMENT, AND LEASEHOLD IMPROVEMENTS

    Furniture, equipment, and leasehold improvements consist of the following:

                                                                 DECEMBER 31,
                                                            -----------------------
                                       SEPTEMBER 30, 1999      1998         1997
                                       ------------------   ----------   ----------
                                          (UNAUDITED)
Furniture and fixtures...............      $1,323,600       $1,183,600   $1,058,900
Computer equipment...................       2,877,400        2,177,500    2,057,700
Telephone equipment..................       1,498,500          958,800    1,249,700
Leasehold improvements...............       2,157,000        1,096,500    1,066,200
Accumulated depreciation and
  amortization.......................      (3,608,900)      (2,836,500)  (2,483,100)
                                           ----------       ----------   ----------
                                           $4,247,600       $2,579,900   $2,949,400
                                           ==========       ==========   ==========

5. INVESTMENTS IN INVESTMENT PARTNERSHIPS AND JOINT VENTURES

SPINNAKER TECHNOLOGY FUND, LP AND SAM

    On March 12, 1997 SAM withdrew as a general partner of Spinnaker Technology Fund, LP (the "Fund"), and sold substantially all of its fixed assets to Bowman Capital Management, L.L.C. (formerly Bowman Associates, L.L.C.) ("Bowman"). At that time, SAM converted its interest in the Fund into that of a special limited partner and under terms of the conversion agreement is entitled to 12.5% of the quarterly management fee (1% per annum of net assets as defined in the partnership agreement) and 12.5% of the profit allocation (20% of profits net of any loss carry forward) for the quarter ended March 31, 1997, 10% in the final three calendar quarters of 1997 and 7% through December 31, 2002. In addition, pursuant to the conversion agreement SAM also receives the same percentage of management fee and profit allocation from two other entities in which Bowman is the investment manager. Such management fees and profit allocations are included as asset management fees in the consolidated statements of income for the nine months ended September 30, 1999 (unaudited) and 1998 (unaudited) and for the years ended December 31, 1998 and 1997. In connection with this transaction the Company reacquired at book value the minority interest in SAM owned by the Managing member of Bowman.

    In 1996 SAM was the general partner of the Fund and had contracted to provide the Fund with management services. In consideration for services rendered to the Fund, SAM received a quarterly management fee equal to 1% per annum of the net assets as defined in the partnership agreement and was allocated 20% of the profits (net of any loss carry-forward) allowed to limited partners who are not associated with the general partner. For the year ended December 31, 1996 such profit allocation which amounted to $16,906,400 is included in the asset management fees in the consolidated statements of income. In addition, in 1996 SAM also provided asset management services to Bowman in connection with Spinnaker Technology Offshore Fund Limited, and investment company managed by Bowman. The asset management fees earned for the year ended December 31, 1996 which amounted to $1,964,600 is reflected in the asset management fees in the consolidated statements of income.

    At September 30, 1999, (unaudited) December 31, 1998 and 1997, the Company had an investment, as a limited partner, of approximately $11,600,000, $8,600,000 and $5,500,000, respectively, in the Fund. For the nine months ended September 30, 1999 (unaudited) and 1998 (unaudited) and for the years ended December 31, 1998, 1997 and 1996, the Company's proportionate share of the Fund's income ($3,016,900,

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

5. INVESTMENTS IN INVESTMENT PARTNERSHIPS AND JOINT VENTURES (CONTINUED)

$1,533,700, $2,760,500, $685,600 and $7,683,900, respectively) is reflected in gains from firm investment in the consolidated statements of income. The investment represents less than 5% of the equity of the Fund. The Fund has portfolio investments, including restricted securities, which are valued at fair value as determined by the general partner of the Fund. The summarized audited financial information of the Fund is as follows:

                                                         DECEMBER 31,
                                                 -----------------------------
                                                      1998            1997
                                                 --------------   ------------
Total assets...................................  $1,161,788,054   $767,158,687
Total liabilities..............................  $  588,899,337   $376,667,059

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                        1998          1997
                                                    ------------   -----------
Net investment loss...............................  $ (3,076,522)  $(7,850,332)
Net realized and unrealized gain on investments...   197,890,737    51,439,396
                                                    ------------   -----------
Net income........................................  $194,814,215   $43,589,064
                                                    ============   ===========

JOINT VENTURE AND INVESTMENTS IN CYPRESS FUNDS

    During 1998, the Company entered into a joint venture to provide investment management services to institutions and individuals by offering various private investment partnerships/hedge funds and other institutional and retail investment products. At September 30, 1999 (unaudited) and December 31, 1998, the joint venture manages three investment funds (collectively the "Cypress Funds") with approximately $47 million and $25 million, respectively, in net assets under management. In consideration for the services provided, the joint venture earns management and incentive fees from the Cypress Funds. Under the terms of the joint venture agreement, the Company is obligated to invest up to $1,400,000 in the joint venture to pay for operating costs during the first
12 months of operations. The profit or loss from the joint venture is allocated in accordance with the operating agreement.

    Net advances as of September 30, 1999 (unaudited) and December 31 1998, were approximately $896,000 and $952,000, respectively, to the joint venture as operating capital. The Company's allocated portion of the net income for the nine months ended September 30, 1999 (unaudited) was $476,600 and net loss for the nine months ended September 30, 1998 (unaudited) was $439,600. Net loss for the year ended December 31, 1998 approximates $832,000, such income or loss is included as gain/(loss) on joint venture in the consolidated statements of income. At September 30, 1999 (unaudited) and December 31, 1998, the net investment in the joint venture which amounted to approximately $540,000 and $120,000, respectively, is included in other assets in the consolidated statements of financial condition. In addition, the Company through SCM also has investments in certain of the Cypress Funds as a general partner. As a general partner, SCM is contingently liable for all partnership liabilities. However, the Company's liability may be limited to SCM's total equity and advances to SCM which amounted to approximately $4,500,000 at September 30, 1999 (unaudited) and $3,200,000 at December 31, 1998.

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

6. NET CAPITAL REQUIREMENTS

    As a registered broker-dealer, the Company is subject to the SEC's Uniform Net Capital Rule 15c3-1 (the "Rule"). The Company has elected to use the alternative method, permitted by the Rule. Under the alternative method the Company is required to maintain minimum net capital, as defined, equal to the greater of $250,000 or an amount determinable based on the market prices and number of securities in which the Company acts as a market maker. Net capital and aggregate minimum requirements change from day to day, but as of September 30, 1999 (unaudited) and December 31, 1998 and 1997 the Company had net capital of approximately $17,227,200, $9,646,000 and $3,873,900, respectively, which was $16,814,700, $9,291,000 and $3,553,900, respectively, in excess of the required minimum capital. The capital rules of the SEC and NASD also provide that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than the minimum requirements.

7. RECEIVABLES FROM EMPLOYEES FOR SHARES ISSUED

    Receivables from employees bear interest at the prime rate and are due at various times through 2001. The promissory notes due from the sale of the Company's common stock are collateralized by pledges of the shares sold and are shown as a deduction from stockholders' equity.

8. REVOLVING SUBORDINATED LOAN AGREEMENT

    During 1998, the Company entered into a revolving subordinated loan agreement with it's clearing broker. The agreement provides for an aggregate principal amount outstanding at any time not to exceed $5 million and contains a one year renewal option, which is renewable each March 31. The interest rate on the loan is prime plus 2.00% per annum or .15% of the amount loaned, whichever is greater.

    The agreement has been approved by NASD and as such, any amount utilized under the agreement is available to the Company in computing net capital under the SEC's uniform net capital rule. To the extent that any borrowings under the agreement are required for the Company's continued compliance with the minimum net capital requirements, they may not be repaid. To date, the Company did not utilize any borrowings under the agreement.

9. EMPLOYEE BENEFITS

    The Company sponsors the SoundView Technology Group 401(k) and Profit Sharing Plan (the "Plan"). Total matching contributions and profit sharing expenses for the nine months ended September 30, 1999 (unaudited) and 1998 (unaudited) and for the years ended December 31, 1998, 1997 and 1996 was $849,900, $729,300, $961,600, $731,200 and $523,600, respectively, based on a percentage of eligible compensation of participating employees. Under the 401(K) provisions of the Plan, subject to certain limitations, substantially all employees may elect to contribute to the Plan at least 1% but not more than 10% of their annual compensation. The Company matches each employee's contribution up to an amount representing 2% of the first $40,000 of the employee's base compensation during the year. All matching contributions are vested after one year or 1,000 service hours. Under the profit sharing provisions of the Plan, the Company may make contributions each year at its discretion. The Company's Profit sharing contributions vest over a five year period at a rate of 20% per year of qualifying service.

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

10. STOCKHOLDERS' EQUITY AND TREASURY STOCK TRANSACTIONS

    During the nine months ended September 30, 1999 (unaudited), the Company purchased as treasury stock 121,380 shares of common stock at prices ranging from $12.48 to $12.74. During the nine months ended September 30, 1999 (unaudited), 222,330 shares of treasury stock were sold to various employees at prices ranging from $11.00 to $12.74. During the years ended December 31, 1998, 1997 and 1996 the Company purchased as treasury stock 453,500, 30,250 and 53,000 shares, respectively, of common stock at prices from $5.54 to $10.23 per share. During the years ended December 31, 1998, 1997 and 1996, 389,300, 6,000 and 21,000 shares of treasury stock, respectively, were sold to various employees at prices ranging from $5.54 to $10.23 per share. All transactions in the Company's common stocks were at amounts which approximate fair market value as determined by the Board of Directors on the sale dates (see Note 7). Included in treasury stock sold to employees on the consolidated statements of stockholders' equity are treasury stock shares issued in conjunction with the exercise of the stock options pursuant to the Company's stock option plan (see Note 11).

11. STOCK OPTION PLAN

    In November 1985, the Board of Directors approved the adoption of the 1985 Stock Option Plan and such plan was amended in November 1995 by the shareholders of the Company. Under the Plan, the Board of Directors may grant options, stock appreciation rights ("SARs") or a combination of options and SARs to key employees. The options may be incentive stock options within the meaning of
Section 422A of the Internal Revenue Code of 1986 or options that do not meet the requirements of such Code section ("nonqualified options"). Stock options have a ten year term and vest equally over a five year period. Vested options are exercisable at any time during the ten years from the date of option grant. The Company's Stock Option Plan has authorized the grant of options for up to 5,000,000 shares of the Company's common stock.

    The SARs entitle the employee to receive shares of common stock of the Company, cash or a combination of shares and cash (as approved by the Board of Directors) for the excess, if any, of the fair market value of a share of common stock on the date the SAR is exercised over the exercise price per share specified in such SAR or its related option. No SARs have been granted by the Company.

    The Company has elected to follow Accounting Principles Board Opinion
No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123 ("Statement 123"), "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the fair value of the underlying stock on the date of grant, no compensation expense is recognized.

    Pro forma information regarding net income and earnings per share is required under the alternative approach of Statement 123, and has been determined as if the Company had accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method. The fair value for these options was estimated at the date of grant using a minimum value option pricing model using the following assumptions: a weighted-average expected life of the option of nine years and weighted-average risk-free interest rates as disclosed in the table below.

    The minimum value option valuation model was developed for use in estimating the fair value of nonpublic options. Option valuation models require the input of highly subjective assumptions including the expected life of the option. Because the Company's stock options may have characteristics significantly

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

11. STOCK OPTION PLAN (CONTINUED)

different from those of other company's options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the model results do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows (in thousands, except per share amounts):

                                                     NINE MONTHS ENDED
                                                       SEPTEMBER 30,              YEAR ENDED DECEMBER 31,
                                                ----------------------------   ------------------------------
                                                   1999             1998         1998       1997       1996
                                                -----------      -----------   --------   --------   --------
                                                (UNAUDITED)      (UNAUDITED)
Net Income--As Reported.......................    $13,007          $ 5,249      $8,916     $2,264     $7,551
Pro forma net income..........................    $12,361          $ 4,720      $8,234     $1,677     $5,596
Earnings Per Common Share:
Basic      As reported........................    $ 13.09          $  5.59      $ 9.62     $ 2.41     $ 5.98
          Pro Forma...........................    $ 12.44          $  5.03      $ 8.89     $ 1.78     $ 5.68
Diluted    As reported........................    $  5.24          $  2.44      $ 4.15     $ 1.10     $ 3.01
          Pro Forma...........................    $  4.98          $  2.19      $ 3.84     $ 0.81     $ 2.86
Risk free interest rates......................        6.4%             4.7%        4.7%      5.92%      5.65%

    A summary of the Company's stock option activity, and related information is as follows:

                                   NINE MONTHS ENDED SEPTEMBER 30,             YEAR ENDED DECEMBER 31,
                             -------------------------------------------   -------------------------------
                                     1999                   1998                   1998             1997
                             --------------------   --------------------   --------------------   --------
                                 (UNAUDITED)            (UNAUDITED)
                                        WEIGHTED-              WEIGHTED-              WEIGHTED-
                                         AVERAGE                AVERAGE                AVERAGE
                             OPTIONS    EXERCISE    OPTIONS    EXERCISE    OPTIONS    EXERCISE    OPTIONS
                             (000'S)      PRICE     (000'S)      PRICE     (000'S)      PRICE     (000'S)
                             --------   ---------   --------   ---------   --------   ---------   --------
Outstanding--beginning of
  period...................   2,778       $5.86      3,050       $5.22      3,050       $5.22      2,386
Granted....................     406       11.48        422        8.65        447        8.71        977
Exercised..................     (39)       1.85       (308)       3.28       (364)       3.86         (6)
Forfeited..................     (26)       9.36       (253)       5.47       (355)       6.03       (307)
                              -----                  -----                  -----                  -----
Outstanding--end of
  period...................   3,119        6.61      2,911        5.90      2,778        5.86      3,050
                              =====                  =====                  =====                  =====
Exercisable at end of
  period...................   1,562       $4.86      1,141       $4.31      1,100       $4.20        930
Weighted-average fair value
  of options granted during
  the period...............               $5.03                  $2.99                  $3.00

                                 YEAR ENDED DECEMBER 31,
                             --------------------------------
                               1997              1996
                             ---------   --------------------

                             WEIGHTED-              WEIGHTED-
                              AVERAGE                AVERAGE
                             EXERCISE    OPTIONS    EXERCISE
                               PRICE     (000'S)      PRICE
                             ---------   --------   ---------
Outstanding--beginning of
  period...................    $4.04      1,805       $3.04
Granted....................     7.85        913        5.85
Exercised..................     1.50         (1)       3.59
Forfeited..................     4.46       (331)       3.55
                                          -----
Outstanding--end of
  period...................     5.22      2,386        4.04
                                          =====
Exercisable at end of
  period...................    $3.26        612       $2.45
Weighted-average fair value
  of options granted during
  the period...............    $3.24                  $2.33

    Exercise prices for options outstanding as of September 30, 1999 (unaudited) and December 31, 1998 ranged from $1.54 to $13.50 and $1.55 to $9.74, respectively. As of September 30, 1999 (unaudited) the weighted-average remaining contractual life of those options is approximately 6.83 years.

    There were 1,471,000, 1,850,500, 1,942,500 and 2,612,500 shares available for grant as of September 30, 1999 (unaudited) and December 31, 1998, 1997 and 1996, respectively.

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

12. TRANSACTIONS WITH GARTNER GROUP, INC.

    The Company was previously a wholly-owned subsidiary of Gartner Group, Inc. ("Gartner Group"). On October 31, 1985, Gartner Group spun off the Company by distributing a dividend of all of its shares in the Company to the holders of common stock of Gartner Group.

    Gartner Group develops and markets research materials on the information technology industry to various customer groups. After the spin-off, Gartner Group agreed to continue sharing research and facilities with the Company under agreements dated October 31, 1985 and amended on May 17, 1995 and further amended on August 19, 1997. The research sharing agreement provides for the sharing of research information and research staff between the Company and Gartner Group and prohibits Gartner Group from directly or indirectly engaging or participating in any business enterprise which is in competition with any of the business activities of the Company conducted after the date of the spin-off, except in certain areas specified in the agreement. Under the amended agreement, the Company paid Gartner Group an annual fee of $6,000,000 in 1998 and $4,000,000 in 1997 and received payments from Gartner Group of $3,000,000 in 1998 and $2,000,000 in 1997. In 1996, the Company paid approximately $1,520,900 under the terms of the prior agreement. In addition, under the agreement SoundView will pay Gartner Group $7,000,000 and receive $4,000,000 in 1999. The amended research sharing agreement has no stated term and may be terminated by either party upon six years written notice.

    In addition, the Company paid Gartner Group monthly fees for the use of equipment and for the use of administrative or other personnel and services. These fees, which totaled $986,500, $956,600, $1,175,800, $524,600 and $455,300
for the nine months ended September 30, 1999 (unaudited) and 1998 (unaudited) and for the years ended December 31, 1998, 1997 and 1996, respectively, are subject to periodic adjustment and were charged to the respective expense categories.

13. INCOME TAXES

    The components of income tax expense (benefit) are:

                                        NINE MONTHS ENDED
                                          SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                    -------------------------   ------------------------------------
                                       1999          1998          1998         1997         1996
                                    -----------   -----------   ----------   ----------   ----------
                                    (UNAUDITED)   (UNAUDITED)
Current:
  Federal.........................  $12,658,300   $2,265,000    $4,375,200   $5,912,300   $   13,200
  State...........................    2,398,600      434,900     1,401,500    1,941,800      (87,200)
                                    -----------   ----------    ----------   ----------   ----------
                                     15,056,900    2,699,900     5,776,700    7,854,100      (74,000)
Deferred:
  Federal.........................   (4,656,500)   1,000,400       588,600   (4,604,400)   3,903,100
  State...........................     (883,500)     189,800       191,200   (1,610,700)   1,490,200
                                    -----------   ----------    ----------   ----------   ----------
                                    $ 9,516,900   $3,890,100    $6,556,500   $1,639,000   $5,319,300
                                    ===========   ==========    ==========   ==========   ==========

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

13. INCOME TAXES (CONTINUED)

    The effective income tax differs form the amount computed by applying the Federal statutory income tax rate as follows:

                                         NINE MONTHS ENDED
                                           SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                     -------------------------   ------------------------------------
                                        1999          1998          1998         1997         1996
                                     -----------   -----------   ----------   ----------   ----------
                                     (UNAUDITED)   (UNAUDITED)
Federal statutory income tax.......  $7,883,400    $3,198,600    $5,415,400   $1,365,900   $4,376,900
State income taxes, net of federal
  tax benefits.....................     984,800       406,100     1,035,300      215,200      926,000
Other, net.........................     648,700       285,400       105,800       57,900       16,400
                                     ----------    ----------    ----------   ----------   ----------
Effective income tax...............  $9,516,900    $3,890,100    $6,556,500   $1,639,000   $5,319,300
                                     ==========    ==========    ==========   ==========   ==========

    The temporary differences which created deferred tax assets and liabilities are included in deferred taxes receivable at September 30, 1999, (unaudited) December 31, 1998 and 1997 as follows:

                                                          SEPTEMBER 30,        DECEMBER 31,
                                                              1999           1998         1997
                                                          -------------   ----------   ----------
                                                           (UNAUDITED)
Deferred tax assets:
  Deferred compensation.................................    $7,887,700    $3,072,800   $2,689,200
  Other.................................................       567,000       303,600      297,000
                                                            ----------    ----------   ----------
    Total deferred tax assets...........................     8,454,700     3,376,400    2,986,200
Deferred tax liabilities:
  Net unrealized appreciation on investments............     1,798,400     2,260,100    1,090,100
                                                            ----------    ----------   ----------
    Total deferred tax liabilities......................     1,798,400     2,260,100    1,090,100
                                                            ----------    ----------   ----------
Net deferred taxes receivable...........................    $6,656,300    $1,116,300   $1,896,100
                                                            ==========    ==========   ==========

14. LEASES

    Office lease payments are charged to expense as incurred. For the nine months ended September 30, 1999 (unaudited) and 1998 (unaudited), such expenses included in the consolidated statements of income were $760,300 and $739,600, respectively. For the years ended December 31, 1998, 1997 and 1996, such expenses amounted to $987,300, $891,800 and $623,500, respectively.

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

14. LEASES (CONTINUED)

    Future minimum payments under non-cancelable office lease agreements consisted of the following:

                                                      MINIMUM LEASE PAYMENTS
                                              --------------------------------------
                                              SEPTEMBER 30, 1999   DECEMBER 31, 1998
                                              ------------------   -----------------
                                                 (UNAUDITED)
1999........................................      $   788,100         $   909,600
2000........................................        1,535,400             925,100
2001........................................        1,554,200             905,700
2002........................................        1,489,100             644,100
2003........................................        1,032,600             162,600
Thereafter..................................        5,135,000                  --
                                                  -----------         -----------
                                                  $11,534,400         $ 3,547,100
                                                  ===========         ===========

    The Company's lease on its primary office facility expires on March 31, 2003 and contains a five year renewal option. One other operating lease expires in 2009 Certain office leases are subject to escalation based upon increases in specified operating expenses.

15. EARNINGS PER COMMON SHARE

    The following table reconciles the numerators and the denominators of the Company's basic and diluted per share calculations:

                                                                          WEIGHTED AVG.   PER SHARE
                                                            NET INCOME       SHARES        AMOUNT
                                                            -----------   -------------   ---------
Nine months ended September 30, 1999 (unaudited):
  Basic earnings per share................................  $13,007,000       993,655      $13.09
  Options outstanding.....................................           --     1,486,552
                                                            -----------     ---------      ------
  Diluted earnings per share..............................  $13,007,000     2,480,207      $ 5.24
                                                            ===========     =========      ======
Nine months ended September 30, 1998 (unaudited):
  Basic earnings per share................................  $ 5,248,700       938,650      $ 5.59
  Options outstanding.....................................           --     1,216,277
                                                            -----------     ---------      ------
  Diluted earnings per share..............................  $ 5,248,700     2,154,927      $ 2.44
                                                            ===========     =========      ======
Year ended December 31, 1998:
  Basic earnings per share................................  $ 8,916,000       926,526      $ 9.62
  Options outstanding.....................................           --     1,219,674
                                                            -----------     ---------      ------
  Diluted earnings per share..............................  $ 8,916,000     2,146,200      $ 4.15
                                                            ===========     =========      ======

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

15. EARNINGS PER COMMON SHARE (CONTINUED)

                                                                          WEIGHTED AVG.   PER SHARE
                                                            NET INCOME       SHARES        AMOUNT
                                                            -----------   -------------   ---------
Year ended December 31, 1997:
  Basic earnings per share................................  $ 2,263,500       940,055      $ 2.41
  Options outstanding.....................................           --     1,124,263
                                                            -----------     ---------      ------
  Diluted earnings per share..............................  $ 2,263,500     2,064,318      $ 1.10
                                                            ===========     =========      ======
Year ended December 31, 1996:
  Basic earnings per share................................  $ 5,887,000       985,009      $ 5.98
  Options outstanding.....................................           --       969,078
                                                            -----------     ---------      ------
  Diluted earnings per share..............................  $ 5,887,000     1,954,087      $ 3.01
                                                            ===========     =========      ======

16. CONSOLIDATED SUBSIDIARIES

    The following is a summary of certain financial information of SAM and SCM, the Company's wholly owned, consolidated subsidiaries.

                                              SEPTEMBER 30,         DECEMBER 31,
                                                  1999           1998          1997         1996
                                              -------------   -----------   ----------   -----------
                                               (UNAUDITED)
SAM
Investment in Spinnaker Technology LP.......   $9,575,000     $ 5,509,100   $3,525,400   $25,849,300
Fees receivable.............................    2,792,200       3,836,400    1,744,500     2,607,400
Total assets................................   12,367,800       9,855,600    6,097,800    29,378,900
Stockholder's equity........................    9,318,000       5,049,200    1,144,400     8,190,200

SCM
Investments in Cypress Funds................    5,181,400       3,402,900           --            --
Total assets................................    5,181,400       3,402,900           --            --
Stockholder's equity........................      882,500         233,700           --            --

17. SEGMENT INFORMATION

    SFAS No. 131 "Disclosures About Segments of An Enterprise and Related Information." Requires the Company to use the "management approach" in disclosing segment information. The Company conducts its business predominantly within one industry segment, institutional brokerage, which includes the Company's investment banking, underwriting services and asset management, for all periods presented. Management assesses the Company's performance and measures the Company's income and assets on a single segment basis. The single segment generated revenue predominantly from the United States for all periods presented.

18. OFF-BALANCE SHEET CREDIT RISK AND CONCENTRATION OF CREDIT RISK

    Certain market and credit risks are inherent in the Company's business, primarily in facilitating customers' trading transactions in financial instruments. In the normal course of business, the Company's customer activities include execution and settlement of various customer security transactions with the clearing broker. These activities may expose the Company and the clearing broker (collectively referred to

                        SOUNDVIEW TECHNOLOGY GROUP, INC.

18. OFF-BALANCE SHEET CREDIT RISK AND CONCENTRATION OF CREDIT RISK (CONTINUED)

herein as "SoundView") to off balance sheet risk in the event the customer is unable to fulfill its contractual obligation.

    The Company's customers securities activities are transacted on either a cash or margin basis. In margin transactions, the Company in conjunction with the clearing broker, extends credit to the customer which is collateralized by cash and/or securities in the customer's account. In connection with these activities, SoundView executes customer transactions involving securities sold but not yet purchased. SoundView seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory, exchange and internal guidelines. SoundView monitors required margin levels daily and pursuant to such guidelines, requires customers to deposit additional collateral or reduce positions when necessary. Such transactions may expose SoundView to significant off-balance sheet risk in the event the margin is not sufficient to fully cover losses which customers may incur. In the event the customer fails to satisfy its obligations, SoundView may be required to purchase or sell the collateral at prevailing market prices in order to fulfill the customer's obligations.

    In accordance with industry practice, customer securities transactions are generally settled three business days after the trade date. SoundView is therefore exposed to risk of loss on these transactions in the event of the customer's or broker's inability to meet the terms of their contracts in which case SoundView may have to purchase or sell financial instruments at prevailing market prices. At September 30, 1999, December 31, 1998 and 1997 the Company believes that the settlement of these transactions will not have a material effect on the Company's consolidated statement of financial condition or results of operations.

    The Company is engaged in various securities trading and brokerage activities servicing customers primarily located in the United States. The Company's exposure to credit risk associated with the nonperformance of these counterparties in fulfilling their contractual obligation pursuants to securities transactions can be directly impacted by volatile trading markets which may impair the counterparties' ability to satisfy their obligations to the Company. The Company monitors credit risk on both an individual and group counterparty basis.

19. CONTINGENCIES

    The Company and its subsidiaries are subject to claims and legal proceedings arising in the ordinary course of business. The Company believes that the disposition of these claims and legal proceedings will not have a material adverse effect on the consolidated financial position or the results of operations of the Company.

20. SUBSEQUENT EVENTS (UNAUDITED)

    On October 31, 1999, the Company signed a definitive agreement with Wit Capital Group, Inc. ("Wit Capital"). Under the terms of the agreement, Wit Capital will acquire the outstanding shares of the Company in exchange for approximately $320 million, consisting of newly-issued Wit Capital Common Stock, options replacing the Company's options and up to $30 million in cash. The exchange ratio in the merger is subject to adjustment for changes in the market price of Wit Capital's stock from $17.56 up to $18.56 or down to $15.56 and is not adjustable for changes beyond those levels. The board of directors of Wit Capital and the Company's stockholders have approved the transaction, which is expected to close in January or February 2000. Completion is contingent on Wit Capital stockholder approval, regulatory approval and other customary closing conditions.

                                                                      APPENDIX I

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                            WIT CAPITAL GROUP, INC.
                                W/S MERGER CORP.
                                      AND
                        SOUNDVIEW TECHNOLOGY GROUP, INC.
                         DATED AS OF: OCTOBER 31, 1999

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                     --------
                                ARTICLE I
                   THE MERGER; EFFECTIVE TIME; CLOSING

 1.1   The Merger..................................................      1
 1.2   Effective Time..............................................      2
 1.3   Effects of the Merger.......................................      3
 1.4   Closing.....................................................      3

                                ARTICLE II
                     CERTIFICATE OF INCORPORATION AND
                   BYLAWS OF THE SURVIVING CORPORATION

 2.1   Certificate of Incorporation................................      3
 2.2   The Bylaws..................................................      3

                               ARTICLE III
                      DIRECTORS AND OFFICERS OF THE
                          SURVIVING CORPORATION

 3.1   Directors...................................................      3
 3.2   Officers....................................................      3

                                ARTICLE IV
                   MERGER CONSIDERATION; CONVERSION OR
                   CANCELLATION OF SHARES IN THE MERGER

       Share Consideration for the Merger; Conversion or
 4.1   Cancellation of Shares in the Merger........................      4
 4.2   Exchange of Shares in the Merger............................      7
 4.3   Fractional Shares...........................................      8

                                ARTICLE V
                   ELECTION PROCEDURE; OTHER AGREEMENTS

 5.1   Limitation on Election......................................      9
 5.2   Form of Election............................................      9
 5.3   Revocation of Election......................................      9
 5.4   Decision of Exchange Agent..................................      9
 5.5   Certain Employee Actions and Agreements.....................     10
 5.6   Employment Agreements.......................................     10
 5.7   Retention Pool..............................................     10
 5.8   Soundview Stock and Option Arrangements.....................     10

                                ARTICLE VI
               REPRESENTATIONS AND WARRANTIES OF SOUNDVIEW

 6.1   Organization; Qualification.................................     11
 6.2   Subsidiaries and Affiliates.................................     12
 6.3   Capitalization..............................................     12
 6.4   Authorization; Validity of Agreement; SoundView Action......     13
 6.5   Board Approvals Regarding Transactions......................     13
 6.6   Vote Required...............................................     13
 6.7   Consents and Approvals; No Violations.......................     14
 6.8   Governmental Documents and Financial Statements.............     14
 6.9   Compliance with Applicable Law..............................     15

                                                                       PAGE
                                                                     --------
 6.10  Books and Records...........................................     16
 6.11  Ineligible Persons..........................................     16
 6.12  No Undisclosed Liabilities..................................     16
 6.13  Interim Operations..........................................     17
 6.14  Absence of Certain Changes..................................     17
 6.15  Technology and Intellectual Property........................     18
 6.16  Legal Proceedings...........................................     19
 6.17  Employee Benefit Plans......................................     19
 6.18  Tax Matters; Government Benefits............................     21
 6.19  Labor and Employment Matters................................     22
 6.20  Contracts and Commitments...................................     23
 6.21  Insurance...................................................     23
 6.22  Personnel...................................................     23
 6.23  Insider Interests...........................................     23
 6.24  Brokers or Finders..........................................     24

                               ARTICLE VII
                 REPRESENTATIONS AND WARRANTIES OF PARENT

 7.1   Organization; Qualification.................................     24
 7.2   Subsidiaries and Affiliates.................................     24
 7.3   Capitalization..............................................     25
 7.4   Authorization; Validity of Agreement; Parent Action.........     26
 7.5   Board Approvals Regarding Transactions......................     26
 7.6   Vote Required...............................................     26
 7.7   Consents and Approvals; No Violations.......................     26
 7.8   Governmental Documents and Financial Statements.............     27
 7.9   Compliance with Applicable Law..............................     27
 7.10  Books and Records...........................................     29
 7.11  Ineligible Persons..........................................     29
 7.12  No Undisclosed Liabilities..................................     29
 7.13  Interim Operations..........................................     30
 7.14  Absence of Certain Changes..................................     30
 7.15  Technology and Intellectual Property........................     31
 7.16  Legal Proceedings...........................................     32
 7.17  Employee Benefit Plans......................................     32
 7.18  Tax Matters; Government Benefits............................     35
 7.19  Labor and Employment Matters................................     36
 7.20  Contracts and Commitments...................................     37
 7.21  Insurance...................................................     37
 7.22  Insider Interests...........................................     37
 7.23  Brokers or Finders..........................................     37

                               ARTICLE VIII
                                COVENANTS

 8.1   Interim Operations of SoundView.............................     37
 8.2   Interim Operations of Parent................................     40
 8.3   Access; Confidentiality.....................................     42
 8.4   Reasonable Best Efforts.....................................     42
       Shareholders Meetings; Proxy Statement/Registration
 8.5   Statement...................................................     43
 8.6   No Solicitation of Competing Transaction....................     44

                                                                       PAGE
                                                                     --------
 8.7   Publicity...................................................     44
 8.8   Notification of Certain Matters.............................     45
 8.9   State Takeover Laws.........................................     45
 8.10  Merger Sub Compliance.......................................     45
 8.11  Expenses....................................................     45
 8.12  Appointment of Director.....................................     45
 8.13  Tax-Free Reorganization.....................................     45

                                ARTICLE IX
                                CONDITIONS

 9.1   Conditions to the Obligations of Parent and Merger Sub......     46
 9.2   Conditions to the Obligations of SoundView..................     48

                                ARTICLE X
                           TERMINATION/SURVIVAL

10.1   Termination.................................................     50
10.2   Effect of Termination.......................................     52
       No Survival of Representations and Warranties and
10.3   Covenants...................................................     52

                                ARTICLE XI
                               DEFINITIONS

11.1   Definitions.................................................     52

                               ARTICLE XII
                              MISCELLANEOUS

12.1   Disputes....................................................     60
12.2   Amendments; Extension; Waiver...............................     60
12.3   Entire Agreement............................................     60
12.4   Specific Performance; Injunctive Relief.....................     61
12.5   Interpretation..............................................     61
12.6   Severability................................................     61
12.7   Notices.....................................................     61
12.8   Binding Effect; Persons Benefitting; No Assignment..........     63
12.9   Counterparts................................................     63
12.10  Governing Law...............................................     63
12.11  Jurisdiction; Waiver of Jury Trial and Certain Damages......     63

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of October 31, 1999, among Wit Capital Group, Inc., a Delaware corporation ("Parent"), W/S Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and SoundView Technology Group, Inc., a Delaware corporation ("SoundView").

                                    RECITALS

    WHEREAS, the Boards of Directors of Parent, Merger Sub and SoundView each have determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into SoundView upon the terms and subject to the conditions of this Agreement;

    WHEREAS, for federal income tax purposes, it is intended that the Merger (as hereinafter defined in Section 1.1) shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

    WHEREAS, Parent, Merger Sub and SoundView desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

    NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, Parent, Merger Sub and SoundView hereby agree as follows:

                                   ARTICLE I

                      THE MERGER; EFFECTIVE TIME; CLOSING

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as hereinafter defined), SoundView and Merger Sub shall consummate a merger (the "Merger") in which (a) Merger Sub shall be merged with and into SoundView and the separate corporate existence of Merger Sub shall thereupon cease, (b) SoundView shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of SoundView with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." At the election of Parent, with prior notice and consultation with SoundView, any direct wholly owned subsidiary of Parent may be substituted for Merger Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing. If at any time after December 15, 1999, Parent is unable to satisfy the condition set forth in Section 9.1(i), Parent shall be entitled to restructure the Merger so that at the Effective Time, SoundView shall be merged with and into Merger Sub and the separate corporate existence of SoundView shall thereupon cease, Merger Sub shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except that the name of Merger Sub shall be changed to SoundView Technology Group, Inc.; provided, however, that no such election shall be effective if such restructuring would be materially adverse to the stockholders of SoundView or if within 5 business days after the date such election is communicated in writing to SoundView, Parent shall have received an opinion of Morrison & Foerster LLP or other counsel reasonably acceptable to Parent addressed to Parent to the effect set forth in Section 9.1(i) and such
Section 9.1(i) shall thereafter be amended so as to replace references to "Skadden Arps Slate Meagher & Flom LLP" with "Morrison & Foerster LLP" or such other counsel in all places where it appears therein. In the event the foregoing election is effective, the parties hereto agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing. If at any time after December 15, 1999, SoundView is unable to satisfy the condition set forth in Section 9.2(h), SoundView shall be entitled to restructure the Merger so that at the Effective Time, SoundView shall be merged with and into Merger Sub and the separate corporate existence of SoundView shall thereupon cease, Merger Sub shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Delaware, and the separate corporate existence of Merger Sub with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except that the name of Merger Sub shall be changed to "SoundView Technology Group, Inc."; provided, however, that no such election shall be effective if such restructuring would be materially adverse to the business, operations or financial condition of SoundView or if within 5 business days after the date such election is communicated in writing to Parent, SoundView shall have received, an opinion of Skadden Arps Slate Meagher & Flom LLP or other counsel reasonably acceptable to SoundView addressed to SoundView to the effect set forth in Section 9.2(h) and such Section 9.2(h) shall thereafter be amended so as to replace references to "Morrison & Foerster LLP" with "Skadden Arps Slate Meagher & Flom LLP" or such other counsel in all places where it appears therein. In the event the foregoing election is effective, the parties hereto agree to execute an appropriate amendment to this Agreement in order to reflect the foregoing.

    1.2 EFFECTIVE TIME. Subject to the terms and conditions of this Agreement, as soon as practicable after the satisfaction of the conditions set forth in
Article IX, Parent, Merger Sub and SoundView will cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as hereinafter defined in Section 1.4) (or on such other date as Parent and SoundView may agree) with the Secretary of State of the State of Delaware in the manner provided in the DGCL. The Merger shall become effective on the close of business on the date on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

    1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Delaware law. Without limiting the generality of the foregoing, at the Effective Time, all the properties, rights, privileges, powers and franchises of SoundView and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of SoundView and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    1.4  CLOSING.  The closing of the Merger (the "Closing") shall take place
(a) at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York 10022, at 10:00 a.m. on the first business day following the later of (i) the date on which the last of the conditions set forth in Article IX hereof shall be fulfilled or waived in accordance with this Agreement and (ii) January 7, 2000 or (b) at such other place, time and date as Parent and SoundView may agree.

                                   ARTICLE II

                    CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

    2.1 CERTIFICATE OF INCORPORATION. At the Effective Time and in accordance with the DGCL, the Restated Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation except that the name of the corporation shall be "SoundView Technology Group, Inc., until thereafter amended in accordance with applicable law.

    2.2 THE BYLAWS. At the Effective Time and without any further action on the part of SoundView, Merger Sub or the Surviving Corporation, the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation.

                                  ARTICLE III

                             DIRECTORS AND OFFICERS
                          OF THE SURVIVING CORPORATION

    3.1 DIRECTORS. Ronald Readmond, Mark Loehr and Russell Crabs shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified.

    3.2 OFFICERS. The officers of SoundView at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified.

                                   ARTICLE IV

    MERGER CONSIDERATION; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

    4.1 SHARE CONSIDERATION FOR THE MERGER; CONVERSION OR CANCELLATION OF SHARES IN THE MERGER. The manner of converting or canceling shares of SoundView and Merger Sub in the Merger shall be as follows:

    (a) NON-ELECTING SHARES. At the Effective Time, each share of common stock, par value $0.01 per share, of SoundView ("SoundView Common Stock") issued and outstanding immediately prior to the Effective Time (such shares of SoundView Common Stock being referred to hereinafter as the "Shares"), other than (i) Shares as to which an election to receive cash has been properly made pursuant to Article V hereof and not revoked, relinquished or lost (such Shares being referred to hereinafter as "Electing Shares"), (ii) Shares as to which dissenters' rights have been properly asserted and not withdrawn or lost under
Section 262 of the DGCL (such Shares being referred to hereinafter as "Dissenting Shares") and (iii) Shares owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of Parent (collectively, "Parent Companies") or SoundView, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired and be converted into (x) that number of shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock") together with the associated rights (the "Parent Rights") to purchase shares of Series A Junior Participating Preferred Stock of Parent issued pursuant to the Rights Agreement dated June 7, 1999 between Parent and American Stock Transfer Company as Rights Agent (the "Parent Rights Agreement") (the shares of Parent Common Stock together with the Parent Rights being referred to herein as the "Parent Shares"), rounded to the nearest thousandth of a share (with "5" being rounded downward), equal to the quotient (the "Exchange Ratio") derived by dividing $81.2387 by the average of the mean between the closing bid and ask prices (as reported for the primary trading session (currently ending at 4:00 p.m.) on the Nasdaq National Market ("NNM")) of Parent Shares during the period (the "Exchange Rate Period") comprised of the seven consecutive trading days ending on the fifth trading day prior to such date not more than twenty and not less than ten days prior to the date then scheduled for the Closing as is determined in advance by resolution of Parent's Board of Directors (the "Average Stock Price"); PROVIDED, HOWEVER, that the Exchange Ratio shall not be greater than 5.220 or less than 4.376 and (y) cash in lieu of fractional Parent Shares as contemplated by Section 4.3. Shares other than Electing Shares, Dissenting Shares and Parent Companies Shares are sometimes referred to herein as "Non-electing Shares").

    (b) ELECTING SHARES. At the Effective Time, on the terms and subject to the conditions hereinafter set forth in Article IX, each Electing Share shall, by virtue of the Merger and the election made with respect thereto, cease to be outstanding, be canceled and retired and be converted into cash in an amount equal to $81.2387 without interest thereon at any time (the "Cash Value per Share").

    (c) DISSENTING SHARES. Dissenting Shares shall not be converted into or represent a right to receive the consideration set forth in Section 4.1 but the holder of such Shares shall be entitled only to such rights as are provided by the DGCL, and Parent shall be solely responsible for the payment of any amounts due in respect of such Dissenting Shares pursuant to the DGCL. If any holder of Shares which theretofore were Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such holder's right to appraisal under
Section 262 of the DGCL, then as of the occurrence of such withdrawal or loss such holder's Share shall automatically be restored to the status of Non-electing Shares.

    (d) PARENT HOLDINGS. At the Effective Time, each Share issued and outstanding and owned by Parent or any Parent Subsidiary immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and be canceled and retired without payment of any consideration therefor.

    (e) MERGER SUB SHARES. At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holder thereof, cease to be outstanding, be canceled and retired and be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

    (f) SOUNDVIEW STOCK OPTIONS. Except as set forth below, the terms and provisions of the SoundView Stock Option Plan (as defined below) shall continue in full force and effect and shall govern each option (or portion thereof, as the case may be) outstanding immediately prior to the Effective Time under any SoundView Stock Option Plan, whether vested, unvested, exercisable or unexercisable (a "SoundView Stock Option"). At the Effective Time, each SoundView Stock Option then outstanding shall be automatically converted, without any further action, into an option to purchase Parent Shares. The number of shares of SoundView Common Stock to be substituted for shall be equal to the number of shares of Parent Common Stock together with the Parent Rights, rounded down to the nearest whole number, which is equal to the number of shares of SoundView Common Stock that were subject to such SoundView Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price equal to the per share exercise price of each such SoundView Stock Option immediately prior to the Effective Time divided by the Exchange Ratio. Notwithstanding any vesting schedule set forth in or pursuant to any SoundView Stock Option Plan or SoundView Stock Option, any SoundView Stock Options of any SoundView employee outstanding and not yet vested at the Effective Time shall, except to the extent forfeited pursuant to the terms of the applicable SoundView Stock Option Plan or SoundView Stock Option, vest on each March 31, June 30, September 30 and December 31 commencing March 31, 2000 and ending December 31, 2002 at the rate as nearly as practical equal to one-twelfth of such unvested SoundView Stock Options of such SoundView employee. Such options for Parent Common Stock shall for purposes of this Agreement be called "Parent Common Stock Options." All of the Parent Common Stock Options held by an employee shall vest immediately upon the occurrence of (i) the termination by Parent of such employee's employment by Parent and its Subsidiaries without Cause; (ii) the acquisition or creation by Parent of an additional business as a result of which SoundView's institutional brokerage business, as developed and expanded within Parent, is no longer Parent's primary institutional brokerage business; (iii) the acquisition or creation by Parent of an additional business as a result of which SoundView's investment banking technology group or research technology group, as developed and expanded within Parent, is no longer Parent's primary investment banking technology group or research technology group, respectively; or (iv) the completion by Parent of a merger or consolidation or the completion by another Person of a tender offer or exchange offer for, or purchase of, shares of capital stock of Parent as a result of which both (A) the Persons who were the holders of all of the shares of common stock of Parent immediately prior to completion of such merger, consolidation, tender offer, purchase or exchange offer hold shares of capital stock of Parent or a company of which Parent is then a Subsidiary representing less than 50% of the voting power of all classes of capital stock of Parent or such other company, as the case may be, and (B) the individuals constituting the Board of Directors of Parent immediately prior to completion of such merger, consolidation, tender offer, purchase or exchange offer constitute less than 50% of the Board of Directors of Parent or such other company, as the case may be. Notwithstanding any other provisions of the SoundView Stock Options and SoundView Stock Option

Plans to the contrary, with respect to any Parent Common Stock Option that was vested prior to the Effective Time (x) upon exercise thereof after the Effective Time and prior to the first anniversary of the Effective Time, Parent shall issue to the Person exercising such option three certificates for the Parent Shares issuable upon such exercise, each of which shall be for a number of Parent Shares as nearly equal as practicable to one-third of such Parent Shares,
(A) the first of which shall contain no restrictive legend other than as may be required by the Securities Act, (B) the second of which shall be subject to a restrictive legend substantially in the form set forth in Exhibit A hereto providing for a one-year restriction from the Effective Time on transfer and (C) the third of which shall be subject to a restrictive legend substantially in the form set forth in Exhibit B hereto providing for a two-year restriction from the Effective Time on transfer or (y) upon exercise thereof on or after the first anniversary of the Effective Time and prior to the second anniversary of the Effective Time, Parent shall issue to the Person exercising such option two certificates for the Parent Shares issuable upon such exercise, (A) one of which shall be for a number of Parent Shares as nearly equal as practicable to two-thirds of such Parent Shares and which shall contain no restrictive legend other than as may be required by the Securities Act and (B) the other of which shall be for the balance of such Parent Shares and which shall contain a restrictive legend substantially in the form set forth in Exhibit A hereto providing for a restriction on transfer through the second anniversary of the Effective Time. Parent and SoundView shall take such actions as may be necessary to amend their stock option plans and stock option agreements to reflect the foregoing agreements for all periods on and after the Effective Time. For purposes of this Agreement, the term "SoundView Stock Option Plan" means SoundView's 1995 Stock Option Plan (the "SoundView Stock Option Plan"). Parent shall use all reasonable efforts to cause to be reserved for issuance the number of Parent Shares issuable upon exercise of the Parent Common Stock Options referred to in this Section 4.1(f) and, as soon as reasonably practicable after the Effective Time, Parent shall use all reasonable efforts to cause to be filed a registration statement on Form S-8 (or any successor or other appropriate form) under the Securities Act, or an amendment to an existing registration statement of Form S-8, to register the Parent Shares issuable upon exercise of the Parent Common Stock Options.

    (g) CHANGES IN CAPITALIZATION. If between the date of this Agreement and the Effective Time, the outstanding Parent Shares shall be changed into a different number of shares or a different class by reason of any reclassification, reorganization, consolidation, merger, recapitalization, split-up, combination or exchange of shares or if a stock dividend thereon shall be declared with a record date within said period, the number of Parent Shares to be issued in the Merger shall be appropriately adjusted. Nothing in this
Section 4.1(g) shall be deemed to constitute a waiver by SoundView of the provisions of Section 8.2 hereof.

    4.2 EXCHANGE OF SHARES IN THE MERGER. The manner of making exchange of Shares in the Merger shall be as follows:

    (a) At the Effective Time, Parent shall make available to American Stock Transfer Company or such other exchange agent as may be selected by Parent (the "Exchange Agent") for the benefit of the holders of Shares, a sufficient number of certificates representing the aggregate number of Parent Shares issuable pursuant to Section 4.1 (the certificates representing such aggregate number of Parent Shares being hereinafter referred to as the "Stock Merger Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable written instructions, deliver the Parent Shares contemplated to be issued pursuant to Section 4.1 out of the Stock Merger Exchange Fund. The Stock Merger Exchange Fund shall not be used for any other purpose.

    (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, the holder of such Certificates shall be entitled to receive for the Shares represented by such Certificates the consideration applicable to such Shares and the Certificates so surrendered shall forthwith be canceled. Upon such surrender, the Exchange Agent shall issue to each holder three certificates for the Parent Shares included in such consideration, (A) the first of which shall be for a number of Parent Shares as nearly equal as practicable to 34.84% of such Parent Shares and shall contain no restrictive legend other than as may be required by the Securities Act, (B) the second of which shall be for a number of Parent Shares as nearly equal as practicable to 32.58% of such Parent Shares and shall be subject to a restrictive legend substantially in the form set forth in Exhibit A hereto providing for a one-year restriction on transfer and (C) the third of which shall be for a number of Parent Shares as nearly equal as practicable to 32.58% of such Parent Shares and shall be subject to a restrictive legend substantially in the form set forth in Exhibit B hereto providing for a two-year restriction on transfer. Until so surrendered, such Certificates shall represent solely the right to receive the consideration applicable to such Share. No dividends or other distributions that are declared after the Effective Time on Parent Shares and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive Parent Shares until Certificates representing the right to receive such Parent Shares are surrendered in appropriate form. Upon such surrender, there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions having a record date after the Effective Time and a payment date prior to the time of such surrender. After such surrender there shall be paid to the Person in whose name the Parent Shares are issued any dividends or other distributions on such Parent Shares which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any certificate representing Parent Shares is to be issued or cash payment in lieu of fractional share interests is to be made to a Person other than the one in whose name the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any applicable transfer or other similar taxes, or shall establish to the satisfaction of the Exchange Agent that any such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Parent Shares or dividends thereon, or, in accordance with Section 4.3, cash in lieu of fractional Parent Shares, delivered to a public official when and if required by applicable escheat law. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Shares for the account of the Persons entitled thereto.

    (c) Any portion of the Stock Merger Exchange Fund and the Fractional Securities Fund (as hereinafter defined in Section 4.3) which remains unclaimed by the former stockholders of SoundView for six months after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former stockholders of SoundView shall thereafter look only to Parent for payment of their claim for the consideration for the Shares, including any cash in lieu of fractional Parent Shares.

    4.3 FRACTIONAL SHARES. No fractional Parent Shares shall be issued in the Merger. In lieu of any such fractional securities, each holder of Shares who would otherwise be entitled to a fraction of a Parent Share upon surrender of Certificates for exchange pursuant to this Article IV will be paid an amount in cash (without interest) determined by multiplying (i) the Average Stock Price (but not more than $18.5625 or less than $15.5625) by (ii) the fraction of a Parent Share to which such holder would otherwise be entitled. Parent shall make available to the Exchange Agent sufficient funds (herein referred to as the "Fractional Securities Fund") as and when necessary to enable the Exchange Agent to make the cash payments contemplated hereby. In no event shall interest be paid or accrued on any such cash payments.

                                   ARTICLE V

                      ELECTION PROCEDURE; OTHER AGREEMENTS

    5.1 LIMITATION ON ELECTION. No holder of Shares may elect to receive cash with respect to a number of Shares in excess of the product of (a) the number of Shares of which such holder is the holder of record at the Effective Time times
(b) a fraction the numerator of which is the excess of (i) the lesser of the shareholders' equity of SoundView as of December 31, 1999 or $30 million, in each case less any distributions in respect of the Shares declared or made after December 31, 1999 and not reflected in such shareholders' equity over (ii) the product of the sum of (A) the number of Dissenting Shares that are not Electing Shares times the Cash Value per Share plus (B) the number of Old Agreement Securities that are not Dissenting Shares or Electing Shares and the denominator of which is the product of the number of Shares issued and outstanding plus the number of Shares subject to unexercised SoundView Stock Options immediately prior to the Effective Time times the Cash Value per Share.

    5.2 FORM OF ELECTION. A form of election (the "Form of Election") shall be mailed to holders of Shares of record as of ten days prior to the then-scheduled Effective Date. Any such holder's election to receive cash pursuant to this
Article V shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m. New York time on the business day preceding the fifth day prior to the Effective Date, a Form of Election properly completed and accompanied by certificates for the shares to which such Form of Election relates (or an appropriate guarantee of delivery guaranteeing that the certificates for such shares will be delivered prior to the Effective
Time), as set forth in such Form of Election, duly endorsed in blank or otherwise in form acceptable for transfer on the books of SoundView.

    5.3 REVOCATION OF ELECTION. Any Form of Election may be revoked by the person submitting such Form to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m. New York time on the business day before the third day prior to the Effective Date. At such time any cash election by a holder of Dissenting Shares shall be deemed revoked. If a Form of Election is so revoked, the certificate or certificates (or guarantee of delivery, as appropriate) for the Shares to which such Form of Election relates shall be promptly returned to the person submitting the same to the Exchange Agent.

    5.4 DECISION OF EXCHANGE AGENT. The Exchange Agent shall have discretion to determine (a) whether or not elections to receive cash have been properly made or revoked pursuant to this Article V with respect to any Shares and (b) when elections and revocations were received by it. If the Exchange Agent determines that any election to receive cash was not properly made with respect to any Shares, such Shares shall be treated by the Exchange Agent as Shares which were not Electing Shares at the Effective Time of the Merger, and such Shares shall be exchanged in the Merger for Parent Shares pursuant to Section 4.1(a) hereof. The Exchange Agent may, with the mutual agreement of Parent and SoundView, make such equitable changes in the procedures set forth in this
Article V for the implementation of the cash election provided for in this
Article V as shall be necessary or desirable to fully effect such elections.

    5.5 CERTAIN EMPLOYEE ACTIONS AND AGREEMENTS. On the date hereof, each of the holders of Shares named on Schedule 5.5 (a) has executed and delivered to SoundView and Parent a written consent with respect to all of his or her Shares approving the Merger and this Agreement in the form set forth as Exhibit C hereto; (b) has executed and delivered to Parent a Voting Agreement (including an irrevocable proxy) in the form set forth as Exhibit D hereto; and (c) has executed and delivered to SoundView (and SoundView has executed and delivered to Parent) an agreement implementing the provisions of Section 5.8 (each, a "Put Termination Agreement") in the form set forth as Exhibit E. SoundView hereby consents and agrees to the giving of each such consent and the entering into of each such Voting Agreement and granting of each such irrevocable proxy.

    5.6 EMPLOYMENT AGREEMENTS. On or about the date hereof, each of the individuals named on Schedule 5.6 has entered into an Employment Agreement with Parent, the term of which shall commence at the Effective Time.

    5.7 RETENTION POOL. At the Effective Time, Parent shall issue to the employees of SoundView and the SoundView Subsidiaries named on a Schedule (the "Retention Schedule") to be agreed upon by Parent and SoundView in writing prior to the Effective Time an aggregate number of Parent Shares (the "Retention Shares") equal to the product of (a) the quotient resulting from dividing $25 million by $81.2387 times (b) the Exchange Ratio. The Retention Shares shall be allocated among the employees listed on the Retention Schedule in the amounts set forth in the Retention Schedule for each such employee. Subject to applicable income tax withholding requirements, 50% of the Retention Shares allocated to an employee who is continuously employed by Parent and its Subsidiaries (including SoundView and its Subsidiaries) from the Effective Time through the end of the thirtieth month after and including the month in which the Effective Time occurs shall, on the last day of such thirtieth month, be vested in and released to such employee, and 50% of the Retention Shares allocated to an employee who is continuously employed by Parent and its Subsidiaries (including SoundView and its Subsidiaries) from the Effective Time through the end of the forty-second month after and including the month in which the Effective Time occurs shall, on the last day of such forty-second month, be vested in and released to such employee. If the employment by Parent or any of its Subsidiaries of an employee to whom any Retention Shares have been allocated is terminated for any reason other than by Parent without Cause, all of the Retention Shares allocated to such employee shall be forfeited by such employee and shall become treasury stock. All of the Retention Shares allocated to an employee shall vest in and be released to such employee immediately upon the occurrence of any of Section 4.1(f)(i)-(iv) hereof.

    5.8 SOUNDVIEW STOCK AND OPTION ARRANGEMENTS. SoundView will use its reasonable best efforts to complete each of the following actions at the earliest practicable date: (a) to amend, effective immediately prior to the Effective Time, the bylaws of SoundView to delete Sections 7 and 8 of
Article VI thereof; (b) to amend, effective immediately prior to the Effective Time, the SoundView Stock Option Plan to delete Article XVI thereof and to implement the matters set forth in Section 4.1(f) hereof; (c) to amend, effective immediately prior to the Effective Time, each SoundView Stock Option outstanding at such time and each associated stock appreciation right to implement the matters set forth in Section 4.1(f) hereof and to eliminate the right of the holder of such option or right to invoke the rights, under
Article XVI of the SoundView Stock Option Plan or any similar rights under such holder's SoundView Stock Option, of a holder of a SoundView Stock Option or Parent Common Stock Option or associated stock appreciation right or of any Shares or Parent Shares acquired upon exercise of such option; and (d) to terminate, effective immediately prior to the Effective Time, each Stock Purchase and Transfer Restriction Agreement with each stockholder of SoundView who is a party to such an agreement. Any Shares and SoundView Stock Options as to which the foregoing deletions, amendments and terminations are not effective immediately prior to the Effective Time are hereinafter referred to as the "Old Agreement Securities."

                                   ARTICLE VI

                              REPRESENTATIONS AND
                            WARRANTIES OF SOUNDVIEW

    Except as set forth in the Disclosure Schedule prepared and signed by SoundView and delivered to Parent prior to the execution hereof (provided that the listing of an item in one section of the Disclosure Schedule shall be deemed to be a listing in another section of such Disclosure Schedule and apply to any other representation and warranty of such party in this Agreement but only to the extent that it is reasonably apparent from a reading of such disclosure item), SoundView represents and warrants to Parent and Merger Sub that all of the statements contained in this Article VI are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).

    6.1 ORGANIZATION; QUALIFICATION. SoundView (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate the properties and assets it now owns, leases or operates; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such licensing or qualification or, if SoundView is not so licensed or qualified in any such jurisdiction, it can become so qualified in such jurisdiction without any material adverse effect (including assessment of state taxes for prior years) upon its business and properties. SoundView has heretofore delivered to Parent complete and correct copies of the certificate of incorporation and by-laws of SoundView, as presently in effect.

    6.2 SUBSIDIARIES AND AFFILIATES. The Disclosure Schedule sets forth the name, jurisdiction of incorporation and authorized and outstanding capital stock of each SoundView Subsidiary and the jurisdictions in which each SoundView Subsidiary is licensed or qualified to do business. SoundView does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity. All the outstanding capital stock of each SoundView Subsidiary is owned directly or indirectly by SoundView free and clear of all liens, options or encumbrances of any kind and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such SoundView Subsidiary to any person except SoundView or another SoundView Subsidiary. Each SoundView Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate the properties and assets it now owns, leases or operates; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such licensing or qualification or, if a SoundView Subsidiary is not so licensed or qualified in any such jurisdiction, it can become so licensed or qualified in such jurisdiction without any material adverse effect (including assessment of state taxes for prior years) upon its business and properties. SoundView has heretofore delivered to Parent complete and correct copies of the certificate of incorporation and by-laws of each SoundView Subsidiary, as presently in effect.

    6.3 CAPITALIZATION. (a) The authorized capital stock of SoundView consists of 6,000,000 Shares. As of the date hereof, (i) 2,515,562 Shares are issued and outstanding, (ii) no Shares are issued and held in the treasury of SoundView and
(iii) 1,577,962 Shares are reserved for issuance upon exercise of SoundView Stock Options. All the outstanding shares of SoundView's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding SoundView Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There is no Voting Debt of SoundView or any SoundView Subsidiary issued and outstanding. Except as set forth above and except for the Transactions, as of the date hereof, (i) there are no shares of capital stock of SoundView authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of SoundView or any SoundView Subsidiary, obligating SoundView or any SoundView Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, SoundView or any SoundView Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating SoundView or any SoundView Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and
(iii) there are no outstanding contractual obligations of SoundView or any SoundView Subsidiary to repurchase, redeem or otherwise acquire any Shares or any of the capital stock of SoundView or any SoundView Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any SoundView Subsidiary or any other entity. The Disclosure Schedule sets forth a complete schedule of each SoundView

Stock Option outstanding as of the date hereof, including the name of the optionee, number of shares, exercise price, date of grant and vesting schedule.

    (b) There are no voting trusts or other agreements or understandings to which SoundView or any SoundView Subsidiary is a party with respect to the voting of the capital stock of SoundView or any of the SoundView Subsidiaries.

    (c) No Indebtedness of SoundView or any SoundView Subsidiary contains any restriction upon (i) the prepayment of any Indebtedness of SoundView or any SoundView Subsidiary, (ii) the incurrence of Indebtedness by SoundView or any SoundView Subsidiary or (iii) the ability of SoundView or any SoundView Subsidiary to grant any lien on the properties or assets of SoundView or any SoundView Subsidiary.

    6.4 AUTHORIZATION; VALIDITY OF AGREEMENT; SOUNDVIEW ACTION. SoundView has full corporate power and authority to execute and deliver this Agreement, and to consummate the Transactions. The execution, delivery and performance by SoundView of this Agreement and the consummation by it of the Transactions have been duly authorized by the SoundView Board of Directors and by written consent of holders of SoundView Common Stock representing a majority of the Shares and no other corporate action on the part of SoundView is necessary to authorize the execution and delivery by SoundView of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by SoundView and, assuming due and valid authorization, execution and delivery thereof by Parent and Merger Sub, this Agreement is a valid and binding obligation of SoundView enforceable against SoundView in accordance with its terms.

    6.5 BOARD APPROVALS REGARDING TRANSACTIONS. SoundView's Board of Directors, at a meeting duly called and held, has (i) unanimously determined that each of this Agreement and the Merger are fair to and in the best interests of the shareholders of SoundView and (ii) approved the Transactions, and none of the aforesaid actions by SoundView's Board of Directors has been amended, rescinded or modified. The action taken by SoundView's Board of Directors constitutes approval of the Merger and the other Transactions by SoundView's Board of Directors under the provisions of Section 203 of the DGCL such that
Section 203 of the DGCL does not apply to this Agreement or the other Transactions. No other state takeover statute is applicable to the Merger or the other Transactions.

    6.6 VOTE REQUIRED. The affirmative written consent of the holders of a majority of the outstanding Shares, which is the only vote or consent of the holders of any class or series of SoundView's capital stock necessary to approve the Merger, has been obtained and copies of such consents have been provided to Parent. No action of the holders of any class or series of SoundView's capital stock, acting in their capacity as stockholders, is necessary to approve any of the Transactions other than the Merger.

    6.7 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Advisers Act, the Exchange Act, the Securities Act, the rules and regulations of the NASD, the HSR Act, state securities or blue sky laws, and the DGCL, none of the execution, delivery or performance of this Agreement by SoundView, the consummation by SoundView of the Transactions or compliance by SoundView with any of the provisions hereof will
(i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of SoundView or any SoundView Subsidiary, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any SoundView Agreement, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to SoundView, any to which SoundView or any SoundView Subsidiary is a party or by which any of the assets of any of them is bound, any SoundView Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on SoundView and the SoundView Subsidiaries, taken as a whole. There are no third party consents or approvals required to be obtained under any SoundView Agreement prior to the consummation of the Transactions, except for such consents and approvals the failure of which to be obtained would not, individually or in the aggregate, have a material adverse effect on SoundView and the SoundView Subsidiaries, taken as a whole.

    6.8 GOVERNMENTAL DOCUMENTS AND FINANCIAL STATEMENTS. SoundView and each SoundView Subsidiary has filed with the appropriate Governmental Entity, and has heretofore made available to Parent, true and complete copies of, the Governmental Documents of SoundView and each SoundView Subsidiary. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date hereof, the Governmental Documents of SoundView and each SoundView Subsidiary, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of Applicable Law. SoundView has previously delivered to Parent copies of the audited balance sheets of SoundView and the SoundView Subsidiaries as of December 31 for the fiscal years 1996, 1997 and 1998 and the related audited statements of income, changes in shareholders' equity and cash flows for the fiscal years 1996, 1997 and 1998, inclusive, together with the related notes thereto, accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect thereto, and the unaudited balance sheets of each of them as of June 30, 1999 and the related unaudited statements of income, changes in shareholders' equity and cash flows for the period then ended (collectively, the balance sheets and the statements above being referred to as the "SoundView Financial Statements" and the June 30, 1999 balance sheet as the "SoundView Balance Sheet"). The audited balance sheets previously delivered to Parent (including the related notes) fairly present in accordance with GAAP the financial position of SoundView and the SoundView Subsidiaries as of the dates thereof, and the other SoundView Financial Statements fairly present in accordance with GAAP (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount and the addition of footnotes) the results of the operations, cash flows and changes in shareholders' equity of SoundView and the SoundView Subsidiaries for the respective fiscal periods therein set forth; and such balance sheets and statements (including the related notes, where applicable) have been prepared in accordance with GAAP consistently applied throughout the periods involved except as noted therein.

    6.9 COMPLIANCE WITH APPLICABLE LAW. (a) SoundView and each SoundView Subsidiary is, if so required by the nature of its business or assets, duly registered with the SEC as a broker-dealer or an investment adviser and the Commodity Futures Trading Commission as a commodity pool operator or commodity trading adviser.

    (b) SoundView, each SoundView Subsidiary, each SoundView Pooled Product and each employee of each of them holds, and has at all pertinent times held, all material licenses, franchises, permits, qualifications and authorizations (collectively, "SoundView Permits") necessary for the lawful ownership and use of the respective properties and assets of SoundView, the SoundView Subsidiaries and the SoundView Pooled Products and the conduct of their respective businesses under and pursuant to every, and have complied with each, and are not in default in any material respect under any, Applicable Law relating to any of them or any of their respective assets, properties or operations, and SoundView does not know of any violations of any of the above and has not received notice asserting any such violation. To SoundView's knowledge, all such SoundView Permits are valid and in good standing and are not subject to any proceeding for the suspension, modification or revocation thereof.

    (c) Except for normal examinations conducted by any Governmental Entity in the regular course of the business of SoundView, the SoundView Subsidiaries and the SoundView Pooled Products, no Governmental Entity has at any time initiated or, to SoundView's knowledge, threatened any proceeding or investigation into the business or operations of any of them or any of their officers, directors or employees or (other than SoundView Pooled Products) equityholders in their capacity as such. There is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any examination of SoundView, the SoundView Subsidiaries or the SoundView Pooled Products.

    (d) SoundView and each of the SoundView Subsidiaries has at all times since December 31, 1994 or its date of formation, whichever is later, rendered investment advisory services to investment advisory clients, including SoundView Pooled Products, with whom such entity is or was a party to an investment advisory agreement or similar arrangement in material compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, the organizational documents of such investment advisory clients that are SoundView Pooled Products, prospectuses or other offering materials, board of director or trustee directives and Applicable Law.

    (e) Each of SoundView, the SoundView Subsidiaries and the SoundView Pooled Products has timely filed all reports, registration statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entity, in a form which was accurate in all material respects and has paid all fees and assessments due and payable in connection therewith.

    (f) As of their respective dates, the Governmental Documents of SoundView, the SoundView Subsidiaries and the SoundView Pooled Products complied in all material respects with the requirements of the Securities Laws applicable to such Governmental Documents. SoundView has previously delivered or made available to the Parent a complete copy of each Governmental Document filed by any of the foregoing entities or any of their employees since December 31, 1994 and prior to the date hereof and will deliver or by notice make available to the Parent at the same time as the filing thereof a complete copy of each Governmental Document filed after the date hereof and prior to the Closing Date by or on behalf of any of them.

    (g) Since inception, each SoundView Pooled Product has been excluded from the definition of an investment company under the Investment Company Act by virtue of Section 3(c)(1) or Section 3(c)(7) thereof.

    6.10 BOOKS AND RECORDS. Each of SoundView, the SoundView Subsidiaries and SoundView Pooled Products has at all times since formation maintained Records which accurately reflect its transactions in reasonable detail, and have at all times maintained accounting controls, policies and procedures reasonably designed to provide that such transactions are executed in accordance with its management's general or specific authorization, as applicable, and recorded in a manner which permits the preparation of financial statements in accordance with GAAP and applicable regulatory accounting requirements and other account and financial data, and the documentation pertaining thereto is retained, protected and duplicated in accordance with applicable regulatory requirements.

    6.11 INELIGIBLE PERSONS. None of SoundView or any SoundView Subsidiary, or any "associated person" (as defined in the Advisers Act or the Exchange Act) of any thereof, is ineligible pursuant to Section 203 of the Advisers Act or
Section 15(b) of the Exchange Act to serve as a registered investment adviser or broker-dealer or as an associated person of a registered investment adviser or broker-dealer.

    6.12  NO UNDISCLOSED LIABILITIES.  Except for liabilities and obligations
(a) disclosed in the Financial Statements, (b) incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date or
(c) incurred in accordance with the terms of this Agreement or with the prior written consent of Parent, neither SoundView nor any SoundView Subsidiary has, to the best of SoundView's knowledge, any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, material adverse effect on SoundView and the SoundView Subsidiaries, taken as a whole. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

    6.13 INTERIM OPERATIONS. Since the date of the SoundView Balance Sheet, the business of SoundView and each SoundView Subsidiary has been conducted only in the ordinary and usual course consistent with past practice. Since the date of the SoundView Balance Sheet, there have not been any material adverse changes in the financial condition, assets or results of operations of SoundView and the SoundView Subsidiaries, taken as a whole. Since the Date of the SoundView Balance Sheet such assets have not been affected in any way as a result of flood, fire, explosion or other casualty (whether or not covered by insurance). SoundView is not aware of any circumstances which may cause it or any of the SoundView Subsidiaries to suffer any material adverse change in the business, operations or prospects of SoundView and the SoundView Subsidiaries, taken as a whole.

    6.14 ABSENCE OF CERTAIN CHANGES. Since the date of the SoundView Balance Sheet, except as contemplated by this Agreement, neither SoundView nor any SoundView Subsidiary has:

    (a) suffered any material adverse change in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects;

    (b) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except non-material items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $200,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

    (c) paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the SoundView Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the SoundView Balance Sheet;

    (d) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, other than in the ordinary course of its business as a broker-dealer and except for liens for current taxes not yet due;

    (e) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

    (f) disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed (except as necessary in the conduct of its business) to any person other than representatives of Parent any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge;

    (g) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, except in the ordinary course of business and consistent with past practice;

    (h) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of SoundView or any SoundView Subsidiary;

    (i) made any change in any method of accounting or accounting practice; or

    (j) agreed, whether in writing or otherwise, to take any action described in this section.

    6.15  TECHNOLOGY AND INTELLECTUAL PROPERTY.

    (a) The electronic data processing, information, record keeping, communications, telecommunications, portfolio trading and computer systems and Intellectual Property (including Software) which are used by SoundView and the SoundView Subsidiaries in their businesses (collectively, the "Technology Systems") are adequate for the operation of the business of SoundView and the SoundView Subsidiaries as currently operated. SoundView owns or has the right to use all components of the SoundView Technology Systems that are reasonably necessary to the normal operations of the business of SoundView as currently conducted by it. SoundView has good title to all SoundView Technology Systems owned by it. There has not been any material malfunction with respect to any of the SoundView Technology Systems since December 31, 1994 that has not been remedied or replaced in all material respects, in each case without material description to the businesses of SoundView and the SoundView Subsidiaries. The completion of the Transactions will not materially alter or impair the right of SoundView and the SoundView Subsidiaries to use each of the components of the SoundView Technology Systems. No database included in the Intellectual Property of SoundView and the SoundView Subsidiaries has been disclosed or authorized to be disclosed to any third-party other than pursuant to a confidentiality or non-disclosure agreement that reasonably protects SoundView's and the SoundView Subsidiaries' interest in and to such database.

    (b) The conduct of the business of SoundView and the SoundView Subsidiaries does not infringe upon any intellectual property right owned or controlled by any third-party. There are no claims, proceedings or actions pending or, to SoundView's knowledge, threatened, and SoundView has not received any notice of any claim or suit (i) alleging that SoundView's or any SoundView Subsidiary's activities infringes upon or constitutes the unauthorized use of the proprietary rights of any third-party or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or controlled by SoundView or any SoundView Subsidiary, nor is there a valid basis for any such claim or suit. No third-party is, to SoundView's knowledge, infringing upon any Intellectual Property owned or controlled by SoundView or any SoundView Subsidiary, and no such claims have been made by SoundView or any SoundView Subsidiary.

    (c) SoundView's code, critical systems and other programs which are material to the operation of SoundView's business are Year 2000 compliant. SoundView is also actively working to ascertain Year 2000 compliance of counterparty banks, brokers, administrators and clearing, settlement and other service providers and SoundView has received assurances from each such Person that it has developed strategies for addressing and resolving Year 2000 issues and that it expects to be able to implement such strategies in advance of January 1, 2000.

    6.16 LEGAL PROCEEDINGS. Neither SoundView, any SoundView Subsidiary or any SoundView Pooled Product nor, to SoundView's knowledge, the directors, officers or employees of SoundView or any SoundView Subsidiary is a party to any, and there are no, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending or, to SoundView's knowledge, threatened in writing against any of them or any of their respective properties or assets relating to the business of SoundView or any SoundView Subsidiary or any SoundView Pooled Product, or that challenges any of the Transactions, and there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon any of them or any of their respective properties, assets, directors, officers or employees relating to the business of SoundView, any SoundView Subsidiary or any SoundView Pooled Product, in each case, that would have a material adverse effect on SoundView's assets, financial condition, business or operations if such proceeding, claim, action or investigation is determined adversely to SoundView, any SoundView Subsidiary or any SoundView Pooled Product business or properties.

    6.17  EMPLOYEE BENEFIT PLANS.

    (a) The Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by SoundView or by any ERISA Affiliate of SoundView, or to which SoundView or an ERISA Affiliate of SoundView is party, whether written or oral, for the benefit of any director, former director, employee or former employee of SoundView or any SoundView Subsidiary. None of SoundView, any SoundView Subsidiary or any ERISA Affiliate of SoundView has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of SoundView or any SoundView Subsidiary.

    (b) SoundView has heretofore delivered to Parent true and complete copies of each Plan and any amendments thereto (or if a Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code.

    (c) No Plan is a Title IV Plan.

    (d) Neither SoundView, any SoundView Subsidiary, any Plan or any trust created thereunder, nor any trustee or administrator of any thereof, has engaged in a transaction in connection with which SoundView, any SoundView Subsidiary, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

    (e) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

    (f) Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified, and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

    (g) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of SoundView or any SoundView Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

    (h) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

    (i) The consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of SoundView or any ERISA Affiliate of SoundView to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

    (j) There are no pending, or, to the knowledge of SoundView, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

    6.18  TAX MATTERS; GOVERNMENT BENEFITS.

    (a) SoundView and each of its Subsidiaries have duly filed all Tax Returns that are required to be filed excluding only such Tax Returns as to which any failure to file will not have a material adverse effect on SoundView and the SoundView Subsidiaries, taken as a whole, and have duly paid or caused to be duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) for all periods or portions thereof ending through the date hereof. All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby. All Taxes owed and due by SoundView and all SoundView Subsidiaries relating to operations on or prior to the Balance Sheet Date (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the Financial Statements. Since the Balance Sheet Date, SoundView has not incurred liability for any Taxes other than in the ordinary course of business. Neither SoundView nor any SoundView Subsidiary has received written notice of any claim made by an authority in a jurisdiction where neither SoundView nor any SoundView Subsidiary file Tax Returns, that SoundView or any such SoundView Subsidiary is or may be subject to taxation by that jurisdiction.

    (b) The federal income Tax Returns of SoundView and the SoundView Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including December 31, 1995, and no material deficiencies were asserted as a result of such examinations that have not been resolved or fully paid. Neither SoundView nor any SoundView Subsidiary has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

    (c) No federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or, to SoundView's knowledge, are pending with regard to any Taxes or Tax Returns of SoundView or of any SoundView Subsidiary. No written notification has been received by SoundView or by any SoundView Subsidiary that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to SoundView or any SoundView Subsidiary or any Tax Return filed by or with respect to SoundView or any SoundView Subsidiary. To SoundView's knowledge, there is no dispute or claim concerning any Tax liability of SoundView, or any SoundView Subsidiary either claimed or raised by any taxing authority in writing.

    (d) Neither SoundView nor any of the SoundView Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in a payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

    (e) Neither SoundView nor any of the SoundView Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by SoundView or any SoundView Subsidiary.

    (f) No taxing authority is asserting or threatening to assert a claim against SoundView or any SoundView Subsidiary under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law.

    (g) Neither SoundView nor any of its Subsidiaries is a party to any tax sharing, tax indemnity or other agreement or arrangement with any entity not included in SoundView's Financial Statements which could result in a material liability.

    (h) None of SoundView or any SoundView Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is SoundView), or has any liability for Taxes of any person (other than SoundView and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

    6.19 LABOR AND EMPLOYMENT MATTERS. (a) Neither SoundView nor any SoundView Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, employees, consultants, or agents for any wages, salaries, commissions, bonuses, benefits, expenses or other compensation for any services performed by them or amounts required to be reimbursed to them; and in the event of termination of the employment of any employee of SoundView or any SoundView Subsidiaries, neither SoundView nor any SoundView Subsidiary will be liable to any such employee under any agreement in effect at the Closing for so-called "severance pay," incentive pay, liquidated damages or any other payments or benefits, including, without limitation, post-employment health care, pension or insurance benefits.

    (b) Since December 31, 1994 SoundView has not had any claim made against it or any SoundView Subsidiary by any Person before any Governmental Entity in respect of employment with SoundView for discrimination or harassment on account of sex, race and other characteristic protected by law and there are no pending or threatened proceedings in relation thereto.

    6.20  CONTRACTS AND COMMITMENTS.

    (a) Neither SoundView nor any SoundView Subsidiary has any agreements, contracts, commitments or restrictions which are material to its business or operations.

    (b) Neither SoundView nor any SoundView Subsidiary is in default, nor is there any known basis for any valid claim of default, under any contract made or obligation owed by it which are material to its business or operations.

    6.21 INSURANCE. SoundView maintains with reputable insurers the worker's compensation, comprehensive property and casualty, liability, fidelity and other insurance described on Schedule 6.21 hereto, which insurance is, in the reasonable opinion of SoundView, sufficient for the operation of the businesses operated by SoundView and the SoundView Subsidiaries.

    6.22 PERSONNEL. The Disclosure Schedule sets forth a true and complete list of: the names and current salaries of all directors and elected and appointed officers of each of SoundView and SoundView Subsidiaries, the number of Shares owned beneficially or of record, or both, by each such person and the family relationships, if any, among such persons; and, in response to Section 6.17, all group insurance programs in effect for employees of each of SoundView and SoundView Subsidiaries. SoundView has made available to Parent true and accurate information relating to the wage rates for non-salaried and non-executive salaried employees of each of SoundView and the SoundView Subsidiaries and all labor union contracts.

    6.23 INSIDER INTERESTS. No officer or director of SoundView or any SoundView Subsidiary has any material interest in any property, real or personal, tangible or intangible, including without limitation, office space, fixtures, equipment, inventions, patents, trademarks or trade names, used in or pertaining to the business of SoundView or any SoundView Subsidiary.

    6.24 BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers or finders fee or any other commission or similar fee in connection with any of the Transactions except for Freeman & Co.

                                  ARTICLE VII

                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Except as set forth in the Disclosure Schedule prepared and signed by Parent and delivered to SoundView prior to the execution hereof (provided that the listing of an item in one section of the Disclosure Schedule shall be deemed to be a listing in another section of such Disclosure Schedule and apply to any other representation and warranty of such party in this Agreement but only to the extent that it is reasonably apparent from a reading of such disclosure item), Parent represents and warrants to

SoundView that all of the statements contained in this Article VII are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date).

    7.1 ORGANIZATION; QUALIFICATION. Parent (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate the properties and assets it now owns, leases or operates; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such licensing or qualification or, if Parent is not so licensed or qualified in any such jurisdiction, it can become so qualified in such jurisdiction without any material adverse effect (including assessment of state taxes for prior years) upon its business and properties. Parent has heretofore delivered to SoundView complete and correct copies of the certificate of incorporation and by-laws of Parent, as presently in effect.

    7.2 SUBSIDIARIES AND AFFILIATES. Parent does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity. All the outstanding capital stock of each Parent Subsidiary is owned directly or indirectly by Parent free and clear of all liens, options or encumbrances of any kind and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Parent Subsidiary to any person except Parent or another Parent Subsidiary. Each Parent Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation;
(ii) has full corporate power and authority to carry on its business as it is now being conducted and to own, lease or operate the properties and assets it now owns, leases or operates; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which ownership of property or the conduct of its business requires such licensing or qualification or, if a Parent Subsidiary is not so licensed or qualified in any such jurisdiction, it can become so licensed or qualified in such jurisdiction without any material adverse effect (including assessment of state taxes for prior years) upon its business and properties. Parent has heretofore delivered to SoundView complete and correct copies of the certificate of incorporation and by-laws of each Parent Subsidiary, as presently in effect.

    7.3 CAPITALIZATION. (a) The authorized capital stock of Parent consists of 500,000,000 Parent Shares, 75,000,000 shares of Class B Common Stock, par value. $.01 per share ("Class B Shares"), 159,000,000 shares of Class C Common Stock, par value $.01 per share ("Class C Shares") and 30,000,000 shares of preferred stock, par value $.001 per share. As of the date hereof, (i) 8,740,000 Shares, 11,666,667 Class B Shares and 51,915,902 Class C Shares are issued and outstanding, (ii) no Parent Shares, no Class B Shares and no Class C Shares are issued and held in the treasury of Parent, (iii) 30,000,000 shares of preferred stock are designated as Series A Junior Participating Preferred Stock, none of which are issued and outstanding, and (iv) 13,147,298 Parent Shares are reserved for issuance upon exercise of Parent Stock Options. Each of the Class C Shares will automatically convert into one Parent Share on December 7, 1999. All the outstanding shares of Parent's capital stock are, and all Parent Shares which may be issued pursuant to the exercise of outstanding Parent Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There is no Voting Debt of Parent or any Parent Subsidiary issued and outstanding. Except as set forth above and except for the Transactions, as of the date hereof, (i) there are no shares of capital stock of Parent authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of Parent or any Parent Subsidiary, obligating Parent or any Parent Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, Parent or any Parent Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating Parent or any Parent Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of the capital stock of Parent or any Parent Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Parent Subsidiary or any other entity. The Disclosure Schedule sets forth a complete schedule of each Parent Stock Option outstanding as of the date hereof, including the name of the optionee, number of shares, exercise price, date of grant and vesting schedule.

    (b) There are no voting trusts or other agreements or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock of Parent or any of the Parent Subsidiaries.

    7.4 AUTHORIZATION; VALIDITY OF AGREEMENT; PARENT ACTION. Parent has full corporate power and authority to execute and deliver this Agreement, and to consummate the Transactions. The execution, delivery and performance by Parent of this Agreement and the consummation by it of the Transactions have been duly authorized by Parent Board of Directors and, except for obtaining the approval of its shareholders as contemplated by Section 9.2(b), no other corporate action on the part of Parent is necessary to authorize the execution and delivery by Parent of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Parent and, assuming due and valid authorization, execution and delivery thereof by SoundView and Merger Sub, this Agreement is a valid and binding obligation of Parent enforceable against Parent in accordance with its terms.

    7.5 BOARD APPROVALS REGARDING TRANSACTIONS. Parent's Board of Directors, at a meeting duly called and held, has (i) unanimously determined that each of this Agreement and the Merger are fair to and in the best interests of the shareholders of Parent and (ii) approved the Transactions, and none of the aforesaid actions by Parent's Board of Directors has been amended, rescinded or modified. The action taken by Parent's Board of Directors constitutes approval of the Merger and the other Transactions by Parent's Board of Directors under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL do not apply to this Agreement or the other Transactions. No other state takeover statute is applicable to the Merger or the other Transactions.

    7.6 VOTE REQUIRED. Other than the possibility that the affirmative vote of the holders of a majority of the Parent Shares and Class C shares voting thereon will be required under the shareholder voting policy of the NASD, no action by the holders of any class or series of Parent's capital stock is necessary to approve the Merger. No vote of any class or series of Parent's capital stock is necessary to approve any of the Transactions other than the Merger.

    7.7 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, the rules and regulations of the NASD, the HSR Act, state securities or blue sky laws, and the DGCL, none of the execution, delivery or performance of this Agreement by Parent, the consummation by Parent of the Transactions or compliance by Parent with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of Parent or any Parent Subsidiary,
(ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Parent Agreement, or
(iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any to which Parent or any Parent Subsidiary is a party or by which any of the assets of any of them is bound, any Parent Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii),
(iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Parent and the Parent Subsidiaries, taken as a whole. There are no third party consents or approvals required to be obtained under any Parent Agreement prior to the consummation of the Transactions, except for such consents and approvals the failure of which to be obtained would not, individually or in the aggregate, have a material adverse effect on Parent and the Parent Subsidiaries, taken as a whole.

    7.8 GOVERNMENTAL DOCUMENTS AND FINANCIAL STATEMENTS. Parent and each Parent Subsidiary has filed with the appropriate Governmental Entity, and has heretofore made available to SoundView, true and complete copies of, the Governmental Documents of Parent and each Parent Subsidiary. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date hereof, the Governmental Documents of Parent and each Parent Subsidiary, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of Applicable Law. The Financial Statements have been prepared from, and are in accordance with, the books and records of Parent and the Parent Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be stated in the notes thereto) and fairly present in accordance with GAAP the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of Parent and its consolidated Subsidiaries (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount and the addition of footnotes) as of the times and for the periods referred to therein.

    7.9 COMPLIANCE WITH APPLICABLE LAW. (a) Parent and each Parent Subsidiary is, if so required by the nature of its business or assets, duly registered with the SEC as a broker-dealer and to be duly registered with the SEC as an investment adviser or with the Commodity Futures Trading Commission as a commodity pool operator or commodity trading adviser.

    (b) Parent, each Parent Subsidiary, each Parent Pooled Product and each employee of each of them holds, and has at all pertinent times held, all material licenses, franchises, permits, qualifications and authorizations (collectively, "Parent Permits") necessary for the lawful ownership and use of the respective properties and assets of Parent, the Parent Subsidiaries and the Parent Pooled Products and the conduct of their respective businesses under and pursuant to every, and have complied with each, and are not in default in any material respect under any, Applicable Law relating to any of them or any of their respective assets, properties or operations, and Parent does not know of any violations of any of the above and has not received notice asserting any such violation. To Parent's knowledge, all such Parent Permits are valid and in good standing and are not subject to any proceeding for the suspension, modification or revocation thereof.

    (c) Except for normal examinations conducted by any Governmental Entity in the regular course of the business of Parent, the Parent Subsidiaries and the Parent Pooled Products, no Governmental Entity has at any time initiated or, to Parent's knowledge, threatened any proceeding or investigation into the business or operations of any of them or any of their officers, directors or employees or (other than Parent Pooled Products) equityholders in their capacity as such. There is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any examination of Parent, the Parent Subsidiaries or the Parent Pooled Products.

    (d) Parent and each of the Parent Subsidiaries has at all times since December 31, 1996 or its date of formation, whichever is later, rendered investment advisory services to investment advisory clients, including Parent Pooled Products, with whom such entity is or was a party to an investment advisory agreement or similar arrangement in material compliance with all applicable requirements as to portfolio composition and portfolio management including, but not limited to, the terms of such investment advisory agreements, written instructions from such investment advisory clients, the organizational documents of such investment advisory clients that are Parent Pooled Products, prospectuses or other offering materials, board of director or trustee directives and Applicable Law.

    (e) Each of Parent, the Parent Subsidiaries and the Parent Pooled Products has timely filed all reports, registration statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Entity, in a form which was accurate in all material respects and has paid all fees and assessments due and payable in connection therewith.

    (f) As of their respective dates, the Governmental Documents of Parent, the Parent Subsidiaries and the Parent Pooled Products complied in all material respects with the requirements of the Securities Laws applicable to such Governmental Documents. Parent has previously delivered or made available to the SoundView a complete copy of each Governmental Document filed by any of the foregoing entities or any of their employees since December 31, 1996 and prior to the date hereof and will deliver or by notice make available to the SoundView at the same time as the filing thereof a complete copy of each Governmental Document filed after the date hereof and prior to the Closing Date by or on behalf of any of them.

    (g) Since inception, each Parent Pooled Product has been excluded from the definition of an investment company under the Investment Company Act by virtue of Section 3(c)(1) or Section 3(c)(7) thereof.

    7.10 BOOKS AND RECORDS. Each of Parent, the Parent Subsidiaries and the Parent Pooled Products has at all times since formation maintained Records which accurately reflect all its material transactions in reasonable detail, and have at all times maintained accounting controls, policies and procedures reasonably designed to provide that such transactions are executed in accordance with its management's general or specific authorization, as applicable, and recorded in a manner which permits the preparation of financial statements in accordance with GAAP and applicable regulatory accounting requirements and other account and financial data, and the documentation pertaining thereto is retained, protected and duplicated in accordance with applicable regulatory requirements.

    7.11 INELIGIBLE PERSONS. None of Parent or any Parent Subsidiary, or any "associated person" (as defined in the Advisers Act or the Exchange Act) of any thereof, is ineligible pursuant to Section 203 of the Advisers Act or Section 15(b) of the Exchange Act to serve as a registered investment adviser or broker-dealer or as an associated person of a registered investment adviser or broker-dealer.

    7.12  NO UNDISCLOSED LIABILITIES.  Except for liabilities and obligations
(a) disclosed in the Financial Statements, (b) incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date or
(c) incurred in accordance with the terms of this Agreement or with the prior written consent of SoundView, neither Parent nor any Parent Subsidiary has, to the best of Parent's knowledge, any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a material adverse effect on Parent and the Parent Subsidiaries, taken as a whole. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

    7.13 INTERIM OPERATIONS. Since the date of the Parent Balance Sheet, the business of Parent and each Parent Subsidiary has been conducted only in the ordinary and usual course consistent with past practice. Since the date of the Parent Balance Sheet, there have not been any material adverse changes in the financial condition, assets or results of operations of Parent and the Parent Subsidiaries, taken as a whole. Since the Date of the Parent Balance Sheet such assets have not been affected in any way as a result of flood, fire, explosion or other casualty (whether or not covered by insurance). Parent is not aware of any circumstances which may cause it or any of the Parent Subsidiaries to suffer any material adverse change in the business, operations or prospects of Parent and the Parent Subsidiaries taken as a whole.

    7.14 ABSENCE OF CERTAIN CHANGES. Since the date of the Parent Balance Sheet, except as contemplated by this Agreement, neither Parent nor any Parent Subsidiary has:

    (a) suffered any material adverse change in its working capital, financial condition, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects;

    (b) incurred any liabilities or obligations (absolute, accrued, contingent or otherwise) except non-material items incurred in the ordinary course of business, none of which exceeds $200,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

    (c) paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business of liabilities and obligations reflected or reserved against in the Parent Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Parent Balance Sheet;

    (d) sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business;

    (e) disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed (except as necessary in the conduct of its business) to any person other than representatives of Parent any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge;

    (f) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, except in the ordinary course of business;

    (g) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of Parent or any Parent Subsidiary;

    (h) made any change in any method of accounting or accounting practice; or

    (i) agreed, whether in writing or otherwise, to take any action described in this section.

    7.15  TECHNOLOGY AND INTELLECTUAL PROPERTY.

    (a) The electronic data processing, information, record keeping, communications, telecommunications, portfolio trading and computer systems and Intellectual Property (including Software) which are used by Parent and the Parent Subsidiaries in their businesses (collectively, the "Parent Technology Systems") are adequate for the operation of the business of Parent and the Parent Subsidiaries as currently operated. Parent owns or has the right to use all components of the Parent Technology Systems that are reasonably necessary to the normal operations of the business of Parent as currently conducted by it. Parent has good title to all Parent Technology Systems owned by it. There has not been any material malfunction with respect to any of the Parent Technology Systems since December 31, 1996 that has not been remedied or replaced in all material respects, in each case without material description to the businesses of Parent and the Parent Subsidiaries. The completion of the Transactions will not materially alter or impair the right of Parent and the Parent Subsidiaries to use each of the components of the Parent Technology Systems. No database included in the Intellectual Property of Parent and the Parent Subsidiaries has been disclosed or authorized to be disclosed to any third-party other than pursuant to a confidentiality or non-disclosure agreement that reasonably protects Parent's and the Parent Subsidiaries' interest in and to such database.

    (b) The conduct of the business of Parent and the Parent Subsidiaries does not infringe upon any intellectual property right owned or controlled by any third-party. There are no claims, proceedings or actions pending or, to Parent's knowledge, threatened, and Parent has not received any notice of any claim or suit (i) alleging that Parent's or any Parent Subsidiary's activities infringes upon or constitutes the unauthorized use of the proprietary rights of any third-party or (ii) challenging the ownership, use, validity or enforceability of any Intellectual Property owned or controlled by Parent or any Parent Subsidiary, nor is there a valid basis for any such claim or suit. No third-party is, to Parent's knowledge, infringing upon any Intellectual Property owned or controlled by Parent or any Parent Subsidiary, and no such claims have been made by Parent or any Parent Subsidiary.

    (c) Parent has undertaken a review and assessment, consisting of the steps and procedures set forth on Schedule 7.15(c), of code, critical systems and other programs for Year 2000 compliance and has developed a methodology, as described on Schedule 7.15(c), for testing code, systems and programs for Year 2000 compliance. Parent has developed and is engaged in pursuing a strategy, as described on Schedule 7.15(c), with the goal of addressing and satisfactorily resolving all potential Year 2000 issues in advance of January 1, 2000. Parent has no reason to believe that it will not be able to implement such strategy in advance of January 1, 2000. Parent is also actively working to ascertain Year 2000 compliance of counterparty banks, brokers, administrators and clearing, settlement and other service providers and Parent has received assurances from each such Person that it has developed strategies for addressing and resolving Year 2000 issues and that it expects to be able to implement such strategies in advance of January 1, 2000.

    7.16 LEGAL PROCEEDINGS. Neither Parent, any Parent Subsidiary, any Pooled Product, or the directors, officers or employees of Parent or any Parent Subsidiary is a party to any, and there are no, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature pending or, to Parent's knowledge, threatened in writing against any of them or any of their respective properties or assets relating to the business of Parent or any Parent Subsidiary or any Parent Pooled Product, or that challenges any of the Transactions, and there is no injunction, order, judgment, decree, or regulatory restriction imposed specifically upon any of them or any of their respective properties, assets, directors, officers or employees relating to the business of Parent, any Parent Subsidiary or any Parent Pooled Product, in each case, that would have a material adverse effect on Parent's assets, financial condition, business or operations if such proceeding, claim, action or investigation, is determined adversely to Parent, any Parent Subsidiary or any Parent Pooled Product.

    7.17  EMPLOYEE BENEFIT PLANS.

    (a) The Disclosure Schedule contains a true and complete list of each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by Parent or by any ERISA Affiliate of Parent, or to which Parent or an ERISA Affiliate of Parent is party, whether written or oral, for the benefit of any director, former director, employee or former employee of Parent or any Parent Subsidiary. None of Parent, any Parent Subsidiary or any ERISA Affiliate of Parent has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of Parent or any Parent Subsidiary. The Disclosure Schedule indicates each Plan that is Title IV Plan.

    (b) Parent has heretofore delivered to SoundView true and complete copies of each Plan and any amendments thereto (or if a Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under Section 401 of the Code (including but not limited to the forms 5500 and related reports for the two most recently completed plan years).

    (c) No liability under Title IV or Section 302 of ERISA has been incurred by Parent or any ERISA Affiliate of Parent that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any ERISA Affiliate of Parent of incurring any such liability, other than liability for premiums due the PBGC (which premiums have been paid when due). Insofar as the representation made in this Section 3.16(c) applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Parent or any ERISA Affiliate of Parent made, or was required to make, contributions during the five year period ending on the last day of the most recent plan year ended prior to the Closing Date.

    (d) The PBGC has not instituted proceedings to terminate any Title IV Plan and no condition exists that presents a material risk that such proceedings will be instituted.

    (e) With respect to each Title IV Plan, the present value of accrued benefits under such plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan's actuary with respect to such plan did not exceed, as of its latest valuation date, then current value of the assets of such plan allocable to such accrued benefits.

    (f) No Title IV Plan or any trust established thereunder has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date. All contributions required to be made with respect to any Plan on or prior to the Closing Date have been timely made.

    (g) No Title IV Plan is a "multi-employer pension plan," as defined in
Section 3(37) of ERISA, nor is any Title IV Plan a plan described in
Section 4063(a) of ERISA. Neither Parent nor any ERISA Affiliate of Parent has made or suffered a "complete withdrawal" or a "partial withdrawal," as such terms are respectively defined in Sections 4203 and 4205 of ERISA (or any liability resulting therefrom has been satisfied in full).

    (h) Neither Parent, any Parent Subsidiary, any Plan or any trust created thereunder, nor any trustee or administrator of any thereof, has engaged in a transaction in connection with which Parent, any Parent Subsidiary, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
Section 4975 or 4976 of the Code.

    (i) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

    (j) Each Plan intended to be "qualified" within the meaning of
Section 401(a) of the Code is so qualified, and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

    (k) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Parent or any Parent Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law,
(ii) death benefits under any "pension plan," or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

    (l) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

    (m) The consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Parent or any ERISA Affiliate of Parent to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

    (n) There are no pending or, to the knowledge of Parent, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

    7.18  TAX MATTERS; GOVERNMENT BENEFITS.

    (a) Parent and each of its Subsidiaries have duly filed all Tax Returns that are required to be filed excluding only such Tax Returns as to which any failure to file will not have a material adverse effect on Parent and the Parent Subsidiaries, taken as a whole, and have duly paid or caused to be duly paid in full or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) for all periods or portions thereof ending through the date hereof. All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby. All Taxes owed and due by Parent and all Parent Subsidiaries relating to operations on or prior to the Balance Sheet Date (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the Financial Statements. Since the Balance Sheet Date, Parent has not incurred liability for any Taxes other than in the ordinary course of business. Neither Parent nor any Parent Subsidiary has received written notice of any claim made by an authority in a jurisdiction where neither Parent nor any Parent Subsidiary file Tax Returns, that Parent or any such Parent Subsidiary is or may be subject to taxation by that jurisdiction.

    (b) Neither Parent nor any Parent Subsidiary has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

    (c) No federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or, to Parent's knowledge, are pending with regard to any Taxes or Tax Returns of Parent or of any Parent Subsidiary. No written notification has been received by Parent or by any Parent Subsidiary that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to Parent or any Parent Subsidiary or any Tax Return filed by or with respect to Parent or any Parent Subsidiary. To Parent's knowledge, there is no dispute or claim concerning any Tax liability of Parent, or any Parent Subsidiary either claimed or raised by any taxing authority in writing.

    (d) Neither Parent nor any of the Parent Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in a payment of any "excess parachute payments" within the meaning of
Section 280G of the Code.

    (e) Neither Parent nor any of the Parent Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by Parent or any Parent Subsidiary.

    (f) No taxing authority is asserting or threatening to assert a claim against Parent or any Parent Subsidiary under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law.

    (g) Neither Parent nor any of its Subsidiaries is a party to any tax sharing, tax indemnity or other agreement or arrangement with any entity not included in Parent's consolidated financial statements most recently filed by Parent with the SEC which could result in a material liability.

    (h) None of Parent or any Parent Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is Parent), or has any liability for Taxes of any person (other than Parent and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

    7.19 LABOR AND EMPLOYMENT MATTERS. (a) Neither Parent nor any Parent Subsidiary is delinquent in any material respect in payments to any of its current or former officers, directors, employees, consultants, or agents for any wages, salaries, commissions, bonuses, benefits, expenses or other compensation for any services performed by them or amounts required to be reimbursed to them; and in the event of termination of the employment of any employee of Parent or any Parent Subsidiaries, neither Parent nor any Parent Subsidiary will be liable to any such employee under any agreement in effect at the Closing for so-called "severance pay," incentive pay, liquidated damages or any other payments or benefits, including, without limitation, post-employment health care, pension or insurance benefits.

    (b) Since December 31, 1996 Parent has not had any claim made against it or any Parent Subsidiary by any Person before any Governmental Entity in respect of employment with Parent for discrimination or harassment on account of sex, race and other characteristic protected by law and there are no pending or threatened proceedings in relation thereto.

    7.20  CONTRACTS AND COMMITMENTS.

    (a) Neither Parent nor any Parent Subsidiary has any agreements, contracts, commitments or restrictions which are material to its business or operations.

    (b) Neither Parent nor any Parent Subsidiary is in default, nor is there any known basis for any valid claim of default, under any contract made or obligation owed by it which are material to its business or operations.

    7.21 INSURANCE. Parent maintains with reputable insurers the worker's compensation, comprehensive property and casualty, liability, errors and omissions, fidelity and other insurance described on Schedule 7.21 hereto, which insurance is, in the reasonable opinion of Parent, sufficient for the operation of the businesses operated by Parent and the Parent Subsidiaries.

    7.22 INSIDER INTERESTS. No officer or director of Parent or any Parent Subsidiary has any material interest in any property, real or personal, tangible or intangible, including without limitation, office space, fixtures, equipment, inventions, patents, trademarks or trade names, used in or pertaining to the business of Parent or any Parent Subsidiary.

    7.23 BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers or finders fee or any other commission or similar fee in connection with any of the Transactions except for Goldman Sachs & Co.

                                  ARTICLE VIII
                                   COVENANTS

    8.1 INTERIM OPERATIONS OF SOUNDVIEW. SoundView covenants and agrees that prior to the Effective Date, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 8.1 of the Disclosure Schedule, or
(iii) as agreed in writing by Parent, after the date hereof:

    (a) the business of SoundView and the SoundView Subsidiaries shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and each of SoundView and the SoundView Subsidiaries shall use all commercially reasonable efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with Persons having business dealings with it, to the end that the goodwill and ongoing business of each of them shall be unimpaired at the Effective Time;

    (b) neither SoundView nor any SoundView Subsidiary shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents,
(ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than Shares reserved for issuance on the date hereof pursuant to the exercise of Company Options outstanding on the date hereof, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (iv) split, combine or reclassify any shares of any class or series of its stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

    (c) neither SoundView nor any SoundView Subsidiary shall (i) incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (ii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

    (d) neither SoundView nor any SoundView Subsidiary shall: (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness in amounts not consistent with past practice; (ii) modify the terms of any indebtedness or other liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice; (iv) make any loans (except for loans to facilitate exercises of SoundView Stock Options), advances or capital contributions to, or investments in, any other person (other than to or in wholly owned Subsidiaries of SoundView) except in the ordinary course of business and consistent with past practice; or (v) enter into any material commitment or transaction (including, but not limited to, any capital expenditure or purchase, sale or lease of assets or real estate) except in the ordinary course of business;

    (e) neither SoundView nor any SoundView Subsidiary shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary course of business and consistent with past practice;

    (f) neither SoundView nor any SoundView Subsidiary shall make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal increases or decreases reflecting the performance of SoundView and the SoundView Subsidiaries and of such Persons in the ordinary course of business consistent with past practice) or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan (other than an amendment required to conform such plan to this Agreement or to changes that have occurred or may hereafter be made in Applicable Law) or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise (except for loans to facilitate exercises of SoundView Stock Options);

    (g) neither SoundView nor any SoundView Subsidiary shall pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of SoundView of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice or as required by an existing Plan, as the same may be amended to conform such Plan to this Agreement and to changes that have occurred or may hereafter be made in applicable law; adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present except as required by an existing Plan, as the same may be amended to conform such Plan to this Agreement and to changes that have occurred or may hereafter be made in applicable law; or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

    (h) neither SoundView nor any SoundView Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except policies providing coverage for losses not in excess of $200,000;

    (i) neither SoundView nor any SoundView Subsidiary shall enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practices;

    (j) neither SoundView nor any SoundView Subsidiary shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of SoundView and the SoundView Subsidiaries;

    (k) neither SoundView nor SoundView's Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of SoundView or any SoundView Subsidiary (other than the Merger);

    (l) neither SoundView nor any SoundView Subsidiary will (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

    (m) neither SoundView nor any of SoundView Subsidiary will take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Article IX not being satisfied, or would make any representation or warranty of SoundView contained herein materially inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of SoundView, Parent or Merger Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation; and

    (n) neither SoundView nor any of SoundView Subsidiary will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    8.2 INTERIM OPERATIONS OF PARENT. Parent covenants and agrees that prior to the Effective Date, except (i) as expressly contemplated by this Agreement,
(ii) as set forth in Section 8.1 of the Disclosure Schedule, or (iii) as agreed in writing by SoundView, after the date hereof:

    (a) the business of Parent and the Parent Subsidiaries shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and each of Parent and the Parent Subsidiaries shall use all commercially reasonable efforts to preserve its business organization intact, keep available the services of its current officers and employees and maintain its existing relations with Persons having business dealings with it, to the end that the goodwill and ongoing business of each of them shall be unimpaired at the Effective Time;

    (b) neither Parent nor any Parent Subsidiary shall declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock;

    (c) neither Parent nor any Parent Subsidiary shall (i) incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (ii) modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

    (d) neither Parent nor any Parent Subsidiary shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of Parent and the Parent Subsidiaries;

    (e) neither Parent nor any Parent Subsidiary will change any of the accounting methods used by it unless required by GAAP;

    (f) neither Parent nor any Parent Subsidiary will take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Merger set forth in Section 9.2 not being satisfied, or would make any representation or warranty of Parent contained herein materially inaccurate in any respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of Parent, SoundView, Merger Sub to consummate the Merger in accordance with the terms hereof or materially delay such consummation; and

    (g) neither Parent nor any Parent Subsidiary will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    8.3 ACCESS; CONFIDENTIALITY. Each of SoundView and Parent shall afford to the officers, employees, accountants, counsel and other representatives of Parent, full access to all properties, books, contracts, commitments and records of itself and its subsidiaries and each of Parent and SoundView shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Securities Laws and (b) all other information concerning its business, properties and personnel as the other may reasonably request. Unless otherwise required by law, the party receiving such information will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement to which such party is subject.

    8.4  REASONABLE BEST EFFORTS.

    (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Parent, Merger Sub and SoundView agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable laws) to consummate and make effective the Merger and the other Transactions as promptly as practicable including, but not limited to (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity including notification by Parent to the NASD regarding the issuance of additional Parent Shares in the Merger, and (ii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to Closing.

    (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Merger and the other Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, SoundView and Parent shall use its reasonable best efforts to effect such transfers, amendments or modifications. SoundView, Parent and Merger Sub shall make, subject to the condition that the transactions contemplated herein actually occur, any undertakings (including undertakings to make divestitures, provided, in any case, that such divestitures need not themselves be effective or made until after the transactions contemplated hereby actually occur) required in order to comply with the antitrust requirements or laws of any governmental entity, including the HSR Act, in connection with the transactions contemplated by this Agreement.

    (c) SoundView and Parent shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, SoundView and Parent shall each request early termination of the HSR Act waiting period.

    (d) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require SoundView, Parent or Merger Sub to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of any of the Transactions.

    8.5 SHAREHOLDERS MEETING; PROXY STATEMENT/REGISTRATION STATEMENT. If required by Applicable Law in order to consummate the Merger, Parent, acting through its Board of Directors, shall, in accordance with Applicable Law: (a) duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement; and (b) use its reasonable best efforts to solicit from holders of Parent Shares proxies in favor of the Merger and the Merger Agreement and shall take all other action necessary or, in the reasonable opinion of Parent, advisable to secure any vote or consent of shareholders required under Applicable Law.

    (a) Unless registration of the Parent Shares under the Securities Act is not required by Applicable Law in order to solicit the approval, consent or election of stockholders of SoundView, Parent shall promptly prepare and file with the SEC under the Act, a Registration Statement on Form S-4 or other appropriate form (the "S-4 Registration Statement") with respect to the Parent Shares to be issued in S-4 Registration Statement declared effective by the SEC as promptly as practicable. SoundView shall furnish Parent with all information and shall take such other action as may reasonably request in connection with the S-4 Registration Statement.

    If, at any time prior to the Parent shareholders meeting, if any, or the date by which SoundView shareholders are required to elect cash for a portion of their Shares if they do not wish to receive solely Parent Shares, any event should occur relating to or affecting SoundView or Parent, or their respective officers or directors, which event should be described in an amendment or supplement to the S-4 Registration Statement, the parties shall promptly prepare, file and clear with the SEC and, if required by Applicable Law, mail to the shareholders of SoundView and/or Parent such amendment or supplement.

    8.6 NO SOLICITATION OF COMPETING TRANSACTION. (a) Neither SoundView nor any SoundView Subsidiary or Affiliate of SoundView shall (and SoundView shall instruct its officers, directors, employees, representatives and agents of SoundView, each SoundView Subsidiary and each Affiliate of SoundView, including, but not limited to, investment bankers, attorneys and accountants, not to, and shall not permit any of them to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any Person or group (other than Parent, any of its Affiliates or representatives) concerning any Acquisition Proposal, SoundView will immediately notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by SoundView, and SoundView will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will immediately provide to Parent copies of any written materials received by SoundView in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry or engaging in such discussion or negotiation. SoundView will promptly provide to Parent any non-public information concerning SoundView provided to any other party which was not previously provided to Parent.

    (b) SoundView's Board of Directors shall not (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by such Board of Directors of this Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal.

    8.7 PUBLICITY. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and SoundView. Thereafter, until the Closing, or the date the Transactions are terminated or abandoned pursuant to Article XII, neither SoundView, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

    8.8 NOTIFICATION OF CERTAIN MATTERS. Each of SoundView and Parent shall give prompt notice to the other, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of it to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 8.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    8.9 STATE TAKEOVER LAWS. Notwithstanding any other provision in this Agreement, in no event shall the Section 203 Approval be withdrawn, revoked or modified by the Board of Directors of SoundView. If any state takeover statute other than Section 203 of the DGCL becomes or is deemed to become applicable to the Agreement, the acquisition of Shares pursuant to the Merger or the other Transactions, SoundView shall take all action necessary to render such statute inapplicable to all of the foregoing.

    8.10 MERGER SUB COMPLIANCE. Parent shall cause Merger Sub to comply with all of its obligations under or related to this Agreement.

    8.11 EXPENSES. Except as provided elsewhere herein, SoundView shall bear the direct and indirect expenses of SoundView and Parent shall bear the direct and indirect expenses of Parent, incurred in connection with the negotiation and preparation of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

    8.12 APPOINTMENT OF DIRECTOR. Effective upon the Effective Time, the Board of Directors of Parent will appoint Russell Crabs as a member of the Parent Board of Directors.

    8.13 TAX-FREE REORGANIZATION. Neither SoundView nor Parent shall take any action prior to or after the Effective Time which is likely to cause the Merger to fail to qualify as a reorganization within the meaning of the Code.

                                   ARTICLE IX
                                   CONDITIONS

    9.1 CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The respective obligations of Parent and Merger Sub to consummate the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by Parent or Merger Sub, as the case may be, to the extent permitted by Applicable Law.

    (a) Certificate. The representations and warranties of SoundView set forth in this Agreement shall be true and correct in material respects on and as of the Effective Time with the same force and effect as though the same has been made on and as of the Effective Time (except to the extent they relate to a particular date), SoundView shall have performed in all material respects all of its obligations under this Agreement theretofore to be performed, and Parent shall have received at the Effective Time a certificate to that effect dated the Effective Time and executed by the Chief Executive Officer of SoundView.

    (b) Soundview Stockholder Approval. This agreement and the Merger shall have been duly approved by the holders of a majority of the outstanding Shares in accordance with Applicable Law and the Certificate of Incorporation and By-Laws of SoundView.

    (c) Injunction, Regulatory Action. There shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated.

    (d) S-4 Registration Statement. Unless registration of the Parent Shares under the Securities Act is not required by Applicable Law in order for holders of Shares who receive Parent Shares in the Merger to dispose of such Parent Shares as are not subject to restrictions on transfer by reason of this Agreement, the S-4 Registration Statement shall have become effective and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and remain in effect and no proceedings for such purpose shall have been initiated or threatened by the SEC and any amendment or supplement to the S-4 Registration Statement required to be prepared, filed and cleared pursuant to Section 8.5 above shall have been so prepared, filed and cleared. If registration of the Parent Shares under the 1933 Act is not required by Applicable Law for the foregoing purposes, Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue Parent Shares in exchange for the Shares in the Merger.

    (e) Government Filings and Consents. Except for the filing of the Certificate of Merger, all governmental filings required to be made prior to the Effective Time by SoundView with, and all governmental consents required to be obtained prior to the Effective Time by SoundView from any Governmental Entity in connection with the execution and delivery of this Agreement by and the consummation of the transactions contemplated hereby, shall have been made or obtained, and any waiting periods or extensions thereof under HSR Act shall have expired or been terminated.

    (f) Rule 145. Each Affiliate of SoundView shall have executed and delivered to Parent an Affiliate Letter, together with such other documents and instruments as Parent may reasonably request related to compliance with the Securities Act.

    (g) Third-Party Consents. All required authorizations, consents and approvals of any third party (other than those referred to in Section 9.1(e) above), the failure of which (either individually or in the aggregate) to be obtained would have a Material Adverse Effect on SoundView or the Surviving Company (assuming the Merger had taken place), shall have been obtained.

    (h) Opinions of Counsel for Soundview. Parent shall have received the opinion of Morrison & Foerster LLP, special counsel to SoundView, addressed to Parent and dated the Closing Date, as to the organization, qualification and capitalization of SoundView; authorization, due execution, validity and enforceability of the Merger Agreement, the Employment Agreements and the Put Termination Agreements; and regulatory approvals, in form and substance reasonably satisfactory to Parent.

    (i) Tax Opinion. Parent shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom LLP, dated on or about the date that is either two business days prior to the date the Proxy Statement is first mailed to Parent stockholders if a meeting of Parent stockholders is required, and the date of the Closing, to the effect that (i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code, (ii) each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by a stockholder of SoundView as a result of the conversion of the Shares into Parent Shares pursuant to the terms of the Merger (except with respect to the cash received in lieu of fractional share interests in Parent). In rendering such opinion, Skadden, Arps, Slate, Meagher & Flom LLP will be entitled to rely upon, among other things, representations contained in certificates of SoundView, Merger Sub and Parent in such form as is reasonably satisfactory to such counsel.

    (j) Certain Agreements. Employment Agreements in substantially the form attached hereto as Exhibit G with each of the individuals named in such Exhibit G and each of the other agreements set forth in such Exhibit G shall be in full force and effect.

    (k) Parent Stockholder Approval. If required by the shareholder voting policy of the NASD, this Agreement shall have been duly approved by a majority of the outstanding Parent Shares entitled to vote and voting thereon.

    (l) Dissenting Shares. The sum of Dissenting Shares and Old Agreement Securities immediately prior to the Effective Time shall not exceed 10% of the sum of the issued and outstanding Shares immediately prior to the Effective Time.

    9.2 CONDITIONS TO THE OBLIGATIONS OF SOUNDVIEW. The obligation of SoundView to consummate the Merger is subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by SoundView to the extent permitted by applicable law.

    (a) Certificate. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Time with the same force and effect as though the same had been made on and as of the Effective Time (except to the extent they relate to a particular date), Parent and Merger Sub shall have performed in all material respects all of their respective obligations under this Agreement theretofore to be performed, and SoundView shall have received at the Effective Time a certificate to that effect dated the Effective Time and executed by the President of Parent.

    (b) Parent Stockholder Approval. If required by the shareholder voting policy of the NASD, this Agreement shall have been duly approved by the holders of a majority of the outstanding Parent Shares entitled to vote and voting thereon.

    (c) Injunction, Regulatory Action. There shall be in effect no preliminary or permanent injunction or other order of a court or governmental or regulatory agency of competent jurisdiction directing that the transactions contemplated herein not be consummated.

    (d) S-4 Registration Statement. Unless registration of the Parent Shares under the 1933 Act is not required by Applicable Law in order for holders of Shares who receive Parent Shares in the Merger to dispose of such Parent Shares as are not subject to restricting on transfer by reason of this Agreement, the S-4 Registration Statement shall have become effective and no stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued and remain in effect and no proceedings for such purpose shall have been initiated or threatened by the SEC and any amendment or supplement to the S-4 Registration Statement required to be prepared, filed and cleared pursuant to
Section 8.5 above shall have been so prepared, filed and cleared. If registration of the Parent Shares under the 1933 Act is not required by Applicable Law for the foregoing purposes, Parent shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue Parent Shares in exchange for the Shares in the Merger.

    (e) Governmental Filings and Consents. Except for the filing of the Certificate of Merger, all governmental filings required to be made prior to the Effective Time by Parent and Merger Sub with, and all governmental consents required to be obtained prior to the Effective Time by Parent and Merger Sub from, governmental, regulatory and self-regulatory authorities in connection with the execution and deliver of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby shall have been made or obtained, and any waiting periods or extensions thereof under the HSR Act shall have expired or been terminated.

    (f) Third-Party Consents. All required authorizations, consents and approvals of any third party (other than a governmental or regulatory authority), the failure of which (either individually or in the aggregate) to be obtained would have a Material Adverse Effect on Parent, shall have been obtained.

    (g) Opinions of Counsel for Parent. SoundView shall have received the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to Parent, addressed to SoundView and dated the Closing Date as to the organization, qualification and capitalization of Parent; authorization, issuance and nonassessability of the Parent Shares issuable in the Merger; authorization, due execution, validity and enforceability of the Merger Agreement and the Employment Agreements; and regulatory approvals, in form and substance reasonably acceptable to SoundView.

    (h) Tax Opinion. SoundView shall have received an opinion of Morrison & Foerster LLP, dated the date of the Closing, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization with the meaning of Section 368(a) of the Code, (i) each of Parent, Merger Sub and SoundView will be a party to the reorganization within the meaning of
Section 368(b) of the Code, and (iii) no gain or loss will be recognized by a stockholder of SoundView as a result of the conversion of the Shares into Parent Shares pursuant to the terms of the Merger (except with respect to cash received in lieu of fractional share interests in Parent). In rendering such opinion, Morrison & Foerster LLP will be entitled to rely, among other things, upon representations contained in certificates of SoundView, Parent and Merger Sub in such form as is reasonably satisfactory to such counsel.

    (i) Employment Agreements. Parent shall have executed and delivered each of the Employment Agreements referred to in Exhibit G to the extent set forth therein and shall not have breached in any material respect any such Employment Agreement executed and delivered by the applicable employee.

                                   ARTICLE X
                              TERMINATION/SURVIVAL

    10.1 TERMINATION. (a) This Agreement may be terminated at any time prior to the Closing as follows:

        (i) by the mutual written consent of Parent and SoundView;

        (ii) by Parent or SoundView if it has become reasonably certain that any of the conditions to the other party's obligation to close the transactions contemplated by this Agreement will not be satisfied on or prior to the date set forth in Section 10.1(a)(vii) below and not waived;

        (iii) by Parent, on the one hand, or by SoundView, on the other hand, if there shall have been a breach of any of the representations and warranties set forth in this Agreement on the part of the other, which breach would, under Section 9.1(a) (in the case of a breach of representation or warranty by SoundView) or Section 9.2(a) (in the case of a breach of representation or warranty by Parent), entitle the party receiving such representations and warranties not to consummate the transactions contemplated hereby and which breach by its nature cannot be cured prior to the date set forth in
    Section 10.1(a)(vii) below;

        (iv) by SoundView on the one hand, or by Parent, on the other hand, if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of

    SoundView (in the case of termination by Parent) or on the part of Parent (in the case of termination by SoundView), which breach shall not have been cured within 20 Business Days following receipt by the breaching party of written notice of such breach from the other;

        (v) by SoundView if the volume weighted average trading price of the Parent Shares as reported for the primary trading session (currently ending at 4:00 p.m.) on the NNM on each of any five consecutive trading days, the first of which occurs after December 15, 1999 (excluding December 31, 1999 and January 3, 2000) and the last of which occurs prior to the Effective Time, is less than $10 and if SoundView shall have terminated this Agreement in writing within ten days after the foregoing condition shall have first been satisfied;

        (vi) by Parent if the volume weighted average trading price of the Parent Shares as reported for the primary trading session (currently ending at 4;00 p.m.) on the NNM on each of any five consecutive trading days , the first of which occurs after December 15, 1999 (excluding December 31, 1999 and January 3, 2000) and the last of which occurs prior to the Effective Time, is greater than $25 and if Parent shall have terminated this Agreement in writing within ten days after the foregoing condition shall have first been satisfied; and

        (vii) at the election of Parent or SoundView, if the Closing shall not occur on or before May 31, 2000.

    Notwithstanding Section 10.1(a)(ii)-(vii) hereof, a party who is in material breach of any of its obligations or representations and warranties hereunder shall not have the right to terminate this Agreement pursuant to
Section 10.1(a)(ii)-(vii).

    (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to the other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 10.2.

    10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 10.1, this Agreement (other than Section 8.3 and Article XII) shall forthwith become void and have no effect except that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement. In the event of termination of this Agreement, Parent and SoundView shall continue to honor the terms of the Confidentiality Agreements, including the return of all confidential materials.

    10.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND COVENANTS. The respective representations and warranties SoundView and Parent contained herein and in the certificates of SoundView and Parent to be delivered at the Closing shall expire and be terminated and extinguished at the Effective Time.

                                   ARTICLE XI
                                  DEFINITIONS

    11.1 DEFINITIONS. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

    "Acquisition Proposal" shall mean any proposal or offer to acquire all or a substantial part of the business or properties of SoundView or any SoundView Subsidiary or any capital stock of SoundView or any SoundView Subsidiary, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving SoundView or any Subsidiary, division or operating or principal business unit of SoundView.

    "Advisers Act" means the Investment Advisers Act of 1940, as amended, and all rules and regulations of the SEC thereunder.

    "Affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

    "Affiliate Letter" shall mean a letter for use with respect to sales of stock by Affiliates of SoundView who become Affiliates of Parent which is executed and delivered by each Affiliate of SoundView and delivered to Parent pursuant to Section 9.1(f) hereof and which complies as to form with the requirements of SEC Rule 145.

    "Agreement" or "this Agreement" shall mean this Agreement and Plan of Merger, together with the Exhibits and Schedules hereto and the Disclosure Schedule.

    "Applicable Law" means any statute, law, ordinance, rule, public administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree or other requirement of any Governmental Entity applicable to Parent, any Parent Subsidiary, or any Parent Pooled Product, SoundView, any SoundView Subsidiary or any SoundView Pooled Product, or any of their respective properties, assets, officers, directors, partners, members, employees or agents.

    "Balance Sheet Date" shall mean the date of the SoundView Balance Sheet or the Parent Balance Sheet, as the contest may require.

    "Cause" shall mean the relevant employee's (i) neglect, failure or refusal to timely perform the duties of his employment (other than by reason of a physical or mental illness or impairment), or his gross negligence in the performance of his duties, (ii) material breach of any agreements, covenants and representations made in any employment agreement or other agreement with Parent or any of its Subsidiaries, (iii) violation of any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), any securities exchange or association or other regulatory or self-regulatory body or agency applicable to Parent or any of its Subsidiaries or any material general policy or directive of Parent or any of its Subsidiaries applicable to such employee,
(iv) conviction of, or plea of guilty or nolo contendere to, a crime involving moral turpitude, dishonesty, fraud or unethical business conduct, or a felony,
(v) giving or accepting undisclosed material commissions or other payments in cash or in kind in connection with the affairs of Parent or any of its Subsidiaries or their clients, (vi) failure to obtain or maintain any registration, license or other authorization or approval that Parent reasonably believes is required in order for the employee to perform his duties; or (vii) habitual abuse of alcohol or drugs.

    "Confidentiality Agreement" shall mean either the letter agreement dated July 28, 1999 between SoundView and Parent or the letter agreement dated
July 28, 1999 between SoundView and Parent or both of them, as the context may require.

    "Code" shall mean the Internal Revenue Code of 1986, as amended.

    "DGCL" shall mean the General Corporation Law of the State of Delaware, as now or hereafter amended.

    "Disclosure Schedule" shall mean the disclosure schedule of even date herewith prepared and signed by SoundView or Parent, as the case may be, and delivered to the other simultaneously with the execution hereof.

    "Employment Agreement" means an employment agreement and non-disclosure, non-competition and assignment of inventions agreement substantially in the form of Exhibit G hereto with each of the individuals named on such Exhibit G.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with SoundView or Parent, as applicable, would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

    "GAAP" shall mean United States generally accepted accounting principles.

    "Governmental Documents" means all reports and registration statements filed, or required to be filed, by law, by contract or otherwise, by an entity pursuant to the authority of any Governmental Entity.

    "Governmental Entity" shall mean any nation, state, territory, province, county, city or other unit or subdivision thereof or any entity, authority, agency, department, board, commission, instrumentality, court or other judicial body authorized on behalf of any of the foregoing to exercise legislative, judicial, regulatory or administrative functions of or pertaining to government and, in the case of SoundView, any governmental or non-governmental self-regulatory organization of which SoundView or any SoundView Subsidiary was or is a member or to whose regulations any thereof was or is subject or, in the case of Parent, any governmental or non-governmental self-regulatory organization of which Parent or any Parent Subsidiary was or is a member or to whose regulations any thereof was or is subject.

    "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "Intellectual Property" means all domestic and foreign copyrights, patents, proprietary models, processes, formulas and databases, service marks, Software, know-how, trade names, trademarks and trade secrets, and all registrations or applications for registration of any of the foregoing.

    "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC promulgated thereunder.

    "Merger Sub" shall mean W/S Merger Corp, a Delaware corporation which is a wholly owned Subsidiary of Parent.

    "Merger Sub Common Stock" shall mean common stock, par value $.01 per share, of Merger Sub.

    "NASD" shall mean the National Association of Securities Dealers, Inc, NASD Regulation, Inc. or The Nasdaq National Market, Inc., as the context may require.

    "Parent Agreement" shall mean any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

    "Parent Balance Sheet" shall mean the most recent balance sheet of Parent and its consolidated subsidiaries included in the Financial Statements.

    "Parent Board of Directors" shall mean the board of directors of Parent.

    "Parent Common Stock" shall mean shares of common stock par value $0.01 per share, of Parent.

    "Parent Financial Statements" shall mean the financial statements of Parent included in the Governmental Documents.

    "Parent Pooled Products" means each vehicle for collective investment (in whatever form of organization, including in the form of a corporation, company, limited liability company, partnership (limited or general), association, trust or other entity and including each separate portfolio of any of the foregoing) but only during the period with respect to which Parent or any Parent Subsidiary has acted or acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser (but excluding for all purposes other than its investment advisory services any Parent Pooled Product as to which Parent or such Parent Subsidiary has acted or acts solely in a subadvisory capacity) or in a similar capacity.

    "Parent Subsidiary" shall mean each Person which is a Subsidiary of Parent.

    "Parent's knowledge" or "best knowledge of Parent" shall mean the knowledge that the Chairman and Co-Chief Executive Officer, the Vice Chairman, Co-Chief Executive Officer and President, the Vice Chairman, Founder and Chief Strategist, the Senior Vice President and Chief Financial Officer, the Director of Investment Banking or either of the Co-General Counsels have or would possess after reasonable investigation and inquiry.

    "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

    "Plan" shall mean, with respect to SoundView, a plan, program, agreement, arrangement or program required to be included in the Disclosure Schedule of SoundView pursuant to Section 6.17(a) and with respect to Parent, a plan, program, agreement, management or program required to be included in the Disclosure Schedule of SoundView pursuant to Section 7.17(a).

    "President's Letter" shall mean a letter from the Vice Chairman, Co-Chief Executive Officer and President of Parent to the President and Chief Executive Officer of SoundView dated the date hereof.

    "Proxy Statement" shall mean the proxy statement to be filed by Parent with the SEC if Parent is required by the shareholder voting policy of the NASD to solicit approval of the Merger Agreement, together with all amendments and supplements thereto and including the exhibits thereto.

    "Records" means all records and original documents in the possession of SoundView or any SoundView Subsidiary or Parent or any Parent Subsidiary, as the case may be, which pertain to or have been or are utilized by SoundView or any SoundView Subsidiary or Parent or any Parent Subsidiary, as the case may be, to administer, reflect, monitor, evidence or record information respecting the business or conduct of SoundView or any SoundView Subsidiary including, without limitation, (1) all such records maintained on electronic or magnetic media, or in an electronic database system, and (2) all such records as necessary to comply with any Applicable Law, including, without limitation, any and all records kept in accordance with, or documents filed pursuant to, any Securities Laws.

    "Related Agreements" shall mean the Employment Agreements, the President's Letter, the Put Termination Agreement, the Voting Agreement and the Confidentiality Agreements.

    "Retained Employees" shall mean those persons who were employees of SoundView or any SoundView Subsidiary immediately prior to the Effective Time.

    "S-4 Registration Statement" shall mean the registration statement on Form S-4 or other appropriate form of Parent contemplated by Article VIII of this Agreement.

    "SEC" shall mean the United States Securities and Exchange Commission.

    "Section 203 Approval" shall mean the action taken by the SoundView Board of Directors referred to in Section 6.5 causing Section 203 of the DGCL not to apply to this Agreement or the other Transactions.

    "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

    "Securities Laws" means the Securities Act; the Exchange Act; the Investment Company Act; the Advisers Act; the securities or "blue sky" laws of any state or territory of the United States; the rules and regulations of the NASD; the Commodity Exchange Act, as amended, and the published rules and regulations of the Commodity Futures Trading Commission promulgated thereunder; and the comparable laws, rules and regulations in effect in any other country.

    "Software" means (i) any and all computer software programs, including all source and object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) all domain names and the content contained on the respective Internet site(s), and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

    "SoundView Agreement" shall mean any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which SoundView or any SoundView Subsidiary is a party or by which any of them or any of their properties or assets may be bound.

    "SoundView Board of Directors" shall mean the board of directors of SoundView.

    "SoundView Financial Statements" shall have the meaning given in
Section 6.8.

    "SoundView's knowledge" or "best knowledge of SoundView" shall mean the knowledge that the President and Chief Executive Officer, Chief Financial Officer or Controller of SoundView have or would possess after reasonable investigation and inquiry.

    "SoundView Pooled Products" means each vehicle for collective investment (in whatever form of organization, including in the form of a corporation, company, limited liability company, partnership (limited or general), association, trust or other entity and including each separate portfolio of any of the foregoing) but only during the period with respect to which SoundView or any SoundView Subsidiary has acted or acts as the sponsor, general partner, managing member, trustee, investment manager, investment adviser (but excluding for all purposes other than its investment advisory services any SoundView Pooled Product as to which SoundView or such SoundView Subsidiary has acted or acts solely in a subadvisory capacity) or in a similar capacity.

    "SoundView Subsidiary" shall mean each Person which is a Subsidiary of SoundView.

    "Subsidiary" shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or
(b) such party or any other Subsidiary of such party is a general partner, managing member or Person performing similar functions (excluding any such partnership or other entity where such party or any Subsidiary of such party does not have general primary decisional authority in such partnership or other entity).

    "Surviving Corporation" shall have the meaning given in Section 1.1.

    "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto;

    "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "Title IV Plan" shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

    "Transactions" shall mean the transactions provided for or contemplated by this Agreement and the Related Agreements.

    "Voting Agreement" shall mean a voting agreement (including an irrevocable proxy) in substantially the form attached hereto as Exhibit D by and among Parent and the holders of Shares named on Schedule 5.5.

    "Voting Debt" shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

    11.2 ADDITIONAL DEFINITIONS. The following terms shall have the meaning specified in the indicated section of this Agreement.

TERM                                                              SECTION
----                                                          ---------------
Agreement...................................................  Preamble
Average Stock Price.........................................  Section 4.1(a)
Certificates................................................  Section 4.2(b)
Cash Value per Share........................................  Section 4.1(b)
Closing.....................................................  Section 1.4
Code........................................................  Recitals
Dissenting Shares...........................................  Section 4.1(a)
DGCL........................................................  Section 1.1
Effective Time..............................................  Section 1.2
Electing Shares.............................................  Section 4.1(a)
Exchange Agent..............................................  Section 4.2(a)
Exchange Rate Period........................................  Section 4.1(a)
Exchange Ratio..............................................  Section 4.1(a)
Form of Election............................................  Section 5.2
Fractional Securities Fund..................................  Section 4.3
Merger......................................................  Section 1.1
Merger Sub..................................................  Preamble
NNM.........................................................  Section 4.1(a)
Non-Electing Shares.........................................  Section 4.1(a)
Old Agreement Securities....................................  Section 5.8
Parent......................................................  Preamble
Parent Common Stock.........................................  Section 4.1(a)
Parent Companies............................................  Section 4.1(a)
Parent Common Stock Options.................................  Section 4.1(f)
Parent Permits..............................................  Section 7.9(b)
Parent Rights...............................................  Section 4.1(a)
Parent Rights Agreement.....................................  Section 4.1(a)
Parent Shares...............................................  Section 4.1(a)
Parent Technology Systems...................................  Section 7.15
Pub Agreement...............................................  Section 8.5
Retention Shares............................................  Section 5.7
S-4 Registration Statement..................................  Section 8.5
Shares......................................................  Section 4.1(a)
SoundView...................................................  Preamble
SoundView Balance Sheet.....................................  Section 6.8
SoundView Common Stock......................................  Section 4.1(a)
SoundView Financial Statements..............................  Section 6.8
SoundView Stock Options.....................................  Section 4.1(f)
SoundView Permits...........................................  Section 6.9(b)
SoundView Stock Option Plan(s)..............................  Section 4.1(f)
SoundView Technology Systems................................  Section 6.15
SoundView Merger Exchange Fund..............................  Section 4.2(a)
Surviving Corporation.......................................  Section 1.1

                                  ARTICLE XII
                                 MISCELLANEOUS

    12.1 DISPUTES. Except for requests for injunctive relief, specific performance or enforcement of the award of an arbitrator, all disputes arising in connection with this Agreement shall be resolved by binding arbitration in accordance with the applicable rules of the American Arbitration Association. The arbitration shall be held in the State of New York before a single arbitrator selected in accordance with Section 12 of the American Arbitration Association Commercial Arbitration Rules who shall have substantial business experience in the investment banking industry, and shall otherwise be conducted in accordance with such association's Commercial Arbitration Rules. The award of such arbitrator shall be enforceable in any court having jurisdiction over the parties to such arbitration.

    12.2 AMENDMENTS; EXTENSION; WAIVER. Subject to compliance with Applicable Law, this Agreement may be amended, altered or modified by written instrument executed by each of the parties hereto without any requirement that the stockholders of any party hereto approve any amendment that does not materially decrease the consideration provided by this Agreement to such stockholders; provided, however, that SoundView may waive in writing the performance by Parent of any of its representations, warranties, covenants or other agreements and that Parent may waive in writing the performance by SoundView of any of its representations, warranties covenants or other agreements.

    12.3 ENTIRE AGREEMENT. This Agreement (including Exhibits, Schedules, certificates and lists referred to herein, and any documents executed by the parties simultaneously herewith or pursuant hereto) and the Related Agreements constitutes the entire understanding and agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

    12.4 SPECIFIC PERFORMANCE; INJUNCTIVE RELIEF. Each party understands and agrees that it will be irreparably damaged in the event this Agreement is not specifically enforced. Each party, therefore, agrees that in the event of a breach of any material provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of this Agreement. Such remedies shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which a party may have.

    12.5 INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit, Annex or Schedule, such reference shall be to a Section of or Exhibit, Annex or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms and the singular form of nouns and pronouns shall include the plural and vice versa. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

    12.6 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    12.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with confirmation), (c) mailed by certified or registered mail (return receipt requested) or (d) delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    If to Parent:

        Wit Capital Group, Inc.
       826 Broadway
       New York, New York 10003
       Telecopy: (212) 253-4650
       Attention: Ronald Readmond
                Vice Chairman, Co-Chief Executive Officer and President

    With copies to:

        Wit Capital Group, Inc.
       826 Broadway
       New York, New York 10003
       Telecopy: (212) 253-5289
       Attention: Lloyd H. Feller
                Senior Vice President and Co-General Counsel

    and

        Skadden, Arps, Slate, Meagher & Flom LLP
       919 Third Avenue
       New York, New York 10022
       Telecopy: (212) 735-2000
       Attention: Richard T. Prins, Esq.

    If to SoundView:

        SoundView Technology Group, Inc.
       22 Gatehouse Road
       Stamford, Connecticut 06902
       Telecopy: (203) 462-7244
       Attention: Russell D. Crabs
                President and Chief Executive Officer

    With copies to:

        SoundView Technology Group, Inc.
       22 Gatehouse Road
       Stamford, Connecticut 06902
       Telecopy: (203) 462-7244
       Attention: Curtis L. Synder
                Managing Director, Chief Operating Officer and
                Chief Financial Officer

    and

        Morrison & Foerster LLP
       1290 Avenue of the Americas
       New York, New York 10104
       Telecopy: (212) 468-7900
       Attention: Lorraine Massaro, Esq.

    12.8 BINDING EFFECT; PERSONS BENEFITTING; NO ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective heirs, legal representatives, estates, executors, successors and permitted assigns of the parties and such persons. Nothing in this Agreement is intended or shall be construed to confer upon any entity or person other than the parties hereto and their respective heirs, legal representatives, estates, executors, successors and permitted assigns any right, remedy or claim under or by reason of their Agreement or any part hereof. Without the prior written consent of each of the other parties hereto, this Agreement and the rights hereunder may not be assigned by any of the parties hereto.

    12.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

    12.10 GOVERNING LAW. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

    12.11 JURISDICTION; WAIVER OF JURY TRIAL AND CERTAIN DAMAGES. Subject to the arbitration requirements of Section 12.1 hereof, all actions arising under or relating to this Agreement shall be brought exclusively in the Federal District Court for Delaware, the Southern District of New York, the District of Connecticut or in any Delaware New York or Connecticut State Court sitting in such district and having subject matter jurisdiction over such matters, and each of the parties hereto consents and agrees to personal jurisdiction, and waives any objection as to the venue, of such courts for purposes of such action. The parties to this Agreement agree to waive any right to a jury trial as to all disputes and any right to seek punitive or consequential damages.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                                       WIT CAPITAL GROUP, INC.
                                                       BY:  /S/ MARK LOEHR
                                                            ----------------------------------------
                                                            Name: Mark Loehr
                                                            Title: DIRECTOR OF INVESTMENT BANKING

                                                       SOUNDVIEW TECHNOLOGY GROUP, INC.

                                                       BY:  /S/ RUSSELL CRABS
                                                            ----------------------------------------
                                                            Name: Russell Crabs
                                                            Title: PRESIDENT

                                                       W/S MERGER CORP.

                                                       BY:  /S/ MARK LOEHR
                                                            ----------------------------------------
                                                            Name: Mark Loehr
                                                            Title: VICE PRESIDENT, TREASURER AND
                                                            SECRETARY

                                                                     APPENDIX II

                            WIT CAPITAL GROUP, INC.
                            STOCK INCENTIVE PLAN(1)
              (INCLUDING AMENDMENTS MADE THROUGH OCTOBER 14, 1999)

1. RESTATEMENT, PURPOSE AND TYPES OF AWARDS

    Wit Capital Group, Inc., a Delaware corporation (the "Corporation"), maintained the Wit Capital Group, Inc. and Its Subsidiaries Stock Option and Restricted Stock Purchase Plan (the "Prior Plan"). The Prior Plan is hereby amended and restated, as set forth herein (the "Plan"), effective March 1, 1999, subject to the approval of the shareholders of the Corporation within twelve months of such effective date. Notwithstanding anything herein to the contrary, nothing in this Plan shall adversely affect the rights or obligations, under any Award granted under the Prior Plan, of any grantee or holder of the Award without such person's approval.

    The purpose of the Plan is to promote the long-term growth and profitability of the Corporation by: (i) providing key people with incentives to improve stockholder value and to contribute to the growth and financial success of the Corporation; and (ii) enabling the Corporation to attract, retain and reward the best-available persons.

    The Plan permits the granting of stock options (including incentive stock options qualifying under Code section 422 and nonqualified stock options), stock appreciation rights, restricted or unrestricted stock awards, phantom stock, performance and other awards, or any combination of the foregoing.

2. DEFINITIONS

    Under this Plan, except where the context otherwise indicates, the following definitions apply:

    (a) "AFFILIATE" shall mean any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, the Corporation (including, but not limited to, joint ventures, limited liability companies, and partnerships). For this purpose, 'control' shall mean ownership of 50% or more of the total combined voting power or value of all classes of stock or interests of the entity.

    (b) "AWARD" shall mean any stock option, stock appreciation right, stock award, phantom stock award, or performance award.

    (c) "BOARD" shall mean the Board of Directors of the Corporation.

    (D) "CHANGE IN CONTROL" shall be deemed to have occurred if:

    (i) the date of the acquisition by any "person" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Corporation or any of its subsidiaries or affiliates or any employee benefit plan sponsored by any of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 25% or more of either (x) the then outstanding shares of common stock of the Corporation or (y) the then outstanding voting securities entitled to vote generally in the election of directors; or

    (ii) the date the individuals who constitute the Board as of the date of the Corporation's initial public offering (the "Incumbent Board") cease for any reason to constitute at least a majority of the members of the Board, provided that any individual becoming a director subsequent to the

------------------------

(1) Adjusted to reflect increase in authorized shares from 20,000,000 to 25,000,000 approved by shareholders on May 28, 1999 and 7 for 10 reverse split on June 2, 1999.

       effective date of the initial public offering whose election, or nomination for election by the Corporation's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Corporations management prior to, or at the time of, such individuals initial nomination for election) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

    (iii) the consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Corporation's assets, a reverse stock split of outstanding voting securities, the issuance of shares of stock of the Corporation in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change in Control shall not occur under this clause (iii) if consummation of the transaction would result in at least 51% of the total voting power represented by the voting securities of the Corporation (or, if not the Corporation, the entity that succeeds to all or substantially all of the Corporation's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 75% of the holders of outstanding voting securities of the Corporation immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

    (e) "CODE" shall mean the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

    (f) "COMMON STOCK" shall mean shares of common stock of the Corporation, $.01 par value.

    (g) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    (h) "FAIR MARKET VALUE" of a share of the Corporation's Common Stock for any purpose at particular date shall be determined by the Administrator using such methods and procedures as it shall from time to time determine in good faith; provided, however, that (i) if the shares of the Common Stock are traded on a registered national securities exchange or through a market operated by the Nasdaq Stock Market, Inc., (including the OTC Bulletin Board), the last regular way sales price for the primary trading session reported through any applicable consolidated or other transaction reporting plan approved by the SEC pursuant to the Exchange Act or (ii) if there was no such sale on a given day, the average of the closing bid and asked prices reported through any applicable quotation reporting plan approved by the SEC.

    (i) "GRANT AGREEMENT" shall mean a written document memorializing the terms and conditions of an Award granted pursuant to the Plan and shall incorporate the terms of the Plan.

    (j) "PARENT" shall mean a corporation, whether now or hereafter existing, within the meaning of the definition of "parent corporation" provided in Code section 424(e), or any successor thereto.

    (k) "SUBSIDIARY" AND "SUBSIDIARIES" shall mean only a corporation or corporations, whether now or hereafter existing, within the meaning of the definition of 'subsidiary corporation' provided in Section 424(f) of the Code, or any successor thereto.

3. ADMINISTRATION

    (a) ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Board or by such committee or committees as may be appointed by the Board from time to time (the Board, committee or committees hereinafter referred to as the 'Administrator').

    (b) POWERS OF THE ADMINISTRATOR. The Administrator shall have all the powers vested in it by the terms of the Plan, such powers to include authority, in its sole and absolute discretion, to grant Awards under the Plan, prescribe Grant Agreements evidencing such Awards and establish programs for granting Awards.

    The Administrator shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to: (i) determine the eligible persons to whom, and the time or times at which Awards shall be granted; (ii) determine the types of Awards to be granted; (iii) determine the number of shares to be covered by or used for reference purposes for each Award; (iv) impose such terms, limitations, restrictions and conditions upon any such Award as the Administrator shall deem appropriate; (v) modify, amend, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards (provided however, that, except as provided in Section 7(d) of the Plan, any modification that would materially adversely affect any outstanding Award shall not be made without the consent of the holder); (vi) accelerate or otherwise change the time in which an Award may be exercised or becomes payable and to waive or accelerate the lapse, in whole or in part, of any restriction or condition with respect to such Award, including, but not limited to, any restriction or condition with respect to the vesting or exercisability of an Award following termination of any grantee's employment or other relationship with the Corporation; and (vii) establish objectives and conditions, if any, for earning Awards and determining whether Awards will be paid after the end of a performance period.

    The Administrator shall have full power and authority, in its sole and absolute discretion, to administer and interpret the Plan and to adopt and interpret such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrator deems necessary or advisable.

    (c) NON-UNIFORM DETERMINATIONS. The Administrator's determinations under the Plan (including without limitation, determinations of the persons to receive Awards, the form, amount and timing of such Awards, the terms and provisions of such Awards and the Grant Agreements evidencing such Awards) need not be uniform and may be made by the Administrator selectively among persons who receive, or are eligible to receive, Awards under the Plan, whether or not such persons are similarly situated.

    (d) LIMITED LIABILITY. To the maximum extent permitted by law, no member of the Administrator shall be liable for any action taken or decision made in good faith relating to the Plan or any Award thereunder.

    (e) INDEMNIFICATION. To the maximum extent permitted by law and by the Corporation's charter and by-laws, the members of the Administrator shall be indemnified by the Corporation in respect of all their activities under the Plan.

    (f) EFFECT OF ADMINISTRATOR'S DECISION. All actions taken and decisions and determinations made by the Administrator on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrator's sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Corporation, its stockholders, any participants in the Plan and any other employee, consultant, or director of the Corporation, and their respective successors in interest.

4. SHARES AVAILABLE FOR THE PLAN; MAXIMUM AWARDS

    Subject to adjustments as provided in Section 7(d), the shares of Common Stock that may be issued with respect to Awards granted under the Plan (including, for purposes of this Section 4, the Prior Plan) shall not exceed an aggregate of 17,500,000 shares of Common Stock. The Corporation shall reserve such number of shares for Awards under the Plan, subject to adjustments as provided in Section 7(d). If any Award, or portion of an Award, under the Plan expires or terminates unexercised, becomes unexercisable or is forfeited or otherwise terminated, surrendered or canceled as to any shares, or if any shares of Common Stock are surrendered to the Corporation in connection with any Award (whether or not such surrendered shares were acquired pursuant to any Award), the shares subject to such Award and the surrendered shares shall thereafter be available for further Awards under the Plan; provided, however, that any such shares that are surrendered to the Corporation in connection with any Award or that are forfeited after issuance shall not be available for purchase pursuant to incentive stock options intended to qualify under Code section 422.

5. PARTICIPATION

    Participation in the Plan shall be open to all employees, officers, directors, and consultants of the Corporation, or of any Affiliate of the Corporation, as may be selected by the Administrator from time to time.

6. AWARDS

    The Administrator, in its sole discretion, establishes the terms of all Awards granted under the Plan. Awards may be granted individually or in tandem with other types of Awards. All Awards are subject to the terms and conditions provided in the Grant Agreement.

    (a) STOCK OPTIONS. The Administrator may from time to time grant to eligible participants Awards of incentive stock options as that term is defined in Code section 422 or nonqualified stock options; provided, however, that Awards of incentive stock options shall be limited to employees of the Corporation or of any Parent or Subsidiary of the Corporation. Options intended to qualify as incentive stock options under Code section 422 must have an exercise price at least equal to Fair Market Value on the date of grant, but nonqualified stock options may be granted with an exercise price less than Fair Market Value. No stock option shall be an incentive stock option unless so designated by the Administrator at the time of grant or in the Grant Agreement evidencing such stock option.

    (b) STOCK APPRECIATION RIGHTS. The Administrator may from time to time grant to eligible participants Awards of Stock Appreciation Rights ('SAR'). An SAR entitles the grantee to receive, subject to the provisions of the Plan and the Grant Agreement, a payment having an aggregate value equal to the product of (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the base price per share specified in the Grant Agreement, times (ii) the number of shares specified by the SAR, or portion thereof, which is exercised. Payment by the Corporation of the amount receivable upon any exercise of an SAR may be made by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. If upon settlement of the exercise of an SAR a grantee is to receive a portion of such payment in shares of Common Stock, the number of shares shall be determined by dividing such portion by the Fair Market Value of a share of Common Stock on the exercise date. No fractional shares shall be used for such payment and the Administrator shall determine whether cash shall be given in lieu of such fractional shares or whether such fractional shares shall be eliminated.

    (c) STOCK AWARDS. The Administrator may from time to time grant restricted or unrestricted stock Awards to eligible participants in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by law, as it shall determine. A stock Award may be paid in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator.

    (d) PHANTOM STOCK. The Administrator may from time to time grant Awards to eligible participants denominated in stock-equivalent units ("phantom stock") in such amounts and on such terms and conditions as it shall determine. Phantom stock units granted to a participant shall be credited to a bookkeeping reserve account solely for accounting purposes and shall not require a segregation of any of the Corporation's assets. An Award of phantom stock may be settled in Common Stock, in cash, or in a combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Except as otherwise provided in the applicable Grant Agreement, the grantee shall not have the rights of a stockholder with respect to any shares of Common Stock represented by a phantom stock unit solely as a result of the grant of a phantom stock unit to the grantee.

    (e) PERFORMANCE AWARDS. The Administrator may, in its discretion, grant performance awards which become payable on account of attainment of one or more performance goals established by the Administrator. Performance awards may be paid by the delivery of Common Stock or cash, or any combination of Common Stock and cash, as determined in the sole discretion of the Administrator. Performance goals established by the Administrator may be based on the Corporation's or an Affiliate's operating income or one or more other business criteria selected by the Administrator that apply to an individual or group of individuals, a business unit, or the Corporation or an Affiliate as a whole, over such performance period as the Administrator may designate.

    (f) OTHER AWARDS. The Administrator may, in its discretion, grant other awards in such number, and upon such terms, and at any time and from time to time, as shall be determined by the Administrator. Such awards may be denominated in cash, in shares of Common Stock, in share-equivalent units, in share appreciation units, in securities or debentures convertible into Common Stock or in a combination of the foregoing and may be paid in cash or in shares of Common Stock, all as determined by the Administrator. Such awards may be issued alone or in tandem with other awards as described above, may be granted based on or subject to performance measures, and may relate to annual bonus or long-term performance awards.

7. MISCELLANEOUS

    (a) WITHHOLDING OF TAXES. Grantees and holders of Awards shall pay to the Corporation or its Affiliate, or make provision satisfactory to the Administrator for payment of, any taxes required to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Corporation or its Affiliate may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the grantee or holder of an Award. In the event that payment to the Corporation or its Affiliate of such tax obligations is made in shares of Common Stock, such shares shall be valued at Fair Market Value on the applicable date for such purposes.

    (b) LOANS. The Corporation or its Affiliate may make or guarantee loans to grantees to assist grantees in exercising Awards and satisfying any withholding tax obligations.

    (c) TRANSFERABILITY. Except as otherwise determined by the Administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, no Award granted under the Plan shall be transferable by a grantee otherwise than by will or the laws of descent and distribution. Unless otherwise determined by the Administrator in accord with the provisions of the immediately preceding sentence, an Award may be exercised during the lifetime of the grantee, only by the grantee or, during the period the grantee is under a legal disability, by the grantee's guardian or legal representative.

    (d) ADJUSTMENTS; BUSINESS COMBINATIONS. In the event of changes in the Common Stock of the Corporation by reason of any stock dividend, spin-off, split-up, recapitalization, merger, consolidation, business combination or exchange of shares and the like, the Administrator shall, in its discretion, make appropriate adjustments to the maximum number and kind of shares reserved for issuance or with respect to which Awards may be granted under the Plan as provided in Section 4 of the Plan and to the number, kind and price of shares covered by outstanding Awards, and shall, in its discretion and without the consent of holders of Awards, make any other adjustments in outstanding Awards, including but not limited to reducing the number of shares subject to Awards or providing or mandating alternative settlement methods such as settlement of the Awards in cash or in shares of Common Stock or other securities of the Corporation or of any other entity, or in any other matters which relate to Awards as the Administrator shall, in its sole discretion, determine to be necessary or appropriate.

    Notwithstanding anything in the Plan to the contrary and without the consent of holders of Awards, the Administrator, in its sole discretion, may make any modifications to any Awards, including but not limited to cancellation, forfeiture, surrender or other termination of the Awards in whole or in part regardless of the vested status of the Award, in order to facilitate any business combination that is authorized by the Board to comply with requirements for treatment as a pooling of interests transaction for accounting purposes under generally accepted accounting principles.

    The Administrator is authorized to make, in its discretion and without the consent of holders of Awards, adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Corporation, or the financial statements of the Corporation or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

    (e) SUBSTITUTION OF AWARDS IN MERGERS AND ACQUISITIONS. Awards may be granted under the Plan from time to time in substitution for Awards held by employees or directors of entities who become or are about to become employees or directors of the Corporation or an Affiliate as the result of a merger or consolidation of the employing entity with the Corporation or an Affiliate, or the acquisition by the Corporation or an Affiliate of the assets or stock of the employing entity. The terms and conditions of any substitute Awards so granted may vary from the terms and conditions set forth herein to the extent that the Administrator deems appropriate at the time of grant to conform the substitute Awards to the provisions of the awards for which they are substituted.

    (f) ACCELERATION OF VESTING UPON A CHANGE IN CONTROL. Notwithstanding anything contained herein to the contrary, all conditions and/or restrictions relating to the continued performance of services and/or the achievement of performance objectives with respect to the exercisability or full enjoyment of an Award shall lapse immediately prior to a Change in Control; PROVIDED, HOWEVER, that such lapse shall not occur if it is intended that the transaction constituting such Change in Control be accounted for as a pooling of interests under Accounting Principles Board Opinion No. 16 (or any successor thereto), and operation of this Section 7(f) would otherwise violate Paragraph 47(c) thereof.(2)

    (g) TERMINATION, AMENDMENT AND MODIFICATION OF THE PLAN. The Board may terminate, amend or modify the Plan or any portion thereof at any time.

    (h) NON-GUARANTEE OF EMPLOYMENT OR SERVICE. Nothing in the Plan or in any Grant Agreement thereunder shall confer any right on an individual to continue in the service of the Corporation or shall interfere in any way with the right of the Corporation to terminate such service at any time with or without cause or notice.

    (i) NO TRUST OR FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Corporation and a grantee or any other person. To the extent that any grantee or other person acquires a right to receive payments from the Corporation pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Corporation.

    (j) GOVERNING LAW. The validity, construction and effect of the Plan, of Grant Agreements entered into pursuant to the Plan, and of any rules, regulations, determinations or decisions made by the Administrator relating to the Plan or such Grant Agreements, and the rights of any and all persons having or claiming to have any interest therein or thereunder, shall be determined exclusively in accordance with applicable federal laws and the laws of the State of New York without regard to its conflict of laws principles.

    (k) EFFECTIVE DATE; TERMINATION DATE. The Plan is effective as of March 1, 1999, the date on which the Plan, as an amendment and restatement of the Prior Plan, was approved by the Board, subject to the approval of the stockholders of the Corporation within twelve months of such effective date. No Award shall be granted under the Plan after the close of business March 1 2009. Subject to other applicable provisions of the Plan, all Awards made under the Plan prior to such termination of the Plan shall remain in effect until such Awards have been satisfied or terminated in accordance with the Plan and the terms of such Awards.

Date Approved by the Stockholders: April 6, 1999

------------------------

(2) Sections 7(f) and 2(d) were added by amendment on October 14, 1999.

                                                                    APPENDIX III

PERSONAL AND CONFIDENTIAL

October 31, 1999

Board of Directors
Wit Capital Group, Inc
826 Broadway
New York, New York 10003

Gentlemen:

    You have requested our opinion as to the fairness from a financial point of view to Wit Capital Group, Inc. (the "Company") of the Stock Consideration and the Cash Consideration (as defined below), in the aggregate, to be exchanged for each share of Common Stock, par value $0.01 per share (the "SoundView Shares"), of SoundView Technology Group, Inc. ("SoundView") pursuant to the Agreement and Plan of Merger, dated as of October 31, 1999, among the Company, W/S Merger Corp., a wholly-owned subsidiary of the Company ("Merger Sub"), and SoundView (the "Agreement"). Pursuant to the Agreement, Merger Sub will be merged with SoundView (the "Merger") and each outstanding SoundView Share (i) not owned by the Company, Merger Sub or their subsidiaries (ii) as to which dissenters rights have been properly asserted and not withdrawn or lost will be converted into a number of shares of Class A Common Stock of the Company, par value $0.01 per share (the "Shares"), based upon the ratio derived from dividing $81.2387 by the average of the per share closing prices on the Nasdaq National Market System as more fully set forth in the Agreement, subject to a maximum of 5.220 Shares and a minimum of 4.376 Shares (the "Stock Consideration"). Holders of SoundView Shares may elect, subject to certain procedures and limitations contained in the Agreement, to convert such SoundView Shares into the right to receive $81.2387 per SoundView Share in cash (the "Cash Consideration") but not to exceed
$30 million in cash in the aggregate.

    Goldman, Sachs & Co. ("Goldman Sachs"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as the Company's financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. As you know, as of October 31, 1999, an affiliate of Goldman Sachs, The Goldman Sachs Group, Inc., owns approximately 11,666,667 shares of the Company's Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), currently representing 16.1% of the outstanding capital stock of the Company, and options to purchase approximately 5,637,296 shares of the Class B Common Stock. The options may be exercised beginning in October 2000. In connection with its investment in the Company, the Company and the Goldman Sachs affiliate are parties to an agreement that, among other things, gives the affiliate of Goldman Sachs a right of first refusal to purchase additional shares of common equity before the Company sells 5.0% of the Company's fully diluted common equity to certain designated competitors of Goldman Sachs. Moreover, the Goldman Sachs affiliate has registration rights with respect to the shares of Class B Common Stock owned by such affiliate and has agreed for a limited period of time not to acquire more than 25% of the Company's fully diluted common equity. Goldman Sachs may provide investment banking services to the Company in the future.

    In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-1 of the Company relating to the initial public offering of the Company, including the Prospectus therein dated June 4, 1999; the Quarterly Report on Form 10-Q of the Company for the quarter ended June 30, 1999; audited historical financial statements of SoundView for the five years ended December 31, 1998; certain other interim reports and quarterly financial statements of SoundView;

                                     III-1
certain internal financial analyses and forecasts for SoundView prepared by the management of SoundView; certain internal financial analysis and forecasts for SoundView and for the Company prepared by the management of the Company
(the "Forecasts"); and certain cost savings and operating synergies projected by the management of the Company to result from the Merger (the "Synergies"). We also have held discussions with members of the senior managements of the Company and SoundView regarding the strategic rationale for, and the potential benefits of, the Merger and the past and current business operations, financial condition and future prospects of their respective companies. In addition, we have compared certain financial and other information for SoundView and certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the brokerage and Internet industries specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company and that the Synergies will be realized in the amounts and time periods contemplated thereby. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or SoundView or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Merger and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

    Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Stock Consideration and the Cash Consideration, in the aggregate, to be exchanged pursuant to the Agreement is fair from a financial point of view to the Company.

Very truly yours,
/s/ GOLDMAN, SACHS & CO.
-------------------------------------------------------

GOLDMAN, SACHS & CO.

                                     III-2

                                    PART II
           INFORMATION NOT REQUIRED IN THE PROXY STATEMENT/PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Our Amended and Restated Certificate of Incorporation limits, to the maximum extent permitted under Delaware law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors and officers, except in certain circumstances involving certain wrongful acts, such as a breach of the director's duty of loyalty or acts of omission which involve intentional misconduct or a knowing violation of law.

    Section 145 of the DGCL permits us to indemnify officers, directors or employees against expenses (including attorney's fees), judgments, fines and amounts paid in settlement in connection with legal proceedings if the officer, director or employee acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal act or proceeding, he had no reasonable cause to believe his conduct was unlawful. Indemnification is not permitted as to any matter as to which the person is adjudged to be liable unless, and only to the extent that, the court in which such action or suit was brought upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Individuals who successfully defend such an action are entitled to indemnification against expenses reasonably incurred in connection therewith.

    Our By-Laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described in the preceding paragraph.

    We plan to maintain standard policies of insurance under which coverage is provided (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

    In addition, we have entered into indemnification agreements with our directors and executive officers. Under these agreements, we agree to indemnify each director and officer to the fullest extent permitted by law for any acts performed, or for failures to act, on our behalf or on behalf of another person or entity for which that director or officer is performing services at our request. We will not indemnify a director or officer for any breach of loyalty to us or to our stockholders, or if the director or officer does not act in good faith or for acts involving intentional misconduct, or for acts or omissions falling under Section 174 of the DGCL, or for any transaction for which the director or officer derives an improper benefit. We agree to indemnify for expenses related to indemnifiable events, and to pay for these expenses in advance. Our obligation to indemnify and to provide advances for expenses are subject to the approval of a review process with a reviewer to be determined by the Board. The rights of directors and officers will not exclude any rights to indemnification otherwise available under law or under the Amended and Restated Certificate of Incorporation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
          2.1           Agreement and Plan of Merger by and among Wit Capital
                        Group, Inc., W/S Merger Corp. and SoundView Technology
                        Group, dated as of October 31, 1999 (attached as Appendix I to the proxy statement/prospectus contained in this
                        registration statement).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
          3.1           Amended and Restated Certificate of Incorporation of Wit
                        Capital Group, Inc. (Incorporated by reference to
                        Exhibit 3.1 to the quarterly report of Wit Capital
                        Group, Inc. on Form 10-Q for the period ended June 30,
                        1999).

          3.2 By-Laws of Wit Capital Group, Inc. (Incorporated by reference to Exhibit 3.2 to the quarterly report of Wit
                        Capital Group, Inc. on Form 10-Q for the period ended
                        June 30, 1999).

          4.1           Rights Agreement between Wit Capital Group, Inc. and
                        American Stock Transfer & Trust Company, as Rights Agent
                        (Incorporated by reference to Exhibit 4.1 to the quarterly report of Wit Capital Group, Inc. on Form 10-Q for the period ended June 30, 1999).

          4.2           Voting Agreement, dated as of October 31, 1999, by and among
                        Wit Capital Group, Inc. and the Stockholders Named Therein.

          5.1 Opinion of Skadden, Arps, Slate, Meagher and Flom LLP regarding the legality of the securities being issued.*

          8.1 Opinion of Skadden, Arps, Slate, Meagher and Flom LLP regarding certain tax matters.*

         10.1           Wit Capital Group, Inc. Stock Incentive Plan (attached as
                        Appendix II to the proxy statement/ prospectus contained in this registration statement).

         10.2           SoundView Technology Group, Inc. Stock Option Plan.

         10.3           Annual Bonus Plan (Incorporated by reference to
                        Exhibit 10.2 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

         10.4           Investment Banking Bonus Pool (Incorporated by reference to
                        Exhibit 10.3 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

         10.5           Long-Term Incentive Plan (Incorporated by reference to
                        Exhibit 10.4 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

         10.6           Deferred Compensation Plan (Incorporated by reference to
                        Exhibit 10.5 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

         10.7           Employment Agreement between Wit Capital Group, Inc. and
                        Robert H. Lessin (Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

         10.8           Employment Agreement between Wit Capital Group, Inc. and
                        Ronald Readmond (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

         10.9           Employment Agreement between Wit Capital Group, Inc. and
                        Andrew D. Klein (Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

        10.10           Employment Agreement between Wit Capital Group, Inc. and
                        Mark Loehr (Incorporated by reference to Exhibit 10.9 to the
                        Registration Statement on Form S-1 (File No. 333-74619) of
                        Wit Capital Group, Inc.).

        10.11           Employment Agreement between Wit Capital Group, Inc. and
                        Jonathan Cohen.

        10.12           Employment Agreement between Wit Capital Group, Inc. and
                        Everett F. Lang (Incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.13           Employment Agreement between Wit Capital Group, Inc. and
                        Robert C. Mendelson.

        10.14           Form of Employment Agreement to be entered into between Wit
                        Capital Group, Inc. and certain employees of SoundView
                        Technology Group, Inc. concurrent with the completion of the merger.

        10.15           Second Amended and Restated Stockholders Agreement, dated
                        February 23, 1999, between Wit Capital Group, Inc. and
                        Stockholders Named Therein (Incorporated by reference to
                        Exhibit 10.11 to the Registration Statement on Form S-1
                        (File No. 333-74619) of Wit Capital Group, Inc.).

        10.16           Third Amended and Restated Stockholders Agreement, dated
                        April 8, 1999, between Wit Capital Group, Inc. and
                        Stockholders Named Therein (Incorporated by reference to
                        Exhibit 10.13 to the Registration Statement on Form S-1
                        (File No. 333-74619) of Wit Capital Group, Inc.).

        10.17 Third Amended and Restated Registration Rights Agreement, dated April 8, 1999, between Wit Capital Group, Inc. and
                        Stockholders Named Therein (Incorporated by reference to
                        Exhibit 10.14 to the Registration Statement on Form S-1
                        (File No. 333-74619) of Wit Capital Group, Inc.).

        10.18           Purchase Agreement, dated as of March 29, 1999, by and
                        between Wit Capital Group, Inc. and The Goldman Sachs Group,
                        L.P. (Incorporated by reference to Exhibit 10.15 to the
                        Registration Statement on Form S-1 (File No. 333-74619) of
                        Wit Capital Group, Inc.).

         21.1           List of subsidiaries of Wit Capital Group, Inc.
                        (Incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1 (File No. 333-74619) of
                        Wit Capital Group, Inc.).

         23.1           Consent of Arthur Andersen LLP with regard to the financial statements of Wit Capital Group, Inc.

         23.2 Consent of Ernst & Young LLP with regard to the financial statements of SoundView Technology Group, Inc.

         23.3           Form of Consent of Goldman, Sachs & Co.

         23.4           Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibits 5.1 and 8.1).*

         24.1           Powers of Attorney (included on signature page).

         99.1           Opinion of Goldman, Sachs & Co. (attached as Appendix III to the proxy statement/prospectus contained in this
                        registration statement).

         99.2           Form of Proxy Card.

------------------------

*   To be filed by amendment

ITEM 22.  UNDERTAKINGS.

    (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (2) The undersigned registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the

Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (4) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on the 15th day of December, 1999.

                                                       WIT CAPITAL GROUP, INC.

                                                       By:  /s/ ROBERT H. LESSIN
                                                            -----------------------------------------
                                                            Name: Robert H. Lessin
                                                            Title: Chairman of the Board and Chief
                                                                   Executive Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert H. Lessin and Ronald Readmond, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, as amended, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
                /s/ ROBERT H. LESSIN                   Co-Chief Executive Officer
     -------------------------------------------         and Director                 December 15, 1999
                  Robert H. Lessin

                 /s/ RONALD READMOND                   Co-Chief Executive Officer
     -------------------------------------------         and Director                 December 15, 1999
                   Ronald Readmond

                 /s/ ANDREW D. KLEIN                   Director
     -------------------------------------------                                      December 15, 1999
                   Andrew D. Klein

                   /s/ JOHN FISHER                     Director
     -------------------------------------------                                      December 15, 1999
                     John Fisher

              /s/ EDWARD H. FLEISCHMAN                 Director
     -------------------------------------------                                      December 15, 1999
                Edward H. Fleischman

                      SIGNATURE                                   TITLE                     DATE
                      ---------                                   -----                     ----
              /s/ STEVEN M. GLUCKSTERN                 Director
     -------------------------------------------                                      December 15, 1999
                Steven M. Gluckstern

               /s/ JOSEPH R. HARDIMAN                  Director
     -------------------------------------------                                      December 15, 1999
                 Joseph R. Hardiman

                /s/ GILBERT C. MAURER                  Director
     -------------------------------------------                                      December 15, 1999
                  Gilbert C. Maurer

                   /s/ ADAM MIZEL                      Director
     -------------------------------------------                                      December 15, 1999
                     Adam Mizel

                /s/ M. BERNARD SIEGEL                  Chief Financial Officer
     -------------------------------------------                                      December 15, 1999
                  M. Bernard Siegel

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         2.1            Agreement and Plan of Merger by and among Wit Capital
                        Group, Inc., W/S Merger Corp. and SoundView Technology
                        Group, dated as of October 31, 1999 (attached as Appendix I to the proxy statement/prospectus contained in this
                        registration statement).

         3.1            Amended and Restated Certificate of Incorporation of Wit
                        Capital Group, Inc. (Incorporated by reference to
                        Exhibit 3.1 to the quarterly report of Wit Capital
                        Group, Inc. on Form 10-Q for the period ended June 30,
                        1999).

         3.2 By-Laws of Wit Capital Group, Inc. (Incorporated by reference to Exhibit 3.2 to the quarterly report of Wit
                        Capital Group, Inc. on Form 10-Q for the period ended
                        June 30, 1999).

         4.1            Rights Agreement between Wit Capital Group, Inc. and
                        American Stock Transfer & Trust Company, as Rights Agent
                        (Incorporated by reference to Exhibit 4.1 to the quarterly report of Wit Capital Group, Inc. on Form 10-Q for the period ended June 30, 1999).

         4.2            Voting Agreement, dated as of October 31, 1999, by and among
                        Wit Capital Group, Inc. and the Stockholders Named Therein.

         5.1 Opinion of Skadden, Arps, Slate, Meagher and Flom LLP regarding the legality of the securities being issued.*

         8.1 Opinion of Skadden, Arps, Slate, Meagher and Flom LLP regarding certain tax matters.*

        10.1            Wit Capital Group, Inc. Stock Incentive Plan (attached as
                        Appendix II to the proxy statement/ prospectus contained in this registration statement).

        10.2            SoundView Technology Group, Inc. Stock Option Plan.

        10.3            Annual Bonus Plan (Incorporated by reference to
                        Exhibit 10.2 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

        10.4            Investment Banking Bonus Pool (Incorporated by reference to
                        Exhibit 10.3 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

        10.5            Long-Term Incentive Plan (Incorporated by reference to
                        Exhibit 10.4 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

        10.6            Deferred Compensation Plan (Incorporated by reference to
                        Exhibit 10.5 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

        10.7            Employment Agreement between Wit Capital Group, Inc. and
                        Robert H. Lessin (Incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

        10.8            Employment Agreement between Wit Capital Group, Inc. and
                        Ronald Readmond (Incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

        10.9            Employment Agreement between Wit Capital Group, Inc. and
                        Andrew D. Klein (Incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

        10.10           Employment Agreement between Wit Capital Group, Inc. and
                        Mark Loehr (Incorporated by reference to Exhibit 10.9 to the
                        Registration Statement on Form S-1 (File No. 333-74619) of
                        Wit Capital Group, Inc.).

        10.11           Employment Agreement between Wit Capital Group, Inc. and
                        Jonathan Cohen.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.12           Employment Agreement between Wit Capital Group, Inc. and
                        Everett F. Lang (Incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-1 (File
                        No. 333-74619) of Wit Capital Group, Inc.).

        10.13           Employment Agreement between Wit Capital Group, Inc. and
                        Robert C. Mendelson.

        10.14           Form of Employment Agreement to be entered into between Wit
                        Capital Group, Inc. and certain employees of SoundView
                        Technology Group, Inc. concurrent with the completion of the merger.

        10.15           Second Amended and Restated Stockholders Agreement, dated
                        February 23, 1999, between Wit Capital Group, Inc. and
                        Stockholders Named Therein (Incorporated by reference to
                        Exhibit 10.11 to the Registration Statement on Form S-1
                        (File No. 333-74619) of Wit Capital Group, Inc.).

        10.16           Third Amended and Restated Stockholders Agreement, dated
                        April 8, 1999, between Wit Capital Group, Inc. and
                        Stockholders Named Therein (Incorporated by reference to
                        Exhibit 10.13 to the Registration Statement on Form S-1
                        (File No. 333-74619) of Wit Capital Group, Inc.).

        10.17 Third Amended and Restated Registration Rights Agreement, dated April 8, 1999, between Wit Capital Group, Inc. and
                        Stockholders Named Therein (Incorporated by reference to
                        Exhibit 10.14 to the Registration Statement on Form S-1
                        (File No. 333-74619) of Wit Capital Group, Inc.).

        10.18           Purchase Agreement, dated as of March 29, 1999, by and
                        between Wit Capital Group, Inc. and The Goldman Sachs
                        Group, L.P. (Incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-1 (File No. 333-74619)
                        of Wit Capital Group, Inc.).

        21.1            List of subsidiaries of Wit Capital Group, Inc.
                        (Incorporated by reference to Exhibit 21.1 to the Registration Statement on Form S-1 (File No. 333-74619) of
                        Wit Capital Group, Inc.).

        23.1            Consent of Arthur Andersen LLP with regard to the financial statements of Wit Capital Group, Inc.

        23.2 Consent of Ernst & Young LLP with regard to the financial statements of SoundView Technology Group, Inc.

        23.3            Form of Consent of Goldman, Sachs & Co.

        23.4            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibits 5.1 and 8.1).*

        24.1            Powers of Attorney (included on signature page).

        99.1            Opinion of Goldman, Sachs & Co. (attached as Appendix III to the proxy statement/ prospectus contained in this
                        registration statement).

        99.2            Form of Proxy Card.

------------------------

*   To be filed by amendment